                                                                    V&E COMMENTS


As filed with the Securities and Exchange Commission on _______, 1999      DRAFT
                                                                        11/09/99

                                                   Registration No. 333-79975

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            _______________________

                              AMENDMENT NO. 2 TO

                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            _______________________

                              HALLIBURTON COMPANY

            (Exact name of registrant as specified in its charter)


            Delaware                                1389                     75-2677995
  (State or other jurisdiction         (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)       Classification Code Number)      Identification No.)

                                                 Lester L. Coleman                                 Copies to:
    Halliburton Company             Executive Vice President and General Counsel              Vinson & Elkins L.L.P.
    3600 Lincoln Plaza                           Halliburton Company                           2300 First City Tower
  500 North Akard Street                         3600 Lincoln Plaza                             1001 Fannin Street
Dallas, Texas  75201-3391                      500 North Akard Street                        Houston, Texas 77002-6760
     (214) 978-2600                          Dallas, Texas  75201-3391                             (713) 758-2582
                                                   (214) 978-2600                              Attn: William E. Joor III

(Address, including zip code, and       (Name, address, including zip code, and
        telephone number,                        telephone number,
including area code, of registrant's    including area code, of agent for service)
    principal executive offices)

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this offer document is not complete and may be changed. We + +may not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This offer document is not an+ +offer to sell those securities and it is not a solicitation of an offer to buy+
+those securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                 SUBJECT TO COMPLETION DATED __________, 1999
                          PRELIMINARY OFFER DOCUMENT

  This document is important and requires your immediate attention. If you are in any doubt about the action you should take, we recommend that you seek financial advice immediately. If you are in the United Kingdom, you should seek advice from an independent financial adviser duly authorized under the U.K. Financial Services Act 1986. If you are elsewhere, you should seek advice from an authorized independent financial adviser.

  PricewaterhouseCoopers, which is authorized to conduct investment business by the Institute of Chartered Accountants in England and Wales, has approved this offer document for issue for the purpose of Section 57 of the U.K. Financial Services Act 1986. PricewaterhouseCoopers is acting on behalf of Halliburton Company and no one else in connection with the approval of this document. PricewaterhouseCoopers will not be responsible to anyone other than Halliburton Company for providing the protection afforded to its customers.

                              Halliburton Company

                               Recommended Offer

                                    for the

                            Ordinary Share Capital

                                      of
                          PES (International) Limited

  Halliburton Company is offering to acquire all your shares of PES (International) Limited in exchange for shares of Halliburton common stock on the following basis:

  . up to _____ shares of Halliburton common stock for each of your PES shares, of which:

     .  _______ shares will be issued upon completion of the offer;

     . _______ shares will be issued 12 months after completion of the offer, subject to potential reduction and further delay; and

     . _______ shares will be issued up to 36 months after completion of the offer, subject to potential reduction and further delay.

  Our offer extends to any PES shares you acquire during the offer period by exercising options for PES shares or upon PES exercising call options to exchange PES shares for shares in the capital of a PES subsidiary held by you.

  The maximum number of shares of Halliburton common stock issuable to PES shareholders under the offer is _____ shares per PES share or a total of_________ shares. The minimum number of shares issuable is _______ shares per PES share or a total of _________ shares. The closing sales price per share of Halliburton common stock on the New York Stock Exchange on __________, 1999 was $_______.

  To accept our offer, you must complete and return the form of acceptance included with this offer document. Your acceptance must be received by no later than 3:00 p.m., London time/10:00 a.m., New York City time, on ______________, 1999. Please read pages 34 through 36 of this offer document, which explain the acceptance procedure.

  Before accepting our offer, please carefully read this offer document and, specifically, "Risk Factors" beginning on page 15, which explain the risks of investing in Halliburton common stock.

  The securities to be issued to you in connection with the offer have not been approved or disapproved by the Securities and Exchange Commission or the securities commission of any state of the United States. Neither the Securities and Exchange Commission nor any state securities commission passed upon the accuracy or adequacy of this offer document. Any representation to the contrary is a criminal offense.

                This Offer Document is dated ___________, 1999.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE OFFER....................................  vi


SUMMARY..................................................................   1
   The Companies.........................................................   1
   The Offer.............................................................   1
   Terms and Conditions of the Offer.....................................   3
   PES Extraordinary General Meeting.....................................   4
   Interests of PES Directors and Key Employees..........................   4
   The Recommendation of the PES Board...................................   6
   PES Optionholders.....................................................   6
   Absence of Rights of Withdrawal.......................................   6
   Appraisal Rights......................................................   6
   Compulsory Acquisition................................................   7
   Halliburton's Plans for PES...........................................   7
   Regulatory Approvals..................................................   7
   Tax Consequences......................................................   7
   Risk Factors..........................................................   7
   Listing of Halliburton Common Stock...................................   8
   Applicable Laws.......................................................   8
   Currency Information..................................................   8
   Accounting Treatment..................................................   8
   Responsibility........................................................   8

SUMMARY SELECTED FINANCIAL DATA..........................................   9
   Summary Selected Historical Financial
     Information of Halliburton..........................................   9
   Summary Selected Historical Financial
     Information of PES..................................................  11
   Currency Exchange Information.........................................  12
   Summary Unaudited Pro Forma
     Combined Financial Information......................................  13
   Comparative Per Share Data............................................  13

RISK FACTORS.............................................................  15
   Risks Relating to the Offer...........................................  15
   Risks Specific to Halliburton.........................................  15

RECENT DEVELOPMENTS......................................................  19

CAUTIONARY STATEMENT
   CONCERNING FORWARD-LOOKING STATEMENTS.................................  19

BACKGROUND OF AND REASONS FOR THE OFFER..................................  21

THE PES BOARD'S REASONS FOR
   RECOMMENDING THE OFFER;
   RECOMMENDATION OF THE PES
   BOARD.................................................................  27

THE OFFER................................................................  28
   General...............................................................  28
   No Rights of Withdrawal...............................................  30
   Compulsory Acquisition; Appraisal Rights..............................  31
   Conditions to the Offer...............................................  31
   Interests of PES Directors and Key Employees..........................  32
   Acceptance............................................................  34
   Settlement............................................................  37
   Method of Selling Halliburton Common Stock............................  38
   Recapitalization......................................................  38
   Fees and Expenses of the Offer........................................  38
   Regulatory Approvals and Legal Matters................................  39

THE WARRANTY AGREEMENT...................................................  40
   Warranties............................................................  40
   Agreement to Pay......................................................  40
   Restrictive Covenants.................................................  41
   Pre-completion Matters................................................  41
   Completion............................................................  42
   Governing Law.........................................................  42

IRREVOCABLE UNDERTAKINGS.................................................  43
   Additional Obligations of PES Directors...............................  44

SERVICE AGREEMENTS.......................................................  44

TAX CONSEQUENCES OF THE OFFER AND
   COMPULSORY ACQUISITION................................................  46
   United Kingdom Tax Consequences.......................................  46
   United States Federal Tax Consequences................................  47

PES EXTRAORDINARY GENERAL
   MEETING...............................................................  51
   Date and Time.........................................................  51
   Purpose...............................................................  51
   Procedure.............................................................  51

INFORMATION REGARDING HALLIBURTON COMPANY................................  52

HALLIBURTON COMPANY SELECTED FINANCIAL DATA..............................  55

HALLIBURTON MANAGEMENT'S
   DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS.................................................  59

INFORMATION REGARDING PES................................................  81

PES SELECTED CONSOLIDATED FINANCIAL DATA.................................  84

SUMMARY OF DIFFERENCES BETWEEN
   U.K. AND U.S. GENERALLY
   ACCEPTED ACCOUNTING
   PRINCIPLES............................................................  86

PES MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS.....................................          89

MANAGEMENT OF PES................................................          93

SECURITY OWNERSHIP AND DEALINGS
   BY CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT OF PES.........................................          95

MANAGEMENT OF HALLIBURTON........................................          97

SECURITY OWNERSHIP AND DEALINGS
   BY CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT OF
   HALLIBURTON...................................................         100

DESCRIPTION OF HALLIBURTON
   CAPITAL STOCK.................................................         103

COMPARATIVE RIGHTS OF
   SHAREHOLDERS..................................................         107

LEGAL MATTERS....................................................         114

EXPERTS..........................................................         114

WHERE YOU CAN FIND MORE INFORMATION..............................         115

HALLIBURTON COMPANY
   CONSOLIDATED FINANCIAL
   STATEMENTS....................................................         117

PES (INTERNATIONAL) LIMITED
   DIRECTORS' REPORT AND
   FINANCIAL STATEMENTS
   31 MARCH 1997.................................................         163

PES (INTERNATIONAL) LIMITED
   DIRECTORS' REPORT AND
   FINANCIAL STATEMENTS
   31 MARCH 1998.................................................         187

PES (INTERNATIONAL) LIMITED
   DIRECTORS' REPORT AND FINANCIAL
   STATEMENTS 31 MARCH 1999......................................         208

ANNEX I

   TERMS OF THE OFFER RELATING TO
   CONDITIONS AND CONTINGENT
   CONSIDERATION.................................................   Annex I-1

ANNEX II

   LETTER FROM THE CHAIRMAN OF PES
   TO PES SHAREHOLDERS...........................................  Annex II-1

ANNEX III

   RELEVANT PROVISIONS OF COMPANIES
   ACT 1985...................................................... Annex III-1

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:  What are the benefits of the transaction?

A: We believe that the business of PES is complementary to ours and that benefits will result from combining the two. We expect that the combination will assist us in our objective to become the preferred provider of real time reservoir solutions worldwide, to the benefit of our stockholders.

Q:  What do I need to do now?

A: To accept our offer, please fill out, sign and return the enclosed form of acceptance along with your stock certificates and any other required documents to the address shown on page 3.

Q: If I have sold or otherwise transferred all of my PES shares, what should I do?

A: Please send this offer document and the form of acceptance as soon as possible to the purchaser or transferee of your shares.

Q:  When will I receive my shares of Halliburton common stock?

A: You will receive your shares of Halliburton common stock as follows: 37% in an initial element to be paid upon completion, 30% in a deferred element to be paid 12 months after completion and 33% in a deferred element to be paid up to 36 months after completion. The deferred elements are subject to reduction or delay due to factors beyond your control.

Q: How do I sell my Halliburton shares that I receive in connection with the offer?

A: The shares of our common stock that you receive by accepting our offer will be listed on the New York Stock Exchange. Unless you elect to receive a physical stock certificate, the shares will be registered electronically in your name on our stock transfer records. You may sell any or all your shares through a stock brokerage firm or, if your shares are registered electronically, through the stock transfer agent. If you are a U.K. shareholder, you should use a stock brokerage firm with a U.S. affiliate to avoid a second sales commission.

Q:  How soon after receiving my Halliburton shares may I sell them?

A: You may sell immediately any shares of our common stock that you receive by accepting our offer.

Q:  Can I withdraw my acceptance of the offer?

A: No. Once you have validly accepted our offer, no withdrawals will be permitted unless the offer is not declared unconditional on or before ________, 1999. In that event, your PES shares will be returned to you promptly.

Q:  When do you expect the transaction to be completed?

A: We intend to complete the transaction as soon as possible. For this to occur, the PES shareholders must approve the suspension of two provisions of the articles of association of PES at an extraordinary general meeting, and the other conditions to the offer must be satisfied.

Q:  What are the tax consequences of the transaction?

A: If you are subject to U.K. taxation, we anticipate that you will be entitled to receive "roll-over" treatment on the exchange of your PES shares for shares of our common stock for U.K. capital gains tax purposes. If you are subject to U.S. federal income tax, you will recognize gain or loss on the exchange of your PES shares for shares of our common stock. In the United States, this gain or loss will be measured by the difference between the fair market value of the shares you are to receive and your U.S. tax basis in your PES shares to be exchanged. A portion of the gain may be taxed as ordinary interest income.

Q: Will I have an opportunity to ask questions of management of Halliburton and PES?

A: Yes. Halliburton and PES intend to hold an information meeting to which all PES shareholders will be invited by separate invitation.

Q:  Who can help answer my other questions?

A: If you have more questions about the transaction, you should contact Mr. Michael Bowyer, a director of PES, collect at +44 (0) 1224 793000 or your own independent financial adviser. Mr. Bowyer will not give you advice on any matter relating to your decision whether to accept our offer.

                                    SUMMARY

  This summary highlights selected information from this offer document and may not contain all of the information that is important to you. To understand our offer fully and for a more complete description of the terms of our offer, you should read carefully this entire document. Please read "Where You Can Find More Information" on page 115.

The Companies (pages 51 through 88)

Halliburton Company
3600 Lincoln Plaza
500 North Akard Street
Dallas, Texas 75201-3391
U.S.A.

  General. Halliburton's predecessor was established in 1919. We provide energy services, engineering and construction services, and manufacture products for the energy industry. Our revenues for the year ended December 31, 1998 were $17.4 billion. At June 30, 1999, we employed approximately 98,000 people. At _______, 1999, our market capitalization was approximately $______.

  Description of Services and Products.  We have three business segments:

  .  the Energy Services Group;

  .  the Engineering and Construction Group; and

  .  the Dresser Equipment Group.

  The Energy Services Group provides a wide range of services, products and integrated solutions to customers involved in oil and gas exploration and production.

  The Engineering and Construction Group designs, engineers and constructs facilities for a wide variety of industrial and government customers.

  The Dresser Equipment Group designs, manufactures and markets highly engineered products and systems for oil and gas producers, transporters, processors, distributors and users throughout the world.

PES (International) Limited
34 Albyn Place
Aberdeen AB10 1FW
United Kingdom

  General. PES's predecessor was established in June 1985 to provide well completion and intervention products, services and solutions to the oil and gas industry. PES was established as the group holding company in 1993. PES is headquartered in Aberdeen, Scotland.

  Description of Services and Products. PES designs, manufactures and supplies oil and gas well completion and intervention products, services and solutions.

  PES has developed high performance well completion products, including the Surface Controlled Reservoir Analysis and Management System or SCRAMS(TM). In addition to SCRAMS(TM), PES has developed other technologies that have had, or that the management of PES believes are likely to have, a significant impact on the well completion and intervention products industry.

The Offer (pages 28 through 39)

  General. We are offering to acquire all your PES shares and any PES shares that you acquire while the offer remains open for acceptance:

  . upon exercise of any options that you hold under the PES share option schemes; or

  . upon exercise by PES of call options to exchange PES shares for shares in the capital of a PES subsidiary held by you.

  The offer is made on the terms and subject to the conditions described in this offer document and in the form of acceptance which accompanies this offer document.

  If you accept the offer, you will receive shares of our common stock which will be distributed in an initial, fixed element and two deferred, partially contingent elements. The deferred elements are partially subject to two contingencies, either of which could cause the number of shares that you would receive in each deferred element to be reduced:

  . the first contingency is that two key executives of PES, Laurence Kinch and Richard Rubbo, have not voluntarily resigned nor has their employment been terminated for cause on the dates of determination regarding the deferred elements of the offer; and

  . the second contingency is that Mr. Rubbo has not died or disappeared in suspicious circumstances on the dates of determination regarding the deferred elements of the offer.

  Consideration. If you accept the offer, and the offer becomes unconditional, you will receive up to _____ shares of our common stock for each of your PES shares, of which:

  .  _______ shares will be issued promptly after completion of the offer;

  . _______ shares will be issued 12 months after completion of the offer, subject to reduction or further delay as described in the next two subsections; and

  . _______ shares will be issued up to 36 months after completion of the offer, subject to reduction or further delay as described in the next two subsections.

  The First Contingency. We will reduce the number of shares of our common stock to be issued in connection with the two deferred elements in the following circumstances. If either Mr. Kinch or Mr. Rubbo is not then employed by us as a result of voluntary resignation or termination for cause, the number of shares will be reduced as follows: We will reduce the number of shares for each deferred element by 30% for each of these two employees who is not so employed by us on the relevant determination date for that deferred element. The determination date for the first deferred element will occur 12 months after completion of the offer. The determination date for the second deferred element will occur up to 36 months after completion of the offer. For example, if neither of them is employed on the first determination date, we will reduce the number of shares for each deferred element by 60%.

  We will issue the shares of our common stock comprising the second deferred element promptly after the third anniversary of completion of the offer unless before that date we have decided, in our sole discretion, that PES has achieved specific technological milestones. Those milestones are specified in an agreed technology transfer and development plan. If the milestones are reached prior to the third anniversary of completion of the offer, shares comprising the second deferred element will be issued promptly following the date 30 months following completion of the offer or, if later, promptly following the date of achievement of the milestones. The technology transfer and development plan has been filed as an exhibit to our registration statement and is on display at the London and Aberdeen offices of the receiving agent, CMS Cameron McKenna.

  For the addresses of these offices and a list of the documents displayed there, please read "Where You Can Find More Information" on page 115.

  The Second Contingency. We will reduce the number of shares of our common stock to be issued to you under another circumstance. That circumstance will exist if Mr. Rubbo has ceased to be employed by us as a result of his death or disappearance in suspicious circumstances. If that circumstance should precede the determination date for the first deferred element, we will reduce the number of shares of our common stock comprising the first and second deferred elements by 30%. If that circumstance should precede the determination date for only the second deferred element, we will issue the full number of shares comprising the first element, but we will reduce the number of shares comprising the second deferred element by 30%. We will eventually issue a number of shares of our common stock equal to the number of shares by which we reduced the first or second deferred element or both. You may not, however, be the recipient of those shares. For information as to when and to whom those shares will be issued, please read "The Offer--General" on pages 28 through 30 and Annex I to this offer document.

  Valuation. The exchange ratio was determined by agreement and modifications of that agreement over an extended period. This agreement and the modifications to it are described under "Background of and Reasons for the Offer" on page __.


  The exchange ratio was fixed on ________, 1999, the third business day prior to the date of this offer document. On that date, based on the closing sales price per share of our common stock on the

NYSE ($______) the offer valued the entire issued share capital of PES, on a fully diluted basis, at approximately $___ million or (Pounds)______ million. Based on that closing sales price and:

  . assuming issuance of the maximum number of shares of our common stock, the offer values each PES share at $____ or (Pounds)____ and the entire issued share capital of PES, on a fully diluted basis, at $______ or (Pounds)_____; and

  . assuming issuance of the minimum number of shares of our common stock, the offer values each PES share at $____ or (Pounds)____ and the entire issued share capital of PES, on a fully diluted basis, at $____ or (Pounds)____.

Each of these implied valuations was based on an exchange rate of (Pounds)1.00 to $______. Halliburton Holdings Limited, a wholly owned subsidiary of our company, owns 334,360 PES shares, representing approximately 26.40% of the issued share capital of PES.

  The amount of consideration offered for each PES share was determined as a result of arm's-length negotiations between directors of PES unaffiliated with our company and officers of a division of our subsidiary, Halliburton Energy Services, Inc. Please read "Background of and Reasons for the Offer" on pages 21 through 26 for additional information regarding the valuation of PES.

  Halliburton Common Stock. All common stock issued to you in exchange for your PES shares will be validly issued, fully paid and nonassessable. You will not be eligible to receive dividends on shares of our common stock until shares are issued to you. Fractional shares of common stock will not be issued.

  Acceptance.  In order to accept the offer, you must:

  . complete and sign the form of acceptance in accordance with the printed instructions;

  .  obtain a witness to your signature; and

  . return the form of acceptance, along with your share certificate(s) and/or other documents of title, to the receiving agent:

          CMS Cameron McKenna
          (Ref: TLP/AJS)
          Mitre House
          160 Aldersgate Street
          London, EC1A 4DD
          United Kingdom

Your form of acceptance must be received by no later than 3:00 p.m., London time/10:00 a.m., New York City time, on ______________, 1999. This procedure is set out on pages 34 through 36 of this offer document and in the accompanying form of acceptance.

  If you properly sign and return the form of acceptance, you will accept the offer for all your PES shares, unless you expressly accept the offer for a lesser number of shares.

  You need not take any action in order to reject the offer.

Terms and Conditions of the Offer (pages 31 and 32)

  Completion of the offer is subject to the satisfaction or our waiver of several conditions. These conditions include:

  . We must receive valid acceptances representing not less than 90% of the PES shares subject to the offer. We retain the right to reduce that percentage to any percentage over 33%.

  . The PES shareholders must approve a special resolution authorizing the suspension of two provisions of the articles of association of PES. Those provisions would interfere with our ability to purchase PES shares under the offer.

  . The following directors and key employees must continue their employment through completion of the offer:

     .    Laurence W. Kinch;
     .    Michael L. Bowyer;
     .    Drummond W. Whiteford;
     .    Richard P. Rubbo;
     .    Steven C. Owens;
     .    Michael J. Fleming;
     .    Colin Smith;
     .    Brett W. Bouldin; and
     .    Napoleon Arizmendi.

  . No material adverse change in the business, assets or prospects of PES shall have occurred since the date of this offer document.

  The offer will be open for acceptance until _________, 1999, or a longer period as we may determine. The offer will not, however, be extended beyond _____, 1999. All conditions to the offer must be satisfied or waived by us during that period. Upon satisfaction or our waiver of the conditions, the offer will become unconditional. We will then extend the offer for an additional period of 10 U.S. business days, during which time PES shareholders who have not accepted the offer may do so.

  To review the entire set of conditions relating to the offer, please refer to Annex I to this offer document.

PES Extraordinary General Meeting  (page 51)

  Purpose. We have included with this offer document a notice from PES convening an extraordinary general meeting of PES. At that meeting, a special resolution will be proposed to facilitate the offer. The first purpose of the special resolution is to exclude our acquisition of PES shares under the offer from preemptive rights of PES shareholders. The second purpose of the special resolution is to enable us to effect the compulsory acquisition by using shares of our common stock rather than cash.

  Date, Time and Place of the Extraordinary General Meeting. The extraordinary general meeting will be held on __________, _________, 1999 at ______________,
____________, United Kingdom, commencing at 10:00 a.m., London time.

  Shareholders Entitled to Vote; Votes Required. Only persons on the register of shareholders of PES on the date of the extraordinary general meeting are entitled to vote at the meeting. On the date of this offer document, there are 1,266,540 PES shares in issue. Unless a poll is requested, each PES shareholder will be entitled to one vote on the special resolution. If a poll is requested, each PES shareholder present at the meeting in person or by proxy will be entitled to one vote for each PES share held.

  The special resolution to be put before the extraordinary general meeting must be passed by a majority of at least three-fourths of the PES shareholders who vote at the meeting, whether per capita on a show of hands or by shares on a poll. If a PES shareholder abstains, it will have no effect on the vote on the special resolution.

  It is a condition of the offer that the special resolution be passed. In order to facilitate the passage of the special resolution:

  . A group of 18 individuals, consisting of all the PES directors unaffiliated with our company, members of their immediate families and two non-director employees, have agreed to execute irrevocable undertakings with respect to the offer. Those individuals who are PES shareholders have agreed to vote the PES shares they own in favor of the special resolution. The PES shares owned by these individuals represent a total of 50.02% of the issued share capital of PES.

  . We will cause our subsidiary Halliburton Holdings Limited to vote its shares, which represent approximately 26.40% of the issued share capital of PES, in favor of the special resolution.

  . PES Trustees Limited, a PES company trust holding 11.14% of the issued share capital of PES, has agreed to vote in favor of the special resolution.

  Those members of this group who are PES shareholders, together with Halliburton Holdings Limited and PES Trustees Limited, represent 32.73% of the total number of PES shareholders on the date of this offer document and hold 87.57% of the issued share capital of PES. They have all agreed to vote in favor of the special resolution. Therefore, if a poll is demanded, the special resolution will pass. Halliburton Holdings Limited intends, if necessary, to demand a poll regarding the special resolution.

  You may direct all questions concerning the extraordinary general meeting to Mr. Michael Bowyer, a director of PES, at +44 (0) 1224 793000.

Interests of PES Directors and Key Employees (pages 32 through 34)

  The PES board of directors has recommended that you accept the offer. In determining whether to accept the offer, you should consider that the directors and key employees of PES may have interests regarding the offer that are different from yours. These include the following:

  . Service Agreements. As of the date of this offer document, each of the directors of PES, other than Messrs. McCurley and Renfroe executed a service agreement with PES, a PES subsidiary or a Halliburton subsidiary. For information regarding the terms of these service agreements, please read "The Offer-- Interests of PES Directors and Key Employees" on pages 32 through 34 and "Service Agreements" on pages 44 and 45.

  . Warranty Agreement. As of the date of this offer document, the following PES directors and key employees have entered into a warranty agreement with us:

          .    Michael L. Bowyer;
          .    Michael J. Fleming;
          .    Steven C. Owens;
          .    Laurence W. Kinch;
          .    Richard P. Rubbo;
          .    Colin Smith;
          .    Drummond W. Whiteford;
          .    Napoleon Arizmendi; and
          .    Brett W. Bouldin.

     These individuals, other than Messrs. Arizmendi and Bouldin who are not directors, have given us numerous representations and warranties regarding PES and related matters.

     In addition, the warranty agreement contains a provision requiring each of the individual parties, other than Messrs. Kinch, Rubbo and Fleming, to pay liquidated damages to us if the individual:

     .    resigns voluntarily from our group of companies; or

     . is terminated for cause within three years after completion of the offer.

     Please read "The Offer--Interests of PES Directors and Key Employees" on pages 32 through 34 and "The Warranty Agreement" on pages 40 through 42 for more information regarding the warranty agreement.

  . Irrevocable Undertakings. A condition to our posting (mailing) of this offer document is that the following directors and shareholders shall have executed irrevocable undertakings in connection with the offer. Each of these individuals has expressed a willingness to do so, but we will not ask any of them to do so until he or she has had a period of 48 hours after the effective date of the registration statement to review this offer document. Once this offer document has been posted to you, you may assume that each of the following directors or shareholders has executed an irrevocable undertaking:

     .    Directors. Messrs. Michael L. Bowyer, Michael J. Fleming,
          Steven C. Owens, Laurence W. Kinch, Richard P. Rubbo, Colin Smith and Drummond W. Whiteford.

     . PES Employees. Brett W. Bouldin and Napoleon Arizmendi, both of whom are key employees of PES.

     . PES Trustees Limited. In this case, the irrevocable undertaking will include an acceptance of the offer with respect only to the 5,166 PES shares that are not subject to PES options and the 59,830 PES shares that are subject to PES options held by persons who have agreed to execute irrevocable undertakings.

     In connection with these irrevocable undertakings, these directors and key employees will have agreed that:

     .    in the case of those who are PES shareholders, they will:

          .    accept the offer; and

          . vote in favor of the special resolution to be proposed at the extraordinary general meeting of PES shareholders.

          .    in the case of those who are PES optionholders:

               . they will not exercise their PES options during the offer period; and

               . they will surrender their PES options in exchange for Halliburton options.

     Of the 1,266,540 PES shares in issue, 699,590 shares representing 55.24% of the issued share capital of PES will be subject to irrevocable undertakings to accept the offer.

     For further information regarding the terms of these irrevocable undertakings, please read "The Offer--Interests of PES Directors and Key Employees" on pages 32 through 34 and "Irrevocable Undertakings" on pages 42 through 43.

  . PES Share Option Schemes. The offer applies to any PES shares issued on the exercise of options issued under the PES share option schemes. We will also offer PES optionholders the opportunity to roll over their PES options into options for shares of our common stock, subject to the same exercise price as the existing PES options and on the same exchange ratio as the offer.


The Recommendation of the PES Board  (page 27)

  The PES board of directors is of the opinion that the offer is fair, reasonable and in the best interests of PES. The opinion of the PES board of directors was unanimous except that Messrs. McCurley and Renfroe, as nominees of Halliburton Holdings Limited, did not participate in the proceedings. The PES board of directors considered the following factors as the most important to its opinion:

  . the board's view that a business combination of PES with us will permit PES to develop its oil and gas well completion technology more rapidly;

  . the board's view that PES's well completion technology will enhance the well service capability of the combined group of companies and benefit all our stockholders;

  . the fact that the transaction offers PES shareholders an opportunity to hold an equity interest in the combined businesses; and

  . the fact that completion of the offer will provide liquidity to current PES shareholders and to persons who acquire PES shares upon exercise of outstanding options.

  The PES board also considered the negative effect of the recently depressed market for oil and gas on our company and our common stock. In evaluating this factor, the PES board also noted the likely effect of that market on the operations and development of PES.

  The PES board, other than those directors appointed by Halliburton Holdings Limited, who did not participate in the deliberations, unanimously recommends that PES shareholders accept the offer. Please see the PES letter relating to this offer attached as Annex II to this offer document.

PES Optionholders

  The offer extends to any PES shares acquired by PES optionholders upon exercise of options granted under the PES share option schemes up to the last date on which the offer remains open for acceptance. If you are a PES optionholder, you will receive a separate letter explaining the alternative courses of action open to you.

Absence of Rights of Withdrawal (page 30)

  You will not be able to withdraw your acceptance once you have validly accepted the offer. No withdrawal rights will be granted if we determine to complete the offer on the basis of a percentage of acceptances of less than 90% of the PES shares to which the offer relates. If the offer does not become unconditional prior to its expiration, we will return your PES shares promptly.


Appraisal Rights (page 31)

  The laws of Scotland do not provide you with appraisal rights for your PES shares. Appraisal rights are statutory rights of shareholders under the laws of some jurisdictions arising in connection with some types of business combination transactions. Shares subject to appraisal rights would be valued by an independent appraiser and purchased by the issuer at the appraised value.

Compulsory Acquisition (page 31)

  If, by ___________, 1999, we acquire PES shares representing at least 90% of the PES shares to which the offer relates, we intend to compel you, as a holder of any remaining PES shares, to sell those shares to us as allowed by U.K. law. If under those circumstances we fail to take that action, you may, as allowed by U.K. law, compel us to purchase your PES shares. Any sale and purchase will be on the same terms as those of our offer.

Halliburton's Plans for PES

  If we acquire PES, we plan to combine the operations of PES with those of the Energy Services Group. We expect that PES's position in intelligent well product offerings will aid us in our desire to become the leader in providing real time reservoir solutions.





Regulatory Approvals (page 39)

  Neither we nor PES expects that the offer will require any governmental approval prior to the offer becoming unconditional.

Tax Consequences (pages 46 through 51)

  If you are subject to U.K. taxation, we believe that the exchange by you of PES shares for shares of our common stock will qualify for "roll-over" treatment for U.K. capital gains tax purposes. Liability to U.K. taxation arising from your acceptance of the offer will depend on your individual circumstances. For information on U.K. taxation with regard to the offer and the holding of shares of our common stock, please read "Tax Consequences of the Offer and Compulsory Acquisition--United Kingdom Tax Consequences" on pages 46 and 47.

  If you are subject to U.S. federal income tax, your exchange of PES shares for shares of our common stock will be taxable for U.S. federal income tax purposes. For information on U.S. taxation with regard to the offer and the holding of shares of our common stock, please read "Tax Consequences of the Offer and Compulsory Acquisition--United States Federal Tax Consequences" on pages 47 through 50.

  The tax consequences of the offer and compulsory acquisition for you may depend on the facts of your own situation. You should consult your tax adviser for a full understanding of the tax consequences of our offer for you.

Risk Factors (pages 15 through 18)

  There are risks that you should consider in evaluating whether to accept our offer, including:

  . the risk that the market value of shares of our common stock, when issued to you, may be lower than the market value of our shares at the time the exchange ratio was established or at the time you accepted our offer;

  . the fact that the portion of our common stock to be issued on a deferred basis may be reduced by up to 60% depending on events beyond your control;

  . the fact that your receipt of the deferred elements will be deferred for extended periods of 12 months and up to 36 months;

  . the risk that the value of any dividends received or the proceeds of the sale of your Halliburton common stock may, after the conversion from U.S. dollars to your local currency, be less than you anticipated;

  . the fact that our business is heavily dependent upon the capital budgets of our customers, many of which are, in turn, heavily dependent upon volatile oil and gas commodity prices;

  . the financial, operational and legal risks related to our acquisition strategy;

  . the risks generally associated with combining the operations of Dresser Industries, Inc. with those of our company;

  . the risks associated with our non-U.S. and non-U.K. operations, including the risk that events or activities may limit or disrupt markets, restrict payments or the movement of funds, or result in the deprivation of contract rights;

  . significant currency exchange rate risks arising from our international operations; and

  . environmental risks entailed in our well service operations which routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances.

Listing of Halliburton Common Stock

  The Halliburton common stock that is issuable under the offer has been listed on the New York Stock Exchange. The listing will become effective and dealings, for normal settlement, will commence on the NYSE on the first trading day following completion of the offer.

Applicable Laws

  The offer is subject to the U.K. Financial Services Act 1986, the U.K. Companies Act 1985, the U.S. Securities Act of 1933 and the antifraud provisions of the U.S. Securities Exchange Act of 1934.

  To review your rights under the U.K. Companies Act 1985, please refer to Annex III to this offer document. The offer is governed by English law.

  We have filed a registration statement relating to the offer, sale and delivery of the shares of our common stock issuable in connection with the offer. That registration statement has become effective under the Securities Act of 1933. All shares of our common stock received by you under the offer will be freely transferable in the United States.




Currency Information

  The mid-point of the closing spread of the dollar-to-pounds sterling spot rate, as shown in the Financial Times, U.K. edition, on __________, 1999, the latest practicable date prior to the posting of this offer document, was _______. The noon buying rate in New York City for cable transfers in pounds sterling, as certified for customs purposes by the Federal Reserve Bank of New York on that date, was ________. This information is provided for your convenience and may differ from the actual rates in effect during the periods covered by the PES financial information.

Accounting Treatment

  Our acquisition of PES shares is intended to qualify as a purchase transaction for our accounting and financial reporting purposes. This means that we will record the assets and liabilities of PES on our books and records at their fair market value. Any excess of the value of the shares of our common stock issued in the transaction over the net fair market value of these assets and liabilities will be recorded as goodwill and amortized over 20 years.

Responsibility

  Our directors, chief executive officer, chief financial officer and chief accounting officer accept responsibility for the information contained in this offer document. To the best of their knowledge and belief, having taken all reasonable care to ensure that this is the case, the information contained in this offer document does not contain any misstatement of a material fact or omit to state a material fact necessary to make the statements made not misleading.

                        SUMMARY SELECTED FINANCIAL DATA

Summary Selected Historical Financial Information of Halliburton

     The following summary financial information should be read with our historical financial statements and the related notes contained in this offer document and in the annual reports and other information that we have previously filed with the SEC. Please read "Where You Can Find More Information" on page
115. The extracts from our consolidated financial statements and other information about our company appearing in this offer document are presented in U.S. dollars ($) and have been prepared in accordance with U.S. generally accepted accounting principles. U.S. generally accepted accounting principles and U.K. generally accepted accounting principles differ in significant respects. Please read "Summary of Differences Between U.K. and U.S. Generally Accepted Accounting Principles" on pages 86 through 88. We have restated our prior year information for the merger of Dresser Industries, Inc. Beginning in 1998, we changed Dresser's year end of October 31 to our calendar year end. Periods through December 1997 contain Dresser's information on a fiscal year-end basis combined with our information on a calendar year-end basis.

                                  HALLIBURTON

                                                                                                                     Unaudited
                                                                                                                    Six Months
                                                                 Year Ended December 31,                          Ended June 30,
                                              -------------------------------------------------------------    --------------------
                                                1994         1995         1996         1997         1998         1998        1999
                                              ---------    ---------    ---------    ---------    ---------    --------    --------
                                                                       (in millions, except per share data)
Consolidated Income Statement Data:
Revenues:
  Energy Services Group.....................  $ 4,977.5    $ 5,307.7    $ 6,515.4    $ 8,504.7    $ 9,009.5    $4,665.5    $3,433.8
  Engineering and Construction Group........    3,562.3      3,736.5      4,720.7      4,992.8      5,494.8     2,785.1     2,879.8
  Dresser Equipment Group...................    2,452.0      2,467.4      2,710.5      2,774.1      2,848.8     1,389.4     1,279.9
                                              ---------    ---------    ---------    ---------    ---------    --------    --------
    Total revenues..........................  $10,991.8    $11,511.6    $13,946.6    $16,271.6    $17,353.1    $8,840.0    $7,593.5
                                              =========    =========    =========    =========    =========    ========    ========
Operating income:
  Energy Services Group.....................  $   405.8    $   544.5    $   698.0    $ 1,019.4    $   971.0    $  587.4    $  105.7
  Engineering and Construction Group........       71.0         96.6        134.0        219.0        237.2       133.3       122.2
  Dresser Equipment Group...................      198.1        200.7        229.3        248.3        247.8       116.1       106.4
  Special charges and credits(a)............      (24.6)        (8.4)       (85.8)       (16.2)      (980.1)          -        47.1
  General corporate.........................      (56.2)       (70.8)       (72.3)       (71.8)       (79.4)      (39.6)      (33.6)
                                              ---------    ---------    ---------    ---------    ---------    --------    --------
    Total operating income(a)...............      594.1        762.6        903.2      1,398.7        396.5       797.2       347.8
Nonoperating income (expense),
  net(b)....................................      323.1        (32.6)       (72.2)       (85.6)      (117.7)      (49.5)      (52.9)
                                              ---------    ---------    ---------    ---------    ---------    --------    --------
Income from continuing operations
  before income taxes, minority interest
  and change in accounting method...........      917.2        730.0        831.0      1,313.1        278.8       747.7       294.9
Provision for income taxes(c)...............     (346.9)      (247.0)      (248.4)      (491.4)      (244.4)     (280.7)     (113.1)
Minority interest in net income of
  consolidated subsidiaries.................      (33.1)       (20.7)       (24.7)       (49.3)       (49.1)      (20.4)      (18.2)
                                              ---------    ---------    ---------    ---------    ---------    --------    --------
Income (loss) from continuing
  operations................................  $   537.2    $   462.3    $   557.9    $   772.4    $   (14.7)   $  446.6    $  163.6
                                              =========    =========    =========    =========    =========    ========    ========
Basic income (loss) per share:
  Continuing operations.....................  $    1.25    $    1.07    $    1.30    $    1.79    $   (0.03)   $   1.02    $   0.37
  Net income (loss).........................  $    1.26    $    0.88    $    1.30    $    1.79    $   (0.03)   $   1.02    $   0.33
Diluted income (loss) per share:
  Continuing operations.....................  $    1.24    $    1.07    $    1.29    $    1.77    $   (0.03)   $   1.01    $   0.37
  Net income (loss).........................  $    1.26    $    0.88    $    1.29    $    1.77    $   (0.03)   $   1.01    $   0.33
Cash dividends per share(d)(e)..............  $    0.50    $    0.50    $    0.50    $    0.50    $    0.50    $   0.25    $   0.25
Average common shares outstanding
  (basic)(d)................................      430.6        431.1        429.2        431.1        438.8       438.3       440.0
Average common shares outstanding
  (diluted)(d)..............................      431.5        432.3        432.1        436.1        438.8       442.7       442.7

                                                                                                                    Unaudited
                                                                                                                    Six Months
                                                                 Year Ended December 31,                          Ended June 30,
                                              -------------------------------------------------------------   ---------------------
                                                1994         1995         1996         1997         1998        1998        1999
                                              ---------    ---------    ---------    ---------    ---------   ---------   ---------
                                                                       (in millions, except per share data)
Consolidated Balance Sheet Data:
Net working capital.........................  $ 2,196.7    $ 1,476.7    $ 1,501.0    $ 1,984.8    $ 2,129.6   $ 2,003.3   $ 1,920.9
Total assets................................    8,521.0      8,569.4      9,586.8     10,704.3     11,065.9    11,368.9    10,483.2
Property, plant and equipment, net..........    2,047.0      2,285.0      2,554.0      2,766.4      2,895.9     2,940.1     2,827.7
Long-term debt (including current
  maturities)...............................    1,119.8        666.8        958.0      1,304.3      1,428.2     1,293.1     1,427.7
Shareholders' equity........................    3,722.5      3,577.0      3,741.4      4,316.9      4,061.2     4,614.5     4,090.3
Total capitalization........................    4,905.9      4,377.9      4,830.1      5,671.7      6,004.4     6,423.5     6,142.9
Shareholders' equity per share(d)...........       8.63         8.29         8.78         9.86         9.23       10.51        9.27

________________




(a) Operating income includes the following special charges and credits:

    . 1994: $24.6 million, including merger costs, $27.3 million; restructuring costs, $6.2 million; and litigation costs, $9.5 million; and credits from litigation and insurance recoveries, $18.4 million.

    . 1995: $8.4 million, including restructuring costs, $4.7 million; and write-off of acquired in-process research and development costs, $3.7 million.

    . 1996: $85.8 million, including merger costs, $12.4 million; restructuring, merger and severance costs, $62.1 million; and write-off of acquired in-process research and development costs, $11.3 million.

    . 1997: $16.2 million, including acquisition costs, $8.6 million; restructuring of joint ventures, $18.0 million; write-downs on impaired assets and early retirement incentives, $18.7 million; and losses from the sale of assets, $12.6 million; and credits from gain on extension of joint venture, $41.7 million.

    . 1998: $980.1 million, including asset related charges, $509.4 million; personnel reductions, $234.7 million; facility consolidations, $126.2 million; merger transaction costs, $64.0 million; and other merger related costs, $45.8 million.

    . Six months 1999: $47.1 million credit for reversal of a portion of the 1998 special charges for personnel, facility exit charges and merger costs due to actual costs being less than estimated.

(b) Nonoperating income in 1994 includes a gain of $275.7 million from the sale of an interest to Western Atlas International, Inc. and a gain of $102.0 million from the sale of our natural gas compression business. Nonoperating income for the six months ended June 1999 includes a $26 million loss for the write-off of our investment in a Mexican construction and engineering company.

(c) Provision for income taxes in 1996 includes tax benefits of $43.7 million from recognizing net operating loss carryforwards and settling various issues with the Internal Revenue Service.

(d) We restated our prior year weighted average shares, cash dividends paid per share and shareholders' equity per share to reflect the two-for-one common stock split declared on June 9, 1997 and paid as a stock dividend on July 21, 1997.

(e) Cash dividends per share for 1994 through 1998 represent amounts we paid prior to the merger with Dresser.

Summary Selected Historical Financial Information of PES

     The summary below sets forth selected historical financial data for PES. You should read this together with the historical financial statements and related notes of PES contained in this offer document. The extracts from the consolidated financial statements of, and other information about, PES appearing in this offer document are presented in pounds sterling ((Pounds)) and have been prepared in accordance with U.K. generally accepted accounting principles. U.K. generally accepted accounting principles and U.S. generally accepted accounting principles differ in significant respects. Please read "Summary of Differences Between U.K. and U.S. Generally Accepted Accounting Principles" on pages 86 through 88.

                                                                                 Audited
                                       ------------------------------------------------------------------------------------------
                                                                               Year Ended
                                                                                March 31,
                                       ------------------------------------------------------------------------------------------
                                             1995              1996              1997               1998               1999
                                       ---------------   ---------------   ----------------   ----------------   ----------------
                                                                  (in thousands except per share data)
Profit and loss account
Turnover..........................   (Pounds)  7,056   (Pounds) 10,581   (Pounds)  15,989   (Pounds)  22,673   (Pounds)  29,600

Cost of sales.....................            (2,726)           (5,311)            (8,541)           (12,719)           (17,533)
                                     ---------------   ---------------   ----------------   ----------------   ----------------

Gross profit......................   (Pounds)  4,330   (Pounds)  5,270   (Pounds)   7,448   (Pounds)   9,954   (Pounds)  12,067

Administrative expenses...........            (3,431)           (5,207)            (7,390)           (10,191)           (10,734)
Other income......................               108               897                350                279                225
                                     ---------------   ---------------   ----------------   ----------------   ----------------

Operating profit..................   (Pounds)  1,007   (Pounds)    960   (Pounds)     408   (Pounds)      42   (Pounds)   1,558

Non-operating income
 (expense)........................               (82)             (210)              (562)            (1,749)              (293)
                                     ---------------   ---------------   ----------------   ----------------   ----------------

Profit before tax.................               925               750               (154)            (1,707)             1,265

Tax...............................              (410)             (300)              (175)              (373)              (493)
                                     ---------------   ---------------   ----------------   ----------------   ----------------

Profit after tax..................   (Pounds)    515   (Pounds)    450   (Pounds)    (329)  (Pounds)  (2,080)  (Pounds)     772

Minority interests................               102               565               (174)                 0                  0
                                     ---------------   ---------------   ----------------   ----------------   ----------------

Profit for year...................   (Pounds)    617   (Pounds)  1,015   (Pounds)    (503)  (Pounds)  (2,080)  (Pounds)     772
                                     ===============   ===============   ================   ================   ================

Profit for period per
   share(a).......................   (Pounds)   0.75   (Pounds)   1.25   (Pounds)   (0.63)  (Pounds)   (1.62)  (Pounds)    0.62

Dividends declared per
   share(a).......................   (Pounds)     --   (Pounds)   0.06   (Pounds)    0.06   (Pounds)      --   (Pounds)      --

                                                                                 Audited
                                       ------------------------------------------------------------------------------------------
                                                                               Year Ended
                                                                                March 31,
                                       ------------------------------------------------------------------------------------------
                                             1995              1996              1997               1998               1999
                                       ---------------   ---------------   ----------------   ----------------   ----------------
                                                                  (in thousands except per share data)
Balance sheet

Intangible fixed assets..............  (Pounds)      0   (Pounds)    900   (Pounds)   2,470   (Pounds)   2,302   (Pounds)   2,001
Tangible fixed assets................            2,026             2,130              3,247              5,099              7,453
Investments..........................                0                11                146              3,432              3,370
                                       ---------------   ---------------   ----------------   ----------------   ----------------
                                       (Pounds)  2,026   (Pounds)  3,041   (Pounds)   5,863   (Pounds)  10,833   (Pounds)  12,824
                                       ---------------   ---------------   ----------------   ----------------   ----------------

Stock................................  (Pounds)  1,187   (Pounds)  1,855   (Pounds)   2,738   (Pounds)   6,550   (Pounds)   8,092

Debtors..............................            1,859             4,862              6,412              6,294              7,129
Cash.................................              123               101                259              1,132              1,260
                                       ---------------   ---------------   ----------------   ----------------   ----------------
                                       (Pounds)  3,169   (Pounds)  6,818   (Pounds)   9,409   (Pounds)  13,976   (Pounds)  16,481
                                       ---------------   ---------------   ----------------   ----------------   ----------------

Creditors (less than) 1 year.........  (Pounds) (3,043)  (Pounds) (6,671)  (Pounds) (10,122)  (Pounds)  (5,592)  (Pounds)  (9,791)

Creditors (greater than) 1 year......             (408)           (1,071)            (2,041)            (1,472)            (1,452)

Provisions...........................             (112)              (74)               (54)              (852)              (422)
                                       ---------------   ---------------   ----------------   ----------------   ----------------

Net assets...........................  (Pounds)  1,632   (Pounds)  2,043   (Pounds)   3,055   (Pounds)  16,893   (Pounds)  17,640
                                       ===============   ===============   ================   ================   ================

Share capital........................               78                78                 85                129                129
Share premium........................            1,200             1,200              2,459             26,961             26,961
Profit and loss account..............             (408)              569                (21)            (2,218)            (1,471)
Goodwill reserve.....................             (927)             (927)              (927)            (9,768)            (9,768)
Other................................            1,689             1,123              1,459              1,789              1,789
                                       ---------------   ---------------   ----------------   ----------------   ----------------
Equity...............................  (Pounds)  1,632   (Pounds)  2,043   (Pounds)   3,055   (Pounds)  16,893   (Pounds)  17,640
                                       ===============   ===============   ================   ================   ================

Currency Exchange Information

United States dollars to one Pound sterling (b)

Period End...........................           1.6190            1.5262             1.6448             1.6765             1.6140

Average..............................           1.5650            1.5623             1.5989             1.6463             1.6526

High.................................           1.6350            1.6091             1.7123             1.6885             1.6995

Low..................................           1.5118            1.5096             1.5050             1.6117             1.6027

__________________

(a) Per share information based on PES ordinary shares outstanding after giving effect to the 10-for-1 stock split effected on October 27, 1998.

(b) Based on noon buying rate in New York City for cable transfers in pounds sterling, as certified for customs purposes by the Federal Reserve Bank of New York.

(c) In April 1997, Halliburton Holdings Limited, a wholly-owned subsidiary of Halliburton, acquired a 26% stake in PES.

Summary Unaudited Pro Forma Combined Financial Information

     Summary unaudited pro forma combined financial information giving effect to our proposed acquisition of PES is not presented because of the immaterial effect of the combination on our consolidated financial statements.




























Comparative Per Share Data

     Set forth below are the income (loss) from continuing operations, cash dividends and book value per common share data for Halliburton and PES on an historical basis. In the case of PES, this data is also presented on a pro forma equivalent share basis assuming the terms of the current offer were applied retrospectively. The pro forma effect of completion of the offer on Halliburton is immaterial from an accounting perspective and is not presented. The pro forma equivalent share data for PES is presented on alternative bases, assuming alternatively a maximum and minimum issuance of shares of our common stock under the offer. Pro forma data per equivalent share for PES was calculated as follows:





     . PES year ended March 31, 1999 was combined with Halliburton's year ended December 31, 1998.

     . Halliburton's existing 26% interest in PES was excluded from the balance sheets and income statements.

     . Goodwill from the acquisition was established on the balance sheets and amortized on the income statements.

     . United States generally accepted accounting principles adjustments to the balance sheets and income statements were included.

     .    Dividends on PES shares were deducted from the balance sheets.

     The information set forth below for PES is expressed in pounds sterling and, for convenience, in U.S. dollars. The latter has been obtained by converting the financial information expressed in pounds sterling, which is PES's functional and reporting currency, into United States dollars at the currency exchange rate in effect at March 31, 1999, the date of the most recent balance sheet of PES included in this offer document. Per share amounts are based on 1,266,540 PES ordinary shares outstanding at March 31, 1999.

     The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Halliburton and PES that are included in this offer document.

                                  HALLIBURTON


                                               Six Months     Unaudited
                                               Year Ended       Ended
                                               December 31,    June 30,
                                                  1998           1999
                                               ------------   ---------
Historical Data Per Common Share:
  Income (loss) from continuing operations:
     Basic...................................     $(0.03)       $0.37
     Diluted.................................      (0.03)        0.37
  Cash dividends.............................       0.50         0.25
  Book value.................................       9.23         9.27

                                      PES

                                                                Year Ended
                                                                 March 31,
                                                                   1999
                                                                ----------
Historical Data Per Share(a):
    Income (loss) from continuing operations..................    *   0.62
    Cash dividends............................................          --
    Book value................................................       13.54

Pro Forma Data Per Equivalent Share in pounds sterling:

 . maximum issuance:
    Income (loss) from continuing operations..................    *  (0.08)
    Cash dividends............................................        1.02
    Book value................................................       19.39

 . minimum issuance:
    Income (loss) from continuing operations..................    *  (0.05)
    Cash dividends............................................        0.62
    Book value................................................       12.11

Pro Forma Data Per Equivalent Share in U.S. dollars:

 . maximum issuance:
    Income (loss) from continuing operations..................    $  (0.13)
    Cash dividends............................................        1.64
    Book value................................................       31.23

 . minimum issuance:
    Income (loss) from continuing operations..................    $  (0.08)
    Cash dividends............................................        1.00
    Book value................................................       19.51




* Pounds

                                 RISK FACTORS

Risks Relating to the Offer

     The amount of consideration you are eligible to receive is based on a fixed exchange ratio and will not reflect changes in the market value of our common stock. The number of shares of our common stock you will receive if you accept the offer will not be adjusted due to any increase or decrease in the market value of our common stock. This will be true for both the initial and deferred elements of the offer. Therefore, the market value of shares of our common stock, when issued to you, may be higher or lower than the market value of our common stock at the time the offer was negotiated or at the time that you accept the offer. The market value of our shares may fluctuate significantly due to:

     .    market perception of the industries in which we are engaged;

     . fluctuations in the rate of exchange between the U.S. dollar and your local currency;

     .    changes in our business, operations or prospects; and

     .    general market and economic conditions.

     A substantial portion of the deferred consideration you are eligible to receive is contingent upon factors beyond your control. A substantial portion, 63%, of the shares of our common stock to be issued to you in exchange for your PES shares is deferred. The first deferred element, consisting of shares equaling up to 30% of the offer consideration will be issued 12 months after completion. The second deferred element, consisting of shares equaling up to 33% of the offer consideration will be issued 36 months after completion. The latter date may be accelerated to a date no earlier than 30 months following completion. Up to 60% of the deferred consideration you are eligible to receive is contingent upon the continued employment of Messrs. Kinch and Rubbo, a matter beyond your control. We will reduce each deferred element by 30% for each of these two employees who is not so employed by us on the relevant determination date for that deferred element. For example, if neither of them is employed on the first determination date, we will reduce each deferred element by 60%.


Risks Specific to Halliburton

     Demand for our services and products depends on oil and gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. A prolonged downturn in oil and gas prices could have a material adverse effect on our results of operations and financial condition. Demand for our products and services is particularly sensitive to the level of development, production and exploration activity of, and the corresponding capital spending by, oil and natural gas companies. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of other factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, development and production activity. Lower levels of activity result in a corresponding decline in the demand for our company's oil and gas well services and products which could have a material adverse effect on our revenues and profitability. Factors affecting the prices of oil and natural gas include:

     .    governmental regulations;

     .    global weather conditions;

     . worldwide political, military and economic conditions, including the ability of OPEC to set and maintain production levels and prices for oil and gas;

     .    the level of production by non-OPEC countries;

     . the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves; and

     .    the level of demand for oil and natural gas.

Historically, the markets for oil and gas have been volatile and are likely to continue to be so in the future.

     In 1998, declining demand for oil from developing Asian countries and a warmer than normal winter, coupled with increases in Iraqi oil exports and increases in other oil and gas supplies, resulted in historically high inventory levels and lower oil prices. Oil prices that had ranged from $18 to $26 per barrel in 1997 fell to $15 to $18 per barrel in the first part of 1998. At the end of 1998, oil prices were trading between $10 and $14 per barrel. In response to lower oil prices and expectations for continued low oil prices in 1999, oil companies cut upstream capital spending, particularly in the second half of 1998.

     While oil prices improved significantly in the first six months of 1999, there is still a great amount of uncertainty as to whether oil prices will remain at current levels. This uncertainty is due to the concerns that OPEC's agreement to reduce oil production will not hold and that new reserves coming on line will further weaken oil prices. Therefore, our customers have been unwilling to increase their capital spending based on higher oil prices. In fact, many of our customers reduced spending significantly in the first two quarters of 1999 as compared to the same period for 1998.

     There are risks related to our acquisition strategy. If we are unable to integrate and manage successfully businesses that we have acquired and any businesses acquired in the future, our results of operations and financial condition could be affected. One of our business strategies is to acquire operations and assets that are complementary to our existing businesses. Acquiring these operations and assets involves financial, operational and legal risks, including:

     .    increased depreciation and amortization expense;

     .    increased interest expense;

     .    increased financial leverage or decreased operating income;

     . the difficulty of combining operations and personnel of the acquired businesses with ours; and

     . the difficulty of maintaining uniform standards, controls, procedures and policies.

     In addition, other potential buyers compete with us for acquisitions of businesses. Competition could cause us to pay a higher price for acquisitions than we otherwise might have to pay or reduce our acquisition opportunities. We might not be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms or integrating the acquired businesses or assets into our operations.

     Our business may be affected by our acquisition of Dresser Industries, Inc. We are in the process of combining the operations of Dresser with those of Halliburton. This process could interfere with our existing operations and thus could have an adverse effect on the combined business. On September 29, 1998, we acquired Dresser Industries, Inc., a large formerly publicly traded company. Our management has made substantial progress in integrating the operations of Halliburton and Dresser. The continuing process of integrating the companies may, however, be disruptive to the businesses and may cause an interruption of, or a loss of momentum in, the businesses as a result of a number of obstacles, including:

     .    loss of key employees or customers;

     . possible inconsistencies in standards, controls and procedures among the companies being combined and the need to implement common company-wide financial, accounting, information, billing and other systems;

     . failure to maintain the quality of customer service that the companies have historically provided;

     .    the need to coordinate geographically diverse organizations;

     .    incompatible technologies and equipment; and

     .    the resulting diversion of management's attention from our business.



     A significant portion of our revenue is derived from our non-U.S. and non-U.K. operations, which exposes us to risks inherent in doing business in each of the more than 120 other countries in which we transact business. The occurrence of any of the risks set forth below could have an adverse effect on our results of operations and financial condition. Our operations in more than 120 countries other than the United States and the United Kingdom accounted for approximately 45.8% of our consolidated revenues during 1997 and 51.7% of our consolidated revenues during 1998. Our operations in countries other than the U.S. and the U.K. are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

     .    expropriation and nationalization;

     .    political and economic instability;

     .    armed conflict and civil disturbance;

     .    currency fluctuations, devaluations and conversion restrictions;

     .    confiscatory taxation or other adverse tax policies;

     . governmental activities that limit or disrupt markets, restrict payments or the movement of funds; and

     . governmental activities that may result in the deprivation of contract rights.

     Our ability to compete overseas may be adversely affected by governmental regulations promulgated in numerous countries in which we transact business. If these regulations apply to us, they may require us to engage in business practices that may not be to our benefit. Those regulations frequently:

     .    encourage or mandate the hiring of local contractors; and

     . require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

     In addition, we are subject to taxation in many jurisdictions, and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Foreign income tax returns of foreign subsidiaries, unconsolidated affiliates and related entities are routinely examined by foreign tax authorities. These tax examinations may result in assessments of additional taxes or penalties or both.

     A sizable portion of our consolidated revenues and consolidated operating expenses are in foreign currencies. As a result, we are subject to significant foreign exchange risks that could adversely affect our operations, as well as limit our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries. We do business in countries that have non-traded, or "soft" currencies that have restricted or limited trading markets. We may accumulate cash in soft currencies which may significantly limit our ability to convert our profits into U.S. dollars or repatriate our profits from those countries.

     We selectively use hedging transactions to limit our exposure to risks from doing business in foreign currencies. We have developed risk management policies that establish guidelines for managing foreign exchange risk. As part of these policies, we have designed a reporting process to monitor the potential exposure on an ongoing basis. We use this process to determine the extent of our foreign currency exposure and to determine whether it is practical or economical to execute financial hedges. For those currencies that are not readily convertible, our ability to hedge exposure is limited because financial hedge instruments for those currencies are nonexistent or limited and because pricing of hedging instruments, where they exist, is often volatile and not necessarily efficient. To the extent that we can match the currency in which our operating revenues are denominated to that in which our operating expenses in a country are denominated, we can reduce our vulnerability to exchange rate fluctuations.

     Our businesses are subject to a variety of environmental laws and regulations including those covering hazardous materials. Any failure on our part to comply with applicable environmental laws and regulations could have an adverse effect on our financial condition. Our well service operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Our operations and facilities are subject to numerous environmental laws, rules and regulations of the United States and other countries, including laws concerning:

     . the containment and disposal of hazardous substances, oilfield waste and other waste materials;

     .    the use of underground storage tanks; and

     .    the use of underground injection wells.

     Laws protecting the environment are becoming stricter. Sanctions for failure to comply with these laws, rules and regulations, many of which may be applied retroactively, may include:

     .    administrative, civil and criminal penalties;

     .    revocation of permits; and

     .    corrective action orders.

     In the United States, environmental laws and regulations typically impose strict liability. Strict liability means that in some situations we could be exposed to liability for cleanup costs and other damages as a result of our conduct that was lawful at the time it occurred or conduct of prior operators or other third parties. Cleanup costs, natural resource damages and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations, could be substantial and could have a material adverse effect on our consolidated results of operations. From time to time, claims have been made against us and our subsidiaries under environmental laws. Changes in environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on us.

                              RECENT DEVELOPMENTS

     Dresser Industries, Inc., one of our subsidiaries, is a partner with Ingersoll-Rand Company in two separate partnerships, Dresser-Rand Company and
Ingersoll-Dresser Pump Company.   Dresser-Rand Company manufactures and provides
service for gas turbines, centrifugal, reciprocating and axial compressors, steam turbines, electric motors and generators. Ingersoll-Dresser Pump Company manufactures pumps for diversified industrial use and specialty process, power generation and marine applications. Dresser owns 51% of Dresser-Rand Company and 49% of Ingersoll-Dresser Pump Company. Ingersoll owns the remaining partnership interests in the two partnerships. In late August 1999, Dresser received a notice from Ingersoll in which Ingersoll offered to sell its interests to, or purchase Dresser's interests from, Dresser. On October 4, 1999, Dresser responded to the notice, as permitted by the partnership agreements, by advising Ingersoll that Dresser intended to sell its entire interest in each of Dresser-Rand Company and Ingersoll Dresser Pump Company to Ingersoll. The transactions related to the sale of Dresser's partnership interests are expected to close in the fourth quarter of 1999. Dresser expects to receive $595 million for its interest in Dresser-Rand Company and $515 million for its interest in Ingersoll-Dresser Pump Company. We expect the transactions to result in an after-tax gain of $380 million, which will be recognized in the fourth quarter of 1999.

                             CAUTIONARY STATEMENT
                     CONCERNING FORWARD-LOOKING STATEMENTS

     In this document, we make forward-looking statements that include assumptions as to how either our company or PES may perform in the future. You will find many of these statements in the following sections:

     .    "Risk Factors" beginning on page 15;

     . "The PES Board's Reasons for Recommending the Offer; Recommendation of the PES Board" beginning on page 27;

     .    "Information Regarding Halliburton Company" beginning on page 52;


     . "Halliburton Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 59; and

     .    "Information Regarding PES" beginning on page 81.

     Also, when we use words like "may," "may not," "believes," "does not believe," "expects," "does not expect," "anticipates," "does not anticipate" and similar expressions, we are making forward-looking statements. Forward-looking statements should be viewed with caution.

     As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we caution that forward-looking statements involve risks and uncertainties that may affect our actual results of operations. Statements in this offer document that are forward-looking and that provide other than historical information involve those risks and uncertainties. Our forward-looking information reflects our best judgement based on current information. Forward-looking information involves, however, a number of risks and uncertainties and there can be no assurance that other factors will not affect the accuracy of our forward-looking information. While it is not possible to identify all these factors, we continue to face many risks and uncertainties that could cause actual results to differ from those forward-looking statements, including:

     . litigation, including, for example, asbestosis litigation and environmental litigation;

     . trade restrictions and economic embargoes imposed by the United States and other countries;

     . environmental laws, including those that require emission performance standards for new and existing facilities;

     . unsettled political conditions, war, civil unrest, currency controls and governmental actions in the numerous countries in which we operate;

     . operations in countries with significant amounts of political risk, including, for example, Russia, Algeria and Nigeria;

     . the effects of severe weather conditions, including hurricanes and tornadoes, on operations and facilities;

     . the impact of prolonged mild weather conditions on the demand for and price of oil and natural gas;

     . the magnitude of governmental spending for military and logistical support of the type that we provide;

     . changes in capital spending by customers in the hydrocarbon industry for exploration, development, production, processing, refining, and pipeline delivery networks;

     . changes in capital spending by governments for infrastructure projects of the sort that we perform;

     . changes in capital spending by customers in the wood pulp and paper industries for plants and equipment;

     .    consolidation of customers in the oil and gas industry;

     .    technological and structural changes in the industries that we serve;

     .    changes in the price of oil and natural gas;

     .    changes in the price of commodity chemicals that we use;

     . risks that result from entering into fixed fee engineering, procurement and construction projects of the types that we provide where failure to meet schedules, cost estimates or performance targets could result in non-reimbursable costs which cause the project not to meet expected profit margins;

     . claim negotiations with customers on cost variances on major projects;

     . computer software, hardware and other equipment utilizing computer technology used by governmental entities, service providers, vendors, customers and Halliburton that may be impacted by the Year 2000 issue;


     . the risk inherent in the use of derivative instruments of the sort that we use which could cause a change in value of the derivative instruments as a result of adverse movements in foreign exchange rates;

     . increased competition in the hiring and retention of employees in competitive areas, for example, accounting, treasury and Year 2000 remediation; and

     . integration of acquired businesses, including Dresser Industries, Inc. and its subsidiaries, into Halliburton.

In addition, future trends for pricing, margins, revenues and profitability remain difficult to predict in the industries that we serve.

     You should consider carefully the forward-looking statements set forth in "Halliburton Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 59 through 80, and under "Business" and "Legal Proceedings" in our annual report on Form 10-K for the fiscal year ended December 31, 1998, which sections are incorporated in this offer document by reference. Copies of our annual report on Form 10-K for the fiscal year ended December 31, 1998 are on display at the London and Aberdeen offices of CMS Cameron McKenna, the receiving agent for the offer. Please read "Where You Can Find More Information" on page 115.

                    BACKGROUND OF AND REASONS FOR THE OFFER

     On May 23 and 25, 1996, representatives of Halliburton Energy Services
(HES), Halliburton's oilfield services unit, met with representatives of PES at the PES offices in Aberdeen, Scotland. HES's representatives at the meeting included James B. Renfroe, then a vice president of HES. PES's representatives at the meeting included Laurence Kinch, Group Chairman of PES. The purpose of the meeting was to explore opportunities for the two companies to work together. During these discussions, the parties perceived that the strengths of the companies blended well. The strengths of PES included innovation, rapid product development, focused engineering resources and the intelligent well completion product offerings. The strengths of HES included a broad range of technology and services, a global presence and organization, manufacturing capability and capacity and reservoir engineering support.

     Representatives of both HES and PES met at the HES offices in Houston, Texas on June 25, 1996 to discuss further mutual opportunities. HES personnel suggested a joint initiative on intelligent well completion products and a cooperative effort on technology development for completion products. PES personnel presented other technology initiatives. The parties reached a tentative agreement to establish a joint marketing effort relating to intelligent well completion products, for HES to become the operations arm of PES and for a joint technology development and cross licensing arrangement. The parties intended to pursue these objectives through an alliance arrangement. HES agreed to prepare a letter of intent reflecting the arrangement.

     On September 16, 1996, HES and PES made a joint press release regarding the proposed alliance. The decision to make an announcement at that time was driven by the announcement by two principal competitors of Halliburton and PES concerning their alliance to offer intelligent well completion products to the marketplace.

     In a meeting held at the HES offices in Houston, Texas on November 7, 1996, PES personnel advised HES management that the alliance of competitors was forcing PES to change strategy. In order for PES to be able to enhance its business and maintain an industry leadership position, PES would require more than an alliance. The principal alternative was a business combination between Halliburton and PES. A further meeting was held at the HES offices in Houston, Texas on November 26, 1996 with key members of the PES management team and HES personnel to discuss a possible business combination. During this meeting, financial projections and analyses were reviewed, as well as some net present value models.

     On December 3, 1996, Mr. Renfroe made a presentation to the senior management of HES regarding a potential acquisition of PES. Senior management authorized the continuation of the negotiations.

     On December 17, 1996, key personnel of PES and HES met to discuss further the valuation of PES. They also discussed potential business combination structures that would allow PES shareholders to realize additional future payments for their equity interest in PES if various operational and financial objectives were achieved.

     Negotiations were conducted in January 1997 near Aberdeen, Scotland for the acquisition of all outstanding shares of PES. Although terms of an acquisition could not be reached, a compromise was proposed through which HES would invest (Pounds)20.8 million for a 26% interest in the equity of PES.

     On February 20, 1997, Mr. Renfroe presented a proposal to the Halliburton board of directors for HES to purchase a 26% interest in PES. The Halliburton board approved the proposal.

     On April 22, 1997, Halliburton Holdings Limited acquired approximately 26% of the issued share capital of PES. On that same day, HES entered into a strategic alliance agreement with PES and two of its subsidiaries for the development and manufacture of "Intelligent Completion Systems."

     From April 1997 through October 1997, HES and PES perceived that the alliance would be unable to realize its full potential unless it confronted and resolved a number of issues. These included the following:

     . the ownership issue, that is, what control each party would exercise over the operations of the alliance;

     . the disclosure issue, that is, the reluctance of both HES and PES to reveal technical information to each other; and

     . the organization issue, that is, the reluctance of both HES and PES personnel to fully integrate both businesses. A number of commercialization issues also arose over this same time period.

     On October 9, 1997, Messrs. Renfroe and Kinch met in the HES offices in Houston, Texas to discuss the relationship between PES and HES. Mr. Kinch expressed the interest of PES shareholders in maximizing the value of their shareholdings through a business combination of PES with HES.

     On December 1, 1997, PES representatives, including Mr. Kinch, made presentations to Edgar Ortiz, President of HES, and other HES representatives regarding a business combination of HES and PES. The parties decided to meet again in January 1998 for further discussions.

     PES personnel made a presentation to HES personnel on January 19, 1998, regarding business prospects, projected revenues and ongoing projects. The parties also discussed the issues and obstacles preventing the alliance from realizing its full potential. At the time, management of HES determined that HES was not ready to move toward a business combination and that the parties should continue to prepare a joint business plan to overcome the difficulties in the alliance.

     In May of 1998, Mr. Kinch conferred with Mr. Ortiz by telephone to discuss the current state of the oil and gas business in the U.S. in general, the issues confronting the alliance in particular and ways of increasing the output of the alliance. No agreement was achieved regarding the alliance issues other than to monitor its progress.

     Mr. Kinch met with David J. Lesar, President and Chief Operating Officer of Halliburton, on June 5, 1998 during an operational trip by Mr. Kinch to the United States. They discussed issues relating to the maximization of the benefits of the alliance, including marketing strategies and an enhanced working relationship between PES and HES. They did not, however, discuss a business combination of HES and PES. During the same trip, Mr. Kinch met with Mr. Ortiz at the HES offices in Houston, Texas to discuss the alliance further. They again concluded that more could be achieved in the relationship if the barrier of the ownership issue were to be resolved and agreed to maintain close contact and to review the relationship continually.

     Other PES personnel met with HES personnel in Aberdeen, Scotland on June 10, 1998 and proposed that HES should provide manufacturing and delivery of intelligent well completion products for West Africa and South America. They also proposed that PES should continue to service the North Sea, Gulf of Mexico and Asia. Although discussions on this proposal continued for several months, the parties never reached agreement.

     At a full meeting of the PES board on September 9, 1998, with both of the directors of PES who were nominated by Halliburton Holdings Limited, Messrs. Renfroe and McCurley, in attendance, the issues confronting the alliance were discussed in depth. After discussing various alternatives, the PES board concluded that single ownership was the best way to maximize PES's potential. Mr. Kinch advised that he would be in Houston during October and would meet with Mr. Ortiz to discuss this issue further. These comments were taken back to HES management, and a date was set in October for Messrs. Kinch and Ortiz to meet.

     Messrs. Ortiz and Kinch met on October 15, 1998 and candidly discussed the merits of an acquisition by Halliburton of the remaining PES shares. Mr. Ortiz was advised by Mr. Kinch that he had discussed this suggestion with several of the major PES shareholders, who were receptive. Mr. Kinch also informed Mr. Ortiz that:

     . PES had been approached by a U.K.-based industrial group which had expressed interest in acquiring part or all of PES;

     . Mr. Kinch's response to this U.K. group was that Halliburton held an exclusive right to meet any other offer made for PES up to April 22, 1999; and

     . the U.K. group had accepted this response but indicated that they remained very interested in pursuing an acquisition of PES either before or after that date.

Mr. Ortiz noted this information and advised Mr. Kinch that HES would review its position with respect to PES ownership. HES then formed a team to study and evaluate the potential acquisition.

     Halliburton, through HES, elected to pursue the possibility of acquiring the entirety of PES. On November 2, 1998, senior management of both PES and HES met at the HES offices in Houston, Texas to discuss the optimum structure for a combined organization and the means of maximizing the strengths of PES. Later in the day, Messrs. Ortiz and Kinch met separately with others in their respective organizations to discuss the potential transaction. HES decided to conduct a due diligence investigation of PES.

     After the due diligence investigation was substantially completed, Messrs. Ortiz and Kinch met again in Houston on November 24, 1998 and discussed further the prospect of Halliburton or one of its subsidiaries acquiring PES. One of the issues discussed was the retention and motivation of key employees following the business combination. Mr. Kinch advised Mr. Ortiz that a PES board meeting was scheduled for December 9, 1998 and that it would be helpful to provide the PES board members with a clarification of Halliburton's position regarding a possible business combination.

     Mr. Lesar reviewed the possible acquisition of the remaining shares of PES with the Halliburton board at its December 3, 1998 meeting. He did not, however, ask the board to take any action concerning the potential transaction at that time.

     At the PES board meeting in Aberdeen, Scotland on December 9, 1998, the PES board discussed the subject of Halliburton acquiring total ownership of PES. The PES directors informed Mr. Renfroe that:

     . they would consider an offer from Halliburton to acquire the rest of PES;

     .    a third party approach had been made for that purpose; and

     . if Halliburton did not respond within a given time with a formal business combination proposal, the PES board would be compelled to review the desirability of continuing the alliance. The agreement governing the alliance contains a clause permitting either party to terminate the alliance upon six months' prior notice.

The PES board reaffirmed that Halliburton was their preferred partner going forward, as it was felt that the relationship built up since 1996 and the complementary skills of the two organizations could achieve the desired future commercial objectives.

     On December 18, 1998, Mr. Ortiz proposed, in a letter to Mr. Kinch, that negotiations contemplating a business combination of PES with HES be commenced in Aberdeen, Scotland on January 5, 1999 and continue as needed through the month of January. In the letter, Mr. Ortiz informed Mr. Kinch that HES would, at the outset of those negotiations, present a definitive proposal to PES which would incorporate the following major features:

     .    Halliburton would acquire all PES shares it does not own;

     . the purchase price would be based on a value for all of PES, including the portion owned by Halliburton Holdings Limited, of not less than (Pounds)100 million;

     . the purchase price would be paid in Halliburton common stock using the market value of the stock at completion of the transaction;

     . the Halliburton common stock to be issued to the PES shareholders in exchange for their PES shares would be issued one-third upon completion of the offer and one-third in each of two deferred elements. Halliburton would issue the deferred elements only if PES had achieved mutually agreeable, definitive and quantifiable measures of performance by the expiration of these periods;

     . the key executives and managers of PES would enter into three-year employment agreements with PES which would contain noncompetition and trade secret covenants; and

     . following its acquisition by Halliburton, PES would focus primarily on technology development and marketing.

Mr. Ortiz also requested that, during the negotiation period, PES not entertain proposals from any other prospective purchaser of the business and that PES not solicit any other proposals. Finally, he proposed that, after January 1999, either PES or HES could terminate negotiations by giving written notice of termination to the other. Mr. Ortiz noted that any transaction would require the approval of Halliburton's board of directors. Upon receipt of the letter, Mr. Kinch advised the other PES board members regarding the proposed negotiating plan.

     On December 21, 1998, Mr. Kinch contacted Mr. Ortiz in Bogota, Colombia and confirmed that PES was willing to enter into exclusive negotiations with Halliburton regarding a business combination. They agreed that these discussions would take place after the Christmas holiday season in early January 1999. Mr. Kinch confirmed his advice by letter dated December 23, 1998.

     Commencing on January 6, 1999, HES personnel, led by Mr. Renfroe, met with PES personnel, led by Mr. Kinch, at the HES offices in Houston, Texas. The purpose of the meeting was to negotiate the proposed business combination. The PES negotiating team included Michael Wagstaff of Schroder & Co. Inc., a financial adviser to PES. During these negotiations, which continued through January 9, 1999, an agreement was reached on some of the major issues relating to the proposed combination. The decision was made to begin preparation of the definitive agreements and to proceed with getting the necessary approvals from the boards of directors of Halliburton and PES.

     Mr. Renfroe presented to the Halliburton board a proposal on February 18, 1999, to acquire all of the outstanding shares of PES not owned by Halliburton Holdings Limited in exchange for shares of Halliburton common stock. The key terms of the proposal as presented were:

     . the aggregate purchase price for the PES shares would be based on an equity valuation of PES at (Pounds)101 million;

     . the Halliburton shares would be issued in three installments: approximately one-third at closing, one-third 18 months after closing and one-third 36 months after closing;

     . the number of shares issuable in the second and third installments would be subject to adjustment based on whether specified key managers remain with PES; and

     .    key PES employees would enter into employment agreements with PES.

The Halliburton board approved the acquisition as proposed.

     On March 30, 1999, Mr. Kinch met with Mr. Renfroe, together with negotiators from both companies. Numerous issues were discussed and resolved, including changes to the PES board if a business combination were to be effected and the nature of employment contracts for executives and other staff. The negotiation of further details of the proposed transaction was delegated to the negotiating teams of the two companies. These negotiations continued throughout the following day. At the conclusion of the meetings, the following share price and currency rates were agreed for the exchange between HES and PES stock: the PES shares were to be valued at (Pounds)79.4013 per PES share. The consideration was to be Halliburton common stock, the price per share of which was to be fixed at $38.437. The currency conversion rate was to be fixed at $1.611/(Pounds)1.00. This equated to an offer of 3,130,800 shares of Halliburton common stock in exchange for the 74% of the issued PES shares not owned by Halliburton Holdings Limited.

     On April 1, 1999, Mr. Renfroe agreed, in a telephone conversation with Colin Smith, that the fixed price of Halliburton common stock for purposes of the offering formula would be increased from $38.437 to $38.50, yielding a new total number of shares of Halliburton common stock of 3,125,758 to be included in the offer. The exchange ratio and the total number of shares to be subject to the offer were reduced accordingly.

     The exchange ratio and the total number of shares were again reduced on May 31, 1999. The reduction in the total value of PES resulted from a determination as to obsolete inventory and a payment in settlement of an employee's ownership interest in a subsidiary of PES.

     Negotiation of the definitive agreements continued through May 1999.

     In compliance with the Securities Act, we filed a registration statement relating to the offering, sale and delivery of our common stock in connection with our offer with the U.S. Securities and Exchange Commission on June 4, 1999. This document described the offer as then negotiated. The staff of the Commission reviewed the registration statement and issued a letter of comments to us on July 9, 1999.

     In light of the delay involved in preparing our response to the Commission's letter of comments, we agreed on September 9, 1999 to change the allocation of our common stock among the initial and two deferred elements. As revised, the allocation is 37% allocable to the initial element, 30% to the first deferred element and 33% to the second deferred element. This reallocation was motivated by the significant lapse of time since agreement on the basic terms of the offer and by the terms of a then recent, unrelated, publicly announced transaction.

     We responded to the Commission's letter of comments by filing the first amendment to the registration statement with the Commission on September 13, 1999. This amendment reflected the terms of the offer as revised on September 9, 1999. The staff of the Commission issued further comments regarding the first amendment on October 1, 1999 and October 18, 1999.

     In early November, 1999, the representatives of Halliburton and PES acknowledged that Halliburton would be required to file a second amendment and perhaps a third amendment to the registration statement before the Commission would declare the registration statement, as then amended, to be effective and before we could commence the Offer.

     The representatives of Halliburton and PES agreed that the delays in achieving an effective date for the registration statement under the Securities Act were extraordinary and were unforeseen by either the board of directors of PES or the management of Halliburton. As a result, we agreed with the representatives of PES that we would improve the terms of the offer as a consequence of the delays we had experienced in initiating the offer.

     On November 8, 1999, we agreed that:

     . We would issue the first deferred tranche of our common stock 12 months rather than 18 months after completion of the offer;

     . we would determine the exchange ratio on the third business day prior to the effective date of the registration statement;

     . if the closing sales price of our common stock on the NYSE on that day were to be less than $38.50, we would increase the exchange ratio previously negotiated on April 1, 1999 by the number of shares necessary to yield $38.50 in market value on that day;

     . we would, if we did not initiate the offer prior to specified dates because the registration statement had not yet been declared effective, increase the aggregate number of shares of our common stock to be included in our offer as described below;

     . any increase in the aggregate number of shares of our common stock to be subject to our offer as a result of the latter two additional terms would be limited to an aggregate of 800,000 shares of our common stock; and

     . we would, if we did not initiate the offer prior to March 31, 2000 because the registration statement had not yet been declared effective, pay PES a sum of $5.0 million.

     With regard to the fourth additional term described above, we agreed that we would, if we did not initiate the offer before the dates specified below, increase the exchange ratio by increasing the aggregate number of shares of our common stock issuable in the offer as follows:

     .    December 1, 1999  -  100,000 shares of our common stock;

     . January 1, 1999 - 125,000 shares in addition to the 100,000 indicated above;

     . February 1, 1999 - 150,000 shares in addition to the 225,000 indicated above;

     . March 1, 1999 - 175,000 shares in addition to the 375,000 indicated above.

     These additional provisions have been given effect in our offer as described in this offer document in computing the exchange ratio of shares of our common stock for each PES share.

     Definitive documents, including the warranty agreement and the service agreements, were executed as of the date of this offer document.

                          THE PES BOARD'S REASONS FOR
            RECOMMENDING THE OFFER; RECOMMENDATION OF THE PES BOARD

     The PES board of directors, excluding Messrs. McCurley and Renfroe, is of the opinion that the terms of the offer are fair and reasonable to, and in the best interests of, PES. Accordingly, the PES board recommends that the PES shareholders accept the offer. Messrs. McCurley and Renfroe, the PES directors nominated by Halliburton Holdings Limited, did not participate in any proceedings of the PES board relating to the offer. In making the determination, the PES board consulted with PES's management and considered a number of factors, including the following:

     . The belief of the PES board that PES's and Halliburton's respective businesses are complementary and that a range of economic, strategic and operational benefits could arise from combining them. The PES board also believed that the combination of PES and Halliburton would assist them in their aim of becoming the leader in providing intelligent well completion products.

     .    The likelihood of the offer becoming unconditional.

     . Our requirement of obtaining, as a condition to making the offer, the irrevocable undertakings as described in this offer document. The persons from whom the irrevocable undertakings are to be obtained hold approximately 50.02% of PES's issued share capital.

     . The terms of the offer, including the consideration to be paid by Halliburton, and the terms of the warranty agreement.

     . The PES board's knowledge of the business, operations, properties, assets, earnings and prospects of PES.

     . Recent and historical trading prices for Halliburton common stock. The PES board recognized that the offer should enable the PES shareholders to obtain a security that provides a market for their interests yet offers the opportunity of continuing their equity interest in the combined enterprise. For information regarding the range of prices of the Halliburton common stock, please read "Market Price and Dividend Information" on page 13. The PES board also considered the absence of any trading market for the PES shares.


     . Halliburton's historical financial statements for the years ended December 31, 1997 and December 31, 1998.

     In view of the wide variety of factors considered in connection with its evaluation of the offer, the PES board did not find it practicable to quantify or otherwise attempt to assign relative weights to specific factors considered in its decision and did not do so. The PES board did not articulate how each factor specifically supported its ultimate decision. Substantial weight was, however, placed on:

     . the fact that the principal shareholders, as the owners of approximately 50.02% of the outstanding PES ordinary shares, were in favor of the transaction;

     . the principal shareholders would execute the irrevocable undertakings to accept the offer; and

     . the principal shareholders will receive the same consideration per PES ordinary share as other PES shareholders.

     The PES board, other than those PES directors appointed by Halliburton Holdings Limited who did not participate in the deliberations, unanimously recommends that PES shareholders accept the offer. We urge you to read the letter from PES relating to the offer and attached as Annex II.

                                   THE OFFER

General

     We are offering to acquire the PES shares that you now own and, if applicable, any PES shares you acquire while the offer remains open for acceptance:

     . upon exercise of any options that you hold under the PES share option schemes; or

     . upon exercise by PES of call options to exchange PES shares for shares of a PES subsidiary owned by you.

     Consideration. If you accept our offer, the shares of our common stock you will receive will be paid in an initial, fixed element and two deferred, partially contingent elements. The deferred elements are subject to two contingencies, either of which could cause the number of shares that you would receive in each deferred element to be reduced:

     . the first contingency is that two key executives of PES, Laurence Kinch and Richard Rubbo, have not voluntarily resigned nor has their employment been terminated for cause on the dates of determination regarding the deferred elements of the offer; and

     . the second contingency is that Mr. Rubbo has not died or disappeared in suspicious circumstances on the dates of determination regarding the deferred elements of the offer.

     Upon the offer becoming unconditional, also referred to as "completion," you will receive up to ________ shares of our common stock for each of your PES shares, of which:

     .    ________ shares will be issued promptly after completion of the offer;


     . ________ shares will be issued 12 months after completion of the offer, also referred to as the "first determination date," subject to potential reduction or delay. This reduction or delay could occur if either Laurence Kinch or Richard Rubbo is not employed by us or a member of our group of companies on the first determination date as a result of voluntary resignation or termination for cause or, in the case of Mr. Rubbo only, his death or disappearance in suspicious circumstances; and

     . ________ shares will be issued up to 36 months after completion of the offer, also referred to as the "second determination date," subject to potential reduction or delay. This reduction or delay could occur if either Mr. Kinch or Mr. Rubbo is not employed by us or a member of our group of companies on the second determination date as a result of voluntary resignation or termination for cause or, in the case of Mr. Rubbo only, his death or disappearance in suspicious circumstances.

     The First Contingency. We will reduce the number of shares of our common stock to be issued after the first and second determination dates if either Mr. Kinch or Mr. Rubbo is not then employed by us or a member of our group of companies as a result of voluntary resignation or termination for cause as follows: We will reduce the number of shares for each deferred element by 30% for each of these two employees who is not so employed by us on the determination date for that deferred element. For example, if neither of them is employed on the first determination date, we will reduce the number of shares for each deferred element by 60%.

     The second determination date will be the third anniversary of completion of the offer unless before that date we decide, in our sole discretion, that PES has achieved the milestones specified in an agreed technology transfer and development plan. In that case, the second determination date will be accelerated to the date 30 months following completion of the offer or, if later, the date of such achievement. The technology transfer and development plan has been filed as an exhibit to our registration statement and is on display at the London and Aberdeen offices of the receiving agent, CMS Cameron McKenna.

     If we terminate the employment of Mr. Kinch or Mr. Rubbo or both prior to a particular determination date and there is a dispute as to whether they voluntarily resigned or were terminated for cause, we will reduce the number of shares of our common stock to be issued by 30% or 60%, as necessary. Any dispute will be resolved in the manner described in Sections 5.11 and 5.12 of Annex I to this offer document. Upon resolution of a dispute, we will issue any shares of our common stock that should have been issued within seven days.

     When used with respect to Mr. Kinch or Mr. Rubbo, the phrase "termination for cause" includes termination of employment for:

     .    an act of gross misconduct;

     .    repeated violations of his service agreement;

     . conduct causing continued employment to be materially detrimental to us;

     .    a serious criminal offense;

     .    an act of dishonesty materially detrimental to us; or

     .    a material violation of our code of business conduct.

     When used with respect to Mr. Kinch or Mr. Rubbo, the phrase "voluntary resignation" includes the voluntary termination of his employment other than by reason of:

     .    death;

     . illness, mental disorder or injury that prevents him from properly performing his duties as an employee; or

     .    constructive dismissal.

The contractual provisions governing the issuance of shares of our common stock in these circumstances are set forth in full in Section 2 of Annex I to this offer document.

     The Second Contingency. We will reduce the number of shares of our common stock comprising the deferred elements under another circumstance. That circumstance will exist if Mr. Rubbo has ceased to be employed by us as a result of his death or disappearance in suspicious circumstances. For this purpose, the phrase "death or disappearance in suspicious circumstances" includes:

     .    his death from other than natural causes or accident; or

     .    his disappearance for a period of at least four weeks without a subsequent reappearance,

prior to the second determination date.

     If Mr. Rubbo should die or disappear in suspicious circumstances before the determination date for the first deferred element, we will reduce the number of shares of our common stock comprising the first and second deferred elements by 30%. If that circumstance should precede the determination date for only the second deferred element, we will issue the full number of shares comprising the first deferred element, but we will reduce the number of shares comprising the second deferred element by 30%.

     While we will eventually issue these shares, you may not be the recipient. We will issue these shares during or at the end of the two year period following Mr. Rubbo's death or disappearance to different recipients, depending on the circumstances. In general, we will issue the shares in accordance with the following:

     . if a person is criminally convicted by reason of implication in Mr. Rubbo's death or disappearance but no allegation is made of any connection with a person to whom our common stock is to be issued pursuant to the offer, then we will issue the shares to the persons who are entitled to them under the terms of the offer;

     . if a person is criminally convicted by reason of implication in Mr. Rubbo's death or disappearance and an allegation is made of a connection with a person who is to receive our common stock pursuant to the offer, then we will issue the implicated party's shares to persons designated by Mr. Rubbo's personal representatives and we will issue all other shares to the persons who are entitled to them under the terms of the offer; or

     . in any other circumstance, we will issue the shares otherwise issuable to Mr. Rubbo and his family and associates, and we will issue all other shares to a charity selected by the PES board.

The contractual provisions governing the issuance of shares of our common stock in this circumstance are set forth in full in Sections 2 and 3 of Annex I to this offer document.

     Valuation. The exchange ratio was determined by agreement on April 1, 1999 and in accordance with modifications to that agreement over the period from that date through early November 1999. This agreement and the related modifications are described under "Background of and Reasons for the Offer."

     The exchange ratio was fixed on ________, 1999, the third business day prior to the date of this offer document. On that date, based on the closing sales price per share of our common stock on the NYSE ($_____), our offer valued the entire issued share capital of PES, on a fully diluted basis, at approximately $______ million or (Pounds)______ million. Based on that closing sales price and:

     . assuming issuance of the maximum number of shares of our common stock subject to the deferred elements of the offer, the offer values each PES share at $____ or (Pounds)____ and the entire issued share capital of PES, on a fully diluted basis, at $______ or (Pounds)_____; or

     . assuming issuance of the minimum number of shares of our common stock subject to the deferred elements of the offer, the offer values each PES share at $____ or (Pounds)____ and the entire issued share capital of PES, on a fully diluted basis, at $____ or (Pounds)____.

Each of these implied valuations was based on an exchange rate of (Pounds)1.00 to $_____, and none of them takes into account any delay that may affect the issuance of the shares of our common stock under the terms of the offer. Halliburton Holdings Limited owns 334,360 PES shares, being approximately 26.40% of the issued share capital of PES.

     If the offer becomes unconditional and we acquire or contract to acquire at least 90% of the PES shares to which the offer relates, we intend, as we will then be entitled, to acquire the remaining PES shares on the same terms as the offer. Please read "--Compulsory Acquisition; Appraisal Rights" on page 31.

No Rights of Withdrawal

     You will not be able to withdraw your PES shares once you have validly accepted the offer or we have waived any defect in your acceptance. If the offer has not become unconditional on or before __________, 1999, your PES shares will be returned to you promptly.

     We do not currently intend to reduce the acceptance condition below 90%. If we should do so, however, we will give written notice of that reduction to all PES shareholders at least five U.S. business days prior to the initial expiration of the offer. In that case, we will leave the offer open for at least ten U.S. business days following the giving of our notice by extending the offer if necessary. You will not be able to withdraw your PES shares during the period following any reduction of the acceptance condition.

Compulsory Acquisition; Appraisal Rights

     If we acquire PES shares representing at least 90% of the PES shares to which the offer relates, we intend to effect a compulsory acquisition of the remainder of the outstanding PES shares. The compulsory acquisition will be on the same terms as the offer in accordance with sections 428 through 430F of the U.K. Companies Act 1985.

     You do not have appraisal rights as a result of the offer. The laws of Scotland do not provide you with appraisal rights for your PES shares. Appraisal rights are statutory rights of shareholders under the laws of some jurisdictions arising in connection with some types of business combination transactions. Shares subject to appraisal rights would be valued by an independent appraiser and purchased by the issuer at the appraised value.

     While you do not have appraisal rights, if we acquire PES shares representing at least 90% of the PES shares to which the offer relates, you will be entitled to require us to purchase your PES shares. This will be on the same terms as the offer in accordance with sections 430A and 430B of the U.K. Companies Act 1985. For the full text of the applicable provisions of the U.K. Companies Act 1985, please read Annex III to this offer document.

Conditions to the Offer

     Our offer is conditional on our receipt of valid acceptances prior to expiration of the offer of not less than 90% of the PES shares subject to the offer.

     We may reduce the percentage of PES shares required to satisfy this acceptance condition to any percentage not less than 33% of the PES shares subject to the offer. In that event, we will announce, at least five U.S. business days prior to the scheduled expiration of the offer and at least five U.S. business days prior to the offer being declared unconditional, that we have reduced the acceptance level under the acceptance condition. We will make this announcement by written notice to all PES shareholders. We will, following any announcement of this type, leave the offer open for at least ten U.S. business days by, if necessary, extending the offer period. No withdrawal rights will, however, be granted during that ten-day period. If you are not willing to accept the offer if the acceptance condition is reduced below the 90% level, you should not accept the offer until the fifth day immediately prior to the scheduled expiration of the offer.

     Our offer is also conditional upon, among other things, the following:

     . approval by PES shareholders of a resolution authorizing the suspension of two specific provisions of the articles of association of PES that would interfere with our ability to purchase PES shares under the offer;

     . the continued employment through completion of the offer of Messrs. Kinch, Rubbo, Bowyer, Fleming, Owens, Smith, Whiteford, Arizmendi and Bouldin;

     . approval by the NYSE of our common stock to be issued under the offer for listing on the NYSE, subject to official notice of issuance;

     . no stop order suspending the effectiveness of our registration statement being issued or threatened by the SEC;

     . no governmental, regulatory or other relevant authority having instituted, implemented or threatened any action that affects the offer, including any action that would make the offer illegal or would require us or PES to sell all or any material portion of either company's assets;

     . receipt of all authorizations necessary or appropriate for the offer from all appropriate governmental and regulatory authorities;

     . PES and its subsidiaries not having engaged in activities that are out of the ordinary course of its business, including:

          .    issuing additional shares,

          .    paying dividends,

          .    merging with any other person,

          .    disposing of its assets,

          .    increasing its indebtedness, and

          . entering into contracts or arrangements that are likely to restrict our business or that of PES;

     . there being no material adverse change in the business, assets, financial or trading position, or profits or prospects of PES;

     . there being no continued or new litigation that is or is likely to be material to PES;

     . no information concerning PES disclosed to us under the warranty agreement being misleading in any material respect; and

     . PES complying with all applicable legislation that has a material impact on PES.

For further information regarding the conditions to the offer, please refer to
Part 1 of Annex I to this offer document.

Interests of PES Directors and Key Employees

     The PES board recommends that you accept the offer. You should be aware that some members of the PES board and key PES employees have some interests that are different from your interests as a PES shareholder. The PES board recognized those interests and determined that the interests neither supported nor detracted from the fairness of the offer to all PES shareholders.

     Irrevocable Undertakings. A condition to our posting (mailing) of this offer is that a group of 18 individuals shall have executed irrevocable undertakings in connection with the offer. These 18 individuals consist of the PES directors unaffiliated with our company, members of the immediate families of some of these directors and two key employees of PES. Each of these individuals has expressed a willingness to do this, but we will not ask any of them to do so until he or she has had a period of 48 hours after the effective date of the registration statement to review this offer document. Once this offer document has been posted to you, you may assume that each of these individuals has executed an irrevocable undertaking.

     In connection with these irrevocable undertakings, these directors and shareholders will have agreed that, in the case of those who are PES shareholders, they will:

     .    accept the offer; and

     . vote in favor of the resolution to be proposed at the extraordinary general meeting of PES shareholders.

     These shareholders own a total of 633,570 PES shares, which represent 50.02% of the PES shares in issue. The irrevocable undertakings will continue to be binding even if a competing offer is made.

     In the case of these shareholders who are also PES optionholders and the two PES directors who are optionholders but not shareholders, they will have agreed that:

     .    they will not exercise their PES options during the offer period; and

     . they will surrender their PES options in exchange for options over Halliburton common stock.

     It is also a condition to our posting of our offer that PES Trustees Limited shall have executed an irrevocable undertaking subsequent to the registration statement becoming effective. Once this offer document has been posted to you, you may assume that PES Trustees Limited has executed the irrevocable undertaking. The irrevocable undertaking will obligate PES Trustees Limited to:

     . vote all 141,130 PES shares held by it in favor of the special resolution to be presented to the PES shareholders at an extraordinary general meeting;

     . accept the offer with respect to those PES shares held by it and not subject to outstanding options, that is, 2,666 PES shares representing 0.21% of the shares in issue; and

     . accept the offer with respect to those PES shares held by it and subject to options held by those optionholders described above who have given irrevocable undertakings, that is, 59,830 PES shares representing 4.72% of the shares in issue.

     Halliburton Holdings Limited cannot give an irrevocable undertaking to accept the offer, as its PES ordinary shares are not subject to the offer. We will, however, cause Halliburton Holdings Limited to vote in favor of the special resolution to be proposed at the extraordinary general meeting of PES shareholders.

     Samples of the irrevocable undertakings have been filed as exhibits to the registration statement. Executed copies will be on display at the offices of CMS Cameron McKenna in London and Aberdeen until the end of the offer period. For information regarding the terms of these irrevocable agreements, please read "Irrevocable Undertakings" on pages 43 and 44.

     PES Share Option Schemes. If you are a PES optionholder, our offer extends to any PES shares that you acquire through the exercise of options. We will also offer you the opportunity to surrender your PES options in exchange for Halliburton options. The Halliburton options will entitle you to acquire the same number of shares of our common stock you would have acquired had you exercised your PES options and accepted the offer. The exercise price provided in your surrendered PES option will not change. Each Halliburton option will become exercisable for the shares subject to the option proportional to the delayed elements of the offer at the same times as provided in the offer. The number of shares of our common stock subject to the delayed elements of the option will be subject to reduction on the same basis as provided in the offer. If you are an employee of PES and you "voluntarily resign" or are "terminated for cause" before the second determination date and you are holding Halliburton options, 30% of the maximum number of your Halliburton options will lapse. If your employment is otherwise terminated, your Halliburton options will continue to be exercisable.

     PES has agreed that it will not make any amendments to the PES share option schemes while the offer is pending. Detailed information regarding the alternatives available to PES optionholders will be mailed to PES optionholders with this offer document.

     Service Agreements. Each of the seven PES directors who are not affiliated with us and who are employees of PES or one of its subsidiaries has executed a service agreement with PES, a subsidiary of PES or with us that will become effective upon the offer becoming unconditional. Each of these was executed as of the date of this offer document. Please read "Service Agreements" on pages 44 and 45 for more information regarding the service agreements.

     Warranty Agreement. Messrs. Kinch, Bowyer, Fleming, Owens, Rubbo, Whiteford and Smith, each of whom is a PES shareholder or optionholder, have entered into a warranty agreement with us and are referred to as the "executive warrantors." The warranty agreement was executed as of the date of this offer document. In the warranty agreement, each of the executive warrantors has made various representations and warranties relating to the organization, operations, financial condition, business, assets and properties of PES. The executive warrantors have also agreed to cause PES to operate in compliance with the provisions of the warranty agreement during the offer period. Messrs. Bouldin and Arizmendi are also parties to the warranty agreements with us. They, however, have not made representations regarding PES. For further information, please read "The Warranty Agreement" on pages 40 through 42.

     General.  Except as otherwise stated in this offer document:

     . there have not been any contracts, transactions or negotiations between Halliburton, any of our subsidiaries or, to the best of our knowledge, any of our directors or executive officers with PES or any of its directors, officers or affiliates concerning:

          . a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors; or

          .    a sale or other transfer of a material amount of assets; and

     . there are no current or proposed material contracts, arrangements, understandings or relationships between:

          .    Halliburton;

          .    our controlling persons or subsidiaries; or

          . to the best of our knowledge, any of the persons listed under "Security Ownership and Dealings by Certain Beneficial Owners and Management of Halliburton" on page 100 with respect to any PES shares.

     Please read "Background of and Reasons for the Offer" on pages 21 through 26.

     Halliburton Designated Directors of PES. In connection with the acquisition by Halliburton Holdings Limited of approximately 26% of the outstanding PES shares on April 22, 1997, the PES articles of association were amended. This amendment provided that so long as a member of the Halliburton group owns 10% or more of the issued share capital of PES, we will be entitled to appoint two persons as directors of PES. Halliburton Holdings Limited appointed Messrs. McCurley and Renfroe to the PES board.

     Neither Mr. McCurley nor Mr. Renfroe owns any PES shares, and neither of them participated in any of the deliberations of the PES board relating to the offer.

     Except for Halliburton Holdings Limited, neither Halliburton nor any of our controlling persons or subsidiaries or, to the best of our knowledge, any of the persons listed under "Security Ownership and Dealings by Certain Beneficial Owners and Management of Halliburton" on page 100 owns of record any PES shares.


Acceptance

     General.  In order to accept our offer, you must:

     . complete and sign the form of acceptance as explained in the printed instructions;

     .    obtain a witness to your signature;

     . return the form of acceptance, along with your share certificate(s) and/or other documents of title to the receiving agent:

               CMS Cameron McKenna
               (Ref: TLP/AJS)
               Mitre House
               160 Aldersgate Street
               London, EC1A 4DD
               United Kingdom

          by no later than 3:00 p.m., London time/10:00 a.m., New York City time, on _________, 1999.

     Completion of Form of Acceptance. In order for your acceptance to be valid, you must complete the form of acceptance as explained in the printed instructions. This requires you to sign Box 1 and complete Box 2 and, if appropriate, Boxes 3 and 4. If you prefer to receive an actual stock certificate or certificates for your shares of Halliburton common stock, please complete Box
5. In all cases, your signature must be witnessed in accordance with the instructions.

     If you are under 16 years of age, one of your parents or another legal guardian must sign the form of acceptance on your behalf. In this case, you must also provide notarized or certified copies of your birth certificate and your parent's or guardian's passport. By accepting on your behalf, your parent or guardian warrants that he or she is your legitimate parent or guardian and is entitled to accept the offer on your behalf.

     If you have any questions as to how to complete the form of acceptance, please telephone either Andrew J. Sheach or Thomas L. Page at the receiving agent, CMS Cameron McKenna, at +44 (0) 171 367 3000. The receiving agent will not be able to provide advice to you on any matter relating to the decision as to whether to accept the offer.

     Documents of Title. You must return your share certificate(s) for your PES shares, together with any other documents of title, with the form of acceptance. Your selection of the method of delivery of these certificates and any other required documents is at your election and risk. Delivery will be completed only when the documents are actually received by the receiving agent. If delivery is by mail, we recommend that you use properly insured, registered mail with return receipt requested.

     If your share certificate(s) are held by the secretary of PES, by accepting the offer, you are authorizing him to deliver your certificate(s) on your behalf.

     Effect of Acceptance.  By accepting our offer, you:

     . irrevocably appoint one of our executive officers as your attorney with full authority, after the offer becomes unconditional, to do all those things necessary in the reasonable opinion of your attorney for us to take title to your PES shares, including the completion and execution of forms of transfer and the delivery of the forms for registration;

     . authorize that attorney to exercise, after the offer becomes unconditional, any voting and other rights attaching to your PES shares, other than any rights the exercise of which would adversely affect your legal or tax position;

     . authorize and request PES to send to us any notice that may otherwise be required to be sent to you after the offer becomes unconditional;

     . authorize us, after the offer becomes unconditional, to sign any consent to short notice of a general meeting on your behalf, to execute a form of proxy for your PES shares or to have our representative attend a general meeting of PES on your behalf;

     . agree not to execute a proxy for or attend any general meeting of PES after the offer becomes unconditional;

     . agree to grant these powers of attorney as security for the performance of your obligations and that these powers will be irrevocable in the United Kingdom in accordance with section 4 of the U.K. Powers of Attorney Act 1971;

     . warrant that, after the offer becomes unconditional, we will acquire good title to your PES shares, free and clear of all liens, claims and encumbrances;

     . warrant that, after the offer becomes unconditional, we will succeed to all rights now or hereafter attaching to your PES shares, including the right to all dividends and distributions paid or made by PES; and

     . agree to ratify everything done by your attorney in exercise of his powers and authorities.

     The authority conferred by acceptance of the offer will be irrevocable but will apply only to those PES shares for which you have accepted the offer.

     Any form of acceptance that we receive prior to the PES extraordinary general meeting will be considered to have been given by you subject to the passing of the special resolution to be considered at that meeting.

     Lost Certificates. If your share certificates or documents of title are not readily available, you should still complete and return your form of acceptance. You should then forward the share certificates or other documents as soon as possible.

     If you have lost your share certificates or other title documents, you should request a letter of indemnity from PES. You may call Mr. Michael Bowyer at +44 (0) 1224 793000 for this purpose. When you receive the letter of indemnity, you should complete and return it promptly to the receiving agent. We will not pay the consideration for your PES shares under the offer until we have received the share certificates or title documents or a satisfactory letter of indemnity.

     Validity of Acceptance. All questions as to the validity of acceptances of the offer, including the time of receipt of forms of acceptance, will be determined by us, in our sole discretion, and our determination will be binding. We reserve the absolute right to reject any acceptances that are not in proper form or that are unlawful.

     We also reserve the right, in the our sole discretion, to waive any of the conditions of the offer or any defect or irregularity in any acceptance of the offer, whether or not similar defects or irregularities are waived in the case of others.

     We will have no obligation to notify you of any defects or irregularities in your acceptance of the offer. No acceptance of the offer will be valid until all defects or irregularities have been cured or expressly waived.

     Non-U.K. and Non-U.S. Holders. If you are not a citizen or resident of the U.K. or the U.S., please note that, by accepting the offer, you warrant that your acceptance does not violate the laws of your jurisdiction.

     If you are in doubt as to whether to accept the offer, we recommend that you seek financial advice immediately. In the U.K., you should seek advice from a financial adviser duly authorized under the U.K. Financial Services Act 1986.

Settlement

     Delivery of Halliburton Common Stock. Subject to the offer becoming unconditional, we will issue the shares of our common stock to which you are entitled under the initial element of the offer:

     . in the case of valid acceptances received by the date on which the offer becomes unconditional, as promptly as practicable but in no event later than three U.S. business days after that date; or

     . in the case of valid acceptances of the offer received after the date on which the offer becomes unconditional but while it remains open for acceptance, as promptly as practicable but in no event later than three U.S. business days after that receipt.

     We will issue the shares of our common stock to which you are entitled under the deferred elements of the offer as promptly as practicable but in no event no later than three days U.S. business days after each determination date. If the issue of any portion of the shares of our common stock is delayed as described in "The Offer--General," the shares will be issued as soon as practicable after resolution of the dispute.

     Return of PES Shares.  If:

     .    the offer does not become unconditional, or

     . tendered PES shares are not purchased because of an invalid acceptance,

we will return your share certificates and other documents of title by mail, as promptly as practicable but in no event later than three U.S. business days after the lapsing of the offer. Certificates or documents of title or both will be returned to you as your name and address appear on the form of acceptance.


     Ranking of Halliburton Stock. The Halliburton common stock to be issued to you will be validly issued, fully paid and nonassessable. The stock will be of equal rank with the outstanding shares of our common stock, including the right to receive all dividends and distributions declared with a record date after the date of issuance of the stock. You will not be entitled to receive the dividend on our common stock declared on October 28, 1999, payable to stockholders of record on December 1, 1999, because the date of issue of shares to you will occur subsequent to the record date. The Halliburton common stock to be issued to you has been listed on the NYSE, subject to official notice of issuance. Dealings, for normal settlement, will commence on the NYSE on the first trading day following the day on which the offer becomes unconditional.

     Fractional Shares. We will not issue fractional shares of our common stock. Rather, we will round down to the next whole share of our common stock to be issued to you after completion of the offer and each of the first and second determination dates.

     Direct Registration of Halliburton Common Stock. In September and October 1998, we adopted a direct registration or book entry program to record ownership of Halliburton common stock. Direct registration is a service that allows shares to be owned, reported and transferred electronically. A physical stock certificate is not issued. If you exchange your PES shares in connection with the offer, you will not receive a physical stock certificate, unless you request one. You can request a physical certificate by marking Box 5 on the form of acceptance at the time you accept the offer. Unless you request a physical stock certificate, your shares will be electronically recorded in your name on our books and records.

     Direct registration is intended to avoid problems relating to stolen, misplaced or lost stock certificates and to reduce the paperwork relating to the transfer of ownership of Halliburton common stock. Under direct registration, your voting, dividend and other rights and benefits as a Halliburton stockholder will remain the same as with holders of actual certificates.

     The requirements for transferring book entry shares are the same as for shares represented by a physical stock certificate, except that there is no certificate to surrender. If you own Halliburton common stock through the direct registration program, you may sell your shares through a stock broker or through our transfer agent, ChaseMellon Shareholder Services, L.L.C.

Method of Selling Halliburton Common Stock

     To utilize the services of a stock broker in selling your shares, you must first add the appropriate stock broker information to your direct registration account maintained by the transfer agent. After you do this, you can instruct the transfer agent to transfer Halliburton common stock to your stock brokerage account. You then may sell or transfer your shares by giving instructions to the broker.

     Alternatively, you may sell your shares of Halliburton common stock registered electronically in your name through the transfer agent. Sales will be made when practicable, but at least once each week. The transfer agent cannot accept instructions to sell shares on a specific day or at a specific price. The price per share will be the average price per share of all Halliburton common stock sold during the period by the transfer agent for holders of book-entry shares.

     Sales of Halliburton common stock, whether by a stock broker or through the transfer agent, will, absent special circumstances, be effected on the NYSE. The NYSE is the major stock exchange on which the majority of Halliburton shares are traded. If you are a resident of or located in the United Kingdom, and you would like to sell your shares of Halliburton common stock through a stock broker, you should establish a private account at a U.K. stock brokerage firm and place your sale order through that firm. Upon receipt of an order, the U.K. stock brokerage firm will contact a U.S. broker/dealer firm that is a member of the NYSE and place the sell order through that firm. The U.S. broker/dealer will execute the order through the NYSE. Payment for the shares will be made to the U.S. broker/dealer in U.S. dollars. After deducting its commission, the U.S. broker/dealer will purchase pounds sterling with the net sale proceeds at the currency exchange rate and forward the pounds sterling to the U.K. stock brokerage firm for your account. If the U.K. stock brokerage firm is affiliated with the U.S. broker/dealer, the transaction will entail only a single brokerage commission. If they are not affiliated, you may incur an additional brokerage commission. If you are in any doubt about how to sell your Halliburton common stock, U.K. residents should seek advice from an independent financial adviser duly authorized under the U.K. Financial Services Act 1986. If you reside elsewhere, you should seek advice from an appropriately qualified financial adviser.

Recapitalization

     If there should occur, during this offer or at any time before the payment of the last deferred element, any of the following events affecting our company or our common stock, the amount and nature of our payments to you will be equitably adjusted:

     .    subdivision or consolidation of our common stock;

     .    stock dividend or similar capitalization of reserves;

     .    merger or consolidation of our company;

     . sale of assets of our company followed by a partial or complete liquidation; or

     .    spinoff of part of our business.

For detailed information regarding the nature of the adjustments required by any of these events, please read Part 4 of Annex I to this offer document.

Fees and Expenses of the Offer

     PricewaterhouseCoopers is the authorized person approving this offer document for the purposes of Section 57 of the U.K. Financial Services Act 1986. We have agreed to pay PricewaterhouseCoopers fees for its services, which are estimated to be between (Pounds)75,000 and (Pounds)90,000 and will not exceed (Pounds)90,000. In addition, we have agreed to limit the liability of PricewaterhouseCoopers to our company and our subsidiaries for any and all losses, damages and costs we may incur in connection with this engagement. The limit of liability of PricewaterhouseCoopers shall be (Pounds)1,000,000, except that the limit would not apply in the case of losses, damages and costs resulting from fraud or dishonesty.

     We have retained CMS Cameron McKenna, our U.K. solicitors, to act as the receiving agent for the offer. The receiving agent will receive reasonable compensation for its services. CMS Cameron McKenna will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities, including those under the U.S. federal securities laws, in connection with their services as the receiving agent. CMS Cameron McKenna has not been retained to make solicitations or recommendations. We will not pay any fees or commissions to any broker or dealer or any other person for soliciting acceptances of the offer from PES shareholders.

     We have agreed to pay up to (Pounds)760,000, plus U.K. value added tax, to discharge the legal, accounting and financial adviser's fees and expenses incurred by PES in relation to the offer.

Regulatory Approvals and Legal Matters

     Neither we nor PES is aware of:

     . any license or regulatory permit that appears to be material to the business of PES and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of PES; or

     . any approval or other action by any domestic or foreign governmental, administrative or regulatory agency or authority that appears to be material to PES and its subsidiaries, taken as a whole, and that is required for our acquisition of ownership of PES shares.

     PES Incorporated, a wholly owned subsidiary of PES, operates PES's assets and operations in the United States. These assets and operations are not sufficiently large to subject the offer to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Our offer does not fall within the scope of the EC Merger Control Regulation (Regulation 4064/89/EC), as the relevant turnover threshold conditions are not met.

                            THE WARRANTY AGREEMENT

     The material terms of the warranty agreement are summarized below. A form of the warranty agreement is filed as an exhibit to the registration statement and copies are on display at the London and Aberdeen offices of the receiving agent, CMS Cameron McKenna.

Warranties

     To induce us to make this offer, Messrs. Kinch, Bowyer, Fleming, Owens, Rubbo, Whiteford and Smith, each of whom is a PES shareholder or optionholder, have entered into a warranty agreement with us. These individuals are referred to as the "executive warrantors."

     The warranty agreement contains representations and warranties relating to:

     . the organization of PES, its subsidiaries and similar corporate matters;

     .    the capitalization of PES and its subsidiaries;

     . the audited and unaudited financial statements of PES and its subsidiaries;

     . the absence of specified events since the date of the audited financial statements;

     .    various employment matters;

     . the status of material contracts to which PES or one of its subsidiaries is a party;

     . the status of loans and financial facilities of PES and its subsidiaries;

     .    liabilities of PES and its subsidiaries to the executive warrantors;

     . authority of the executive warrantors to enter into the warranty agreement;

     .    intellectual property matters relating to PES and its subsidiaries;

     .    taxes of PES and its subsidiaries;

     .    various insolvency matters;

     .    the properties of PES and its subsidiaries; and

     .    environmental concerns.

     The representations and warranties relating to matters other than taxation expire three months after delivery of PES's audited consolidated financial statements for the year ending December 31, 2000. The representations and warranties for taxation matters expire on the sixth anniversary of the warranty agreement. The maximum liability of the executive warrantors for their representations and warranties is (Pounds)10,000,000.

Agreement to Pay

     Michael L. Bowyer, Drummond W. Whiteford, Steven C. Owens and Colin Smith, each of whom is a PES director and an executive warrantor, have agreed that they will continue their employment with PES for at least three years following completion of the offer. Two key employees, Brett W. Bouldin and Napoleon Arizmendi, each of whom is a party to the warranty agreement but not an executive warrantor, have also agreed to continue their employment with PES for at least three years following completion of the offer. If any of the individuals

"voluntarily resigns" or their employment is "terminated for cause," they will be obligated to pay Halliburton liquidated damages in an amount equal to:

     . 30% of the market value of the maximum number of shares of our common stock to be issued to him and his immediate family under the offer; or

     .    $1,000,000, whichever is less.

     The covenantor's obligation to pay liquidated damages is further limited by section 4.1 of the warranty agreement. The termination of employment of any of these six employees will have no effect on the shares of our common stock to be issued under the offer to the other PES shareholders.

     The definitions of "voluntarily resigns" and "terminated for cause" are similar to the corresponding terms set forth in Annex I.

     The continued employment of these six key employees, together with Messrs. Kinch, Rubbo and Fleming, through the offer period is also a condition of the offer. Please read "The Offer--Conditions to the Offer" on pages 31 and 32.


Restrictive Covenants

     Each of the executive warrantors has agreed that he will not:

     . engage, directly or indirectly, in any activity or business in any parts of the world in which PES and its subsidiaries operate;

     . employ or offer to employ any director or employee of PES or any of its subsidiaries or Halliburton; or

     . solicit away or deal with, in direct competition with the business conducted by PES, any person who is or has, during the two years preceding the date of the warranty agreement, been a client, customer or supplier of PES or Halliburton, for the longer of:

     .    three years from completion; or

     . one year from the date on which an executive warrantor ceases to be employed by PES or our company.

Pre-completion Matters

     The executive warrantors agreed that pending completion of the offer they will, so far as they are able, cause PES:

     . to provide us with monthly financial statements of PES and its subsidiaries;

     . to operate the business of PES or any PES subsidiary in the ordinary and usual course and with a view to a profit; and

     . not to pass any shareholders resolution except as may be required by the warranty agreement.

     The executive warrantors agreed to ensure that, pending completion of the offer, there will be no:

     . sale or any agreement for sale of any part of the business or assets of PES or any PES subsidiary except in the ordinary course of business;

     . creation or issuance or agreement to create or issue any mortgage or charge upon any of the assets of PES or any PES subsidiary or incurrence by PES or any PES subsidiary of any indebtedness, other than normal trade credit or indebtedness on overdraft to bankers;

     . dismissal or change in the terms of employment of any of the directors or senior employees of PES or any PES subsidiary;

     . material litigation or arbitration proceedings commenced by PES or any PES subsidiary regarding its assets or business;

     . material amendment to current insurance policies of PES or any PES subsidiary and that the policies shall be maintained pending completion;

     . declaration or payment of any dividend or distribution to the shareholders of PES or any PES subsidiary;

     . incurrence, with some exceptions, of any new capital expenditures in excess of (Pounds)50,000; or

     . changes in the authorized or issued share capital of PES or any PES subsidiary other than on the exercise of the call options.

Completion

     Each executive warrantor has agreed to repay, on or prior to completion, all amounts owing to PES or any PES subsidiary by the particular executive warrantor or by his associates (other than advances made in the normal course of business).

     The executive warrantors have agreed that as soon as practicable following completion, they will take a variety of actions necessary or desirable to accomplish the orderly transfer of ownership of PES to Halliburton.

Governing Law

     The warranty agreement is to be governed by and construed in accordance with the law of Scotland and the parties to the warranty agreement submit to the jurisdiction of the courts of Scotland.

                           IRREVOCABLE UNDERTAKINGS

     General

     A condition to our posting (mailing) of this offer document is that the following directors and shareholders shall have executed irrevocable undertakings in connection with the offer. Each of these individuals has expressed a willingness to do this, but we will not ask any of them to do so until he or she has had a period of 48 hours after the effective date of the registration statement to review this offer document. Once this offer document has been posted to you, you may assume that each of the following directors or shareholders has executed an irrevocable undertaking:

                                               Shares
                                Pes         Underlying
Name of Security Holder     Shares Held     Pes Options     Totals    Percentage(a)
----------------------      -----------     -----------    --------   -------------
L. W. Kinch...............      300,000             -0-     300,000           23.69%
M. L. Bowyer..............        3,170          21,610      24,780            1.96%
F. A. Bowyer(b)...........        2,290             -0-       2,290            0.18%
P. D. Bowyer(b)...........        1,180             -0-       1,180            0.09%
S. E. Bowyer(b)...........        1,180             -0-       1,180            0.09%
D. W. Whiteford...........      131,620             -0-     131,620           10.39%
J. Whiteford(c)...........       15,290             -0-      15,290            1.21%
R. P. Rubbo...............          -0-          15,600      15,600            1.23%
J. M. Rubbo(d)............      100,750             -0-     100,750            7.95%
S. C. Owens...............       37,570           3,900      41,470            3.27%
M. J. Fleming.............          -0-           2,500       2,500            0.20%
C. Smith..................        1,310          15,220      16,530            1.31%
Anna Smith(e).............        1,820             -0-       1,820            0.14%
Anne A. Smith(e)..........        1,820             -0-       1,820            0.14%
G. A. Smith(e)............        1,820             -0-       1,820            0.14%
M. R. Smith(e)............        1,820             -0-       1,820            0.14%
B. Bouldin................       18,780           1,000      19,780            1.56%
N. Arizmendi..............       13,150             -0-      13,150            1.04%
------------                   --------         --------   --------         --------
    Totals                      633,570(f)       59,830(g)  693,400           54.73%

______________

(a) Evidences the percentage of the current issued share capital of PES representing the aggregate of the PES shares held and the PES shares underlying the PES options.
(b)  Member of the immediate family of Michael L. Bowyer.
(c)  Member of the immediate family of Drummond W. Whiteford.
(d)  Member of the immediate family of Richard P. Rubbo.
(e)  Member of the immediate family of Colin Smith.
(f)  Represents 50.02% of the issued share capital of PES.
(g)  Represents 4.72% of the issued share capital of PES.

     The PES shareholders who have agreed to execute irrevocable undertakings subsequent to the registration statement becoming effective will agree, among other things:

     .    to accept the offer for their PES shares;

     . whether conditionally or unconditionally, not to sell, transfer, charge, pledge or grant any option over or otherwise dispose or permit the disposition of any of the PES shares they hold prior to the lapsing or withdrawal of the offer;

     . in the case of those who hold PES options, to surrender their PES options in exchange for new Halliburton options; and

     . that until the offer closes, lapses or is withdrawn, to vote as instructed by us on any resolution presented to a PES general meeting regarding the offer.

     It is also a condition to our posting of our offer that PES Trustees Limited shall, after the registration statement shall have become effective, have executed an irrevocable undertaking to vote its PES shares in favor of the resolution. Once this offer document has been posted to you, you may assume that PES Trustees Limited has executed the irrevocable undertaking. PES Trustees Limited holds 141,130 PES shares representing 11.14% of the PES shares in issue. The PES shares held by PES Trustees Limited are subject to the PES share option schemes. Of the shares held by PES Trustees Limited, 134,940 are subject to options granted to employees of PES. As a result, PES Trustees Limited cannot undertake to accept the offer for all of the PES ordinary shares it holds, because the shares may need to be transferred to holders of PES options upon exercise of their options. Accordingly, the irrevocable undertaking to be given by PES Trustees Limited will only obligate it:

     . to vote all 141,130 PES shares held by it in favor of the special resolution to be presented to the PES shareholders at an extraordinary general meeting,

     . to accept the offer with respect to those PES shares held by it and not subject to outstanding options, that is, 2,666 PES shares representing 0.21% of the shares in issue; and

     . to accept the offer with respect to those PES shares held by it and subject to options held by optionholders who have given irrevocable undertakings, that is, 59,830 PES shares representing 4.72% of the shares in issue.

     Once executed, the irrevocable undertakings continue to be binding in the event of a competing higher offer. They will lapse, however, if we modify the offer, other than by a reduction of the acceptance condition from 90% to not less than 33% of the PES shares to which the offer relates, or withdraw the offer. The irrevocable undertakings to be given by these shareholders are governed by English law. Samples of the irrevocable undertakings have been filed as exhibits to the registration statement. Executed copies will be on display at the London and Aberdeen offices of the receiving agent. Please read "Where You Can Find More Information" on page 115.

Additional Obligations of PES Directors

     The PES directors, other than Messrs. McCurley and Renfroe, the nominees of Halliburton Holdings Limited, in their irrevocable undertakings, will additionally and irrevocably undertake:

     . to recommend the offer to PES shareholders subject to their fiduciary duties;

     . that until the offer lapses or is withdrawn to refrain from taking any action to impede, prevent or delay the offer becoming unconditional; and

     . upon the offer becoming unconditional and subject to their fiduciary duties, to vote in accordance with our instructions on any resolution in connection with the offer at any meeting of the PES board.

                              SERVICE AGREEMENTS

     Each of the seven PES directors who are not affiliated with us and who are employees of PES or one of its subsidiaries has executed a service agreement with PES, a subsidiary of PES or with us that will become effective upon the offer becoming unconditional. These service agreements were executed as of the date of this offer document. In general, these service agreements:

     . have a three-year term commencing upon completion of the offer and, on conclusion of the term, are terminable by either party upon three months' notice;

     . provide for participation by each key employee/director in the group life insurance program of the employer and in the health insurance programs of the employer;

     . include covenants by each key employee/director against disclosure of confidential information;

     .    include noncompetition covenants by each key employee/director;

     . include provisions clarifying the rights of the parties regarding intellectual property; and

     . provide for the right of the employer to terminate the agreement for specified causes.

     In addition, the following directors/key employees will be entitled under the service agreements to the following annual salary, bonus and pension benefits:

Name                                Annual Salary          Bonus            Pension Benefit
----                               ----------------  --------------------   ---------------
Laurence W. Kinch..............    (Pounds)  78,000  (Pounds)  0 - 39,000    (Pounds) 4,680
Richard P. Rubbo...............    $        125,000  $         0 - 62,500    $        5,000
Michael L. Bowyer..............    (Pounds)  75,920  (Pounds)  0 - 37,960    (Pounds) 4,555
Michael J. Fleming.............    $        125,000  $             16,667 -  $        5,000
                                                                   41,667(a)
Steven C. Owens................    $        120,000  $         0 - 60,000    $        4,800
Colin Smith....................    (Pounds)  65,625  (Pounds)  0 - 32,813    (Pounds) 3,938
Drummond W. Whiteford..........    (Pounds)  73,000  (Pounds)       9,733 -  (Pounds) 4,380
                                                                   24,333(a)

__________

(a) These bonuses will be paid in two installments, subject to achievement of milestones identified in the applicable bonus plan.

           TAX CONSEQUENCES OF THE OFFER AND COMPULSORY ACQUISITION

United Kingdom Tax Consequences

     The following is a discussion of the material U.K. tax consequences of the offer and the compulsory acquisition to PES shareholders and constitutes the opinion of CMS Cameron McKenna, Halliburton's U.K. solicitors, to the extent that is relates to matters of law and legal conclusions. The discussion is based on current U.K. law and Inland Revenue practice on the date of this document. This discussion relates only to specific limited aspects of the U.K. taxation position of PES shareholders:

     .    who are the beneficial owners of those PES shares; and

     . who hold their PES shares as an investment, other than under a personal equity plan or individual savings account.

This discussion does not address the taxation position of special classes of taxpayers, including banks, insurance companies and collective investment schemes. If you are unsure of your taxation position, you should seek independent professional advice.

     Taxation of Chargeable Gains. Liability to U.K. taxation on chargeable gains or CGT will depend on your individual circumstances as a PES shareholder. You are not subject to CGT unless you are either resident or ordinarily resident in the U.K. for U.K. tax purposes or:

     . you carry on a trade, profession or vocation in the U.K. through a branch or agency; and

     . the PES shares you hold are used in or held for the purposes of the branch or agency or are acquired for use by the branch or agency.

     A PES shareholder will not be treated as making a disposal or part disposal for the purposes of the U.K. taxation of chargeable gains when he receives shares of Halliburton common stock in exchange for his PES shares. Instead, he will be treated as having acquired those shares of Halliburton common stock at the same time and for the same consideration as those PES shares.

     PES shareholders who receive shares of Halliburton common stock and, either alone or together with persons connected with them, hold more than 5% of the share capital of PES are advised that clearance that the transaction is, among other things, for valid commercial reasons has been obtained from the board of the Inland Revenue pursuant to section 138 of the Taxation of Chargeable Gains Act 1992.

     Holders of PES shares are also advised clearance has been obtained from the Inland Revenue under section 707 of the Income and Corporation Taxes Act 1988 in respect of the offer.

     A subsequent disposal of shares of Halliburton common stock may result in a liability to CGT, depending on individual circumstances.

     Taxation of Dividends. U.K. resident individual and corporate holders of shares of Halliburton common stock who receive dividends on those shares will be treated as receiving income from overseas possessions equal to the gross amount of such dividends which is subject to U.K. income tax or, in the case of companies, corporation tax.

     The U.S. currently imposes a dividend withholding tax of 30%. Under an income tax treaty between the U.S. and the U.K., this withholding is reduced to 15% of the gross amount of the dividends for U.K. resident persons. In order to obtain the benefit of the treaty, U.K. resident holders of shares of Halliburton common stock must make a claim which must be certified by the Inland Revenue and approved by the U.S. tax authorities. Depending upon their individual circumstances, U.K. resident holders of shares of Halliburton common stock should have the sums withheld under the treaty treated as a tax credit for purposes of U.K. taxation.

     Stamp Duty and Stamp Duty Reserve Tax. You will not be obligated to pay stamp duty or stamp duty reserve tax as a result of accepting Halliburton's offer or as a result of selling or transferring your PES shares. You will not be obligated to pay stamp duty or stamp duty reserve tax on the transfer or sale of, or an agreement to transfer, your shares of Halliburton common stock that you receive under the terms of the offer.

United States Federal Tax Consequences

     The following is a discussion of the material United States federal tax consequences of the offer and the compulsory acquisition to holders of PES shares. The discussion constitutes the opinion of Vinson & Elkins L.L.P., counsel to Halliburton, to the extent it relates to matters of law and legal conclusions. The discussion is based on:

     .    the Internal Revenue Code of 1986 or IRC;

     .    Treasury Regulations adopted and proposed thereunder; and

     . administrative and judicial interpretations as of the date of this offer document,

all of which are subject to change, possibly on a retroactive basis. The discussion does not address all aspects of United States federal taxation, including, without limitation, aspects of United States federal income taxation that may be applicable to particular shareholders, including:

     .    financial institutions;

     .    insurance companies;

     .    tax-exempt organizations;

     .    dealers in securities; or

     . holders of securities held as part of a "straddle," "hedge" or "conversion transaction."

The discussion also does not address the United States federal income tax consequences of the offer and the compulsory acquisition to holders of options to purchase PES shares. In addition, it does not address the state, local or non-U.S. tax consequences of the offer and the compulsory acquisition, if any. We urge you to consult your personal tax advisers regarding the federal, state and local, and non-U.S. income and other tax consequences of the offer and the compulsory acquisition and of owning and disposing of shares of Halliburton common stock.

     Taxable Nature of Exchange. The exchange of PES shares for shares of Halliburton common stock will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain, or loss, measured by the difference between your tax basis in your PES shares and the fair market value of the Halliburton common stock you receive. A portion of the fair market value may be taxed as ordinary interest income. If you are an individual and you hold PES shares as a capital asset, your gain, exclusive of the portion taxed as interest, generally will be subject to tax at a maximum 20% rate if your PES shares have been held for more than one year.

     Installment Reporting. Gain recognized on the exchange of your PES shares for shares of Halliburton common stock generally is to be reported on the installment method unless you elect out of installment reporting. Under the installment method of reporting applicable to contingent payment sales, gain is taken into account in each of the taxable years in which the taxpayer receives shares of Halliburton common stock. Regarding the initial element and each of the deferred elements, your gain would be computed as the excess of the fair market value of the shares of Halliburton common stock you receive, exclusive of the portion taxed as ordinary interest income, over an allocable portion of your tax basis in your PES shares. If the fair market value is less than the basis allocated to that taxable year, the unrecovered portion of the basis allocated to that year is carried forward to the next taxable year in which shares of Halliburton common stock are received. If the fair market value of the shares of Halliburton common stock you receive upon payment of the second deferred element, exclusive of the portion taxed as ordinary interest income, is less than the basis allocated to that taxable year, a capital loss would be recognized. A capital loss recognized by an individual taxpayer may not be carried back to offset capital gain in prior years but can only offset, except for a small amount of ordinary income, capital gain in the year in which the capital loss is recognized and in future taxable years. If you use the installment method of reporting you may be required to pay interest under section 453A of the IRC on the tax deferred by reason of your use of the installment method.

     Imputed Interest. Because the deferred elements will be received after the date of completion, they are subject to the imputed interest rules of either section 483 or section 1274 of the IRC. Under section 483, a portion of each deferred element will be taxed as ordinary interest income to you. The balance of the deferred element will be treated as the principal component with the consequences described above. The interest amount for each deferred element will equal the excess of the fair market value of the shares of our common stock you receive over the present value of the shares when the offer became unconditional. The interest amount will be calculated using as the discount rate the applicable federal rate or AFR. The AFR is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. The relevant AFR will be the lowest AFR in effect during the 3-month period ending with the month that includes the date of completion. The maturity range of the relevant AFR will correspond to the period from the date of completion to the date the amount is received.

     The amount of each deferred element is a function of the fair market value of Halliburton common stock at the time of receipt. Under section 1274, it is likely that each deferred element will be treated as a contingent debt instrument in its entirety. This is the case even though a minimum number of Halliburton shares will be received with each deferred element. If the deferred elements are treated as contingent debt instruments, the amount of each deferred element would be discounted to its present value using the AFR from the date of payment to the date of completion. The present value of the deferred element would be treated as the principal component of the deferred element, with the consequences described above. The amount of the deferred element in excess of its present value would be taxed as ordinary interest income in the year of payment.

     If you are not a citizen or resident of the United States, the amount treated as interest generally will be subject to the withholding of U.S. income tax at the rate of 30%. However, the rate of withholding tax may be reduced, or the tax eliminated, by an applicable income tax treaty, if any. If this is the case, you will need to file an Internal Revenue Service Form W-8BEN to establish your eligibility for the benefits of the treaty. The income tax treaty between the United States and the United Kingdom generally eliminates the withholding tax in the case of interest derived and beneficially owned by a resident of the United Kingdom.

     If you are subject to United States federal income tax we urge you to consult your personal tax adviser about:

     .    how installment reporting will affect you;

     . the possible interest charge under section 453A of the IRC on tax deferred by reason of installment reporting;

     .    how you could be affected if you do not use installment reporting; and

     .    how the imputed interest rules of section 483 or 1274 apply to you.

     Backup Withholding. Payments you are eligible to receive in connection with the offer or the compulsory acquisition may be subject to back-up withholding at a 31% rate. Backup withholding generally applies if you:

     . fail to furnish your social security number or other taxpayer identification number (TIN);

     .    furnish an incorrect TIN;

     .    fail properly to report interest or dividends; or

     . under specified circumstances, fail to provide a certified statement, signed under penalties of perjury, that the TIN you provided is your correct number and that you are not subject to backup withholding.

Backup withholding is not an additional tax but merely an advance payment. Any amounts withheld from a payment you are eligible to receive under the backup withholding rules will be allowed as a credit against your United States federal income tax liability, provided that you furnish the required information to the Internal Revenue Service. Some persons, including corporations, generally are exempt from backup withholding.

     Taxation of Dividends on Halliburton Common Stock. Distributions on Halliburton common stock paid in cash will be treated as dividends. These distributions will be taxed as ordinary income to the extent of Halliburton's current and accumulated earnings and profits, as determined for United States federal income tax purposes. To the extent that the amount of any distribution you receive exceeds Halliburton's current and accumulated earnings and profits allocable to the distribution, the distribution will be treated as a return of capital. This will reduce your tax basis in your Halliburton common stock. Any distribution in excess of your tax basis in your Halliburton common stock will be taxed as capital gain. The gain will be long-term capital gain if you have held your Halliburton common stock for more than one year. Payment of dividends may be subject to backup withholding under circumstances similar to those described above.

     Sale or Exchange of Halliburton Common Stock. Upon the sale, exchange, or other taxable disposition of Halliburton common stock, you will recognize a gain or a loss. The gain or loss generally will be equal to the difference between the sum of cash plus the fair market value of any other property received on the disposition and your tax basis in your Halliburton common stock. Gain or loss recognized on the disposition of Halliburton common stock generally will be capital gain or loss. If you are an individual, your capital gain generally will be subject to tax at a maximum 20% rate if you hold your Halliburton common stock for more than one year.

     Taxation of Non-U.S. Holders of Halliburton Common Stock. The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of Halliburton common stock applicable to you if you are a non-U.S. holder. You will be deemed a non-U.S. holder unless you are:

     .    an individual who is a citizen or resident of the United States;

     . a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof;

     . an estate and your income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     . a trust and you are subject to the jurisdiction of a United States court and the control of a United States person.

     Dividends. Generally, dividends paid to a non-U.S. holder of Halliburton common stock will be subject to the withholding of U.S. income tax at the rate of 30% of the amount of the dividend, or at a lower applicable treaty rate. Dividends paid to a resident of the United Kingdom are generally subject to U.S. withholding tax at a rate of 15%. Please read "--United Kingdom Tax Consequences" on page 46. If, however, the dividend is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder, or in the case of an applicable tax treaty is attributable to a permanent establishment of a non-U.S. holder in the United States, the dividend will be subject to regular U.S. federal income tax. In the case of a non-U.S. holder that is a corporation, the dividend also may be subject to a branch profits tax, at the rate of 30% or a lower applicable treaty rate. This tax generally is imposed on a foreign corporation's repatriation from the United States of its effectively connected earnings and profits. Halliburton must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld from, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced by a tax treaty. Copies of these information returns may also be made available under the provisions of a treaty or information exchange agreement with the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding tax generally will not apply to dividends paid on Halliburton common stock to a non-U.S. holder at an address outside the United States unless Halliburton has knowledge that the payee is a United States person.

     Sale or Exchange. If you are a non-U.S. holder you will not be subject to U.S. federal income tax on any gain recognized upon the sale or other disposition of Halliburton common stock unless:

     . you conduct a trade or business within the United States and your gain is effectively connected with your trade or business;

     . you are an individual and you have been present in the United States for at least 183 days during the taxable year of the disposition, the Halliburton common stock is a capital asset and either:

          . your "tax home" for federal income tax purposes is in the United States; or

          . the gain is attributable to an office or other fixed place of business you maintain in the United States;

     .    you are an individual who lost your U.S. citizenship to avoid U.S.
          tax; or

     . Halliburton is or has been a "United States real property holding corporation" for federal income tax purposes and either:

          . the Halliburton common stock is not regularly traded on an established securities market; or

          . you owned, directly or due to specific attribution rules at any time during the five-year period ending on the date of disposition, more than 5% of Halliburton's common stock.

     Payment of the proceeds from a sale of Halliburton common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding. You can avoid information reporting and backup withholding by certifying your status as a non-U.S. holder under penalties of perjury or by establishing another exemption. Payment of the proceeds from a sale of Halliburton common stock to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. If the broker is, however:

     .    a United States person;

     .    a "controlled foreign corporation" for U.S. tax purposes; or

     . a foreign person that derives 50% or more of its gross income from the conduct of a trade or business in the United States,

the payment will be subject to information reporting, but currently not backup withholding. This reporting is not required if the broker has documentary evidence in its records that you are a non-U.S. holder and you meet other conditions or you establish an exemption. Any amounts withheld under the backup withholding rules will be credited against your federal income tax liability, if any or refunded, provided the required information is furnished to the Internal Revenue Service.

     Estate Tax. If you are an individual, the fair market value of the Halliburton common stock you own, or are treated as owing, at the time of your death will be includible in your gross estate for U.S. federal estate tax purposes. Thus unless an applicable estate tax treaty provides otherwise, the fair market value of the stock may be subject to U.S. estate tax, even though you, at the time of your death, are neither a citizen of nor domiciled in the United States.

Other Jurisdictions

     If you are subject to the income or other taxation laws and regulations of jurisdictions other than the U.K. and the U.S., we urge you to consult your individual tax advisers as to the tax consequences of the offer and the compulsory acquisition.

                       PES EXTRAORDINARY GENERAL MEETING

Date and Time

     We have included with this offer document a notice from PES convening an extraordinary general meeting of PES shareholders. The extraordinary general meeting of PES shareholders will be held on ____________, _______________, 1999, at ______________________, __________, _________ commencing at ___:00 a.m., local time.

Purpose

     The PES shareholders will be asked to adopt a special resolution:

     . to suspend, for the purposes of the offer, the pre-emption rights of the PES shareholders on transfers of PES shares that are conferred by
          Article 10 of the articles of association of PES; and

     . to suspend, for the purposes of the offer, the obligation of a person who has acquired a majority of the PES shares in issue, to make a cash offer to acquire the remaining shares.

     The first element excludes the acquisition of PES shares under the offer from preemptive rights of PES shareholders. The second element enables us to make the compulsory acquisition by using our common stock rather than cash.

Procedure

     Registered shareholders of PES on the date of the extraordinary general meeting are entitled to vote at the meeting. On the date of this offer document, there were 1,266,540 PES shares in issue. In order to conduct business at the meeting, a quorum must be present. Under the articles of association of PES, the presence of at least two shareholders constitutes a quorum. The resolution must be passed by a majority of at least three-fourths of the votes of the shareholders that vote in person or by proxy at the meeting. If a PES shareholder abstains, it will have no effect on the vote.

     It is a condition of the offer that the special resolution is passed. The principal shareholders have agreed to give irrevocable undertakings to vote in favor of the special resolution. The principal shareholders beneficially own a total of 633,570 PES shares representing 50.02% of the issued share capital of PES. In addition, PES Trustees Limited has agreed to give an irrevocable undertaking to vote in favor of the special resolution. It holds 141,130 PES shares, representing 11.14% of the issued share capital of PES. We will cause Halliburton Holdings Limited to vote in favor of the special resolution. Halliburton Holdings Limited owns 334,360 PES shares, representing approximately 26.40% of the issued share capital of PES. In total, 87.57% of the issued share capital of PES will vote in favor of the special resolution.

     Unless a poll is requested, each PES shareholder will be entitled to one vote on the special resolution regardless of the number of shares held by that shareholder. On a poll each PES shareholder present at the meeting in person or by proxy will be entitled to one vote for each PES share held. Halliburton Holdings Limited intends, if necessary, to call for a poll. If this is done, the resolution will pass.

     PES shareholders may direct all questions concerning the extraordinary general meeting to Michael Bowyer, a director of PES, at +44 (0) 1224 793000.

                   INFORMATION REGARDING HALLIBURTON COMPANY

General Development of Business

     Halliburton's predecessor was established in 1919 and incorporated under the laws of the State of Delaware in 1924. We provide energy services, engineering and construction services and manufacture products primarily for the energy industry. Information related to acquisitions and dispositions is set forth in Note 14 to our annual consolidated financial statements included elsewhere in this offer document.

Financial Information About Business Segments

     Our company is comprised of three business segments. Please read Note 2 to our annual consolidated financial statements for financial information about these three business segments.

Description of Services and Products

     We have three business segments. The Energy Services Group contains Halliburton Energy Services, Brown & Root Energy Services and Landmark Graphics Corporation. Halliburton Energy Services provides pressure pumping equipment and services, logging and perforating, drilling systems and services, drilling fluids systems, drill bits, specialized completion and production equipment and services, and well control. Brown & Root Energy Services provides upstream oil and gas engineering, construction and maintenance services, specialty pipe coating, insulation, and underwater engineering services. Landmark Graphics Corporation provides integrated exploration and production information systems and related professional services to the petroleum industry.

     The Engineering and Construction Group includes Kellogg Brown & Root and Brown & Root Services. This group provides engineering, procurement, construction, project management, and facilities operation and maintenance for hydrocarbon processing and other industrial and governmental customers.

     The Dresser Equipment Group designs, manufactures and markets highly engineered products and systems. These include compressors, valves, motors, engines, pumps, generators, blowers, fuel dispensing systems, and instrumentation equipment principally for oil and gas producers, transporters, processors, distributors and petroleum users throughout the world.

Markets and Competition

     We are one of the world's largest diversified energy services and engineering and construction services companies. Our services and products are sold in a highly competitive environment throughout the world. Competitive factors affecting sales of our services and products are: price, service, including the ability to deliver services and products on an "as needed, where needed" basis, product quality, warranty and technical proficiency. A growing number of customers prefer integrated services and solutions. These integrated solutions, in the case of the Energy Services Group, relate to all phases of exploration, development and production of oil and gas. In the case of the Engineering and Construction Group, they relate to all phases of design, procurement, construction project management and maintenance of a facility. Demand for integrated solutions is based primarily upon quality of service, technical proficiency and value created.

     We conduct business worldwide in over 120 countries. The industries we serve are highly competitive with many substantial competitors. Since the areas to which we provide our services and products are so large and cross many geographic lines, a meaningful estimate of the number of competitors cannot be made. Generally, our services and products are marketed through our own servicing and sales organizations. A small percentage of sales of the products of the Energy Services Group and Dresser Equipment Group is made by supply stores and third-party representatives.

     Unsettled political conditions, expropriation or other governmental actions, exchange controls and currency devaluations may affect our operations in some countries. We believe the geographic diversification of our business activities reduces the risk that loss of our operations in any one country would be material to our consolidated results of operations. Information regarding our exposure to foreign currency fluctuations, risk concentration and financial instruments used to minimize risk is included under "Halliburton Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Note 15 to our annual consolidated financial statements.

Customers and Backlog

     In 1998, 1997, and 1996, respectively, 85%, 84% and 81% of our revenues were derived from the sale of products and services to and construction for the energy industry. Approximately 10% of the total backlog at December 31, 1998 was for equipment manufacturing contracts. The following schedule summarizes the backlog of engineering and construction projects and equipment manufacturing contracts at December 31, 1998 and 1997:

                                                               1998      1997
                                                              -------   -------
                                                                (in millions)
                                                              -----------------

Firm orders................................................   $10,472   $12,087
Government orders firm but not yet funded, letters of
   intent and contracts awarded but not signed.............       705       591
                                                              -------   -------
     Total.................................................   $11,177   $12,678
                                                              =======   =======

     We estimate that 65% of the backlog existing at December 31, 1998 will be completed during 1999. Our backlog excludes contracts for recurring hardware and software maintenance and support services. Backlog is not necessarily indicative of future operating results because backlog figures are subject to substantial fluctuations. Arrangements included in backlog are in many instances extremely complex, nonrepetitive in nature and may fluctuate in contract value. Many contracts do not provide for a fixed amount of work to be performed and are subject to modification or termination by the customer. Due to the size of some contracts, the termination or modification of any one or more contracts or the addition of other contracts may have a substantial and immediate effect on backlog.

Raw Materials

     Raw materials essential to our business are normally readily available. Where we are dependent on a single supplier for any essential materials, we are confident that we could make satisfactory alternative arrangements in the event of an interruption in the supply of the materials.

Research, Development and Patents

     We maintain an active research and development program to assist in the development and improvement of products and processes and the improvement of engineering standards and practices that serve the changing needs of our customers. Information relating to expenditures for research and development is included in Note 1 and Note 2 to our annual consolidated financial statements.

     We own a large number of patents and have pending a substantial number of patent applications covering products and processes. We are also licensed under patents owned by others. We do not consider a particular patent or group of patents to be material to our business.

Seasonality

     Weather and natural phenomena can temporarily affect the performance of our services. Winter months in the Northern Hemisphere tend to affect operations negatively, but the widespread geographical locations of our operations serve to mitigate the seasonal nature of our business.

Employees

     At June 30, 1999, we employed approximately 98,000 people.

Regulation

     We are subject to numerous laws and regulations in many jurisdictions. Compliance with environmental requirements has not substantially increased capital expenditures, adversely affected our competitive position or materially affected our earnings. We do not anticipate any material adverse effects in the foreseeable future as a result of existing environmental laws and regulations.
Note 10 to our annual consolidated financial statements discusses our involvement as a potentially responsible party in the remedial activities to clean up several "Superfund" sites.

                              HALLIBURTON COMPANY
                            SELECTED FINANCIAL DATA
       Millions of dollars and shares except per share and employee data

     We have restated our prior year information for the merger of Dresser Industries, Inc. Beginning in 1998, we changed Dresser's year-end of October 31 to our calendar year-end. Periods through December 1997 contain Dresser's information on a fiscal year-end basis combined with our information on a calendar year-end basis.

                                                                                                                  Unaudited
                                                                                                                  Six  Months
                                                          Year Ended December 31,                                Ended June 30,
                                     -----------------------------------------------------------------     -----------------------
                                         1994          1995          1996          1997          1998          1998         1999
                                     -----------------------------------------------------------------     -----------------------
Operating results:
Net revenues:
  Energy Services Group............  $ 4,977.5     $ 5,307.7     $ 6,515.4     $ 8,504.7     $ 9,009.5     $ 4,665.5    $ 3,433.8
  Engineering and
   Construction Group..............    3,562.3       3,736.5       4,720.7       4,992.8       5,494.8       2,785.1      2,879.8
  Dresser Equipment Group..........    2,452.0       2,467.4       2,710.5       2,774.1       2,848.8       1,389.4      1,279.9
                                     ---------     ---------     ---------     ---------     ---------     ---------    ---------
     Total revenues................  $10,991.8     $11,511.6     $13,946.6     $16,271.6     $17,353.1     $ 8,840.0    $ 7,593.5
                                     =========     =========     =========     =========     =========     =========    =========
Operating income:
  Energy Services Group............  $   405.8     $   544.5     $   698.0     $ 1,019.4     $   971.0     $   587.4    $   105.7
  Engineering and
   Construction Group..............       71.0          96.6         134.0         219.0         237.2         133.3        122.2
  Dresser Equipment Group..........      198.1         200.7         229.3         248.3         247.8         116.1        106.4
  Special charges and
   credits(a)......................      (24.6)         (8.4)        (85.8)        (16.2)       (980.1)            -         47.1
  General corporate................      (56.2)        (70.8)        (72.3)        (71.8)        (79.4)        (39.6)       (33.6)
                                     ---------     ---------     ---------     ---------     ---------     ---------    ---------
     Total operating income(a).....      594.1         762.6         903.2       1,398.7         396.5         797.2        347.8
Nonoperating income
 (expense), net(b).................      323.1         (32.6)        (72.2)        (85.6)       (117.7)        (49.5)       (52.9)
                                     ---------     ---------     ---------     ---------     ---------     ---------    ---------
Income from continuing
 operations before income
 taxes, minority interest
 and change  in accounting
 method............................      917.2         730.0         831.0       1,313.1         278.8         747.7        294.9
Provision for income taxes(c)......     (346.9)       (247.0)       (248.4)       (491.4)       (244.4)       (280.7)      (113.1)
Minority interest in net
 income of consolidated
 subsidiaries......................      (33.1)        (20.7)        (24.7)        (49.3)        (49.1)        (20.4)       (18.2)
                                     ---------     ---------     ---------     ---------     ---------     ---------    ---------
Income (loss) from
 continuing operations.............  $   537.2     $   462.3     $   557.9     $   772.4     $   (14.7)    $   446.6    $   163.6
                                     =========     =========     =========     =========     =========     =========    =========
Basic income (loss) per
 common share:
  Continuing operations............  $    1.25     $    1.07     $    1.30     $    1.79     $   (0.03)    $    1.02    $    0.37
  Net income (loss)................       1.26          0.88          1.30          1.79         (0.03)         1.02         0.33
Diluted income (loss) per
 share:
  Continuing operations............       1.24          1.07          1.29          1.77         (0.03)         1.01         0.37
  Net income (loss)................       1.26          0.88          1.29          1.77         (0.03)         1.01         0.33
Cash dividends per share(d)(e).....       0.50          0.50          0.50          0.50          0.50          0.25         0.25
Return on average
 shareholders' equity..............      15.47%        10.43%        15.25%        19.17%        (0.35%)        10.0%         3.5%
Financial position:
Net working capital................  $ 2,196.7     $ 1,476.7     $ 1,501.0     $ 1,984.8     $ 2,129.6     $ 2,003.3    $ 1,920.9
Total assets.......................    8,521.0       8,569.4       9,586.8      10,704.3      11,065.9      11,368.9     10,483.2
Property, plant and
 equipment, net....................    2,047.0       2,285.0       2,554.0       2,766.4       2,859.9       2,940.1      2,827.7
Long-term debt (including
 current maturities)...............    1,119.8         666.8         958.0       1,304.3       1,428.2       1,293.1      1,427.7
Shareholders' equity...............    3,722.5       3,577.0       3,741.4       4,316.9       4,061.2       4,614.5      4,090.3
Total capitalization...............    4,905.9       4,377.9       4,830.1       5,671.7       6,004.4       6,423.5      6,142.9
Shareholders' equity per
 share(d)..........................       8.63          8.29          8.78          9.86          9.23         10.51         9.27
Average common shares
 outstanding (basic)(d)............      430.6         431.1         429.2         431.1         438.8         438.3        440.0
Average common shares
 outstanding (diluted)(d)..........      431.5         432.3         432.1         436.1         438.8         442.7        442.7

Other financial data:
Cash flows from operating
 activities........................  $   793.1     $ 1,094.6     $   864.2     $   833.1     $   454.1     $   144.4    $    (6.7)
Cash flows from investing
 activities........................      528.6        (837.0)       (759.1)       (873.3)       (846.1)       (453.4)       103.0
Cash flows from financing
 activities........................     (644.5)       (721.4)       (148.4)        (20.6)        253.7         243.7         30.8
Capital expenditures...............      432.1         591.5         731.1         880.1         914.3         469.9        267.0
Long-term borrowings
 (repayments), net.................     (120.8)       (482.2)        287.4         285.5         123.3         (11.5)        (8.3)
Depreciation and
 amortization expense..............      487.6         466.4         497.7         564.3         587.0         291.1        290.0
Payroll and employee
 benefits..........................    4,222.3       4,188.0       4,674.3       5,478.9       5,880.1           N/A          N/A
Number of employees(f).............     86,500        89,800        93,000       102,000       107,800           N/A       98,000

____________________

(a)  Operating income includes the following special charges and credits:

     . 1998 - $980.1 million: asset related charges, $509.4 million; personnel reductions, $234.7 million; facility consolidations, $126.2 million; merger transaction costs, $64.0 million; and other related costs, $45.8 million;

     . 1997 - $16.2 million: merger costs, $8.6 million; restructuring of joint ventures, $18.0 million; write-downs on impaired assets and early retirement incentives, $18.7 million; losses from the sale of assets, $12.6 million; and credits from gain on extension of joint venture, $41.7 million;

     . 1996 - $85.8 million: merger costs, $12.4 million; restructuring, merger and severance costs, $62.1 million; and write-off of acquired in-process research and development costs, $11.3 million;

     . 1995 - $8.4 million: restructuring costs, $4.7 million; and write-off of acquired in-process research and development costs, $3.7 million;

     . 1994 - $24.6 million: merger costs, $27.3 million; restructuring costs, $6.2 million; litigation, $9.5 million; and credits from litigation and insurance recoveries, $18.4 million; and

     . Six months 1999 - $47.1 million credit for reversal of a portion of the 1998 special charges for personnel, facility exit charges and merger costs due to the actual costs being less than estimated.

(b) Nonoperating income in 1994 includes a gain of $275.7 million from the sale of an interest in Western Atlas International, Inc. and a gain of $102.0 million from the sale of the our natural gas compression business. Nonoperating income for the six months ended June 1999 includes a $26 million loss for the write-off of our investment in a Mexican construction and engineering company.

(c) Provision for income taxes in 1996 includes tax benefits of $43.7 million from recognizing net operating loss carryforwards and settling various issues with the Internal Revenue Service.

(d) We have restated our prior year weighted average shares, cash dividends paid per share and shareholders' equity per share to reflect the two-for-one common stock split declared on June 9, 1997, and paid as a stock dividend on July 21, 1997.

(e) Cash dividends per share for 1994 through 1998 represent amounts we paid prior to the merger with Dresser.

(f)  Does not include employees of 50% or less owned affiliated companies.

                     MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

     Our common stock is traded on the NYSE under the symbol "HAL." There is no market for the PES shares, there being only approximately 55 registered holders of PES shares. The following table sets forth, for the periods indicated, the range of high and low per share sales prices for shares of our common stock as reported on the NYSE Composite Tape. Prices for shares of our common stock have been restated to adjust mathematically for the two-for-one stock split effected by means of a 100% stock dividend paid on July 21, 1997 to holders of record of our common stock on June 26, 1997.

                                                    HALLIBURTON
                                                  ---------------
                                                    High     Low
                                                  ---------------
1996*
  First Quarter.................................   $29.63  $22.38
  Second Quarter................................    29.69   24.75
  Third Quarter.................................    28.81   24.75
  Fourth Quarter................................    31.81   25.63
1997*
  First Quarter.................................    37.25   29.69
  Second Quarter................................    41.94   31.63
  Third Quarter.................................    52.94   39.25
  Fourth Quarter................................    63.25   45.69
1998*
  First Quarter.................................    53.88   40.75
  Second Quarter................................    57.25   42.06
  Third Quarter.................................    45.69   26.56
  Fourth Quarter................................    39.50   26.19
1999*
  First Quarter**...............................    41.88   28.13
  Second Quarter**..............................    48.38   35.00
  Third Quarter**...............................    51.75   38.57
  Fourth Quarter** (through _________, 1999)....

____________

* Calendar quarters.  Our fiscal year ends on December 31.

** The closing sales prices for shares of our common stock on the first trading day of each calendar month for the last six months, as reported on the NYSE Composite Tape, were as follows: June 1, 1999 - $40.75; July 1, 1999 - $43.75; August 2, 1999 - $45.75; September 1, 1999 - $ 45.94;
     October 1, 1999 - $41.81; and November 1, 1999  - $38.50.

     On ________, 1999, the latest practicable trading day prior to the date of posting this offer document, the closing per share sales price for shares of our common stock, as reported on the NYSE Composite Tape, was $______.

     Following the completion of the offer, our common stock will continue to be traded on the NYSE.

Dividends

     In each of the calendar quarters indicated in the table above, we declared and paid a cash dividend of $0.125 per share of our common stock. The dividends have been adjusted mathematically to account for stock splits. On October 28, 1999, we declared a cash dividend of $0.125 per share of our common stock, payable on December 22, 1999, to stockholders of record on December 1, 1999. If you receive shares of our common stock as a result of accepting the offer, the date of issue of these shares may occur subsequent to the record date for this dividend. If so, you will not be entitled to receive this dividend.

     Our board of directors intends to continue to consider the payment of quarterly dividends on the outstanding shares of our common stock. The declaration and payment of dividends will depend upon, among other things, our future earnings, our general financial condition, the success of our business activities, our capital requirements and general business conditions.

     During each of the years ended March 31, 1996, 1997 and 1998, the PES board of directors declared and PES paid cash dividends on its Class A ordinary shares. These shares were held by a single PES shareholder. The amounts paid were (Pounds)45,516, (Pounds)45,000 and, following conversion of the Class A ordinary shares into PES shares in April 1997, (Pounds)4,521, respectively. PES did not pay any dividends in those years on the remaining PES shares. PES did not declare or pay any cash dividends during the year ended March 31, 1999.

     If the offer is not completed, the PES board of directors intends to consider the payment of annual dividends on the issued PES shares. The declaration and payment of dividends will depend upon, among other things, future earnings and capital requirements of PES, its general financial condition, the success of its business activities and general business conditions. The PES directors who are parties to the warranty agreement have agreed not to permit PES to declare or pay any dividends on the PES shares during the offer period.

              HALLIBURTON MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Halliburton / Dresser Merger

     On September 29, 1998, we completed our acquisition of Dresser Industries, Inc. The merger was accounted for using the pooling of interests method of accounting for business combinations. Our financial statements have been restated to include the results of Dresser for all periods presented. See Note 14 to our annual consolidated financial statements. Prior to the merger, Dresser was a diversified company with operations in three business segments: Petroleum Products and Services; Engineering Services; and Energy Equipment. Prior to the merger, we operated in two business segments, the Energy Group and the Engineering and Construction Group. Following the merger, we are organized around three business segments: Energy Services Group; Engineering and Construction Group; and Dresser Equipment Group.

     Our management believes the merger provides us with the opportunity to better meet customer needs, to improve our technology, to strengthen our product service lines, to cut our costs, and to position us for the future.

Business Environment

     We operate in over 120 countries around the world to provide a variety of energy services, energy equipment and engineering and construction services to energy, industrial and governmental customers. The industries we serve are highly competitive. Unsettled political conditions, expropriation or other governmental actions, exchange controls and currency devaluations may affect operations in some countries. We believe the geographic diversification of our business activities reduces the risk that loss of our operations in any one country would be material to our consolidated results of operations.

     The majority of our revenues are derived from the sale of services and products, including construction activities, to the energy industry. We offer a comprehensive range of integrated and discrete services and products as well as project management for oil and natural gas activities throughout the world.

     Declines in energy industry activities that started in 1998 continued into the second quarter of 1999, particularly in the areas of exploration and development of hydrocarbons. The average worldwide rotary rig count in the first half of 1999 was 34% lower than in the first half of 1998. The average U.S. rotary rig count in the first quarter of 1999 was 43% lower compared to the first quarter of 1998 and this decline continued into the second quarter of 1999. The average U.S. rotary rig count in the second quarter of 1999 was nearly 40% lower than the second quarter of 1998. These declines in activity and reduced capital spending by our customers negatively impacted our results for the first half of 1999, particularly within the Energy Services Group segment.

     The downstream portion of the oil and gas business is serviced by both the Engineering and Construction Group and the Dresser Equipment Group. The downturn in activity in the first quarter of 1999 did not affect these segments as severely as the Energy Services Group due to the longer term nature of projects and continuing maintenance requirements. In the second quarter of 1999, however, the effects of project delays and deferral of new awards began to negatively impact the Engineering and Construction Group. The deferrals of projects and lack of new awards are expected to affect the segment during the remainder of the year due to the long-term nature of most projects. The Dresser Equipment Group also experienced a decline in activity due to industry conditions and faces increased competition for a reduced level of available business.

     Other major changes in the energy industry include the announced mergers of several major oil companies that have further delayed capital spending programs by these companies. We have seen some effects of these mergers in the first half of 1999 result in delayed projects and reduced use of software products. Longer-term effects will depend on the spending patterns of our customers.

     We still believe:

          .    the long-term fundamentals of the energy industry are positive;

          . steadily rising population and greater industrialization efforts will continue to propel global growth, particularly in developing nations; and

          . these factors will cause increasing demand for oil and natural gas to produce refined products, petrochemicals, fertilizers and power.

     We remain cautious about the remainder of 1999. Recent encouraging events include:

          .    the recent strengthening of oil and gas prices;

          .    a 20% increase in the U.S. rotary rig count from its April low;
               and

          .    continuing increases in the level of customer inquiries.

However, the timing and extent of any benefits of the above items depend on customer spending which remains cautious. We look forward to a recovery in 2000 after our customers approve new capital budgets.

Energy Services Group

     During 1998, particularly in the second half of the year, the energy industry experienced a downturn brought about by a combination of factors that began in late 1997. Decreased demand in Asia for crude oil, increases in production from OPEC producers, added production increases from Iraq and unseasonably warm winters in North America during 1997 and 1998 all contributed to the industry downturn experienced during 1998. Throughout 1998, crude oil prices varied from $4 to $8 per barrel lower than 1997. Equally important, oil prices were less than $15 per barrel for most of 1998, particularly during the second half of the year, making many drilling programs economically infeasible. Natural gas prices within the U.S., although significantly lower than 1997 levels, remained above $2 per million BTU until the third quarter of 1998. During the third quarter of 1998, natural gas prices began a decline which, combined with additional declines in crude oil prices, resulted in further reductions in demand for hydrocarbon exploration and development. These factors negatively impacted the industry and our company. Overall, the industry fundamentals in 1998 were significantly weaker than 1997.

     Integrated business solutions, long term overseas contracts and an engineering and construction services backlog benefited our revenues throughout 1998 when compared to the industry activity and worldwide rig counts. Continued interest in deepwater drilling in the Gulf of Mexico and projects in the North Sea, combined with U.S. natural gas prices above $2 per million BTU benefited the industry during the first and second quarters of 1998. As industry indicators began to significantly weaken in the third quarter of 1998, we started implementing actions to properly adjust our resources to projected industry conditions.

     Although 1998 was a difficult year and 1999 will also be difficult, we believe that long term industry fundamentals will prevail. Demand for oil and natural gas worldwide should recover and grow. Over time, the accelerating depletion of existing production and the need for technologies that make exploration and production economically feasible in the presence of low oil and gas prices will provide growth opportunities. We believe that our customers will continue to seek opportunities to lower the overall cost of exploring, developing and enhancing the recovery of hydrocarbons. This will be done through increased utilization of integrated solutions, application of new technology and partnering and alliance arrangements. We believe that we have good opportunities to expand our revenues and profits through greater participation in larger projects that utilize our project management and integrated services capabilities. However, uncertainty exists within the industry into the foreseeable future.

Engineering and Construction Group

     While we have seen projects delayed and canceled in many of the areas that we serve, we expect to see demand for our engineering and construction services continue to increase over the long term. We believe the key to increasing our revenues and improving our profit margins in the current environment will be our ability to provide total customer satisfaction. Today's competitive environment demands flexibility and innovation. To bring more value to our customers, we must:

     . demonstrate our ability to effectively cooperate with other service and equipment suppliers and customers on larger projects;

     . accept more project success risk through total project responsibility or fixed price contracts;

     .    broaden our core competencies;

     .    acquire and fully utilize proprietary technology; and

     .    manage costs.

The Engineering and Construction Group has determined it will focus on demand in the liquefied natural gas, fertilizer, petroleum, chemical and forest products industries worldwide. We also see an expanding demand for our government services capabilities in the United States and the United Kingdom as governmental agencies, including local government units, continue to expand their use of contractors to improve service levels and manage costs.

Dresser Equipment Group

     Dresser Equipment Group's business activity is primarily determined by activity levels within the energy industry. Products and systems of Dresser Equipment Group include compressors, turbines, generators, electric motors, pumps, engines and power systems, valves, instruments, meters and pipe couplings, blowers and fuel dispensing systems. Demand for these products is directly affected by global economic activity, which influences demand for transportation fuels, petrochemicals, plastics, fertilizers, chemicals and by-products of oil and gas. The environment for sales of Dresser Equipment Group products is highly competitive and its sales and earnings can be affected by changes in competitive prices, fluctuations in the level of activity in major industry areas, and general economic conditions. The group strives to be the low cost provider in this competitive environment.

     Because of the impact of economic and political conditions, and uncertainty in many parts of the world, several initiatives are in place to reduce capacity costs and improve operating performance. We believe strong demand still exists for the products and services provided by Dresser Equipment Group. The keys to achieving favorable operating results over the course of the year, particularly in light of industry conditions, will be to rely to a great extent on the ability of the group to:

     .    increase business with the customers currently served; and

     . provide integrated solutions together with other segments of our company.

     In the near term, activity levels remain uncertain. In the long term we believe the demand for the products and systems provided by Dresser Equipment Group will increase due to rising population and an expanding industrial base.

Results of Operations - 1999 Compared to 1998

Second Quarter of 1999 Compared with the Second Quarter of 1998

  Revenues                                          Second Quarter    Increase
  Millions Of Dollars                               1999     1998    (decrease)
  --------------------------------------------     ------   ------   ----------

  Energy Services Group.......................     $1,681   $2,381   $     (700)
  Engineering and Construction Group..........      1,372    1,438          (66)
  Dresser Equipment Group.....................        617      766         (149)
                                                   ------   ------   ----------
  Total revenues..............................     $3,670   $4,585   $     (915)
                                                   ======   ======   ==========

     Consolidated revenues decreased 20% to $3,670 million in the second quarter of 1999 compared with $4,585 million in the same quarter of the prior year. International revenues for the second quarter of 1999 were 70% of total revenue, up from 64% in the second quarter of 1998.

     Energy Services Group revenues were $1,681 million for the second quarter of 1999 reflecting a 29% decrease from the same quarter of the prior year, while drilling activity, as measured by the worldwide rotary rig count, decreased 33%. International revenues were 73% of total Energy Services Group revenues for the quarter, compared to 68% for the prior year quarter. The Energy Services Group includes Halliburton Energy Services, Brown & Root Energy Services and Landmark Graphics Corporation.

     Revenues for all product service lines within Halliburton Energy Services were 25-35% lower compared to the prior year quarter. Halliburton Energy Services' U.S. revenues were down 45% versus a decrease in the U.S. average rotary rig count of nearly 40%. Halliburton Energy Services' international revenues were down 27%, which approximated the related rig count reduction. As in the first quarter of 1999, the largest declines in revenues were in North America and Latin America with revenues decreasing by 35-40%. Declines in revenue reflect reduced unit volume levels and continued pricing pressures, particularly in North America.

     Brown & Root Energy Services, which provides upstream oil and gas engineering and construction services, experienced a decline in revenues of 18% from the same period of the prior year. The decrease reflects the industry downturn in activity caused by low oil prices. Reduced activity levels particularly impacted the U.K. sector of the North Sea. However, increased activity in Asia Pacific partially offset the decline in the North Sea.

     Revenues from Landmark, which provides integrated exploration and production information systems, decreased 25% compared to the second quarter of 1998. Decreases in software and hardware sales were partially offset by increased customer service and maintenance revenues. Many customers for our information system product lines have put off software purchases due to customer mergers and lower activity levels.

     Engineering and Construction Group revenues decreased slightly to $1,372 million in the second quarter of 1999 compared to $1,438 million in the same quarter of the prior year. The Engineering and Construction Group is made up of Kellogg Brown & Root and Brown & Root Services. International revenues were 68% of total revenues for the group, compared to 61% for the prior year second quarter.

     Higher revenues from activities at the Devonport Dockyard in the U.K. and from the contract to provide logistical support services to U.S. military peacekeeping efforts in the Balkans partially offset revenue declines from industrial customers due to project delays.

     Dresser Equipment Group revenues decreased nearly 20% to $617 million for the second quarter of 1999, as compared to $766 million for the second quarter of 1998. International revenues were 64% of total Dresser Equipment Group revenues. Revenues declined in all product lines reflecting lower spending by customers due to economic conditions. Revenues from the compression and pumping line were lower by about 25-30%. Lower complete unit shipments of compression and pumping products were partially offset by increased product services volumes. Revenues from the measurement product line were lower by 10-15% from the prior year second quarter. Flow control and power systems combined had about 10% lower revenues.

  Operating Income                                 Second Quarter     Increase
  Millions of Dollars                               1999     1998    (decrease)
  -------------------------------------------      ------   ------   ----------

  Energy Services Group......................      $   49   $  304   $     (255)
  Engineering and Construction Group.........          64       74          (10)
  Dresser Equipment Group....................          53       77          (24)
  Special charge credits.....................          47       --           47
  General corporate..........................         (17)     (19)           2
                                                   ------   ------   ----------
  Operating income...........................      $  196   $  436   $     (240)
                                                   ======   ======   ==========

     Consolidated operating income for the second quarter of 1999 of $196 million declined 55% compared with $436 million in the same quarter of the prior year.

     Energy Services Group operating income decreased 84% to $49 million in the second quarter of 1999 compared with $304 million in the same quarter of the prior year. The operating margin for the second quarter of 1999 was 2.9%, compared to the prior year second quarter operating margin of 12.8%.

     In spite of aggressive cost reduction efforts to reduce excess personnel and facilities, Halliburton Energy Services operating income was down 87%. Lower activity and higher discounts reduced operating income for all Halliburton Energy Services' product service lines. Decreased margins for Halliburton Energy Services were caused by the lowest rig count since 1944 in the U.S. and decreased activity levels outside the U.S. Lower rig counts led to excess capacity in the oil field services sector. This excess capacity continued through the second quarter especially within the U.S. As a result of pricing pressures, Halliburton Energy Services' average discounts in the U.S. increased six to eight percentage points over the second quarter of 1998 when pricing first started to soften. In spite of pricing pressures and increased discounting in the U.S., all product service lines except logging and drilling were able to maintain positive operating income in the second quarter of 1999.

     Operating income and margins from Brown & Root Energy Services' upstream oil and gas engineering and construction activities declined 65% from the prior year second quarter. The major factors contributing to this decrease were lower activity levels and performance issues related to two technically difficult projects on which losses of $23 million were recorded.

     Landmark experienced a small loss for the quarter. The loss was caused by declines in software sales volumes and severance payments to employees terminated due to industry conditions.

     Engineering and Construction Group operating income decreased 14% to $64 million in the second quarter of 1999 compared to $74 million in the second quarter of the prior year. Operating margins were 4.7% in the second quarter of 1999 compared to 5.1% in the prior year second quarter. Included in the second quarter of 1998 was the settlement on a Middle East construction project. Excluding this settlement in 1998, margins for the current year of 4.7% are higher than the prior year's margins of 4.1%. The second quarter benefited from higher activity related to supporting U.S. military peacekeeping efforts in the Balkans and income recognition on U.K. toll road projects.

     Dresser Equipment Group operating income for the second quarter was $53 million, a decrease of 31% from the prior year second quarter of $77 million. All product lines experienced a decrease in operating income primarily as a result of lower activity levels and increased discounting in some product lines.

     Special charge credits of $47 million are the result of a change in estimate to the 1998 merger special charges for the acquisition of Dresser and industry downturns recorded in 1998. We have been monitoring the actual costs incurred and have re-examined our estimates of future costs. In the second quarter of 1999, we concluded that these costs, particularly for severance and facility exit costs, were lower than previously estimated. Therefore, we reversed a portion of the $980 million that was originally recorded.

     General corporate expenses were lower by $2 million from the prior year second quarter. The reduction of expense is the result of combining two corporate offices into one office.

Nonoperating Items

     Interest expense increased by $3 million to $34 million in the second quarter of 1999 compared to the same quarter of the prior year due primarily to increased short-term borrowings and additional long-term borrowings under our medium-term note program. The increased borrowings were used to fund working capital requirements and special charge costs, including, severance and property exit costs.

     Interest income in the second quarter of 1999 decreased slightly to $6 million from $7 million in the second quarter of 1998.

     Foreign currency gains (losses), net was a net $4 million gain for the second quarter of 1999. This net gain compares to a net loss of $2 million in the same period of 1998. The gain in 1999 is primarily attributable to devaluation of the Euro.

     Other nonoperating, net in the second quarter of 1999 includes a $26 million charge for the write-off of our net investment in Bufete Industriale, S.A. de C.V., a large specialty engineering, procurement and construction company in Mexico. See Note 11 to the quarterly consolidated financial statements for additional information on Bufete.

     The effective income tax rate excluding special charge credits was about 39% for the second quarter of 1999, as compared to about 37% for the second quarter of 1998. The rate for the quarter was adversely affected by foreign income taxes and is expected to range between 38% and 40% for the year of 1999, excluding the special charge credits.

     Net income was $83 million, or 19 cents per diluted share, a decrease of 66% from net income of $243 million, or 55 cents per diluted share in the second quarter of 1998.

First Six Months of 1999 Compared with the First Six Months of 1998

Revenues                                         First Six Months    Increase
Millions of Dollars                                1999     1998    (decrease)
------------------------------------------        ------   ------   ----------
Energy Services Group.....................        $3,434   $4,666   $   (1,232)
Engineering and Construction Group........         2,880    2,785           95
Dresser Equipment Group...................         1,280    1,389         (109)
                                                  ------   ------   ----------
Total revenues............................        $7,594   $8,840   $   (1,246)
                                                  ======   ======   ==========

     Consolidated revenues decreased 14% to $7,594 million in the first six months of 1999 compared with $8,840 million in the first six months of the prior year. International revenues for the first six months of 1999 were 69% of total revenue, compared to 65% of total revenue in 1998. Only the Engineering and Construction Group had higher revenues in the first six months of 1999 compared to 1998.

     Energy Services Group revenues were $3,434 million for the first six months of 1999, reflecting a 26% decrease from the first six months of the prior year, while drilling activity as measured by the worldwide rotary rig count decreased 34%. International revenues were 72% of total Energy Services Group revenues for the first six months compared to 69% for the prior year first six months.

     Revenues for all Halliburton Energy Services product service lines were lower than the prior year. The largest declines in revenues were in North America and Latin America with revenues decreasing about 37%.

Declines in revenue reflect reduced unit volume levels and continued pricing pressures, particularly in North America. Halliburton Energy Services' U.S. revenues were about 40% lower than in the first six months of 1998, which is consistent with the reduction in the average rotary rig count in the U.S. during the same period. Halliburton Energy Services' international revenues were 25% lower in 1999 than in the first half of 1998. The international average rotary rig count for the same time period was 28% lower. The completion product service line had the smallest percentage decline in revenues of about 20% for the first six-month period of 1999 compared to 1998. Other product service lines within Halliburton Energy Services experienced a 28-33% decrease from the same time period in the prior year.

     Revenues from Brown & Root Energy Services' upstream oil and gas engineering and construction services decreased 18% from the same period of the prior year reflecting the industry downturn in activity caused by low oil prices. Reduced activity levels particularly impacted the U.K. sector of the North Sea. Revenues from projects in North America and Asia/Pacific were higher than in the prior year.

     Revenues from Landmark's integrated exploration and production information systems decreased 19% compared to the first six months of 1998. Decreases in software and hardware sales were partially offset by increased customer service revenues. Many customers for our information system product lines have put off software purchases due to lower activity levels. Customer mergers have also resulted in purchase delays.

     Engineering and Construction Group total revenues increased 3% to $2,880 million in the first six months of 1999 compared to $2,785 million in the first six months of the prior year. International revenues increased approximately 20%.

     Revenues from Kellogg Brown & Root were flat in the first half of 1999 compared to 1998. Europe/Africa was the most active region with major projects in Algeria, Norway and Nigeria.

     Brown & Root Services revenues for the first six months of 1999 were up 15% over the prior year. The increase in revenues was due to increased activities at the Devonport Dockyard in the U.K. and from logistics support services to military peacekeeping efforts in the Balkans.

     Dresser Equipment Group revenues decreased 8% to $1,280 million for the first six months of 1999 as compared to $1,389 million for the first six months of 1998. Revenues declined in all product lines reflecting reduced demand. The compression and pumping product line had approximately 5% lower revenues due to lower complete unit sales. The lower volume on complete unit sales was partially offset by increased product service volume. The measurement product line's revenues were about 14% lower than the prior year due to lower spending levels and delayed maintenance spending by multinational oil companies and other customers. Revenues from flow control products were down 7% compared to 1998 due to low upstream and downstream activity levels. Power systems' revenues were 10% lower than the first six months of 1998. The decrease in power systems' revenues was due to reductions in the original equipment and aftermarket sales related to lower gas production, higher gas storage levels and decreased equipment utilization.

Operating Income                                 First Six Months    Increase
Millions of Dollars                                1999     1998    (decrease)
-------------------------------------------       ------   ------   ----------
Energy Services Group......................       $  106   $  587   $     (481)
Engineering and Construction Group.........          122      133          (11)
Dresser Equipment Group....................          107      116           (9)
Special charge credits.....................           47       --           47
General corporate..........................          (34)     (39)           5
                                                  ------   ------   ----------
Operating income...........................       $  348   $  797   $     (449)
                                                  ======   ======   ==========

     Consolidated operating income for the first six months of 1999 of $348 million declined 56% compared with $797 million in the first six months of the prior year.

     Energy Services Group operating income decreased 82% to $106 million in the first six months of 1999 compared with $587 million in the first six months of the prior year. The operating margin for the first six months of 1999 was 3.1% compared to the prior year's first six months operating margin of 12.6%.

     In spite of significant cost reduction efforts to reduce excess personnel and consolidate facilities, operating income for all Halliburton Energy Services product service lines was significantly lower in the first six months of 1999 due to lower activity and higher discounts. Overall, Halliburton Energy Services' operating income declined 82% from the first half of 1998. Except for logging and drilling, all product service lines earned positive operating income in a very difficult environment.

     Operating income from Brown & Root Energy Services' upstream oil and gas engineering and construction activities declined 77% due to lower levels of business activity and lower manufacturing activities which carry large fixed costs. Major project losses of $27 million were recorded in the first six months of 1999 on two technically difficult projects. In addition, the prior year's first six months benefited from about $40 million of project incentives. Brown & Root Energy Services continues to address challenges on some fixed fee contracts for which we recorded losses in the fourth quarter of 1998. Claims discussions with customers should bring these jobs to resolution in the second half of the year.

     Landmark experienced a small loss for the first six months of 1999. The loss was caused by lower software sales volumes and severance payments to employees terminated due to industry conditions.

     Engineering and Construction Group operating income decreased 8% to $122 million in the first six months of 1999 compared to $133 million in the first six months of the prior year. Operating margins were 4.2% in the first six months of 1999 compared to 4.8% in the prior year first six months. Included in the first six months of 1998 was the settlement on a Middle East construction project. Excluding this settlement in 1998, margins for 1999 of 4.2% are the same as the prior year's first six months.

     Dresser Equipment Group operating income for the first six months of 1999 was $107 million, a decrease of 8% from the prior year's first six months of $116 million. Cost reduction initiatives allowed us to maintain operating margins at about 8.4% in the first six months of both 1999 and 1998 in spite of lower sales volumes in 1999.

     Special charge credits are the result of a change in estimate to the 1998 merger special charges for the acquisition of Dresser and industry downturns. We have been monitoring the actual costs incurred and have re-examined our estimates of future costs. In the second quarter of 1999, we concluded that these costs, particularly for severance and facility exit costs, were lower than previously estimated. Therefore, we reversed $47 million of the $980 million that was originally recorded.

     General corporate expenses were lower by $5 million from the prior year's first six months. The reduction of expense is the result of combining two corporate offices into one office.

Nonoperating Items

     Interest expense increased to $70 million in the first six months of 1999 compared to $61 million in the first six months of the prior year due primarily to increased short-term borrowings and additional long-term borrowings under our medium-term note program. The increased borrowings were used to fund working capital requirements and special charge costs, including, severance and property exit costs.

     Interest income in the first six months of 1999 increased to $38 million from $14 million in the first six months of 1998. The increase in interest income was due primarily to imputed interest income on the note receivable from the sale of our interest in M-I L.L.C. and interest earned on settlement of income tax issues in the U.S. and U.K.

     Other nonoperating, net in the first six months of 1999 includes a $26 million charge for the write-off of our net investment in Bufete Industriale, S.A. de C.V., a large specialty engineering, procurement and construction company in Mexico. See Note 11 to the quarterly consolidated financial statements for additional information on Bufete.

     The effective income tax rate excluding special charge credits was about 39.5% for the first six months of 1999 compared to 37.6% for the first six months of 1998. The rate for the first six months was adversely affected by foreign income taxes and is expected to range between 38% and 40% for the year of 1999, excluding the special charge credits.

     Cumulative effect of change in accounting method of $19 million after tax or 4 cents per diluted share reflects our adoption of Statement of Position 98-
5. Estimated annual expense for 1999 under Statement of Position 98-5 after recording the cumulative effect of the change is not expected to be materially different from amounts expensed under the prior accounting treatment. See Note 10 to the quarterly consolidated financial statements for additional information.

Results of Operations - 1998 Compared to 1997 and 1996

  Revenues
  Millions of dollars                            1998         1997        1996
  -----------------------------------------    ---------   ---------   ---------
  Energy Services Group....................    $ 9,009.5   $ 8,504.7   $ 6,515.4
  Engineering and Construction Group.......      5,494.8     4,992.8     4,720.7
  Dresser Equipment Group..................      2,848.8     2,774.1     2,710.5
                                               ---------   ---------   ---------
  Total revenues...........................    $17,353.1   $16,271.6   $13,946.6
                                               =========   =========   =========

     Revenues for 1998 were $17,353.1 million, an increase of 7% over 1997 revenues of $16,271.6 million and an increase of 24% over 1996 revenues of $13,946.6 million. Approximately 65% of our consolidated revenues were derived from international activities in 1998 compared with 60% in 1997 and 59% in 1996.


     Energy Services Group revenues were $9,009.5 million for 1998, an increase of 6% over 1997 revenues of $8,504.7 million and an increase of 38% over 1996 revenues of $6,515.4 million. Revenues in the first half of 1998 were higher than comparable periods of the prior two years. Revenues in the second half of 1998 were impacted by the steep decline in activity as measured by the worldwide average rotary rig count. The yearly average worldwide rotary rig count fell 13% in 1998 compared to 1997, including a third quarter comparative decline of 21% and a fourth quarter comparative decline of 30%, as customers of the Energy Services Group reacted to reduced prices for their products. Revenues for pressure pumping activities in 1998 were about 3% lower than 1997 but increased compared to 1996. The decrease in pressure pumping activities for 1998 compared to 1997 occurred in the second half of 1998. Other product and service lines experienced similar results in this time period. The revenue declines in 1998 compared to 1997 were more pronounced in North America, including the Gulf of Mexico shelf which declined about 6% and Venezuela which declined about 25%. Revenues from upstream oil and gas engineering services increased about 35% in 1998 compared to 1997 and 1996, benefiting from activities in subsea product lines and from large engineering projects. Revenues for integrated exploration and production information systems reached record high levels in 1998. Approximately 67% of the Energy Services Group's revenues were derived from international activities each year in 1998, 1997 and 1996.

     Engineering and Construction Group revenues were $5,494.8 million for 1998, an increase of 10% from 1997 revenues of $4,992.8 million and an increase of 16% over 1996 revenues of $4,720.7 million. The increase in revenues in 1998 reflects liquefied natural gas activities in Asia and Africa, an enhanced oil recovery project in Africa, and a major ethylene project in Singapore. There were also increased revenues in Asia/Pacific from Kinhill, which was acquired in the third quarter of 1997. See Note 14 to our annual consolidated financial statements. For 1998 compared to 1997, revenues declined because of the sale of the environmental services business in December 1997 and lower activity levels for repair and refitting services for the British Royal Navy's fleet of submarines and surface ships. For 1997 compared to 1996, revenues were aided by the consolidation of Devonport Management Limited as a result of our increased ownership percentage in that subsidiary. See Note 14 to our annual consolidated financial statements. Revenues were reduced in 1997 compared to 1996 due to lower levels of activity under service contracts with the U.S. Department of Defense to provide technical and logistical support for military peacekeeping operations in Bosnia by approximately $290.0 million.

     Dresser Equipment Group revenues were $2,848.8 million in 1998, an increase of 3% over 1997 revenues of $2,774.1 million, and an increase of 5% over 1996 revenues of $2,710.5 million. The compression and pumping and flow control product lines experienced small increases in revenues. The measurement and power systems product lines reported a slight decline in revenues for 1998 compared to 1997. Most of the increase in 1997 compared to 1996 came from the compressor joint venture with Ingersoll-Rand and the measurement product lines.

  Operating Income
  Millions of dollars                           1998         1997       1996
  ----------------------------------------    --------   --------   --------

  Energy Services Group...................    $  971.0   $1,019.4   $  698.0
  Engineering and Construction Group......       237.2      219.0      134.0
  Dresser Equipment Group.................       247.8      248.3      229.3
  General corporate.......................       (79.4)     (71.8)     (72.3)
  Total special charges and credits.......      (980.1)     (16.2)     (85.8)
                                              --------   --------   --------
  Operating income........................    $  396.5   $1,398.7   $  903.2
                                              ========   ========   ========

     Operating income was $396.5 million for 1998 compared to $1,398.7 million for 1997 and $903.2 million for 1996. Excluding special charges of $980.1 million, $16.2 million and $85.8 million during 1998, 1997 and 1996, respectively, operating income for 1998 decreased by 3% from 1997 and increased by 39% over 1996. See Note 7 to our annual consolidated financial statements.

     Energy Services Group operating income in 1998 was $971.0 million, a decrease of 5% from 1997 operating income of $1,019.4 million and an increase of 39% over 1996 operating income of $698.0 million. Operating margins were 10.8% in 1998 compared with 12.0% in 1997 and 10.7% in 1996. Most of the decline in operating margins in 1998 compared to 1997 can be attributed to declines in the completion products and pressure pumping lines, to lower activities in North America and Venezuela, and to additional job loss provisions of $60 million recorded in the fourth quarter of 1998. Approximately 54%, 59% and 63% of the Energy Services Group's operating income was derived from international activities for 1998, 1997 and 1996, respectively. Operating income for pressure pumping in 1998 was about 10% lower than 1997. Activity levels were reduced in response to lower oil and gas prices. Other product and service lines were also affected by reduced activity levels. Only the drilling related lines had significantly better operating results in 1998 over 1997. Operating income in 1997 for the group benefited from increased activity levels and increased prices charged to customers, especially for pressure pumping services in North America. Operating income for drilling fluids increased in 1997 over 1996 due to the growth of more technically demanding wells being drilled, particularly in the Gulf of Mexico. Operating income for upstream oil and gas engineering activities in 1998 was about the same as 1997 results. This occurred even after providing additional reserves for project losses in the North Sea, North Africa and Latin America related to variation orders for ongoing projects which we do not believe will be accepted by the customers due to current industry conditions. Energy Services Group results for 1996 include $35.0 million of incentive revenue on its portion of the cost savings realized on the BP Andrew alliance. The alliance completed the project seven months ahead of the scheduled production of oil and achieved a $125.0 million savings compared with the targeted cost. Operating income from pipecoating activities were substantially improved in 1997 compared to 1996 due to higher activity levels in the Far East, Middle East and the United States.

     Engineering and Construction Group operating income for 1998 of $237.2 million increased 8% over 1997 and 77% over 1996. Operating margins were 4.3% in 1998 compared with 4.4% for 1997 and 2.8% for 1996. Operating income in 1998 includes a favorable settlement of a claim on a Middle Eastern construction project. Excluding this settlement, operating margins for 1998 were 4.0%. Operating income and margins in 1998 were negatively affected by losses in the fourth quarter on existing highway and paving business of $9 million and for selected projects which were affected by the economic downturn in Asia. The Engineering and Construction Group has not started any new significant jobs in Asia. Improvement in operating income in 1997 over 1996 was realized through overhead reductions, a focus on higher margin business lines and the consolidation of Devonport Management Limited as a result of our increased ownership percentage in that subsidiary. See Note 14 to our annual consolidated financial statements. The 1997 operating income improvements over 1996 were aided by liquefied natural gas activities and oil recovery work in Africa together with engineering services for the fertilizer industry in Latin America. Operating income in 1996 included a $17.1 million charge for the impairment of the Engineering and Construction Group's investment in the Dulles Greenway toll road extension project.

     Dresser Equipment Group operating income in 1998 was $247.8 million or almost unchanged compared to 1997 operating income of $248.3 million. Operating income for 1998 increased 8% over 1996 operating income of $229.3 million. Operating income was negatively impacted in 1998 by $17 million of fourth quarter merger related expenses. Operating income in 1998 for the compression and pumping product line increased 30% compared to 1997 due to restructuring initiatives instituted in late 1997 and increased revenues. Operating income for the flow control product line improved 20% in 1998 over 1997 from cost improvements, better product mix, and increased volume. Operating income for the measurement product line decreased less than 5% in 1998 compared to 1997 due to weakness in the gas metering business as gas utilities continued to work off their excess inventory. The power systems product line operating income declined about 35% in 1998 compared to 1997 due to customers' reduced capital spending caused by softer demand in the gas compression and refining industries. Operating income increased in 1997 compared to 1996 primarily from profit improvement initiatives started in prior years by Ingersoll-Dresser Pump Company, introduction of new technologies by Wayne fuel dispensing systems, and improved margins and product mix at Energy Valve.

     General corporate expenses for 1998 were $79.4 million and include expenses for operating Dresser's corporate offices as well as our corporate offices. As a percent of consolidated revenues, general corporate expenses were 0.5% in 1998 compared to 0.4% in 1997 and 0.5% in 1996.

Nonoperating Items

     Interest expense was $136.8 million for 1998 compared to $111.3 million in 1997 and $84.6 million in 1996. The increase in 1998 over 1997 is due to the increased level of short-term borrowings outstanding during 1998. These borrowings carry a lower interest rate than our long-term debt. They were used for working capital, capital expenditures and acquisitions. The increase in 1997 over 1996 is due to the issuance of debt under our medium-term note program in 1997 and a full year's interest on $300.0 million of long-term debentures issued in August 1996 at a higher interest rate than the previous short-term debt.

     Interest income increased to $27.8 million in 1998 compared to $21.9 million in 1997 and $26.9 million in 1996. Interest income is generally related to the levels of invested cash we maintain.

     Foreign currency gains (losses) netted to a loss of $12.4 million in 1998 compared to $0.7 million in 1997 and $19.1 million in 1996. The losses in 1998 occurred mainly in Asia/Pacific currencies. The 1996 losses were primarily due to devaluations of the Venezuelan bolivar and costs of hedging foreign exchange exposures of an Italian subsidiary.

     Provision for income taxes was $244.4 million in 1998. The provision for income taxes in 1998 includes a benefit of $234.1 million for special charge items that are tax deductible. Nondeductible special charge items of $109.0 million include merger transaction costs and nondeductible goodwill which was determined to be impaired. Excluding the special charge and applicable tax benefits in 1998, the effective tax rate was 38.0%. The 1997 provision of $491.4 million was higher than the 1996 provision of $248.4 million due in part to improved earnings. The effective income tax rate was 37.4% in 1997, compared with 29.9% in 1996. The lower effective income tax rate and provision for 1996 are due to credits of $43.7 million recorded during the third quarter of 1996 to recognize net operating loss carryforwards and the settlement of various issues with the Internal Revenue Service. Excluding the tax benefits recorded in 1996, the effective income tax rate for 1996 was 35.2%. See Note 6 to our annual consolidated financial statements.

     Minority interest in net income of consolidated subsidiaries was $49.1 million in 1998 compared to $49.3 million in 1997 and $24.7 million in 1996. The increase in 1997 over 1996 is due primarily to Dresser Equipment Group's ownership interests in Dresser-Rand and the Engineering and Construction Group's ownership interests in Devonport Management Limited, which increased from approximately 30% to 51% during March 1997.

     Net income (loss) for 1998 was a loss of $14.7 million for a $0.03 diluted loss per share. In 1997 net income of $772.4 million yielded $1.77 diluted income per share while 1996 net income of $557.9 million yielded $1.29 diluted income per share.

Liquidity and Capital Resources

First Six Months of 1999 Compared with the First Six Months of 1998

     We ended the second quarter of 1999 with cash and equivalents of $336 million, an increase of $133 million from the end of 1998. Beginning in 1998, we changed Dresser's fiscal year-end to our calendar year-end. Dresser's cash flows in 1998 are measured from December 31, 1997, rather than from the October 31, 1997 balances as reported on the consolidated balance sheets in our 1998 annual report.

     Operating activities. Cash flows from operating activities used $7 million in the first six months of 1999, as compared to $144 million provided by operating activities in the first six months of 1998. Working capital items, which consists of receivables, inventories, accounts payable and other working capital, net, used $201 million in the current year compared to $507 million in the prior year period. In 1999 working capital requirements were lower than the prior year due to lower levels of business activity. Other, net, which includes noncurrent assets and liabilities, used $161 million of operating cash in the first six months of 1999. Included in these changes to working capital and other, net, are cash outflows for special charges for personnel reductions, facility closures and integration costs which required approximately $168 million of cash in the first six months of the current year.

     Investing activities. Capital expenditures were $267 million for the first six months of 1999, a decrease of 43% from the same period of the prior year. The decrease in capital spending primarily reflects the current operating environment. Capital spending was mostly for equipment and infrastructure for the Energy Services Group. We also continued our planned investments in our enterprise-wide information system. Cash flows from investing activities includes $254 million of the $265 million receivable from the sale of our 36% interest in M-I L.L.C. that was collected in the second quarter of 1999.
Imputed interest on this receivable of $11 million is included in operating cash flows.

     Financing activities. Cash flows from financing activities were $31 million in the first six months of 1999 compared to $244 million in the first six months of 1998. We borrowed $119 million, net of repayments, in short-term funds consisting of commercial paper and bank loans in the first six months of 1999. In the same period of 1998, we borrowed $370 million in short-term funds, net of repayments, consisting of commercial paper and bank loans. Proceeds from exercises of stock options provided cash flows of $33 million in the first six months of 1999 compared to $40 million in the same period of the prior year.

     We believe we have sufficient borrowing capacity to fund our cash needs.
As of June 1999, we have committed short-term lines of credit totaling $650 million available and unused, an increase of $100 million from the prior quarter. We also have other short-term lines totaling $315 million. There were no borrowings outstanding under any of these facilities. Our combined short-term notes payable and long-term debt was 33.4% of total capitalization at June 30, 1999 compared to 32.4% at December 31, 1998.

Year ended 1998 Compared to 1997 and 1996

     We ended 1998 with cash and equivalents of $202.6 million compared with $384.1 million in 1997 and $446.0 million in 1996. Beginning in 1998, we changed Dresser's fiscal year-end to our calendar year-end. Dresser's cash flows in 1998 are measured from December 31, 1997, rather than from the October 31, 1997 balances as reported on the consolidated balance sheets.

     Cash flows from operating activities were $454.1 million for 1998 compared to $833.1 million for 1997 and $864.2 million for 1996. In 1998, the primary use of cash for operating activities was to fund increased working capital requirements.

     Cash flows used in investing activities were $846.1 million for 1998, $873.3 million for 1997 and $759.1 million for 1996. The majority of cash used for investing activities during 1998 was for capital expenditures. Capital expenditures in 1998 increased slightly over 1997. Our continued investment in our enterprise-wide information systems initiative offset declines in other capital spending. Cash used in investing activities in 1997 also includes the acquisitions of OGC of approximately $118.3 million, and Kinhill of approximately $34.0 million, and an interest in PES (International) Limited of approximately $33.6 million. These uses were offset by the sale of our environmental business for about $32.0 million. In 1996, investing activities included a $41.3 million expenditure for our share of the purchase price of a subsidiary acquired by our former 36% owned affiliate, M-I L.L.C. Also in 1996, several other acquisitions were made which used $32.2 million of cash.

     Cash flows from financing activities provided $253.7 million in 1998 and used $20.6 million in 1997 and $148.4 million in 1996. We issued $150.0 million of long-term debt under our medium-term note program in 1998. Also in 1998, we had net borrowings of short-term debt of $369.3 million and proceeds from exercise of stock options of $49.1 million. Dividends to shareholders used $254.2 million of cash in 1998. During 1997, cash was provided by proceeds from debt issued under our medium-term note program of $300.0 million plus $3.2 million of other long-term borrowings and proceeds from the exercise of stock options of $71.5 million. Offsetting these inflows were payments on long-term debt of $17.7 million, net repayments on short-term borrowings of $85.8 million, payments to reacquire common stock of $44.1 million, and dividend payments of $250.3 million. Cash used for financing activities during 1996 consisted primarily of dividend payments of $239.6 million and payments to reacquire common stock of $235.2 million. These uses were offset by proceeds from long-term borrowings of $295.6 million and proceeds from the exercise of stock options of $42.6 million. Our combined short-term notes payable and long-term debt was 32%, 24% and 23% of total capitalization at the end of 1998, 1997 and 1996, respectively.

     We have the ability to borrow additional short-term and long-term funds if necessary. See Note 8 to our annual consolidated financial statements regarding our short-term lines of credit, notes payable and long-term debt.

Financial Instrument Market Risk

     We are exposed to market risk from changes in foreign currency exchange rates, and to a lesser extent, to changes in interest rates. To mitigate market risk, we selectively hedged our foreign currency exposure through the use of currency derivative instruments. The objective of our hedging is to protect our cash flows related to sales or purchases of goods or services from fluctuations in currency rates. The use of derivative instruments include the following types of market risk:

     .    volatility of the currency rates;

     .    time horizon of the derivative instruments;

     .    market cycles; and

     .    the type of derivative instruments used.

We do not use derivative instruments for trading purposes. See Note 1 to our annual consolidated financial statements for additional information on our accounting policies on derivative instruments. See Note 15 to our annual consolidated financial statements for additional disclosures related to derivative instruments.

Foreign exchange

     We operate in over 120 countries. However, we hedge only foreign currencies that are highly liquid and select derivative instruments or a combination of instruments whose fluctuation in value is offset by the fluctuation in value to the underlying exposure. These hedges generally have expiration dates that do not exceed two years. We manage our foreign exchange hedging activities through a control system which includes monitoring of cash balances in traded currencies and use analytical techniques which include value at risk estimations, and other procedures.

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


Interest rates

     We have exposure to interest rate risk from our long-term debt with interest based on LIBOR for the U.K. pound sterling plus 0.75% which was incurred to acquire the Royal Dockyard in Plymouth, England. This risk is partially offset by a compensating balance of approximately one-half of the outstanding debt amount which earns interest at the same rate. Our use of the compensating balance is restricted and the balance is included in other assets on our consolidated balance sheets. See Note 8 to our annual consolidated financial statements for additional discussion of the Dockyard loans.

     Value at risk. We use a statistical model to estimate the potential loss related to derivative instruments used to hedge the market risk of our foreign exchange exposure. The model utilizes historical price and volatility patterns to estimate the change in value of the derivative instruments. Changes in value could occur from adverse movements in foreign exchange rates for a specified time period at a specified confidence interval. The model is an undiversified calculation based on the variance-covariance statistical modeling technique and includes all foreign exchange derivative instruments outstanding at June 30, 1999. The resulting value at risk of $2.0 million estimates, with a 95% confidence interval, the potential loss we could incur in a one-day period from foreign exchange derivative instruments due to adverse foreign exchange rate changes.

     Interest rate exposures. The following table represents principal amounts at December 31, 1998, and related weighted average interest rates by year of maturity for our restricted cash and long-term debt obligations. Other notes with varying interest rates of $10.2 million as shown in Note 8 to our annual consolidated financial statements are excluded from the following table. Our interest rate exposures at June 30, 1999 were not materially changed from December 31, 1998.

                                                       Expected Maturity Date
                                    --------------------------------------------------------
                                                                                      Later                Fair
Millions of dollars                  1999     2000     2001      2002       2003      Years      Total     Value
                                    ------   ------   ------    ------     ------    -------    -------   -------
Assets:
  Restricted cash - British pound
    sterling                          4.1      4.1      4.1       2.6         --        --         14.9       14.9
      Average variable rate          6.38%    6.17%    6.04%     5.93%        --        --         6.22%

  Long-term debt:
    US dollar                        50.0    300.0       --      75.0      138.6     825.0      1,388.6    1,538.0
      Average fixed rate             6.27%    6.25%      --      6.30%       8.0%     7.58%        7.56%
    British pound sterling
      (Dockyard loans)                8.1      8.1      8.1       5.1         --        --         29.4       29.4
      Average variable rate          6.38%    6.17%    6.04%     5.93%        --        --         6.22%

     Weighted average variable rates are based on implied forward rates in the yield curve at December 31, 1998. These implied forward rates should not be viewed as predictions of actual future interest rates. Restricted cash and the Dockyard loans earn interest at LIBOR for U.K. pounds sterling plus 0.75%. Instruments that are denominated in currencies other than the U.S. dollar reporting currency are subject to foreign exchange rate risk as well as interest rate risk.

Restructuring Activities

     During the third and fourth quarters of 1998 we incurred special charges totaling $980.1 million related to the Dresser merger and industry downturn.
The charges included amounts for asset, personnel, facility, merger transaction and other related charges. The 1998 special charges included actions necessary to meet the needs of our customers more efficiently, to eliminate duplicate capabilities and excess capacity and to position us for the future. These actions were also taken to integrate our operations into three business segments, supported by a shared services organization across the entire company.


     All business segments, shared services and corporate offices have been impacted since the Dresser merger by the restructuring activities, including:

     .    integration of two corporate offices;

     . integration of operational and shared services officers and management teams;

     . personnel reductions necessary to match the new business structure and industry environment;

     .    integration of businesses and product service lines, including:

          .    Halliburton Energy Services' drilling operations into Sperry
               Sun,

          . Dresser Oil Tools into Halliburton Energy Services completion products,

          . SubSea, Rockwater and Wellstream within Brown & Root Energy Services, and

          . M.W. Kellogg and Brown & Root Engineering and Construction into Kellogg Brown & Root,

     . integration of facilities across business units and the entire company;

     .    impairments or write-offs of intangible assets and software;

     . impairments or write-offs of excess or duplicate machinery, equipment, and inventory; and

     .    integration of shared service support functions.

     We believe the management and employees have remained focused on the needs of our customers during this transitional period, although transitional demands have required considerable amounts of time, energy and resources. At the time of the merger, our senior management was selected from the aggregate senior officers of Dresser and Halliburton. Operational and shared service managers were then similarly selected. By the end of the second quarter of 1999, merger integration activities were substantially complete.

     We expect most restructuring activities accrued for in the 1998 special charges to be completed and expended by the end of 1999. The exceptions are reserves for losses on the disposal of facilities held for sale and any actions, which may require negotiations with outside parties extending past the end of the year. Through June 30, 1999, we used $278 million in cash for items associated with the 1998 special charges. We estimate that the unutilized special charge reserve balance at June 30, 1999 will result in future cash outlays of approximately $130 million over the remainder of 1999 and possibly into 2000.

     During the second quarter of 1999, we concluded that the total estimated costs of items included in the special charges, particularly severance and facility exit costs, were lower than previously estimated. Therefore, we reversed $47 million of the 1998 special charges.

     We have in process a program to exit approximately 500 service, administrative and manufacturing facilities, including approximately 400 accrued for in the 1998 special charges. Most of these properties are within the Energy Services Group.

     Since July 1998, approximately 16,200 employees, consultants and contract personnel have left Halliburton, while approximately 4,100 new personnel have been hired, resulting in net total personnel reductions of approximately 12,100 through June 30, 1999. A majority of the new personnel were related to projects, the largest being expansion of the contract to support U.S. military peacekeeping activities in the Balkans. Approximately 8,800 of the total personnel reductions through the second quarter of 1999 are associated with the special charge.

     We believe the benefits of the Dresser merger and restructuring activities are evidenced by our ability to operate profitably in spite of oil and gas industry conditions that have existed since the second half of 1998. As a result of the initiatives discussed above, we believe we will ultimately reduce our costs by an estimated $500 million on an annual basis. We are accomplishing these reductions primarily through reduced personnel and facility requirements, enhanced technologies and the efficiencies of common shared services, for example, procurement, treasury, legal, tax, and accounting.

     The 1998 charges included $509.4 million of asset related write-offs, write-downs and charges; $234.7 million of personnel related charges; $126.2 million of facility consolidation charges; $64.0 million of merger transaction costs; and $45.8 million of other related charges.

     Asset Related Charges. The $509.4 million of asset related charges related to impairments created by both the merger with Dresser and market conditions.
We reviewed our assets by product service line to determine if impairments existed due to these major events as required by SFAS No. 121.

     The overall market assumptions on which the impairment computations were made assumed that drilling activity for calendar year 1999, as measured by worldwide rig count, would be 1,900 rigs, an increase from the 1,700 level in the third quarter of 1998. Rig count for calendar year 2000 and beyond was assumed to increase about 3% per year based upon estimated long-term growth in worldwide demand for oil and gas. These assumptions represented our best estimates and were based on market data available at the time of the merger.

     Approximately $325.9 million of the asset related charges related to two product service lines, drilling and logging.

     Our pre-merger drilling business consisted of logging-while-drilling, measurement-while-drilling and directional drilling services. The majority of our pre-merger logging-while-drilling business and a portion of the pre-merger measurement-while-drilling business ("Pathfinder") were required to be sold under a Department of Justice Consent Decree. We plan to integrate the remaining drilling business with the Sperry Sun operations of Dresser. Our strategy will focus generally on operating under the Sperry Sun name and using Sperry Sun's superior technology, tools and industry reputation. Our remaining pre-merger drilling assets and technology are to be de-emphasized as they wear out or become obsolete. These tools will not be replaced resulting in significant decreases in future cash flows and an impairment of the excess of cost over net assets and related long-lived assets.

     Significant forecast assumptions included a revenue decline in the remaining pre-merger drilling business due to the Pathfinder sale in the first year. Related revenue and operating income over the following 10 years were projected to decline due to reduced business opportunities resulting from our shift in focus toward Sperry Sun's tools and technologies. In addition to the $125.2 million impairment of excess of cost over net assets acquired, related long-lived asset impairments consisted of $61.0 million of property and equipment and $13.7 million of related spare parts, the value of which was estimated using the held for use model during the forecast period. In addition, an impairment of $ 3.0 million was recorded related to property and equipment and $18.0 million of spare parts sold in the Pathfinder sale using the held for sale model.

     The merger of Halliburton and Dresser enabled the acceleration of a formation evaluation strategy. This strategy takes advantage of Sperry Sun's logging-while-drilling competitive position and reputation for reliability combined with our Magnetic Resonance Imaging Logging ("MRIL") technology acquired with the acquisition of NUMAR Corporation in 1997. Prior to the merger, we were focused on growing the traditional logging business while working toward development of new systems to maximize the MRIL technology. The merger allows us to implement the new strategy and place the traditional logging business in a sustaining mode. This change in focus and strategy will result in a shift of operating cash flows away from our traditional logging business creating an impairment of the excess of cost over net assets and related long-lived assets related to our logging business.

     Significant forecast assumptions included revenues decreasing slowly over the 10-year period, reflecting the decline in the traditional logging markets. Operating income initially was forecasted to increase due to cost cutting activity, and then to decline as revenue decreased due to the significant fixed costs in this product service line. In addition to the $51.2 million impairment of the excess of cost over net assets acquired, related long-lived asset impairments consisted of $22.0 million of property and equipment and $31.8 million of spare parts which management estimated using the held for use model during the forecast period.

     Other significant Energy Services Group product service lines included in asset related charges were Mono Pumps of approximately $43.6 million and AVA of $37.0 million. See Note 7 to our annual consolidated financial statements for further information.

     See Note 9 to the quarterly consolidated financial statements for information on accrued special charges incurred in 1998.

Other Merger Related Activities

     We expect to incur total merger related incremental costs of approximately $125 million that do not qualify as special charges. These expenses include $24 million incurred in the fourth quarter of 1998 and approximately $42 million incurred during the first six months of 1999. These costs include:

     .    additional reductions in personnel;

     .    additional disposal of properties;

     . relocating personnel, inventory and equipment as part of facility consolidation efforts;

     . implementing a company-wide common information technology infrastructure;

     .    merging engineering work practices;

     .    harmonizing employee benefit programs; and

     .    developing common policies and procedures to provide best practices.

     During the second quarter of 1999, both Halliburton Energy Services and Landmark Graphics Corporation made additional reductions in personnel outside the 1998 special charge plan.

Environmental Matters

     Some of our subsidiaries are involved as a potentially responsible party in remedial activities to clean up several "Superfund" sites under federal law. Federal law imposes joint and several liability, if the harm is indivisible, on certain persons without regard to fault, the legality of the original disposal or ownership of the site. It is very difficult to estimate a value for the potential impact of compliance with environmental protection laws. Our management believes, however, that any liability of our subsidiaries for all but one site will not have a material adverse effect on our results of operations. See Note 10 to our annual consolidated financial statements and Note 6 to our quarterly consolidated financial statements for the quarter ended June 30, 1999 for additional information on the one site.

Year 2000 Issue

     The Year 2000 or Y2K issue is the risk that systems, products and equipment utilizing date-sensitive software or computer chips with two-digit date fields will fail to recognize properly the Year 2000. The Year 2000 issue is a problem for most companies due to the pervasive use of computer systems. Failures by our software and hardware or that of government entities, service providers, suppliers and customers could result in interruptions of our business which could have a material adverse impact on the results of our operations.

     Failure to address Year 2000 issues could result in business disruption that could materially affect our operations. In an effort to minimize potential business interruptions we continue to develop and refine our Year 2000 contingency plans. Our Year 2000 program is designed to:

     .    prevent or minimize the occurrence of Year 2000 problems; and

     . limit our exposure to potential third party legal actions to the extent reasonably possible.

     Our Year 2000 program. In response to the Year 2000 issue we have implemented an enterprise-wide Year 2000 program. The program was expanded after the merger to include Dresser, which had a similar program. The program is designed to identify, assess and address significant Year 2000 issues in our key business operations, including among other things:

     .    products;

     .    services;

     .    suppliers;

     .    business applications;

     .    engineering applications;

     .    information technology systems;

     . non-information technology systems, including systems embedded in delivery tools and devices and in equipment that controls or monitors other systems;

     .    facilities;

     .    infrastructure; and

     .    joint venture projects.

     Systems. We operate in over 120 countries worldwide, and in over 1,000 locations including offices, manufacturing facilities, warehouses and field camps. We maintain a Year 2000 database of over 15,000 individual information technology and non-information technology systems. Non-information technology items tracked in the database include systems embedded in tools and devices used to deliver our services, and in equipment that controls or monitors other systems. We believe that approximately 90 out of the more than 15,000 systems in our database are significant based upon discussions with managers and our wide use of the systems. These significant systems are all being addressed through our Year 2000 program.

     Year 2000 progress. For the purposes of this report we have divided our Year 2000 progress into four phases. The assessment phase includes inventory and identification of all of our systems and the assessment of the criticality of each system. The remediation phase includes strategy, planning, and execution for remediating, upgrading or replacing all of our systems that are not Year 2000 ready. The testing phase includes both unit testing and system testing where applicable. The deployment and certification phase includes delivery of systems to our locations and certification of the readiness of the systems as deployed in each location. As of June 30, 1999 we have completed approximately:

     .    99% of the assessment phase;

     .    92% of the remediation phase;

     .    88% of the testing phase; and

     .    71% of the deployment and certification phase.

     As of June 30, 1999 we assess our overall completion of Year 2000 related tasks at approximately 84%.

     The assessment phase was substantially complete on June 30, 1998. We estimate the dates of substantial completion of the remaining phases of our Year 2000 program as follows:

     .    Remediation phase - September 30, 1999

     .    Testing phase - October 31, 1999

     .    Deployment and certification phase - November 30, 1999

     Year 2000 issue budget and costs. Our Year 2000 program does not depend upon the allocation of Year 2000 budget funds that could limit necessary spending. Instead, our management is required to spend the funds necessary to achieve Year 2000 readiness. We expect to spend between 10% and 15% of our annual information technology budget on Year 2000 remediation and deployment costs.

     All Year 2000 expenditures are funded from operations and expensed in the year incurred.

     As of June 30, 1999, approximately $35 million has been spent on our Year 2000 program. That amount does not include costs (1) associated with initiatives that are independent of Year 2000 issues or (2) associated with our global implementation of an enterprise-wide business information system which will replace many of our key finance, administrative, and marketing software systems during 1999 and 2000. Also not included are any costs associated with our replacement and standardization of desktop computing equipment and information technology infrastructure.

     We do not maintain precise breakdowns of costs for remediation of software and remediation of non-information technology systems. Of the approximately $35 million, pre-tax, spent through June 30, 1999, we estimate the cost of remediation of software and non-information technology systems as follows:

     .    remediation of software systems - $25 million;

     . remediation of non-software information technology items - $6 million; and

     .    remediation of non-information technology systems - $4 million.

     We estimate that by January 1, 2000 we will have spent approximately $48 million on Year 2000 issues.

     Third party liability. After reviewing our third party liability exposure related to Year 2000 issues, including:

     .    an overall assessment of our Year 2000 program performance to date;

     . the nature and duration of the warranties and other limitations on liability traditionally offered, excluded and received by Halliburton's business units; and

     . Year 2000 standards adopted by our business units for new contracts, we believe that our Year 2000 liability to third parties will not be material to our business, results of operations or financial condition.

     International exposure. Our potential Year 2000 exposure in international operations is being addressed in two primary ways:

     . our international locations are being specifically evaluated for Year 2000 readiness as part of our overall Year 2000 program; and

     . through our continuing process of business continuity planning by location, we are specifically addressing the higher risks associated with infrastructure providers in less developed countries.

     Our goal is to prevent any material failure of internal systems or, to the extent commercially reasonable, of third parties' systems through preemptive measures. Many of the goods and services that we provide are delivered at remote locations not directly tied to basic local infrastructure. We believe that our business continuity planning process will allow us to provide our customers at remote locations with goods and services without material adverse impact on our results of operations.

     Suppliers. We utilize more than 20,000 suppliers worldwide. To date, we have mailed Year 2000 readiness questionnaires to approximately 8,000 suppliers. We will continue to mail questionnaires through the third and fourth quarters of 1999.

     As of June 30, 1999 the overall rate of response to worldwide supplier inquiries is approximately 35%. Most suppliers respond with a standard response providing some insight into the nature of the supplier's Year 2000 efforts but providing no assurances of readiness.

     We have identified approximately 600 significant suppliers as being suppliers that meet one or more of the following criteria:

     . the supplier represents over $1 million annually in sales volume to us;

     . the supplier is the source of a commodity or product deemed essential; or

     .    the supplier is deemed critical to our operations.

     Questionnaires regarding Year 2000 readiness have been or will be sent to each significant supplier. To date approximately 75% of our significant suppliers have responded to our questionnaire. Follow-up attempts are made to solicit responses from every significant supplier. Approximately 450 of the 600 significant suppliers have been requested to participate in our Year 2000 supplier meetings. Significant suppliers that participate in our Year 2000 meetings are required to meet with our personnel and to present details of their worldwide Year 2000 readiness effort. Our personnel who are qualified to evaluate the quality and appropriateness of significant suppliers' Year 2000 efforts attend each meeting. Through June 30, 1999, approximately 230 significant suppliers have attended our Year 2000 meetings.

     Approximately 20 of our most critical suppliers have been visited by our personnel. Those visits include audits related to the supplier's progress toward Year 2000 readiness. We expect to conduct additional audits in the remainder of the year.

     For any supplier who we believe has a high risk of not being Year 2000 ready, our businesses are required to take appropriate action and to include risk mitigation steps in their business continuity plans. Our actions may include the selection of alternate suppliers or the stockpiling of products or commodities supplied by high risk suppliers.

     Customers. We have more than 7,000 customers in over 120 countries. No customer outside of our top twenty customers represents more than 1% of our annual revenue. In 1998 none of our customers exceeded 7% of our annual revenue. Accordingly, we believe that our top twenty customers are our significant customers.

     Approximately half of our top twenty customers are major oil companies with operations in numerous countries. The other half is made up primarily of large national oil companies, governments and a large international chemical company. Through a combination of face-to-face meetings and review of available public and web site information, we have not identified any top twenty customer whose Year 2000 readiness, based upon public disclosures or disclosures made to our personnel, appears to be in substantial jeopardy. We have not, however, been able to obtain as much information from governmental customers and national oil companies as we have from other customers. We have not identified any top twenty customer that is expected to suffer Year 2000 disruptions that would have a material impact on our business, results of operations or financial condition.

     Worst case scenario for Year 2000 issues. With operations in over 120 countries, we recognize that some Year 2000 risk is inherent in operating in less developed countries. Based on our reviews and experience we believe our most reasonably likely worst case Year 2000 scenario to be failure of basic local infrastructure providers in less developed areas of the world. We do not believe that Year 2000 readiness of infrastructure providers, including electricity, gas, water, and communications, in some less developed parts of the world can be determined with any precision. We believe increased risk to be most likely in less developed areas of Africa, Asia, and Latin America where, without regard to Year 2000 issues, periodic infrastructure failures are relatively common. No one country has been identified as being particularly likely to suffer increased Year 2000 risk.

     Our management believes that our overall Year 2000 risk is reduced by our widely dispersed operations since an infrastructure failure in one country is not likely to impact another country directly. It is possible that some of our significant suppliers might not be able to meet their supply obligations to us in the face of widespread failures of infrastructure providers in less developed countries. Our results of operations could be materially harmed in the event of widespread or cascading infrastructure failures.

     Business continuity planning. We are preparing to handle our most reasonably likely worst-case scenario, and lesser disruptions, as well as any failure within our company, through business continuity plans. These plans are designed to provide for development of plans and actions prior to the end of the year to provide for the continuity of operations, without material disruptions. Business continuity plans have been or are being prepared by each physical location worldwide. Our business continuity planning process is expected to be a continuing process through the end of the year.

     Our business continuity planning process includes the possibility that significant suppliers may not be able to meet supply obligations to us. Alternative sources of supply have been or are being identified. In addition, the option of maintaining larger-than-usual inventories of supplies in late 1999 and being correspondingly less dependent on January 2000 deliveries is being considered where appropriate as part of our business continuity planning process.

     Forward-looking statements relating to the Year 2000. Our discussion related to the Year 2000 issue includes a number of forward-looking statements that are based on our best assumptions and estimates as of today. Assumptions and estimates, which are not necessarily all of the assumptions and estimates, include our statements concerning:

     . estimated timetables for completing the phases of our Year 2000 project;

     . estimates of the percentages of work that remains to be performed in each phase;

     .    estimates of costs for work that remains to be performed;

     .    assessments as to which systems are significant;

     .    identification of potential failures related to Year 2000 issues;

     .    assessments of the risk of our relationships with third parties; and

     .    implementation of our business continuity plans.

     Year 2000 risk factors. The work that we are doing under our Year 2000 program is focused on risk identification and mitigation, most likely worst case analyses, and business continuity plans involving significant systems and relationships with third parties. There are, however, an almost infinite number of additional risks which are simply not assessable and for which contingency plans cannot be established. There are risks of failure, for Year 2000 reasons, of one or more systems or third party relationships which we do not judge to be individually significant. These failures could cause a cascade of other failures, which could have a material impact on our results of operation.
Actual results of our Year 2000 effort could differ materially from the estimates expressed in our forward-looking statements, due to a number of factors. Factors, which are not necessarily all of the factors that could cause different results, include:

     . our failure to accurately judge which of our systems and relationships are significant;

     . our ability to obtain and retain staff and third party assistance required to complete work that remains to be performed;

     . our ability to complete the work that remains to be performed within the timetables that we established;

     . our ability to locate and correct or replace computer code and systems embedded in equipment that controls or monitors our operating assets;

     . our inability or failure to identify significant Year 2000 issues not now contemplated or understood; and

     . the failure, including infrastructure failures, of third parties to achieve Year 2000 readiness.

Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and for Hedging Activities. This standard requires entities to recognize all derivatives on the statement of financial position as assets or liabilities and to measure the instruments at fair value. Accounting for gains and losses from changes in those fair values are specified in the standard depending on the intended use of the derivative and other criteria. In June 1999, the FASB deferred the effective date of Standard No. 133 for one year. Standard No. 133 is now effective for Halliburton beginning January 1, 2001. We are currently evaluating Standard No. 133 to identify implementation and compliance methods and have not yet determined the effect, if any, on our results of operations or financial position.

                           INFORMATION REGARDING PES

General Development of Business

     Petroleum Engineering Services Limited was formed in June 1985, in Aberdeen, Scotland, to provide well completion and intervention products, services and solutions to the oil and gas industry. Since that time, PES has established a strong reputation for innovation in the field of sub-surface oil and gas well engineering.

     PES's success has resulted largely from its focus on the design of well completion and well intervention products to improve well life cycle economics. In 1993, to assist in the group's international expansion plans, PES (International) Limited was established as the PES Group holding company. The PES client base consists of almost all of the major international oil companies. PES continues to be headquartered in Aberdeen, Scotland.

Description of Products and Services

     PES's core business is the design, manufacture and supply of oil and gas well completion and intervention products, services and solutions.

     Well completion products form part of the well bore through which the oil and gas flows from the reservoir to the surface and assist with the control of flow and the safety of the well. Well intervention products are normally installed in the well bore after the well has been completed to perform specific functions during remedial well operations. Well intervention products are normally used for a limited period of time. PES's well intervention product line has contributed most to PES's growth. For many years this product line has been firmly established in the North Sea and is now gaining acceptance in other key international areas.

     Industry demand for annular safety valves allowed PES to participate in providing this product along with the major suppliers at the time, Baker Oil Tools, Camco International, Halliburton and AVA/Guiberson. The first PES system was installed in early 1992 for Elf Enterprise and its success led to repeat orders from Elf and subsequent orders from other customers. Since 1992, PES has made significant gains and is now a leading supplier of annular safety values, although demand for this product has been declining.

     In addition to its well intervention and annular safety valve business, PES has developed high performance well completion products to capitalize on opportunities not being addressed by other equipment suppliers.

     One of PES's most notable innovations is the Surface Controlled Reservoir Analysis and Management System or SCRAMS(TM). SCRAMS(TM) allows a well operator to evaluate and control production from individual zones in a multi-zone producing well without the need for well intervention. The potential benefits from real time production management using SCRAMS(TM) are significant. They include reduced operating expenditure, reduced production downtime and enhanced ultimate hydrocarbon recovery.

     The main application for SCRAMS(TM) is high value wells. Horizontal, multi-lateral, remote and sub-sea wells fall in this category. PES has obtained patent and copyright protection for many of the key features of SCRAMS(TM).

     Over the past five years, PES has made a substantial investment in SCRAMS(TM). Eleven SCRAMS(TM) systems have been installed in production wells and demand is growing. PES is currently developing, in conjunction with Halliburton, a new SCRAMS(TM) Interval Control Valve which has infinitely variable control capability and which represents a major advance in the area of production optimization. To speed up worldwide use of SCRAMS(TM), PES formed a strategic alliance with Halliburton Energy Services in April 1997 to develop and manufacture intelligent well completion products. Through the alliance, PES has effectively gained access to global distribution for SCRAMS(TM). It should be noted that a number of problems were encountered on early installations. These problems have been addressed and the system has evolved to create a more robust and enhanced design.

     While the SCRAMS(TM) product line is likely to have the largest impact both on the industry and on PES's growth plans, PES has developed other technologies which PES's management believes have had, or are likely to have, significant future impact on the industry. PES has a growing portfolio of new products that are finding application in locations as diverse as Colombia and Brunei. These include:

     .    high performance and HP/HT packers;

     . hydraulically controlled completion systems, including mini-hydraulics, direct hydraulics and digital hydraulics;

     .    ANVIL disappearing plug;

     .    downhole lubricator valve for intervention operations;

     . Insert Gas Lift System to retrofit the production string without the need for a full workover;

     .    first generation downhole robot, a smart shifting tool;

     . E-Line Tractor, a tool used to transport downhole tools in a horizontal or highly deviated well; and

     .    open hole packer.

Acquisition of Well-Equip Limited

     In July 1996, PES acquired Well-Equip, an Aberdeen based company which designed and manufactured special wireline, coiled tubing and flow control products for the oil and gas industry. At the time of the acquisition, Well-Equip's annual turnover was approximately (Pounds)1.7 million. Subsequent to the acquisition, the assets and resources of Well-Equip were integrated into Petroleum Engineering Services Limited, the PES U.K. subsidiary. PES later sold the Well-Equip wireline and coiled tubing product lines to Kendle Engineering in September 1998.

Acquisition of Approximately 26% of PES by Halliburton Holdings Limited

     In April 1997, Halliburton Holdings Limited acquired approximately 26% of the issued share capital of PES for (Pounds)20.8 million. This acquisition coincided with the signing of the strategic alliance between Halliburton Energy Services and PES to develop and manufacture intelligent well completion products.

Markets and Competition

     Due to its geographic location, PES initially concentrated on servicing the North Sea and Europe. PES developed a strong reputation for innovation and responsiveness with target customers. PES then began to investigate opportunities further afield with the international oil companies.

     More than 50% of PES's turnover is now derived from export. PES has established bases in Norway, Denmark, France, Italy, Australia, and the U.S. PES currently provides products and services to operators in the U.K., Norway, Denmark, Italy, Nigeria, Angola, Gabon, U.S., Colombia, Argentina, Brunei, Malaysia, Australia, Papua New Guinea, New Zealand, Indonesia, Oman, Qatar, and Abu Dhabi.

     While sales are generally coordinated directly by PES, in some countries PES operates with the support of third party agents. These agents provide additional contact with the customers and provide assistance with the in-country logistics.

     PES's competitors vary according to product lines. These competitors include Baker Oil Tools, Camco International, Petroline, and Maritime Well Service. The direct competition between Halliburton Energy Services and PES is very limited.

     PES's business in some countries may be adversely affected by unsettled political conditions, expropriation or other governmental actions, exchange control and currency problems. PES believes that the geographic diversification of its business activities reduces the risk that loss of business in any one country would be material to the conduct of its operations taken as a whole.


Technology Transfer and Development Plan

     The PES Technology Transfer Development Plan also referred to as the "plan," will become effective upon completion of the offer. The plan describes various project objectives to be achieved by PES during the three-year period following completion of the offer.

     Depending upon PES's success in achieving the project objectives identified in the plan and those agreed upon later by PES and HES management, selected PES employees will be entitled to bonus compensation in addition to their regular salaries. In addition, if all of the project objectives are achieved in a timely manner, the second determination date will be accelerated to the date 30 months following completion of the offer, or if later, the date of achievement of the project objectives.

     A total of 30 project objectives have been identified for completion during the first 18-month period. The amount of bonus compensation to be paid to the PES employees will depend upon the number and type of project objectives achieved.

     The number of project objectives to be completed during the second 18-month period will be determined later by the PES management team subject to approval by HES management. A total of 16 project objectives have been tentatively identified for consideration during the second 18-month period. The amount of bonus compensation to be paid to the PES employees for the second 18-month period will depend upon the number and type of project objectives achieved.

     Details of the plan may be changed upon agreement by PES and HES management.

                   PES SELECTED CONSOLIDATED FINANCIAL DATA

     The summary below sets forth selected historical financial data for PES. You should read this together with the historical financial statements and related notes of PES contained in this offer document. The profit and loss account and balance sheet information at 31 March 1995, 1996, 1997, 1998 and 1999 is extracted from the audited consolidated accounts of PES. The extracts from the consolidated financial statements of, and other information about, PES appearing in this offer document are presented in pounds sterling (Pounds) and have been prepared in accordance with U.K. generally accepted accounting principles. U.K. generally accepted accounting principles and U.S. generally accepted accounting principles differ in significant respects. Please read "Summary of Differences Between U.K. and U.S. Generally accepted Accounting Principles" on pages 86 through 88.

                                                                               Audited
                                       ---------------------------------------------------------------------------------
                                                                        Year Ended March 31
                                       ---------------------------------------------------------------------------------
                                            1995            1996             1997             1998             1999
                                       -------------   --------------   --------------   --------------   --------------
                                                                        (in thousands, except per share)
Profit and loss account
Turnover.............................  (Pounds)7,056   (Pounds)10,581   (Pounds)15,989   (Pounds)22,673   (Pounds)29,600
Cost of sales........................         (2,726)          (5,311)          (8,541)         (12,719)         (17,533)
                                       -------------   --------------   --------------   --------------   --------------

Gross profit.........................  (Pounds)4,330   (Pounds) 5,270   (Pounds) 7,448   (Pounds) 9,954   (Pounds)12,067

Administrative expenses..............         (3,431)          (5,207)          (7,390)         (10,191)         (10,734)
Other income.........................            108              897              350              279              225
                                       -------------   --------------   --------------   --------------   --------------

Operating profit.....................  (Pounds)1,007   (Pounds)   960   (Pounds)   408   (Pounds)    42   (Pounds) 1,558

Exceptional items....................              0                0             (154)          (1,659)               0
Interest (net).......................            (82)            (221)            (428)            (138)            (293)
Income from associates...............              0               11               20               48                0
                                       -------------   --------------   --------------   --------------   --------------

Profit before tax....................            925              750             (154)          (1,707)           1,265

Tax..................................           (410)            (300)            (175)            (373)            (493)
                                       -------------   --------------   --------------   --------------   --------------

Profit after tax.....................  (Pounds)  515     (Pounds) 450   (Pounds)  (329)  (Pounds)(2,080)  (Pounds)   772

Minority interests...................            102              565             (174)               0                0
                                       -------------   --------------   --------------   --------------   --------------

Profit for year......................            617            1,015             (503)          (2,080)             772

Dividends (paid).....................              0              (45)             (45)              (4)               0
                                       -------------   --------------   --------------   --------------   --------------

Retained Profit......................  (Pounds)  617   (Pounds)   970   (Pounds)  (548)  (Pounds)(2,084)  (Pounds)   772
                                       =============   ==============   ==============   ==============   ==============

Profit for period per share(a).......  (Pounds) 0.75   (Pounds)  1.25   (Pounds) (0.63)  (Pounds) (1.62)  (Pounds) (0.62)
Dividends declare per share(a).......  (Pounds)   --   (Pounds)  0.06   (Pounds)  0.06               --               --

                                                                          Audited
                                    ---------------------------------------------------------------------------------
                                                                      Year Ended March 31,
                                    ---------------------------------------------------------------------------------
                                        1995             1996             1997             1998             1999
                                    -------------   --------------   --------------   --------------   --------------
Balance sheet

Intangible fixed assets...........  (Pounds)    0   (Pounds)   900   (Pounds) 2,470   (Pounds) 2,302   (Pounds) 2,001
Tangible fixed assets.............          2,026            2,130            3,247            5,099            7,453
Investments.......................              0               11              146            3,432            3,370
                                    -------------   --------------   --------------   --------------   --------------
                                    (Pounds)2,026   (Pounds) 3,041    (Pounds)5,863   (Pounds)10,833   (Pounds)12,824
                                    -------------   --------------   --------------   --------------   --------------

Stock.............................          1,187            1,855            2,738            6,550            8,092
Debtors...........................          1,859            4,862            6,412            6,294            7,129
Cash..............................            123              101              259            1,132            1,260
                                    -------------   --------------   --------------   --------------   --------------
                                            3,169            6,818            9,409           13,976           16,481
                                    -------------   --------------   --------------   --------------   --------------

Creditors less than 1 year........         (3,043)          (6,671)         (10,122)          (5,592)          (9,791)

Creditors greater than 1 year.....           (408)          (1,071)          (2,041)          (1,472)          (1,452)

Provisions........................           (112)             (74)             (54)            (852)            (422)
                                    -------------   --------------   --------------   --------------   --------------

Net assets........................  (Pounds)1,632   (Pounds) 2,043   (Pounds) 3,055   (Pounds)16,893   (Pounds)17,640
                                    =============   ==============   ==============   ==============   ==============

Share capital.....................             78               78               85              129              129
Share premium.....................          1,200            1,200            2,459           26,961           26,961
Capital redemption reserve........             10               10               10               10               10
Profit & loss account.............           (408)             569              (21)          (2,218)          (1,471)
Goodwill reserve..................           (927)            (927)            (927)          (9,768)          (9,768)
Acquisition reserve...............          1,779            1,779            1,779            1,779            1,779
Minority interests................           (100)            (666)            (330)               0                0
                                    -------------   --------------   --------------   --------------   --------------

Equity............................  (Pounds)1,632   (Pounds) 2,043   (Pounds) 3,055   (Pounds)16,893   (Pounds)17,640
                                    =============   ==============   ==============   ==============   ==============
Currency Exchange Information

United States dollars to one Pound sterling (b)

Period End........................         1.6190           1.5262           1.6448           1.6765           1.6140

Average...........................         1.5650           1.5623           1.5989           1.6463           1.6526

High..............................         1.6350           1.6091           1.7123           1.6885           1.6995

Low...............................         1.5118           1.5096           1.5050           1.6117           1.6027

___________________

(a) Per share information based on PES ordinary shares outstanding after giving effect to the 10-for-1 stock split effected on October 27, 1998.

(b) Based on noon buying rate in New York City for cable transfers in pounds sterling, as certified for customs purposes by the Federal Reserve Bank of New York.

(c) In April 1997, Halliburton Holdings Limited, a wholly-owned subsidiary of Halliburton, acquired a 26% stake in PES.

                 SUMMARY OF DIFFERENCES BETWEEN U.K. AND U.S.
                   GENERALLY ACCEPTED ACCOUNTING PRINCIPLES


To the Board of Directors
of PES (International) Limited

Our audits of the consolidated financial statements of PES (International) Limited referred to in our reports dated 11 August 1997, 5 February 1999 and 30 September 1999 appearing on pages ___, ___ and ___, respectively, of the Registration Statement on Form S-4 also included an audit of the accompanying reconciliation of significant differences between U.S. and U.K. Generally Accepted Accounting Principles. In our opinion, this reconciliation presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers
Aberdeen, UK
____________, 1999

Financial statements

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom. These principles differ in some respects from U.S. GAAP. A summary of the most significant differences applicable to the Group is set out below.

a) Statement of Operations Differences

                                                    Audited Year Ended
                                                         31 March
                                        -------------------------------------------
                                            1997           1998           1999
                                        (Pounds)'000   (Pounds)'000   (Pounds)'000
   Net income (loss) reported under
   U.K. GAAP                                    (503)        (2,080)           772

   U.S. GAAP adjustments:
   Amortization of goodwill                       --           (442)          (442)

   Expense development costs as
   incurred                                        7             28             49
                                             -------       --------       --------

   Total U.S. GAAP adjustments                     7           (414)          (393)
                                             -------       --------       --------

   Net income (loss) under U.S. GAAP            (496)        (2,494)           379
                                             =======       ========       ========

b) Equity Reconciliation

                                                    Audited Year Ended
                                                         31 March
                                        -------------------------------------------
                                            1997           1998           1999
                                        (Pounds)'000   (Pounds)'000   (Pounds)'000
   Equity under U.K. GAAP                      3,055         16,893         17,640

   U.S. GAAP adjustments:
   Capitalization of goodwill                     --          8,399          7,957

   Expense development costs as
   incurred                                     (698)          (670)          (621)
   Apply "pooling of interests"
   accounting to acquisition of
   subsidiary                                    578            578            578
                                             -------       --------       --------

   Total U.S. GAAP adjustments                  (120)         8,307          7,914
                                             -------       --------       --------

   Equity under U.S. GAAP                      2,935         25,200         25,554
                                             =======       ========       ========

(i)   Capitalization and amortization of goodwill

      Prior to the introduction of U.K. Financial Reporting Standard No 10 ("FRS10") which became effective for financial periods ending on or after 23 December 1998, under U.K. GAAP companies had the option to either write off goodwill on acquisition directly to reserves or to capitalize and amortize the amounts. For the period to 31 March 1998, in accordance with U.K. GAAP prior to the introduction of FRS10, the Group elected to write off goodwill on acquisition amounting to (Pounds)8,841,000 direct to reserves. (Refer to Note 19 to the financial statements for the year ended 31 March 1998.)

      Under U.S. GAAP goodwill on acquisition must be capitalized and amortized systematically to income over the estimated period of benefit but not in excess of 40 years. Goodwill on acquisition previously written off directly to reserves in the financial statements has been reinstated and amortized over 20 years. (Refer to Note 10 to the financial statements for the year ended 31 March 1997.)

(ii)  Expense development costs as incurred

      Under U.K. GAAP, the capitalization and amortization of product development costs is permissible subject to specific criteria being satisfied. Deferred costs must be amortized systematically over the expected life of the product and the unamortized balance must be reviewed annually for impairment and written down to the extent necessary. During the year ended 31 March 1996, the PES Group capitalized a total of (Pounds)730,000 for development costs and is amortizing this amount over the estimated production and commercial life of the product.

      Under U.S. GAAP, deferral of product development costs is not permitted and such costs must be expensed to income as incurred. Accordingly, development costs capitalized by the company during the year ended 31 March 1996 have been expensed and the related amortization charged during the periods 31 March 1996 - 1999 reversed.

(iii) Apply "pooling of interests" accounting to acquisition of subsidiary

      Under U.K. GAAP, acquisitions of subsidiaries are generally accounted for using the "purchase" or "acquisition" accounting method unless the specific criteria for merger ("pooling of interests") accounting are met. During the period ended 31 March 1993, PES acquired as a wholly owned subsidiary, Petroleum Engineering Services Limited or PESL, a company also controlled by the principal shareholders of PES. Under U.K. GAAP, PES adopted purchase accounting for the acquisition of PESL, which resulted in the write off of (Pounds)927,000 of goodwill on acquisition direct to reserves and the creation of an acquisition reserve of (Pounds)1.8 million in the consolidated financial statements. (Refer to Note 19 to the Financial Statements for the year ended 31 March 1998.)

     Under U.S. GAAP, transactions involving the transfer of net assets or exchanges of shares between companies under common control must be accounted for at historical cost in a manner similar to "pooling of interests." Had the company adopted pooling of interests accounting for the acquisition of PESL, the net assets of PESL would have been consolidated at historical cost and the goodwill on consolidation and the acquisition reserve would not have arisen. In addition, the retained earnings of PESL at the date of acquisition would have been consolidated by the Group rather than forming part of the goodwill calculation.

                   PES MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Environment

     A key part of PES's business strategy is to focus on the major international oil companies who appreciate the role that PES has played in bringing new technology to their operations.

     Since its creation in 1986, PES concentrated predominantly on the North Sea. PES identified demand for well intervention tools with the international oil companies operating in the North Sea. Having created a stable client base and a sound reputation, PES started to develop high performance well completion products. PES then invested heavily in the development of SCRAMS. This system results in reduced production downtime and operating expenditure and may also lead to enhanced hydrocarbon recovery. PES is now recognized as a leader in smart well technology.

     PES formed an alliance with Halliburton Energy Services in April 1997. The alliance has helped PES gain access to international customers through the HES worldwide network and allowed HES to offer their customers PES products and technology which compliment HES's own product lines. This alliance and other marketing initiatives have allowed PES to sustain exceptional annual growth.


     The decline in oil and gas prices in the latter half of 1998 caused a reduction in the demand for some of PES's products and services. PES has responded by implementing plans to reduce overhead in areas where activity levels have declined and is currently examining other areas of cost reduction. Despite current reduction in activity, the improving oil prices suggest that activity will return. The technology of PES and its focus on offering reduced operating costs and enhanced hydrocarbon recovery, places PES in a position to maximize growth as the worldwide oil and gas economy recovers.

Results of Operations - 1999 Compared to 1998 and 1997

Revenues

                                                Year Ended March 31
                                    ------------------------------------------
                                        1999           1998            1997
                                    (Pounds)000    (Pounds)000     (Pounds)000
        PES Group revenues               29,600         22,673          15,989
                                         ======         ======          ======

     Revenues for 1999 were (Pounds)29.60m, an increase of 30% over 1998 revenues of (Pounds)22.67m, and an increase of 85% over 1997 revenues of (Pounds)15.99m. The growth in revenues resulted from the setting up of overseas local offices in Australia, U.S., Norway, France, Italy and Denmark in the period between 1994 and 1997 with the result that new areas were opened up to the PES Group. PES has been particularly successful in Norway. The PES group's revenues from customers outside of the UK has increased from 25% in 1996 to over 50% in the year ended 31 March 1999.

     A further reason for the growth in revenues has been the large investment made by the PES Group in new technology between 1995 and 1998 particularly in the area of smart well applications. This investment started to be realized in terms of orders for product in the year ended 31 March 1999.

Operating income

                                                Year Ended March 31
                                    ------------------------------------------
                                        1999           1998            1997
                                    (Pounds)000    (Pounds)000     (Pounds)000
        Operating income                  1,558             42             408
                                         ======         ======          ======

     Operating income was (Pounds)1.56m in the year ended 31 March 1999 compared to (Pounds)0.04m in the year ended 31 March 1998 and (Pounds)0.408m for the year ended 31 March 1997. The reason for this increase in operating income in 1999 is largely due to the realization of customer orders for products which had been developed between 1995 and 1998, particularly those for intelligent well completion applications.

     The gross margin on sales revenues was 40.8% for the year ended 31 March 1999 compared to 43.9% for the year ended 31 March 1998 and 46.5% for the year ended 31 March 1997. This reduction in gross margin reflects the fact that in the year ended 31 March 1999 many of the products sold were new high technology products which had not been made before. The PES Group had to incur a substantial set up cost in manufacturing and testing equipment which were fully expensed in the period. The key products that were developed in the period from 1995 through 1998 were in the area of smart completions with several million pounds invested in developing this product line. Apart from (Pounds)0.73m of development costs which were capitalized in 1996, all development costs have been expensed through cost of sales. During 1997 PES set up a manufacturing plant in Livingston, Scotland as the primary manufacturing center. The initial setting up of this facility had a short-term detrimental effect on profitability.

     General operating expenses were (Pounds)10.70m in the year ended 31 March 1999 compared to (Pounds)10.19m in the year ended 31 March 1998 and (Pounds)7.39m in the year ended 31 March 1997. The slight increase in general operating expenses reflects the growth in the business both in overseas locations and to support the general expected growth in the business as a result of new product development.

     Although the profit margins were reduced as a result of increased manufacturing costs, operating profit was improved because of the higher sales volumes.



















Nonoperating items

     There were exceptional charges in 1998 of (Pounds)1.66m as a result of group restructuring and an acquisition of a 26% stake in PES by Halliburton Holdings Limited. The restructuring included a reorganization of subsidiary shareholding structures and the granting of share options to key personnel. Since these share options are exercisable at a price below market value, the carrying value of the PES shares held by the ESOP was written down by (Pounds)1.66 million, in accordance with the requirements of U.K. accounting regulations. In 1997 there was an exceptional charge of (Pounds)0.15m as a result of the sale of minority holdings in subsidiary companies to local management at less than book value.

     Interest expense was (Pounds)0.34m in 1999 compared to (Pounds)0.31m in 1998 and (Pounds)0.44m in 1997. The movement simply reflects PES's borrowings over the period which increased in 1997 due to the growth of PES but reduced in 1998 due to the investment by Halliburton Holdings Limited.

     Provision for taxes was (Pounds)0.492m in 1999 compared to (Pounds)0.373m in 1998 and (Pounds)0.175m in 1997. The increase in tax payable in 1999 and 1998 reflects losses incurred in the U.K. and U.S.A. not being offset by profits in other overseas operations.

     Minority interests in the profit or loss on ordinary activities was nil in 1999 and 1998 but amounted to (Pounds)0.174m in 1997. The minority interests in the results for the years ended 31 March 1999 and 31 March 1998 were nil due to the fact that all minority shareholdings were bought out as part of the PES Group restructuring referred to above.

     No dividends were paid in 1999. Dividends amounted to (Pounds)0.004m in 1998 compared to (Pounds)0.045m in 1997. The dividends were wholly payable on the 'A' ordinary shares held by 3i plc which were converted to ordinary shares in April 1997.

Liquidity and Capital Resources

     Net cash inflow from operating activities amounted to (Pounds)1.13m in 1999 compared with a net cash outflow of (Pounds)2.00m in 1998 and an inflow of (Pounds)0.79m in 1997. In 1999 the primary source of cash was from the results of operations. PES had an operating profit from continuing operations of (Pounds)1.56m for the year ended 31 March 1999 versus (Pounds)0.04m and (Pounds)0.41m for the years ended 31 March 1998 and 1997, respectively. In 1999, 1998 and 1997 the primary use of cash was to fund increased working capital requirements due to the expansion and growth of the PES Group.

     Net cash outflow for capital expenditure and financial investment was (Pounds)2.74m in 1999, (Pounds)6.81m in 1998 and (Pounds)0.43m in 1997. The 1999
outflow is due to an expansion of the PES Group's Houston operations totaling (Pounds)1.46m as well as machinery additions at all PES Group facilities. The expenditure in 1998 comprises net investment in plant and machinery of (Pounds)1.90m principally in the PES Group's manufacturing facility in Livingston. In addition there was an investment of (Pounds)4.91m into an employee share ownership plan to act as a mechanism to incentivize key personnel.

     Net cash inflow from acquisition and disposals in 1999 was (Pounds)0.14m due to the sale of the PES Group's 26% interest in Cairntoul Well Equipment Services Limited. Net cash outflow from acquisitions was nil in 1998 but amounted to (Pounds)0.48m in 1997 as a result of the acquisition of WellEquip Limited. The total consideration was (Pounds)2.03m satisfied partly by cash, loan notes and share exchange.

     Cash flow from financing activities was an outflow of (Pounds)0.36m in 1999 versus an inflow of (Pounds)14.38m in 1998 and an outflow of (Pounds)0.68m in 1997. The 1999 outflow is primarily due to capital lease payments of (Pounds)0.96m offset by net receipt of borrowings of (Pounds)0.60m. The inflow of (Pounds)14.38m in 1998 arose as a result of the issue of (Pounds)16.04m of new shares to Halliburton Holdings Limited as part of their acquiring a 26% stake net of repayment of borrowings of (Pounds)0.91m and capital lease payments of (Pounds)0.75m. The outflow in 1997 is primarily due to capital lease payments of (Pounds)0.55m.

     PES has the ability to borrow funds through a multioption credit facility with the Bank of Scotland. In addition loans are taken out to fund specific assets in addition to small local loans in certain overseas entities.

Financial Instrument Market Risk

     PES is currently exposed to market risk from changes in foreign currency exchange rates. This risk is mitigated through the operation of foreign currency bank accounts and maximizing exposure to the pound sterling and the U.S. dollar where most of the PES's expenditures are made.

     The PES Group is exposed to variations in U.K. interest rates due to the fact that most of the PES Group borrowings are U.K. sourced in pounds sterling.

Year 2000 Issue

     As is well known, many computer and digital storage systems express dates using only the last two digits of the year and will thus require modification or replacement to accommodate the year 2000 and beyond in order to avoid malfunctions and resulting widespread commercial disruption. This is a complex and pervasive issue. The operation of the business depends not only on computer systems, but also to some degree on those of suppliers and customers. This could expose the company to further risk in the event that there is a failure by external parties to remedy their year 2000 issues.

     A significant risk analysis has been performed to determine the impact of the issue on all activities. From this, prioritised action plans have been developed which are designed to address the key risks in advance of critical dates and without disruption to the underlying business activities. Priority is given to those systems which could cause a significant financial or legal impact on the company business if they were to fail. The plan also includes a requirement for the testing of systems changes, involving the participation of users. The risk analysis also considers the impact of year 2000 related failures by significant suppliers and customers. In appropriate cases formal communication has been initiated with these other parties.

     Given the complexity of the problem, it is not possible for any organisation to guarantee that no year 2000 problems will remain, because at least some level of failure may still occur. However, the directors believe that it will achieve an acceptable state of readiness and have also provided resources to deal promptly with significant subsequent failures or issues that might arise.

     Much of the cost of implementing the action plans will be subsumed into the recurring activities of the departments involved. The total cost of modifications to computer hardware and software has been included in administrative expenses.

                               MANAGEMENT OF PES

     The names and offices with PES of its directors, except for the nominees of Halliburton Holdings Limited, and executive officers are set forth below:

Michael L. Bowyer        Director

Michael J. Fleming       Director

Steven C. Owens          Director

Lawrence W. Kinch        Chairman, Director and Chief Executive

Richard P. Rubbo         Director

Colin Smith              Director

Drummond W. Whiteford    Director

     The principal occupations of these directors of PES are as follows:

     Lawrence W. Kinch, 46, Chairman and Chief Executive, PES (International) Ltd., Field Engineer, Schlumberger Group, 1974-1976; Well Completions Engineer, Shell International Petroleum, 1976-1978; Petroleum Engineer BP Qatar, 1978-1982; Senior Petroleum Engineer, BP Qatar, 1982-1986; joint founder PES, 1986; Group Chairman and Chief Executive, 1986 to present.

     Michael L. Bowyer, 48, Managing Director, PES (International) Ltd. and Managing Director, Petroleum Engineering Services, Ltd.; Mechanical Design Engineer, Baker Oil Tools, 1975-1982; Engineering Manager, Baker Oil Tools (UK), 1982-1986; Regional Manager Europe and Africa, Baker Oil Tools, 1986-1988; Managing Director, Baker Oil Tools Asia Pacific, 1988-1993; Project Manager, Integrated Services, Baker Hughes Inteq, 1993-1994; Managing Director, PES (International) Ltd. and Managing Director, Petroleum Engineering Services, Ltd., 1994 to present.

     Drummond W. Whiteford, 47, Director, PES (International) Ltd. and Chief Engineer, Petroleum Engineering Services, Ltd.; Senior Project Engineer, Baker Oil Tools (UK), 1975-1986; Petroleum Engineering Services, Ltd., 1986 to present.

     Colin Smith, 44, Marketing Director, PES (International) Ltd.; Roughneck, ODECO, 1975-1977; Sales Service Technician, Hydril UK, 1977-1978; Service Technician, Baker Oil Tools, 1978-1980; District Sales Engineer, Baker Oil Tools, 1980-1982; Service Supervisor, Baker Oil Tools, 1982-1985; Sales Manager (UK region) Baker Oil Tools, 1985-1989; District Manager (Holland) Baker Oil Tools, 1989-1991; Regional Manager, Mediterranean and Africa, Baker Oil Tools, 1991-1992; Regional Manager (CIS), Baker Oil Tools, 1992-1993; International Marketing Manager, Petroleum Engineering Services, Ltd., 1993 to 1996; Marketing Director, PES (International) Ltd., 1993 to present.

     Richard P. Rubbo, 40, Smart Well Engineering Manager and Technology Director, PES (International) Ltd.; Mechanical Design Engineer, Baker Oil Tools, Houston, Texas, 1981-1990; Engineering Manager Product Engineering/Development, Baker Oil Tools (UK), 1990-1993; Engineering Manager, Petroleum Engineering Services, Ltd., 1994-1998; Technology Director, PES (International) Ltd., 1993 to present.

     Michael J. Fleming, 41, Director, PES (International) Ltd., and President, PES, Inc., Houston, Texas; Geophysicist, George Wimpey PLC, 1981-1984; Senior Geophysicist, Geoteam (UK) Ltd., 1984-1988; Business Development Executive, Scottish Development Agency, 1988-1990; Head of Oil and Gas Division, Scottish Enterprise, 1990-1994; Business Development Director, Grampian Enterprise, 1994-1996; Commercial Director, Petroleum Engineering Services, Ltd., 1996-1999; President, PES, Inc., 1999 to present.

     Steven C. Owens, 38, Director, PES (International) Ltd.; Electronics Engineer, Exlog Inc., Houston, Texas, 1985-1988; Senior Electronics Engineer, Research and Development, Exlog Inc., Houston, Texas, 1988-1990; Engineering Manager, Product Engineering, Baker Hughes MWD, Houston, Texas, 1990-1991; Engineering Projects Supervisor, Baker Oil Tools, 1991-1994; Consultant for Petroleum Engineering Services, Ltd., 1994-1995; President, PES, Inc., 1995-1999; Technical advisor, PES, Inc., 1999 to present.

 SECURITY OWNERSHIP AND DEALINGS BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
                                      PES

     The following table sets forth information with respect to persons or groups who, to PES's knowledge, own or have the right to acquire more than five percent of the issued ordinary share capital of PES as of December 31, 1998. The table excludes Messrs. Kinch, Whiteford and Rubbo whose holdings are set forth below. PES is not aware of any subsequent ownership changes that would affect the information in this table.

                                                       Amount and Nature        Percent
                                                         of Beneficial            of
 Name and Address of Beneficial Owner                      Ownership             Class
--------------------------------------------------     -----------------        -------
Halliburton Holdings Limited......................         334,360(1)           24.60%
     150 The Broadway
     Wimbledon
     London SW19 1RX
     England

PES Trustees Limited..............................         141,130(2)           11.14%
     34 Albyn Place
     Aberdeen
     AB10 1FW
     Scotland

__________

(1) Halliburton Holdings Limited is a wholly-owned subsidiary of Halliburton Company.

(2) PES Trustees Limited holds shares for transfer to PES optionholders who exercise their options under PES share option schemes.

     The following table sets forth, as of ___________, 1999, the number of PES shares owned beneficially by each director of PES, each of the five mostly highly compensated executive officers of PES and all directors and executive officers of PES as a group.

      Name and Beneficial Owner        Amount and Nature of Beneficial Ownership
-------------------------------------  -----------------------------------------
                                       Sole Voting
                                           and       Shared Voting
                                       Investment    or Investment    Percent of
                                          Power          Power           Class
                                        ----------   -------------    ----------
Michael L. Bowyer(1).................       24,780           5,910          2.32%
Lawrence W. Kinch....................      300,000              --         23.69%
Colin Smith(2).......................       16,530           7,280          1.88%
Drummond W. Whiteford(3).............      131,620          15,290         11.60%
Richard P. Rubbo(4)..................       15,600         100,750          9.19%
Michael J. Fleming(5)................        2,500              --          1.23%
Steven C. Owens(6)...................       41,470              --          3.27%
All directors as a group (7 persons).      532,500         127,970         52.15%

__________

(1) Includes 21,610 PES shares subject to options held by Mr. Bowyer and the following PES shares held by members of Mr. Bowyer's immediate family: F.
     A. Bowyer - 2,290; P. D. Bowyer - 1,180; S. E. Bowyer -1,180.

(2) Includes 15,220 PES shares subject to options held by Mr. Smith and the following PES shares held by members of Mr. Smith's immediate family: Anna Smith - 1,820; Anne A. Smith - 1,820; G. A. Smith -1,820; M. R. Smith - 1,820.

(3) Includes 15,290 PES shares held by J. Whiteford, a member of Mr. Whiteford's immediate family.

(4) Includes 15,600 PES shares subject to options held by Mr. Rubbo and 100,750 PES shares held by J. M. Rubbo, a member of Mr. Rubbo's immediate family.


(5)  Represents PES shares subject to options held by Mr. Fleming.

(6)  Includes 3,900 PES shares subject to options held by Mr. Owens.

                           MANAGEMENT OF HALLIBURTON

     The names and offices with Halliburton of its directors and executive officers are set forth below:

William E. Bradford         Chairman of the Board and Director

Richard B. Cheney           Chief Executive Officer and Director

David J. Lesar              President and Chief Operating Officer

Donald C. Vaughn            Vice Chairman

Lester L. Coleman           Executive Vice President and General Counsel

Gary V. Morris              Executive Vice President and Chief Financial Officer

Lewis W. Powers             Senior Vice President - Strategic Account Management

David A. Reamer             Shared Services Senior Vice President

Jerry H. Blurton            Vice President and Treasurer

Louis A. Raspino            Shared Services Vice President - Finance

R. Charles Muchmore, Jr.    Vice President and Controller

Anne L. Armstrong           Director

Lord Clitheroe              Director

Robert L. Crandall          Director

Charles J. DiBona           Director

Lawrence S. Eagleburger     Director

W. R. Howell                Director

Ray L. Hunt                 Director

Delano E. Lewis             Director

J. Landis Martin            Director

Jay A. Precourt             Director

C. J. Silas                 Director

Richard J. Stegemeier       Director

     The principal occupations of the directors of Halliburton are as follows:

     Anne L. Armstrong, 71, Regent, Texas A&M University System; Member, Board of Trustees, Center for Strategic and International Studies; Member, National Security Advisory Board, Department of Defense; former Chairman of the President's Foreign Intelligence Advisory Board, 1981-1990; former Ambassador to Great Britain; joined Halliburton Company Board in 1977; member of the Audit, the Management Oversight, and the Nominating and Corporate Governance Committees; Director of American Express Company and Boise Cascade Corporation.


     William E. Bradford, 64, Chairman of the Board of Halliburton; Chairman of the Board of Dresser Industries, Inc., 1996-1998; Chief Executive Officer of Dresser

Industries, Inc., 1995-1998; President of Dresser Industries, Inc., 1992-1996; Chief Operating Officer of Dresser Industries, Inc., 1992-1995; President and Chief Executive Officer of Dresser-Rand Company, a 51% joint venture partnership, 1988-1992; Senior Vice President - Operations of Dresser Industries, Inc., 1984-1992; joined Halliburton Company Board in 1998; Director of Ultramar Diamond Shamrock Corporation and Kerr-McGee Corporation.

     Richard B. (Dick) Cheney, 58, Chief Executive Officer, Halliburton; Chairman of the Board and Chief Executive Officer of Halliburton, 1997-1998; Chairman of the Board, President and Chief Executive Officer of Halliburton, 1996-1997; President and Chief Executive Officer of Halliburton, 1995; Senior Fellow, American Enterprise Institute for Public Policy Research, 1993-1995; United States Secretary of Defense, 1989-1993; Member, United States House of Representatives, 1979-1989; joined Halliburton Company Board in 1995; Director of Union Pacific Corporation, The Procter & Gamble Company and Electronic Data Systems Corporation; Member of the Board of Trustees, American Enterprise Institute for Public Policy Research.

     Lord Clitheroe, 69, Chairman, The Yorkshire Bank, PLC; Deputy Chief Executive, The RTZ Corporation PLC, 1987-1989; Executive Director, The RTZ Corporation PLC, 1968-1987; joined Halliburton Company Board in 1987; Chairman of the Health, Safety and Environment Committee; member of the Management Oversight, and the Nominating and Corporate Governance Committees.

     Robert L. Crandall, 63, Chairman Emeritus, AMR Corporation/American Airlines, Inc. (engaged primarily in the air transportation business); Chairman, President and Chief Executive Officer, AMR Corporation and Chairman and Chief Executive Officer, American Airlines, Inc., 1985-1998; President, American Airlines, Inc., 1985-1995; joined Halliburton Company Board in 1986; Chairman of the Nominating and Corporate Governance Committee; member of the Audit, and the Management Oversight Committees; Director of MediaOne Group, Inc. and Director and non-executive Chairman of Celestica, Inc.

     Charles J. DiBona, 67, President and Chief Executive Officer (retired), American Petroleum Institute (a major petroleum industry trade association), 1979-1997; joined Halliburton Company Board in 1997; member of the Compensation, the Health, Safety and Environment, and the Management Oversight Committees; Chairman of the Board of Trustees, Logistics Management Institute.

     Lawrence S. Eagleburger, 69, Senior Foreign Policy Advisor, Baker, Donelson, Bearman & Caldwell (a Washington, D.C. law firm); Chairman, International Commission on Holocaust Era Insurance Claims; United States Secretary of State, Department of State, 1992-1993; Acting Secretary of State, 1992; Deputy Secretary of State, 1989-1992; joined Halliburton Company Board in 1998; member of the Audit, the Management Oversight, and the Nominating and Corporate Governance Committees; Director of Phillips Petroleum Company, Stimsonite, Universal Corporation and COMSAT.

     W. R. Howell, 63, Chairman Emeritus, J. C. Penney Company, Inc. (a major retailer); Chairman of the Board, J. C. Penney Company, Inc., 1983-1996; Chief Executive Officer, J. C. Penney Company, Inc., 1983-1995; joined Halliburton Company Board in 1991; Chairman of the Management Oversight Committee; member of the Audit, and the Compensation Committees; Director of Exxon Corporation, Warner-Lambert Company, Bankers Trust Company, Bankers Trust New York Corporation, The Williams Companies, Inc. and Central and South West Corporation.

     Ray L. Hunt, 56, For more than five years, Chairman of the Board and Chief Executive Officer, Hunt Oil Company (oil and gas exploration and development); Chairman of the Board, Chief Executive Officer and President, Hunt Consolidated, Inc. and Chairman of the Board, Chief Executive Officer and President, RRH Corporation; joined Halliburton Company Board in 1998; Chairman of the Compensation Committee; member of the Audit and the Management Oversight Committees; Director of Electronic Data Systems Corporation, PepsiCo, Inc., Ergo Science Incorporated, Security Capital Group Incorporated and Federal Reserve Bank of Dallas.

     Delano E. Lewis, 60, President and Chief Executive Officer (retired), National Public Radio (produces and distributes original programming and provides support to member stations) 1994-1998; President and Chief Executive Officer, C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, 1990-1993; joined Halliburton Company Board in 1996; member of the Compensation, the Health, Safety and Environment, and the

Management Oversight Committees; Director of Colgate-Palmolive Company, Eastman Kodak Company, BET Holdings, Inc. and the Poynter Institute.

     J. Landis Martin, 53, For more than five years, President and Chief Executive Officer, NL Industries, Inc. (a manufacturer and marketer of titanium dioxide pigments) and Chairman, Titanium Metals Corporation (an integrated producer of titanium metals); Chief Executive Officer, Titanium Metals Corporation, since 1995; Chairman of the Board and Chief Executive Officer of Baroid Corporation (and its predecessor), acquired by Dresser Industries, Inc. in 1994, 1990-1994; joined Halliburton Board in 1998; member of the Health, Safety and Environment, the Management Oversight, and the Nominating and Corporate Governance Committees; Director of NL Industries, Inc., Titanium Metals Corporation, Tremont Corporation and Apartment Investment and Management Corporation.

     Jay A. Precourt, 62, Chairman of the Board, Wyoming Refining Company; Vice Chairman and Chief Executive Officer, Tejas Gas Corporation, 1986-1998; President, Tejas Gas Corporation, 1996-1998; joined Halliburton Company Board in 1998; member of the Compensation, the Health, Safety and Environment, and the Management Oversight Committees; Chairman of the Board of Founders Funds, Inc. and Director of the Timken Company.

     C. J. Silas, 67, Chairman of the Board and Chief Executive Officer (retired), Phillips Petroleum Company (engaged in exploration and production of crude oil, natural gas and natural gas liquids on a worldwide basis, the manufacture of plastics and petrochemicals and other activities), 1985-1994; joined Halliburton Company Board in 1993; Chairman of the Audit Committee; member of the Compensation, and the Management Oversight Committees; Director of Reader's Digest Association, Inc.

     Richard J. Stegemeier, 71, Chairman Emeritus, Unocal Corporation (an integrated petroleum company); Chairman of the Board, Unocal Corporation, 1989-1995; Chief Executive Officer, Unocal Corporation, 1988-1994; President, Unocal Corporation, 1985-1992; Chief Operating Officer, Unocal Corporation, 1985-1988; joined Halliburton Company Board in 1994; member of the Health, Safety and Environment, the Management Oversight, and the Nominating and Corporate Governance Committees; Director of Foundation Health Corporation, Northrop Grumman Corporation, Sempra Energy and Montgomery Watson, Inc.

  SECURITY OWNERSHIP AND DEALINGS BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                OF HALLIBURTON

     The following table sets forth information about persons or groups who, to Halliburton's knowledge, own or have the right to acquire more than five percent of the outstanding Halliburton common stock as of December 31, 1998. This information was taken from Schedules 13G filed with the SEC. Halliburton is not aware of any subsequent ownership changes that would affect the information in this table.

                                               Amount And Nature      Percent
                                                 Of Beneficial           Of
   Name And Address Of Beneficial Owner           Ownership            Class
--------------------------------------------   -----------------      -------
FMR Corp....................................        46,213,273 (1)    10.511%
        82 Devonshire Street
        Boston, MA 02109

Barrow, Hanley, Mewhinney & Strauss, Inc....        22,045,960 (2)      5.00%
        One McKinney Plaza
        3232 McKinney Avenue, 15th Floor
        Dallas, TX 75204-2429

_______________
(1) The number of shares reported includes 40,906,307 shares beneficially owned by Fidelity Management & Research Company, 4,628,866 shares owned by Fidelity Management Trust Company and 678,100 shares held by Fidelity International Limited. FMR Corp., through control of Fidelity Management & Research Company and Fidelity Management Trust Company, has sole dispositive power over the shares with the exception of those held beneficially by Fidelity International Limited. FMR Corp. has sole power to vote or to direct the vote of 3,193,666 shares of Halliburton common stock.

(2) Barrow, Hanley, Mewhinney & Strauss, Inc. has sole power to dispose of all these shares, sole power to vote or to direct the vote of 4,169,700 shares and shared power to vote or to direct the vote of 17,876,260 shares.

     The following table sets forth, as of March 22, 1999, the number of shares of Halliburton common stock owned beneficially by each director of Halliburton, each of the five mostly highly compensated executive officers of Halliburton and all directors and executive officers of Halliburton as a group.

              Name and Beneficial Owner                  Amount and Nature of Beneficial Ownership
------------------------------------------------       ----------------------------------------------
                                                       Sole Voting
                                                           and        Shared Voting
                                                       Investment     or Investment        Percent of
                                                          Power          Power(1)             Class
                                                       -----------    ----------------     ----------
Anne L. Armstrong................................            4,400                             *
William E. Bradford (3)..........................          472,033                             *
Richard B. Cheney (3)............................          969,667                             *
Lord Clitheroe...................................            3,000                             *
Lester L. Coleman (3)............................          177,104                             *
Robert L. Crandall...............................            3,400                             *
Charles J. DiBona................................              400                             *
Lawrence S. Eagleburger (3)......................            9,756                             *
William R. Howell................................            2,300                             *
Ray L. Hunt (3)..................................           70,446             52,284 (2)      *
David J. Lesar (3)...............................          391,782                             *
Delano E. Lewis..................................            1,500                             *
J. Landis Martin (3).............................           91,145                             *
Jay A. Precourt (3)..............................            7,809                             *
C.J. Silas.......................................            2,400                             *
Richard J. Stegemeier............................            2,000              2,000 (2)      *
Donald C. Vaughn (3).............................          193,527                             *
All Directors and executive officers as a group
   (23 persons) (3)..............................        2,865,467             54,284          *

____________________
*    Less than 1% of the outstanding.

(1) The Halliburton Stock Fund, an investment fund established under the Halliburton Company Employee Benefit Master Trust to hold Halliburton common stock for some of Halliburton's profit sharing, retirement and saving plans, held 3,286,282 shares of Halliburton common stock at March 12, 1999. Two executive officers not named in the table have beneficial interests in the Halliburton Stock Fund. Shares of Halliburton common stock held in the Halliburton Stock Fund are not allocated to any individual's account. As a result, a total of 2,218 shares which might be deemed to be beneficially owned as of March 12, 1999 by the two unnamed executive officers are not included in the table. Shares held in the Halliburton Stock Fund are voted by the Trustee, State Street Bank and Trust Company, in accordance with voting instructions from the participants. Under the terms of the Plans, a participant has the right to determine whether up to 15% of his account is invested in the Halliburton Stock Fund or in alternative investments permitted by the Plans. The Trustee, however, determines when sales or purchases are made by the Trust.


     Mr. Martin has a beneficial interest in the NL Industries, Inc. Savings Plan. Shares of Halliburton common stock held by that plan are not allocated to any individual's account. Accordingly, 2,373 shares which might be deemed to be beneficially owned by Mr. Martin as of February 18, 1999 are not included in the table.

(2) Mr. Hunt holds 52,284 shares as the trustee of trusts established for the benefit of his children. Mr. Hunt disclaims beneficial ownership of 17,428 shares owned by another trust established for one of his children as to which he is not a trustee. Mr. Stegemeier and his wife hold 2,000 shares as co-trustees of a family trust and share voting and investment power for the shares.

(3) Included in the table are shares of Halliburton common stock that may be purchased by exercising outstanding stock options within 60 days of March 22, 1999. In the case of Messrs. Bradford and Vaughn,

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     the table includes related restricted incentive stock awards under Dresser
     Industries, Inc. stock compensation plans. Amounts included are:

     .    Mr. Bradford - 270,605;
     .    Mr. Cheney - 726,667;
     .    Mr. Coleman - 139,334;
     .    Mr. Eagleburger - 499;
     .    Mr. Hunt - 499;
     .    Mr. Lesar - 185,336;
     .    Mr. Martin - 499;
     .    Mr. Precourt - 499;
     .    Mr. Vaughn - 112,429; and
     .    five unnamed executive officers - 282,168.

     Until the options are exercised, these individuals will neither have voting nor investment power for the underlying shares of Halliburton common stock. They only have the right to acquire beneficial ownership of the stock through exercise of their options.

     None of Halliburton, Holdings or any director or executive officer of Halliburton has purchased or sold any PES shares since March 1, 1998. None of PES, the PES directors or the other principal shareholders of PES has purchased or sold any PES shares or Halliburton common stock since March 1, 1998.

     None of the above directors and executive officers of Halliburton has purchased or sold Halliburton common stock since July 1, 1998 except under a stock compensation plan and except for Mr. Coleman who sold 10,001 shares of Halliburton common stock in the market on February 4, 1999. All the following transactions, which occurred since July 1, 1998, were effected between the named individual, who acquired Halliburton common stock as an award under a stock compensation plan or surrendered the Halliburton common stock to Halliburton to discharge withholding tax liability:

     .    Mrs. Armstrong - acquired 800 shares;

     .    Mr. Bradford - acquired 50,000 shares and surrendered 17,998 shares;
     .    Mr. Cheney - acquired 50,000 shares;
     .    Lord Clitheroe - acquired 800 shares;
     .    Mr. Crandall - acquired 800 shares;
     .    Mr. DiBona - acquired 800 shares;
     .    Mr. Eagleburger - acquired 7,278 shares;
     .    Mr. Howell - acquired 800 shares;
     .    Mr. Hunt - acquired 400 shares;
     .    Mr. Lewis - acquired 800 shares;
     .    Mr. Martin - acquired 400 shares;
     .    Mr. Precourt - acquired 2,181 shares;
     .    Mr. Silas - acquired 800 shares;
     .    Mr. Stegemeier - acquired 800 shares;
     .    Mr. Lesar - acquired 50,000 shares and surrendered 7,408 shares;

     .    Mr. Vaughn - acquired 50,000 shares and surrendered 9,452 shares; and


     . Mr. Coleman - acquired 15,000 shares and surrendered 3,738 shares (exclusive to the 10,001 shares referenced above).

     This information does not include stock options granted during the period.

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                   DESCRIPTION OF HALLIBURTON CAPITAL STOCK

General

     The following is a general description of some of the provisions of the restated certificate of incorporation and by-laws of Halliburton. The description is qualified by reference to those documents, which are filed as exhibits to our registration statement.

Halliburton Common Stock

     Halliburton is authorized to issue 600,000,000 shares of Halliburton common stock, par value $2.50. As of July 31, 1999, there were 441,220,000 shares of Halliburton common stock issued and outstanding and approximately 33,000 holders of record of Halliburton common stock. The holders of Halliburton common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of Halliburton common stock do not have cumulative voting rights in the election of directors. Subject to the rights of the holders of Halliburton preferred stock, the holders of Halliburton common stock are entitled to receive ratably the dividends, if any, declared by the board of directors of Halliburton out of legally available funds. In the event of liquidation, dissolution or winding up of Halliburton, the holders of outstanding Halliburton preferred stock, if any, shall to the extent assets are available, be paid amounts owed to them. Holders of Halliburton common stock are then entitled to share ratably in all remaining assets of Halliburton. The holders of Halliburton common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable. The rights, preferences and privileges of holders of Halliburton common stock are subject to those of holders of Halliburton preferred stock.

Rights to Purchase Preferred Stock

     Halliburton is a party to the restated rights agreement dated as of December 1, 1996. Under the restated rights agreement, one preferred share purchase right has been distributed as a dividend for each share of Halliburton common stock outstanding or issued prior to the distribution date or termination of the restated rights agreement. Each share of Halliburton common stock issued upon completion of the offer will be accompanied by one right. Each right entitles the registered holder to purchase from Halliburton one two-hundredth of a share of series A junior participating preferred stock, without par value ("Halliburton series A preferred stock"), of Halliburton, at a purchase price of $75.00 per one two-hundredth of a share, subject to further adjustment. Until the occurrence of the events described below, the rights are not exercisable, will be evidenced by the certificates for Halliburton common stock and will not be transferable apart from the Halliburton common stock.

     Detachment of Rights; Exercise. The rights are currently attached to all certificates representing outstanding shares of Halliburton common stock and no separate right certificates have been distributed. The rights will separate from the Halliburton common stock and a distribution date will occur upon the earlier of:

     . ten business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired beneficial ownership of 15% or more of the outstanding voting shares, as defined in the restated rights agreement, of Halliburton; and

     . the tenth business day following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding voting shares.

     The rights are not exercisable until the distribution date. As soon as practicable following the distribution date, rights certificates evidencing the rights will be mailed to holders of record of Halliburton common stock as of the close of business on the distribution date and separate rights certificates alone will evidence the rights.

     If a person or group acquires 15% or more of the voting shares of Halliburton, each right then outstanding, other than rights beneficially owned by the acquiring person which would become null and void, would become a right to buy:

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     .    that number of shares of Halliburton common stock; or

     . under specific circumstances, the equivalent number of one two-hundredths of a share of Halliburton series A preferred stock,

that at the time of the acquisition would have a market value of two times the purchase price of the right.

     If:

     . Halliburton is acquired in a merger or other business combination transaction; or

     .    more than 50% of its consolidated assets or earning power were sold,

proper provision is required to be made so that each holder of a right will then have the right to receive the number of shares of common stock of the acquiring company which at the time of the transaction would have a market value of two times the purchase price of the right. The shares would be acquired upon the exercise of the right at the then current purchase price of the right.

     Antidilution and Other Adjustments. The number of shares or fractions of shares of Halliburton series A preferred stock or other securities or property issuable upon exercise of the right, and the purchase price payable, are subject to customary adjustments to prevent dilution. The number of outstanding rights and the number of shares or fractions of shares of Halliburton series A preferred stock issuable upon exercise of each right are also subject to adjustment if prior to the distribution date there is:

     .    a stock split of the Halliburton common stock;

     . a stock dividend on the Halliburton common stock payable in Halliburton common stock; or

     . subdivisions, consolidations or combinations of the Halliburton common stock.

     Exchange Option. At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding voting shares of Halliburton and before the acquisition by a person or group of 50% or more of the outstanding voting shares of Halliburton, the Halliburton board of directors may redeem the rights. A redemption of rights under those circumstances would require Halliburton to issue Halliburton common stock in mandatory redemption of all or part of the outstanding rights, other than rights owned by the acquiring person or group which would become null and void. The stock issuance will be at an exchange ratio of one share of Halliburton common stock, or one two-hundredth of a share of Halliburton series A preferred stock, for each two shares of Halliburton common stock for which each right is then exercisable. The redemption exchange rate is subject to adjustment upon the occurrence of any of the events causing an adjustment in the number of outstanding rights.

     Redemption of Rights. At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding voting shares, the Halliburton board of directors may redeem all but not less than all the then outstanding rights at a redemption price of $.01 per right. The Halliburton board of directors, in its sole discretion, may establish the time, basis and conditions for the redemption of the rights.
After redemption of the rights, the only right of the holders of rights will be to receive the redemption price.

     Expiration; Amendment of Rights. The rights will expire on December 15, 2005, unless earlier redeemed or exchanged. The terms of the rights may be amended by the Halliburton board of directors without the consent of the holders of the rights, including an amendment to extend the expiration date of the right. Provided a distribution date has not occurred, the amendment provides for the extension of the period during which the rights may be redeemed. However, after the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding voting shares, no amendment may materially and adversely affect the interests of the holders of the rights.

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     The rights have anti-takeover effects.  The rights will cause substantial dilution to a person or group that attempts to acquire Halliburton without the approval of the Halliburton board of directors. The rights should not, however, interfere with any merger or other business combination that is approved by the Halliburton board of directors.

     The foregoing description of the rights is qualified by reference to the restated rights agreement, a copy of which is filed as an exhibit to our registration statement.

Halliburton Preferred Stock

     General. Halliburton is authorized to issue 5,000,000 shares of preferred stock, without par value, of which 3,000,000 shares have been designated as Halliburton series A preferred stock. No shares of Halliburton preferred stock were outstanding at ________, 1999. The Halliburton board of directors has authority, without stockholder approval, to issue shares of Halliburton preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of the series. The issuance of Halliburton preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Halliburton common stock. The issuance of Halliburton's preferred stock could also increase the likelihood that holders of Halliburton common stock will receive dividend payments and payments upon liquidation. Issuance of Halliburton preferred stock also could have the effect of delaying, deferring or preventing a change in control of Halliburton. Halliburton has no present plans to issue any Halliburton preferred stock.

     Halliburton Series A Preferred Stock. The terms of the Halliburton series A preferred stock are designed so that the value of each one-hundredth of a share purchasable upon exercise of a right will approximate the value of one share of Halliburton common stock. The Halliburton series A preferred stock is nonredeemable and will rank junior to all other series of Halliburton preferred stock. Each whole share of Halliburton series A preferred stock is entitled to receive a cumulative quarterly preferential dividend in an amount per share equal to the greater of:

     .    $1.00 in cash; or

     . in the aggregate, 100 times the dividend declared on the Halliburton common stock.

     In the event of liquidation, the holders of the Halliburton series A preferred stock are entitled to receive a preferential liquidation payment equal to the greater of:

     .    $100.00 per share; or

     . in the aggregate, 100 times the payment made on the Halliburton common stock,

plus, in either case, the accrued and unpaid dividends and distributions.

     In the event of any merger, consolidation or other transaction in which the Halliburton common stock is exchanged for or changed into other stock or securities, cash or property, each whole share of Halliburton series A preferred stock is entitled to receive 100 times the amount received per share of Halliburton common stock. Each whole share of Halliburton series A preferred stock is entitled to 100 votes on all matters submitted to a vote of the stockholders of Halliburton. Holders of Halliburton series A preferred stock will generally vote together as one class with the holders of Halliburton common stock and any other capital stock on all matters submitted to a vote of stockholders of Halliburton.

Specific Provisions of Halliburton Charter and By-laws

     The Halliburton certificate of incorporation authorizes the indemnification of any person who becomes a party to any threatened, pending or completed action, suit or proceeding because of that person's position as a director, officer, employee or agent of Halliburton. This includes any individual who is or was serving at the

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request of Halliburton as a director, officer, employee or agent of another corporation or enterprise. These individuals are indemnified against expenses and damages incurred in that litigation. The Halliburton certificate of incorporation also contains provisions that, in accordance with Delaware law, limit the liability of directors of Halliburton for breach of fiduciary duty. Under these provisions, directors of Halliburton may be liable for breach of fiduciary duty only:

     . under Section 174 of the Delaware General Corporation Law, relating to the payment of unlawful dividends and unlawful purchases of stock of the corporation; or

     . if, in addition to any and all other requirements for liability, any director:

          .    shall have breached the duty of loyalty to Halliburton;

          . in acting or failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

          .    shall have derived an improper personal benefit.

The provisions of the Halliburton certificate of incorporation may be amended or repealed by the vote of holders of a majority of the outstanding capital stock of Halliburton entitled to vote.

     Except in the case of nominations by or at the direction of the Halliburton board of directors, written notice must be given of any nomination of a director:

     . with respect to an election to be held at an annual meeting of stockholders, not later than ninety days prior to the first anniversary of the immediately preceding annual meeting; and

     . with respect to an election to be held at a special meeting of stockholders, not later than the close of business on the tenth day following the day of notice of the meeting.

     Except in the case of a national emergency, all actions taken by the Halliburton board of directors require the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. The Halliburton by-laws provide that the number of directors on the Halliburton board of directors may be increased or decreased with the approval of a majority of the then authorized number of directors. Also, newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office.

     The Halliburton by-laws may be adopted, amended or rescinded by the vote of a majority of the Halliburton board of directors or by the majority of the outstanding shares of capital stock entitled to vote.

Transfer Agent and Registrar

     The transfer agent and registrar for the Halliburton common stock is ChaseMellon Shareholders Services, L.L.C.

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                      COMPARATIVE RIGHTS OF SHAREHOLDERS

General

     PES is a private limited company incorporated in Scotland. Halliburton is a corporation incorporated under the laws of the state of Delaware. As a result of completion of the offer, PES shareholders will become owners of Halliburton common stock. The following is a summary of material differences between the rights of PES shareholders and the rights of Halliburton stockholders and of the differences between the corporate laws of Delaware and Scotland and the companies' respective charter documents or constitutional documents. Some differences between the rights of holders of Halliburton common stock under Delaware law and the rights of holders of PES shares under the laws of Scotland are not discussed below where rights afforded under Delaware law are more favorable to stockholders than under Scots law.

Voting Rights

     Under Delaware law, each stockholder is entitled to one vote per share unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation or by-laws may provide for cumulative voting at all elections of directors of the corporation. Under the Halliburton by-laws, holders of Halliburton common stock are entitled to one vote per share on all matters, and cumulative voting is not permitted. A quorum consists of a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, unless otherwise required by law or the Halliburton by-laws.

     Under Scots law, the voting rights of shareholders are governed by a company's articles of association, subject to the statutory right of shareholders to demand a poll, that is, a vote by shares, at a general meeting. Cumulative voting is essentially unknown under Scots law. Two members entitled to vote and present in person constitute a quorum for the purposes of a general meeting, unless the company's articles of association specify otherwise. The PES articles specify that two persons entitled to vote upon the business to be transacted shall be a quorum. Those persons may be a member, a proxy for a member or a duly authorized representative of a corporation which is a member.


Actions by Written Consent

     Under Delaware law, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken at any meeting of stockholders may instead be taken without a meeting, without prior notice or without a vote. To do this, a written consent to the action must be signed by the stockholders representing the number of shares necessary to take the action at a meeting at which all shares entitled to vote were present and voted. The Halliburton certificate of incorporation does not restrict action being taken by written consent in lieu of a meeting.

     Under Scots law, anything that in the case of a private company may be done by resolution of the company in general meeting may be done without a meeting by a resolution in writing executed by or on behalf of each member who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present. This is true even though a company's articles of association may contain a contrary provision. PES is a private company. There are also statutory provisions that allow for a written resolution of a company to be executed by or on behalf of all the members who would be entitled to attend and vote at a general meeting. There are, however, some actions for which a statutory written resolution cannot be used.

Special Meeting of Shareholders

     Under Delaware law, a special meeting of shareholders may be called by the board of directors and by other persons as may be authorized to do so by the certificate of incorporation or by-laws. The Halliburton by-laws provide that a special meeting of common stockholders may be called by:

     .    the chief executive officer;

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

     .    the Halliburton board of directors;

     .    the chairman of the board; or

     . stockholders owning a majority of the outstanding Halliburton common stock.

     Under Scots law, an extraordinary general meeting of shareholders may be called by the board of directors or requisitioned by a request from shareholders holding not less than one-tenth of the paid-up capital of the company carrying voting rights at general meetings. The latter is true even though a company's articles of association may contain a contrary provision. An ordinary resolution requires 14 clear days notice, and requires a majority vote of those present and entitled to vote. An ordinary resolution to appoint a director, however, in the case of PES requires 21 days. An extraordinary resolution requires 14 clear days notice and a 75% majority vote of those present and entitled to vote. A special resolution requires 21 clear days notice and requires a 75% majority vote of those present and entitled to vote. An annual general meeting requires 21 clear days notice regardless of the type of resolution to be proposed at the meeting.

     "Extraordinary resolutions" are relatively unusual and are confined to matters out of the ordinary course of business. A proposal to wind up the affairs of the company is an example of an extraordinary resolution. Proposals that are the normal subject of "special resolutions" generally involve proposals:

     .    to change the name of the company;

     .    to alter its capital structure in some respect;

     .    to change or amend the right of shareholders;

     . to permit the company to issue new shares for cash without applying the shareholders' pre-emptive rights;

     . to amend the company's objects, or purpose clause, and articles of association; and

     . to carry out other matters where either the company's articles of association or the U.K. Companies Act 1985 prescribes that a "special resolution" is required.

All other proposals relating to the ordinary course of the company's business, including the election of directors, would be subject to an "ordinary resolution."

Sources and Payment of Dividends

     Delaware law permits the payment of dividends in cash, property or common stock out of surplus or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.
This is subject to any restrictions contained in the certificate of incorporation. This is also subject to the exception that payment of dividends from net profits is prohibited when capital represented by common stock having a preference on distribution of assets would be impaired. The Halliburton certificate of incorporation and by-laws do not restrict the payment of dividends.

     Under Scots law, a company may pay dividends on its ordinary shares, subject to the prior rights of holders of any preferred shares in issue, only out of distributable profits. These are its accumulated, realized profits less accumulated, realized losses. Dividends may not be paid out of share capital, which includes share premiums. The share premium account represents the excess of the consideration for the issue of outstanding shares over the aggregate par value of the shares. Amounts credited to the share premium account may not be paid out as cash dividends but may be used, among other things, to pay up unissued shares which may then be distributed to shareholders in proportion to their holdings.

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Rights of Purchase and Redemption

     Under Delaware law, a corporation may purchase or redeem its own shares out of surplus, provided generally that no repurchase or redemption shall occur:

     .    when the capital is or would thereby become impaired;

     . at a price higher than the redemption price in the case of common stock redeemable at the option of the corporation; or

     . where, in the case of redemption, the redemption is not authorized by other provisions of Delaware law or the certificate of incorporation.

The Halliburton certificate of incorporation does not restrict Halliburton's rights to repurchase or redeem shares.

     Under Scots law, a company may issue redeemable shares if authorized to do so by its articles of association and subject to the conditions stated in the articles and the U.K. Companies Acts. The shares may be redeemed only if fully paid. In addition, any amount payable on redemption of any redeemable shares in excess of the par value must be paid out of distributable profits unless the shares were issued at a premium. In that case, any amount payable in excess of the par value may be paid out of the proceeds of a fresh issue of shares up to an amount equal to the lesser of:

 .    the aggregate of the premiums received by the company on the issue of those shares; or

 .    the amount of the company's share premium account as at the time of the redemption, including any sum transferred to that account for premiums on the new issue.

A company may purchase its own shares including any redeemable shares, if authorized by its articles of association and if the purchase has been approved by an ordinary resolution of its shareholders in the case of an on-market purchase or a special resolution in other cases. The above provisions that apply to redemption of redeemable shares apply also to purchases of shares.

Rights of Appraisal

     Under Delaware law, holders of common stock of a Delaware corporation who follow prescribed statutory procedures are entitled to dissent from a merger or consolidation of the corporation and instead demand payment of the fair value of their shares. Unless the certificate of incorporation provides otherwise, dissenters do not have rights of appraisal with respect to their shares in the case of:

     (a)  a merger or consolidation of a corporation, the shares of which are:

          .    listed on a national securities exchange; or

          .    held by more than 2000 shareholders; or

     (b) a merger or consolidation of a corporation if the shareholders of the constituent corporation are required to accept anything in exchange for their shares other than:

          .    shares in the surviving corporation;

          . shares of another corporation that are publicly listed or held by more than 2000 shareholders;

          .    cash in lieu of fractional shares; or

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

          .    any combination of the above; or

     (c) a merger in which the corporation in which they own shares is the corporation that survives the merger if no vote of its shareholders is required to approve the merger.

     Scots law does not generally provide for appraisal rights. The U.K. Companies Act 1985, however, does allow a shareholder to apply to the court for an order on the grounds of unfair prejudice. Also, if a shareholder applies to a court as described under "Shareholders' Votes on Reorganizations" below, the court may specify the terms for the acquisition as it considers appropriate.

Pre-emptive Rights

     Unless the certificate of incorporation expressly provides otherwise, stockholders of a Delaware corporation do not have pre-emptive rights. The Halliburton certificate of incorporation does not provide for pre-emptive rights.

     Under Scots law, there are statutory pre-emption provisions. Unless the company's articles of association specifically exclude the pre-emption provisions, new issues of ordinary shares shall be offered to existing members first, in proportion to each member's shareholding in the company. The PES articles, however, specifically exclude these provisions and replace them with their own pre-emption provisions. In the case of PES, the directors are bound to offer to each member of the company a proportion of a new issue of shares equal to that member's proportion of the existing shares.

     In the case of PES, the directors are required under the PES articles of association to refuse to register a transfer of shares unless it is:

     . a transfer to a spouse, children, a family trust, an employee benefits trust, or a few other specified recipients;

     . a transfer made with the prior written consent of the holders of 95% of the ordinary shares; or

     . a transfer made in accordance with the pre-emption provisions contained in the articles.

     These transfer restrictions require that shares proposed to be transferred in other than an exempt transaction must be offered first to existing shareholders. If there is a proposed transferee, the price at which the shares are offered is the proposed consideration or the cash equivalent. If there is no intended transferee, the price is fair value as agreed between the parties or as determined by an independent valuer. Only after the shares have been offered to and not bought by existing shareholders may the proposed transfer to a third party be registered.

Amendment of Governing Instruments

     Under Delaware law, the affirmative vote of a majority of the "outstanding common stock" entitled to vote and of the shares of each class entitled to vote on the amendment as a class is required to amend the certificate of incorporation. In addition, the affirmative vote of a majority of the shares of a class is required with respect to amendments that would as to the class:

     .    increase or decrease the aggregate number of authorized shares;

     .    increase or decrease the par value of shares; or

     . alter or change the powers, preferences, or special rights of shares so as to affect them adversely.

     In addition, under the Halliburton certificate of incorporation, the corporation may amend, alter, change or repeal any provision contained in the Halliburton certificate of incorporation in the manner prescribed by statute. All rights and powers conferred upon common stockholders and directors are granted subject to the power. Under

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Delaware law, the by-laws of a corporation may be amended or repealed by shareholders entitled to vote, and the certificate of incorporation may confer this power on the board of directors. The fact that such power has been conferred upon the directors does not divest the shareholders of their power to amend or repeal by-laws.

     The Halliburton certificate of incorporation provides that the Halliburton board of directors is expressly authorized to make, alter or repeal the by-laws.

     Under Scots law, the shareholders have the authority to alter most provisions of a company's memorandum and all provisions of its articles of association by special resolution, subject to the right of dissenting shareholders holding at least 15% of a company's share capital or any class of shares to apply to the courts to cancel the alterations. Under Scots law, the board of directors is not authorized to change the memorandum or the articles of association.

Shareholders' Votes on Reorganizations

     Delaware law requires a majority vote of the shares entitled to vote in order to effect a merger between two Delaware corporations or between a Delaware corporation and a corporation organized under the laws of another state, also referred to as a "foreign corporation". Delaware law does not, however, unless otherwise provided in the certificate of incorporation, require a vote of the shareholders of a constituent corporation surviving the merger if:

     . the merger agreement does not amend that corporation's certificate of incorporation; and

     . each share of that corporation's common stock outstanding immediately prior to the effective date of the merger is identical to an outstanding or treasury share of the surviving corporation after the merger.

     Any sale, lease or exchange of all or "substantially all" of a corporation's assets requires authorization by a majority vote of the outstanding common stock entitled to vote.

     Scots law provides for schemes of arrangement, which are arrangements or compromises between a company and any class of its shareholders or any class of its creditors and are used for some types of reconstructions, amalgamations, capital reorganizations or takeovers. They require the approval at a special meeting of the company of a majority in number of the shareholders representing 75% of the relevant class of shares voting, either in person or by proxy, and the sanction of the courts. Once so approved and sanctioned, all shareholders of the relevant class are bound by the terms of the scheme. A dissenting shareholder would have no rights comparable to the appraisal rights described above.

Provisions Relating to Share Acquisitions

     Delaware law generally prevents a corporation from entering into business combinations including mergers, consolidations and sales of assets, with an interested common stockholder or its affiliates for a period of three years after the common stockholder became an interested common stockholder. An interested stockholders is defined generally as any person or entity that is the beneficial owner of at least 15% of a corporation's voting common stock. This provision is subject to the following exceptions:

     . the business combination or the transaction in which the person becomes an interested common stockholder is timely approved by the board of directors of the corporation prior to the person becoming an interested common stockholder;

     . the interested common stockholder acquired 85% of the corporation's voting common stock in the same transaction in which it exceeded 15%; or

     . the business combination is approved by the board of directors and by a vote of 66 2/3% of the outstanding voting common stock not owned by the interested common stockholder.

     A corporation can provide in an amendment to its certificate of incorporation or by-laws adopted by a majority of its outstanding shares that this statute does not apply. If the stockholders adopted that amendment, it would not become effective for 12 months following its adoption and would not apply to persons who were already interested common stockholders at the time of the amendment. The Halliburton certificate of incorporation does not contain a provision of this type.

     In the U.K., takeovers of public companies are regulated by the City Code. PES, as a private company, is not subject to the City Code.

     Scots law provides that where a takeover offer is made for the shares of a company incorporated in the U.K., the offeror may under specified conditions acquire any shares not acquired in the takeover through compulsory acquisition. These conditions are that:

     . within four months of the date of the offer the offeror has, by virtue of acceptances of the offer, acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates; and

     . within two months of reaching the nine-tenths level, the offeror gives notice of compulsory acquisition to shareholders who do not accept the offer to transfer their shares on the terms of the offer.

     A dissenting shareholder may apply to the court within six weeks of the date on which the notice was given objecting to the transfer or its proposed terms. The court is unlikely, unless there is evidence of unfairness, fraud or oppression, to exercise its discretion to order that the acquisition not take effect. It may, however, specify terms of the transfer as it finds appropriate. A minority shareholder is also entitled in these circumstances to require the offeror to acquire his shares on the terms of the offer. This is the compulsory acquisition procedure referred to in this offer document.

Disclosure of Interests

     There is no requirement under Delaware law relating to the disclosure of interests of shares held by a corporation's shareholders. Shareholders of PES, as a private company, are not subject to those requirements imposed by Scots law on shareholders of public companies requiring notification of share holdings that exceed specified magnitudes.

Classification of the Halliburton Board of Directors

     Under Delaware law, the certificate of incorporation or initial by-law or a by-law adopted by a vote of the shareholders may provide for the classification of the board of directors for the terms for which directors severally hold office. The term "classified board" generally means the specification of selected board seats for a term of more than one year, but not more than three years, with different classes of board seats coming up for election each year. The Halliburton certificate of incorporation does not provide for classification of the Halliburton board of directors.

     PES directors are not required to retire by rotation and hold office until they resign or are removed from office in accordance with the PES articles. Under the PES articles, new directors may be appointed by the existing directors either to fill a casual vacancy or as additional directors. The members of PES may also appoint a new director by ordinary resolution.

Removal of Directors

     Under Delaware law, any director or the entire board of directors generally may be removed, with or without cause by a majority vote of the shares then entitled to vote at an election of directors. A director of a corporation with a classified board of directors may, however, be removed only for cause unless the certificate of incorporation otherwise provides. The Halliburton certificate of incorporation is silent as to removal of directors.

     Under Scots law, shareholders have the right to remove a director by ordinary resolution of which 28 clear days notice, also referred to as "special notice," has been given to the company. In addition to the power of removal conferred by Scots law, the PES articles provide for a number of circumstances in which a director is required to vacate office, including that in which all other directors unanimously resolve that he should do so.

Liability of Directors

     Delaware law permits a Delaware corporation to include in its certificate of incorporation a provision that limits or eliminates a director's monetary liability for specified violations of his fiduciary duty of care in a lawsuit by or on behalf of the corporation or in an action by shareholders of the corporation. The Halliburton certificate of incorporation contains this type of provision.

     Except under the limited circumstances described below under "Indemnification of Officers and Directors," Scots law provides that:

     .    any provision of a Scottish company's articles of association; or


     .    any contract with the company,

exempting an officer or director of the company from or indemnifying him or her against any liability for any negligence, default, breach of duty or breach of trust of which he or she may be guilty in relation to the company is void. A company is permitted to purchase and maintain insurance against these types of liabilities for its officers and directors. The existence of this insurance must be disclosed in the directors' report for each financial year of the company for as long as the insurance continues in effect. Under the PES articles, the PES directors have the power to obtain, and have obtained, this insurance.

Indemnification of Officers and Directors

     Delaware law provides that a corporation may, and in some circumstances must indemnify its officers, directors, employees or agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal proceedings. To avail themselves of this indemnification these individuals must:

     . have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation; and

     . with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

     Delaware corporations must indemnify these individuals in connection with successful defenses of these actions. The Halliburton certificate of incorporation and by-laws provide that directors and officers of Halliburton will be entitled to indemnification as permitted by the statute. Delaware law permits a corporation to advance expenses to directors and officers, so long as, in the case of officers and directors, they provide an undertaking to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The Halliburton certificate of incorporation provides for advancing expenses in the manner provided for in the Delaware law.

     Under Scots law, a company may only indemnify its officers and directors against any liability they may incur in defending any proceedings, whether civil or criminal:

     .    in which judgment is given in his or her favor; or

     .    in which he or she is acquitted; or

     . in connection with any application in which relief is granted to him or her by the court from liability for any amount otherwise payable as a result of an acquisition of shares by a nominee of the company or for negligence, default, breach of duty or breach of trust in relation to the affairs of the company where he or she acted honestly and reasonably.

     The PES articles provide that the directors, other officers and auditors of PES will be entitled to the benefit of this indemnification.

Shareholder and Class Action Suits

     Under Delaware law, a common stockholder may institute a lawsuit on behalf of the corporation. An individual shareholder also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action under the procedural rules of the court in which the suit has been brought have been met.

     Under Scots law, a shareholder generally has no right to sue in the name of the company. The proper plaintiff when a wrong has been done to the company is normally the company itself. There are exceptions to this general rule in the case of fraud on minority shareholders or where the act complained of is illegal or ultra vires. Scots law permits an individual shareholder to apply for a court order where the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of one or more of the shareholders or that any actual or proposed act or omission is or would be so prejudicial. A court when granting relief has wide discretion, including the ability to authorize civil proceedings to be brought in the name and on behalf of the company by a shareholder on terms decided by the court. Scots law generally does not provide for class action lawsuits.

                                 LEGAL MATTERS

     On behalf of Halliburton, Vinson & Elkins L.L.P., Houston, Texas has issued an opinion with regard to the validity of the Halliburton common stock to be issued under the offer. On behalf of Halliburton, Vinson & Elkins L.L.P. has also given an opinion with regard to specific United States income tax consequences of the offer contained in this offer document. On behalf of Halliburton, CMS Cameron McKenna, London, England has given an opinion with regard to specific United Kingdom income and capital gains tax consequences of the offer contained in this offer document.

                                    EXPERTS

     The annual consolidated financial statements of Halliburton included in the registration statement on Form S-4 of which this offer document constitutes a part have been audited by Arthur Andersen LLP, independent public accountants. The annual consolidated financial statements are included in this offer document in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving these reports. In its report, Arthur Andersen LLP states that regarding Dresser Industries, Inc., for each of the two years in the period ended December 31, 1997, its opinion is based on the reports of other independent public accountants, namely PricewaterhouseCoopers whose report appears in this offer document. The annual consolidated financial statements of Dresser Industries, Inc., for the period ended October 31, 1997 have been included in this offer document in reliance on the report of PricewaterhouseCoopers given on the authority of PricewaterhouseCoopers as experts in auditing and accounting.

     The consolidated financial statements of PES as of March 31, 1999, 1998 and 1997 and for the years then ended, as well as the reconciliation of significant differences between U.S. and U.K. generally accepted accounting principles, have been included in this offer document in reliance on the reports of PricewaterhouseCoopers, independent chartered accountants, given on the authority of that firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 regarding the offering of our common stock to be issued under the offer. This offer document constitutes a part of the registration statement. In accordance with the rules of the SEC, it omits some of the information contained in the registration statement. For the omitted information, please review the registration statement and the exhibits filed along with it.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning us also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this offer document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this offer document, except for any information superseded by information contained directly in the offer document. This offer document incorporates by reference the documents set forth below. These documents contain important information about us and our financial condition.

Halliburton Filings (File No.  1-3492)     Period
--------------------------------------     ------
Annual Report on Form 10-K                 Year Ended December 31, 1998
Quarterly Reports on Form 10-Q             Quarter Ended March 31, 1999 and
                                           June 30, 1999
Proxy Statements                           Annual Meeting of Stockholders - 1999
Current Reports on Form 8-K                January 22, 1999; January 25, 1999;
                                           February 18, 1999;
                                           February 19, 1999; March 4, 1999;
                                           March 11, 1999; March
                                           29, 1999; April 13, 1999; April 21,
                                           1999; April 26, 1999;
                                           May 18, 1999; June 9, 1999; June 9,
                                           1999; June 29, 1999;
                                           July 19, 1999; July 26, 1999;
                                           August 12, 1999; September 29,
                                           1999; September 30, 1999; October 4,
                                           1999; October 21,
                                           1999; October 26, 1999; October 27,
                                           1999; and October 28, 1999.

     We also incorporate by reference additional documents that we may file with the SEC between the date of this offer document and the expiration of the offer. These include periodic reports, for example, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Any statement contained in this offer document or in any document incorporated or deemed to be incorporated by reference in this offer document shall be deemed to be modified or superseded for purposes of this offer document to the extent that a statement contained in this offer document or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this offer document, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part of this offer document except as so modified or superseded.

     We have supplied all information contained or incorporated by reference in this offer document relating to us, and PES has supplied all information relating to PES.

     You may obtain any of these documents through the SEC or the SEC's Internet web site. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit in this offer document. PES shareholders may obtain documents incorporated by reference in this offer document by requesting them in writing or by telephone from us at the following address:

                              HALLIBURTON COMPANY
                              3600 Lincoln Plaza
                            500 North Akard Street
                           Dallas, Texas  75201-3391
                        Attention: Investor Relations
                             Tel: (214) 978-2600

     If you would like to request documents, please do so by ________________, 1999 to receive them before the expiration of the offer. If you request any incorporated documents, we will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

     Copies of the following documents that are either incorporated by reference in this offer document or filed as exhibits to the registration statement are available for inspection at the offices of the receiving agent, CMS Cameron McKenna. These documents are on display at the receiving agent's offices in Aberdeen at Migvie House, North Silver Street, Aberdeen AB1O 1RJ, United Kingdom, and in London at Mitre House, 160 Aldersgate Street, London EC1A 4DD, United Kingdom. You may inspect these documents during normal business hours on any weekday, public holidays excepted, up to and including ________, 1999:

     . Annual report of Halliburton Company on Form 10-K for the fiscal year ended December 31, 1998.

     . Quarterly reports of Halliburton Company on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

     . Current reports of Halliburton Company on Form 8-K dated January 22, 1999; January 25, 1999; February 18, 1999; February 19, 1999; March 4,
          1999; March 11, 1999; March 29, 1999; April 13, 1999; April 21, 1999;
          April 26, 1999; May 18, 1999; June 9, 1999; June 9, 1999; June 29,
          1999; July 19, 1999; July 26, 1999; August 12, 1999; September 29,
          1999; September 30, 1999; October 4, 1999; October 21, 1999; October 26, 1999; October 27, 1999; and October 28, 1999.

      .   The Warranty Agreement.

      .   The Irrevocable Undertakings.

      . The relevant Service Agreements for the PES Directors and two key employees.

          You should rely only on the information contained or incorporated by reference in this offer document in determining whether or not to accept our offer. We have not authorized anyone to provide you with information that is different from that which is contained in this offer document. This offer document is dated ____________, 1999.

                              HALLIBURTON COMPANY
                       CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants

To the Shareholders and Board of Directors
Halliburton Company:

     We have audited the accompanying consolidated balance sheets of Halliburton Company (a Delaware corporation) and subsidiary companies as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1998. We did not audit the consolidated balance sheet of Dresser Industries, Inc., a company acquired during 1998 in a transaction accounted for as a pooling of interests, as of December 31, 1997, and the related consolidated statements of income, cash flows and shareholders' equity for each of the two years in the period ended December 31, 1997, as discussed in Note 14. Such statements are included in the consolidated financial statements of Halliburton Company and reflect total assets of 48% for the year ended December 31, 1997, and total revenue of 46% and 47% for the years ended December 31, 1997 and 1996, respectively, of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to amounts included for Dresser Industries, Inc. is based solely upon the report of the other auditors. These financial statements are the responsibility of Halliburton Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Halliburton Company and subsidiary companies as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Dallas, Texas,
January 25, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

In our opinion the balance sheet, the statements of income, of cash flows and of shareholders' equity of Dresser Industries, Inc. and subsidiaries (not presented separately herein) present fairly in all material respects its financial position at October 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended October 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Dresser Industries, Inc. management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Dallas, Texas
November 26, 1997

Responsibility for Financial Reporting

     Halliburton Company is responsible for the preparation and integrity of its published financial statements. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, as such, include amounts based on judgments and estimates made by management. Halliburton also prepared the other information included in the annual report and is responsible for its accuracy and consistency with the financial statements.

     The financial statements have been audited by the independent accounting firm, Arthur Andersen LLP, which was given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders, the board of directors and committees of the board.

     Halliburton maintains a system of internal control over financial reporting, which is intended to provide reasonable assurance to Halliburton's management and board of directors regarding the preparation of financial statements. The system includes a documented organizational structure and division of responsibility, established policies and procedures, including a code of conduct to foster a strong ethical climate which is communicated throughout Halliburton, and the careful selection, training and development of our people. Internal auditors monitor the operation of the internal control system and report findings and recommendations to management and the board of directors. Corrective actions are taken to address control deficiencies and other opportunities for improving the system as they are identified. The board, operating through its Audit Committee, which is composed entirely of Directors who are not current or former officers or employees of Halliburton, provides oversight to the financial reporting process.

     There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Furthermore, the effectiveness of an internal control system may change over time.

     Halliburton assessed its internal control system in relation to criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon that assessment, Halliburton believes that, as of December 31, 1998, its system of internal control over financial reporting met those criteria.

HALLIBURTON COMPANY

By:___________________________          By:____________________________
     Richard B. Cheney                        Gary V. Morris
     Chief Executive Officer                  Executive Vice President and
                                              Chief Financial Officer

                              HALLIBURTON COMPANY
                       Consolidated Statements of Income
                  (Millions of dollars except per share data)

                                                                                                  Unaudited
                                                                                               Six Months Ended
                                                            Years Ended December 31                June 30
                                                      -----------------------------------    --------------------
                                                        1998         1997         1996         1999        1998
                                                      ---------    ---------    ---------    --------    --------
Revenues:
  Services..........................................  $12,089.4    $11,256.3    $ 9,461.1    $5,565.0    $6,265.9
  Sales.............................................    5,069.9      4,857.0      4,351.7     1,957.0     2,461.3
  Equity in earnings of unconsolidated affiliates...      193.8        158.3        133.8        71.5       112.8
                                                      ---------    ---------    ---------    --------    --------
     Total revenues.................................  $17,353.1    $16,271.6    $13,946.6    $7,593.5    $8,840.0
                                                      ---------    ---------    ---------    --------    --------
Operating costs and expenses:
  Cost of services..................................  $11,127.0    $10,163.9    $ 8,708.0    $5,348.5    $5,598.6
  Cost of sales.....................................    4,342.0      4,037.8      3,628.3     1,707.6     2,118.8
  General and administrative........................      600.1        665.0        621.3       236.7       325.4
  Special charges and credits.......................      887.5          6.2         85.8       (47.1)          -
                                                      ---------    ---------    ---------    --------    --------
     Total operating costs and expenses.............  $16,956.6    $14,872.9    $13,043.4    $7,245.7    $8,042.8
                                                      ---------    ---------    ---------    --------    --------
Operating income....................................      396.5      1,398.7        903.2       347.8       797.2
Interest expense....................................     (136.8)      (111.3)       (84.6)      (70.0)      (61.3)
Interest income.....................................       27.8         21.9         26.9        37.9        14.2
Foreign currency gains (losses), net................      (12.4)        (0.7)       (19.1)        3.2        (1.8)
Other nonoperating income, net......................        3.7          4.5          4.6       (24.0)       (0.6)
                                                      ---------    ---------    ---------    --------    --------
Income before incomes taxes, minority interest,
 and change in accounting method....................      278.8      1,313.1        831.0       294.9       747.7
Provision for income taxes..........................     (244.4)      (491.4)      (248.4)     (113.1)     (280.7)
Minority interest in net income of consolidated
 subsidiaries.......................................      (49.1)       (49.3)       (24.7)      (18.2)      (20.4)
                                                      ---------    ---------    ---------    --------    --------
Income before accounting change.....................      (14.7)       772.4        557.9       163.6       446.6
Cumulative effect of change
  in accounting method, net.........................          -            -            -       (19.0)          -
                                                      ---------    ---------    ---------    --------    --------
Net income (loss)...................................  $   (14.7)   $   772.4    $   557.9    $  144.6    $  446.6
                                                      =========    =========    =========    ========    ========

Basic income (loss) per common share:
     Before change in accounting method.............  $   (0.03)   $    1.79    $    1.30    $   0.37    $   1.02
     Change in accounting method....................          -            -            -       (0.04)          -
                                                      ---------    ---------    ---------    --------    --------
     Net income.....................................  $   (0.03)   $    1.79    $    1.30    $   0.33    $   1.02
                                                      =========    =========    =========    ========    ========

Diluted income per share:
     Before change in accounting method.............  $   (0.03)   $    1.77    $    1.29    $   0.37    $   1.01
     Change in accounting method....................          -            -            -       (0.04)          -
                                                      ---------    ---------    ---------    --------    --------
     Net income.....................................  $   (0.03)   $    1.77    $    1.29    $   0.33    $   1.01
                                                      =========    =========    =========    ========    ========

Weighted average common shares outstanding:
     Basic..........................................      438.8        431.1        429.2       440.0       438.3
     Diluted........................................      438.8        436.1        432.1       442.7       442.7

___________________________
  See notes to annual and quarterly financial statements.

                              HALLIBURTON COMPANY
                          Consolidated Balance Sheets
            (Millions of dollars and shares except per share data)

                                                                                                        Unaudited
                                                                             December 31                 June 30
                                                                        ----------------------    ----------------------
                                                                          1998         1997         1999         1998
                                                                        ---------    ---------    ---------    ---------
                                   Assets
Current assets:
  Cash and equivalents..............................................    $   202.6    $   384.1    $   336.4    $   281.4
  Receivables:
     Notes and accounts receivable..................................      3,422.1      3,039.0      3,038.7      3,266.1
     Accounts receivable allowance..................................        (76.6)       (58.6)       (99.6)       (62.3)
     Unbilled work on uncompleted contracts.........................        514.9        407.2        537.8        514.6
                                                                        ---------    ---------    ---------    ---------
     Total receivables..............................................      3,860.4      3,387.6      3,476.9      3,718.4
  Inventories.......................................................      1,284.7      1,294.1      1,224.4      1,451.1
  Deferred income taxes, current....................................        432.2        202.6        323.6        225.3
  Other current assets..............................................        286.1        169.7        231.3        177.4
                                                                        ---------    ---------    ---------    ---------
     Total current assets...........................................      6,066.0      5,438.1      5,592.6      5,853.6
Property, plant and equipment:
  At cost...........................................................      6,824.4      6,646.0      6,784.1      6,952.2
  Less accumulated depreciation.....................................      3,928.5      3,879.6      3,956.4      4,012.1
                                                                        ---------    ---------    ---------    ---------
     Net property, plant and equipment..............................      2,895.9      2,766.4      2,827.7      2,940.1
Equity in and net advances to related companies.....................        587.0        761.2        552.1        731.2
Excess of cost over net assets acquired.............................        764.6      1,024.6        760.1      1,140.1
Deferred income taxes, noncurrent...................................        336.9        273.0        362.6        259.5
Other assets........................................................        415.5        441.0        388.1        444.4
                                                                        ---------    ---------    ---------    ---------
  Total assets......................................................    $11,065.9    $10,704.3    $10,483.2    $11,368.9
                                                                        =========    =========    =========    =========

                  Liabilities and Shareholders' Equity
Current liabilities:
  Short-term notes payable and current maturities of long-term debt.    $   573.5    $    57.9    $   988.6    $   524.3
  Accounts payable..................................................      1,008.5      1,132.4      1,178.7      1,199.7
  Accrued employee compensation and benefits........................        402.2        516.1        204.3        480.4
  Advance billings on uncompleted contracts.........................        513.3        638.3        291.9        545.0
  Income taxes payable..............................................        245.6        335.2        167.0        290.9
  Accrued special charges...........................................        359.1          6.1        141.8         16.1
  Other current liabilities.........................................        834.2        767.3        699.4        793.9
                                                                        ---------    ---------    ---------    ---------
     Total current liabilities......................................      3,936.4      3,453.3      3,671.7      3,850.3
Long-term debt......................................................      1,369.7      1,296.9      1,064.0      1,284.7
Employee compensation and benefits..................................      1,006.6      1,013.7        970.3        993.1
Other liabilities...................................................        521.8        460.1        525.1        464.1
Minority interest in consolidated subsidiaries......................        170.2        163.4        161.8        162.2
                                                                        ---------    ---------    ---------    ---------
     Total liabilities..............................................      7,004.7      6,387.4      6,392.9      6,754.4
                                                                        ---------    ---------    ---------    ---------
Shareholders' equity:
  Common shares, par value $2.50 per share -
     authorized 600.0 shares (a)....................................      1,114.7      1,134.3      1,117.9      1,136.0
  Paid-in capital in excess of par value............................          8.2        168.2         43.4        176.6
  Deferred compensation.............................................        (50.6)       (44.3)       (46.5)       (41.4)
  Accumulated other comprehensive income............................       (148.8)      (131.1)      (195.0)      (161.9)
  Retained earnings.................................................      3,236.0      3,563.4      3,270.5      3,879.7
                                                                        ---------    ---------    ---------    ---------
                                                                          4,159.5      4,690.5      4,190.3      4,989.0
  Less treasury stock, at cost (b)..................................         98.3        373.6        100.0        374.5
                                                                        ---------    ---------    ---------    ---------
     Total shareholders' equity.....................................      4,061.2      4,316.9      4,090.3      4,614.5
                                                                        ---------    ---------    ---------    ---------
     Total liabilities and shareholders' equity.....................    $11,065.9    $10,704.3    $10,483.2    $11,368.9
                                                                        =========    =========    =========    =========

__________________________

     (a) Issued shares..............................................        445.9        453.7        447.1        454.4
     (b) Treasury stock.............................................          5.9         15.8          6.0         15.2

  See notes to annual and quarterly financial statements.

                              HALLIBURTON COMPANY
                     Consolidated Statements of Cash Flows
                             (Millions of dollars)

                                                                                                             Unaudited
                                                                                                          Six Months Ended
                                                                         Years Ended December 31              June 30
                                                                      -------------------------------    -------------------
                                                                        1998        1997       1996       1999        1998
                                                                      -------     -------     -------    -------     -------
Cash flows from operating activities:
  Net income (loss)................................................   $ (14.7)    $ 772.4     $ 557.9    $ 144.6     $ 446.6
  Adjustments to reconcile net income (loss) to net cash from operating activities:
     Depreciation and amortization.................................     587.0       564.3       497.7      290.0       291.1
     Provision (benefit) for deferred income taxes.................    (293.4)        2.6       (13.4)      82.8        (8.3)
     Change in accounting methods..................................         -           -           -       19.0           -
     Distributions from (advances to) related companies, net of
      equity in (earnings) or losses...............................     (22.5)      (84.6)      (57.2)     (13.8)     (133.2)
     Change in accrued special charges.............................     353.0       (51.6)       57.7     (217.3)      (13.3)
     Other non-cash items..........................................     332.5        66.2        33.1       49.9        25.2
     Other changes, net of non-cash items:
       Receivables.................................................    (279.9)     (408.8)     (363.5)     102.7      (365.8)
       Inventories.................................................     (66.3)     (117.1)     (147.5)      77.7      (149.1)
       Accounts payable............................................     (45.3)      (49.7)       98.8      140.3       178.2
       Other working capital, net..................................    (142.5)       39.9       286.9     (521.4)     (169.8)
       Other, net..................................................      46.2        99.5       (86.3)    (161.2)       42.8
                                                                      -------     -------     -------    -------     -------
  Total cash flows from operating activities.......................   $ 454.1     $ 833.1     $ 864.2    $  (6.7)    $ 144.4
                                                                      -------     -------     -------    -------     -------

Cash flows from investing activities:
  Capital expenditures.............................................    (914.3)     (880.1)     (731.1)    (267.0)     (469.9)
  Sales of property, plant and equipment...........................     100.0       180.6        64.4       99.7        54.4
  Acquisitions of businesses, net of cash acquired.................     (40.4)     (161.5)      (60.5)     (17.6)      (44.1)
  Dispositions of businesses, net of cash disposed.................       7.7        37.6        21.6      291.0         7.7
  Other investing activities.......................................       0.9       (49.9)      (53.5)      (3.1)       (1.5)
                                                                      -------     -------     -------    -------     -------
  Total cash flows from investing activities.......................   $(846.1)    $(873.3)    $(759.1)   $ 103.0     $(453.4)
                                                                      -------     -------     -------    -------     -------

Cash flows from financing activities:
  Borrowings of long-term debt.....................................     150.0       303.2       295.6          -         1.2
  Payments on long-term debt.......................................     (26.7)      (17.7)       (8.2)      (8.3)      (12.7)
  Net borrowings (payments) of short-term debt.....................     369.3       (85.8)       (7.3)     118.9       370.4
  Payments of dividends to shareholders............................    (254.2)     (250.3)     (239.6)    (110.1)     (132.9)
  Proceeds from exercises of stock options.........................      49.1        71.5        42.6       33.0        40.3
  Payments to reacquire common stock...............................     (19.9)      (44.1)     (235.2)      (3.3)      (17.8)
  Other financing activities.......................................     (13.9)        2.6         3.7        0.6        (4.8)
                                                                      -------     -------     -------    -------     -------
  Total cash flows from financing activities.......................     253.7       (20.6)     (148.4)      30.8       243.7
                                                                      -------     -------     -------    -------     -------

Effect of exchange rate changes on cash............................      (5.4)       (1.1)        1.0        6.7         0.4
                                                                      -------     -------     -------    -------     -------
Increase (decrease) in cash and equivalents........................    (143.7)      (61.9)      (42.3)     133.8       (64.9)
Cash and equivalents at beginning of period  *.....................     346.3       446.0       488.3      202.6       346.3
                                                                      -------     -------     -------    -------     -------

Cash and equivalents at end of period..............................   $ 202.6     $ 384.1     $ 446.0    $ 336.4     $ 281.4
                                                                      =======     =======     =======    =======     =======
Supplemental disclosure of cash flow information:
  Cash payments during the period for:
     Interest......................................................   $ 137.0     $ 106.1     $  76.1    $  70.0     $  51.4
     Income taxes..................................................     534.8       307.4       191.1      106.4       194.6
  Non-cash investing and financing activities:
     Liabilities assumed in acquisitions of businesses.............   $   5.4     $ 337.1     $  39.4    $   0.3     $  33.2
     Liabilities disposed of in dispositions of businesses.........      23.6       205.5         9.8          -        13.4

     _________________________________

     * Cash balance at the beginning of 1998 does not agree to the prior year ending cash balance in order to change Dresser's fiscal year to Halliburton's calendar year.

         See notes to annual and quarterly financial statements.

                              HALLIBURTON COMPANY

                Consolidated Statements of Shareholders' Equity
            (Millions of dollars and shares except per share data)

                                                                        Years Ended December 31
                                                                    -------------------------------
                                                                      1998        1997       1996
                                                                    --------    --------    -------
Common stock (number of shares)
  Balance at beginning of year                                         453.7       221.7      221.3
  Shares issued under incentive stock plans, net of forfeitures          1.1         1.3        0.3
  Cancellation of treasury stock                                        (8.9)         --       (0.1)
  Shares issued in connection with acquisition                            --         8.2         --
  Two-for-one common stock split                                          --       222.5         --
  Shares issued pursuant to stock warrant agreement                       --          --        0.2
                                                                    --------    --------    -------
  Balance at end of year                                               445.9       453.7      221.7
                                                                    ========    ========    =======
Common stock (dollars)
  Balance at beginning of year                                      $1,134.3    $  554.3    $ 553.3
  Shares issued under incentive stock plans, net of forfeitures          2.7         3.2        0.9
  Cancellation of treasury stock                                       (22.3)         --       (0.3)
  Shares issued in connection with acquisition                            --        20.5         --
  Two-for-one common stock split                                          --       556.3         --
  Shares issued pursuant to stock warrant agreement                       --          --        0.4
                                                                    --------    --------    -------
  Balance at end of year                                            $1,114.7    $1,134.3    $ 554.3
                                                                    ========    ========    =======
Paid-in capital in excess of par value
  Balance at beginning of year                                      $  168.2    $  615.1    $ 593.9
  Shares issued under incentive stock plans, net of forfeitures         43.0        51.4       18.3
  Cancellation of treasury stock                                      (209.3)         --       (3.6)
  Shares issued in connection with employee compensation plans           6.3        21.4       (1.0)
  Shares issued in connection with acquisition                            --        36.6         --
  Two-for-one common stock split                                          --      (556.3)        --
  Shares issued pursuant to stock warrant agreement                       --          --        7.5
                                                                    --------    --------    -------
  Balance at end of year                                            $    8.2    $  168.2    $ 615.1
                                                                    ========    ========    =======
Deferred compensation
  Balance at beginning of year                                      $  (44.3)   $  (22.9)   $ (23.9)
  Current year awards, net                                              (6.3)      (21.4)       1.0
                                                                    --------    --------    -------
  Balance at end of year                                            $  (50.6)   $  (44.3)   $ (22.9)
                                                                    ========    ========    =======
Accumulated other comprehensive income
  Cumulative translation adjustment                                 $ (141.4)   $ (127.2)   $ (93.9)
  Pension liability adjustment                                          (7.4)       (3.9)      (6.9)
                                                                    --------    --------    -------
  Balance at end of year                                            $ (148.8)   $ (131.1)   $(100.8)
                                                                    ========    ========    =======
Cumulative translation adjustment
  Balance at beginning of year                                      $ (127.2)   $  (93.9)   $(104.7)
  Conforming fiscal years                                              (14.8)         --         --
  Sale of M-I L.L.C.                                                     9.4          --         --
  Current year changes, net of tax                                      (8.8)      (33.3)      10.8
                                                                    --------    --------    -------
  Balance at end of year                                            $ (141.4)   $ (127.2)   $ (93.9)
                                                                    ========    ========    =======

See notes to annual financial statements.

                              HALLIBURTON COMPANY

                Consolidated Statements of Shareholders' Equity
                                  (continued)
            (Millions of dollars and shares except per share data)

                                                                       Years Ended December 31
                                                                   --------------------------------
                                                                     1998        1997        1996
                                                                   --------    --------    --------
Pension liability adjustment
   Balance at beginning of year                                    $   (3.9)   $   (6.9)   $   (7.0)
   Current year adjustment                                             (3.5)        3.0         0.1
                                                                   --------    --------    --------
   Balance at end of year                                          $   (7.4)   $   (3.9)   $   (6.9)
                                                                   ========    ========    ========
Retained earnings
   Balance at beginning of year                                    $3,563.4    $3,077.1    $2,758.8
   Net income (loss)                                                  (14.7)      772.4       557.9
   Cash dividends paid                                               (254.2)     (250.3)     (239.6)
   Cancellation of treasury stock                                     (61.1)         --          --
   Pooling of interests acquisition                                      --       (35.8)         --
   Conforming fiscal years                                              2.6          --          --
                                                                   --------    --------    --------
   Balance at end of year                                          $3,236.0    $3,563.4    $3,077.1
                                                                   ========    ========    ========
Treasury stock (number of shares)
   Beginning of year                                                   15.8         8.6         5.6
   Shares issued under benefit, dividend reinvestment plan and
    incentive stock plans, net                                         (1.1)       (1.5)       (1.2)
   Shares purchased                                                     0.1         0.7         4.3
   Cancellation of treasury stock                                      (8.9)         --        (0.1)
   Two-for-one common stock split                                        --         8.0          --
                                                                   --------    --------    --------
   Balance at end of year                                               5.9        15.8         8.6
                                                                   ========    ========    ========
Treasury stock (dollars)
   Beginning of year                                               $  373.6    $  381.4    $  193.4
   Shares issued under benefit, dividend reinvestment plan and
    incentive stock plans, net                                         (8.5)      (51.9)      (43.3)
   Shares purchased                                                     3.5        44.1       235.2
   Cancellation of treasury stock                                    (270.3)         --        (3.9)
                                                                   --------    --------    --------
   Balance at end of year                                          $   98.3    $  373.6    $  381.4
                                                                   ========    ========    ========
Comprehensive income
   Net income (loss)                                               $  (14.7)   $  772.4    $  557.9
   Translation rate changes, net of tax                                (8.8)      (33.3)       10.8
   Current year adjustment to minimum pension liability                (3.5)        3.0         0.1
                                                                   --------    --------    --------
   Total comprehensive income                                      $  (27.0)   $  742.1    $  568.8
                                                                   ========    ========    ========

See notes to annual financial statements.

                              HALLIBURTON COMPANY
               Notes to Annual Consolidated Financial Statements

Note 1.   Significant Accounting Policies

          Halliburton employs accounting policies that are in accordance with generally accepted accounting principles in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires Halliburton management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

         Basis of presentation. On September 29, 1998, Halliburton completed the acquisition of Dresser Industries, Inc. (Dresser) pursuant to the Agreement and Plan of Merger (the Merger) dated as of February 25, 1998. The Merger was accounted for using the pooling of interests method of accounting for business combinations. Accordingly, Halliburton's financial statements have been restated to include the accounts of Dresser for all periods presented. Prior to the Merger, Dresser had a fiscal year-end of October 31. Beginning in 1998, Dresser's fiscal year-end of October 31 has been conformed to Halliburton's calendar year-end. Periods through December 31, 1997 contain Dresser's information on a fiscal year-end basis combined with Halliburton's information on a calendar year-end basis. Dresser's operating results for November and December of 1997 are presented within the consolidated statements of shareholders' equity as "conforming fiscal years."

          Principles of Consolidation. The consolidated financial statements include the accounts of Halliburton and all majority-owned subsidiaries. All material intercompany accounts and transactions are eliminated. Investments in other companies in which Halliburton owns between 20-50% are accounted for on the equity method. Certain prior year amounts have been reclassified to conform with the current year presentation.


          Revenues and Income Recognition. Halliburton recognizes revenues as services are rendered or products are shipped. The distinction between services and product sales is based upon the overall activity of the particular business operation. Revenues from engineering and construction contracts are reported on the percentage of completion method of accounting using measurements of progress towards completion appropriate for the work performed. All known or anticipated losses on contracts are provided for currently. Post-contract customer support agreements are recorded as deferred revenues and recognized as revenue ratably over the contract periods of generally one year's duration. Training and consulting service revenues are recognized as the services are performed.

          Research and Development. Research and development expenses are charged to income as incurred. Such charges were $308.1 million in 1998, $259.2 million in 1997 and $218.0 million in 1996.

          Software Development Costs. Costs of developing software for sale are charged to expense when incurred, as research and development, until technological feasibility has been established for the product. Thereafter, software development costs are capitalized until the software is ready for general release to customers. Halliburton capitalized costs of $13.4 million in 1998, $14.5 million in 1997 and $12.9 million in 1996 related to software developed for resale. Amortization expense related to these costs was $17.5 million for 1998, $15.0 million for 1997 and $12.5 million for 1996. Once the software is ready for release, amortization of the software development costs begins. Capitalized software development costs are amortized over periods which do not exceed three years.

          Income Per Share. Basic income per share amounts are based on the weighted average number of common shares outstanding during the year. Diluted income per share includes additional common shares that would have been outstanding if potential common shares with a dilutive effect had been issued. See Note 11 for a reconciliation of basic and diluted income per share from continuing operations. Prior year amounts have been adjusted for the two-for-one common stock split declared on June 9, 1997, and effected in the form of a stock dividend paid on July 21, 1997.

          Cash Equivalents. Halliburton considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

          Receivables. Halliburton's receivables are generally not collateralized. Notes and accounts receivable at December 31, 1998 include $33.2 million ($30.8 million at December 31, 1997) due from customers in accordance with applicable retainage provisions of engineering and construction contracts, which will become billable upon future deliveries or completion of such contracts. This amount is expected to be collected during 1999. Additionally, other noncurrent assets include $7.1 million ($7.3 million at December 31, 1997) of such retainage which is expected to be collected in years subsequent to 1999. Unbilled work on uncompleted contracts generally represents work currently billable and such work is usually billed during normal billing processes in the next month. At December 31, 1998, notes of $295.9 million ($34.4 million at December 31, 1997) with varying interest rates are included in notes and accounts receivable. See Note 5 for information on the note receivable generated by the sale of M-I L.L.C. (M-I).

          Inventories. Inventories are stated at the lower of cost or market. Cost represents invoice or production cost for new items and original cost less allowance for condition for used material returned to stock. Production cost includes material, labor and manufacturing overhead. The cost of most inventories is determined using either the first-in, first-out (FIFO) method or the average cost method although the cost of U.S. manufacturing and U.S. field service inventories is determined using the last-in, first-out (LIFO) method. Inventories of sales items owned by foreign subsidiaries and inventories of operating supplies and parts are generally valued at average cost.

          Property, Plant and Equipment. Property, plant and equipment is reported at cost less accumulated depreciation, which is generally provided on the straight-line method over the estimated useful lives of the assets. Certain assets are depreciated on accelerated methods. Accelerated depreciation methods are also used for tax purposes, wherever permitted. Expenditures for maintenance and repairs are expensed; expenditures for renewals and improvements are generally capitalized. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized. When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. Halliburton follows the successful efforts method of accounting for oil and gas properties. At December 31, 1998, there were no significant oil and gas properties in the production stage of development. Halliburton is implementing an enterprise-wide information system. External direct costs of materials and services and payroll-related costs of employees working solely on development of the software system portion of the project are capitalized. Capitalized costs of the project will be amortized over periods of three to ten years beginning when the system is placed in service. Training costs and costs to reengineer business processes are expensed as incurred.

          Excess of Cost Over Net Assets Acquired. The excess of cost over net assets acquired is amortized on a straight-line basis over periods not exceeding 40 years. The excess of cost over net assets acquired is continually monitored for potential impairment. When negative conditions such as significant current or projected operating losses exist, a review is performed to determine if the projected undiscounted future cash flows indicate that an impairment exists. If an impairment exists, the excess of cost over net assets acquired, and, if appropriate, the associated assets are reduced to reflect the estimated discounted cash flows to be generated by the underlying business, similar to methodologies in Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of."

          Income Taxes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before Halliburton is able to realize their benefit, or that future deductibility is uncertain. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been realized in the financial statements or tax returns.

          Derivative Instruments. Halliburton primarily enters into derivative financial transactions to hedge existing or projected exposures to changing foreign exchange rates and from time to time enters into derivatives to hedge exposures to interest rates or commodity prices. Halliburton does not enter into derivative transactions for speculative or trading purposes. Derivative financial instruments to hedge exposure with an indeterminable maturity date are generally carried at fair value with the resulting gains and losses reflected in the results of operations. Gains or losses on hedges of identifiable commitments are deferred and recognized when the offsetting gains or losses on the related hedged items are recognized. Deferred gains or losses for hedges which are terminated prior to the transaction date are recognized when the underlying hedged transactions are recognized. In the event an identifiable commitment is no longer expected to be realized, any deferred gains or losses on hedges associated with the commitment are recognized currently. Costs associated with entering into such contracts are presented in other assets, while deferred gains or losses are included in other liabilities or other assets, respectively, on the consolidated balance sheets. Recognized gains or losses on derivatives entered into to manage foreign exchange risk are included in foreign currency gains and losses on the consolidated statements of income, while gains or losses on interest rate derivatives and commodity derivatives are included in interest expense and operating income, respectively. During the years ended December 31, 1998, 1997 and 1996, Halliburton did not enter into any significant transactions to hedge interest rates or commodity prices.

          Foreign Currency Translation. Foreign entities whose functional currency is the U.S. dollar translate monetary assets and liabilities at year-end exchange rates and non-monetary items are translated at historical rates. Income and expense accounts are translated at the average rates in effect during the year, except for depreciation and cost of product sales which are translated at historical rates. Gains or losses from changes in exchange rates are recognized in consolidated income in the year of occurrence. Foreign entities whose functional currency is the local currency translate net assets at year-end rates and income and expense accounts at average exchange rates. Adjustments resulting from these translations are reflected in the consolidated statements of shareholders' equity titled "cumulative translation adjustment."

Note 2.   Business Segment Information

          Halliburton has three business segments. These segments are organized around the products and services provided to the customers they serve. The business units within each segment are evaluated on operating income, operating margins and cash value added.

          The Energy Services Group segment provides pressure pumping equipment and services, logging and perforating, drilling systems and services, drilling fluids systems, drill bits, specialized completion and production equipment and services and well control. Also included in the Energy Services Group are upstream oil and gas engineering, construction and maintenance services, specialty pipe coating, insulation, underwater engineering services, integrated exploration and production information systems and professional services to the petroleum industry. The Energy Services Group has four business units:
Halliburton Energy Services, Brown & Root Energy Services, Landmark Graphics, and Halliburton Energy Development. (In March 1999, Halliburton Energy Development became a part of Halliburton Energy Services.) The long term performance for these business units is linked to the long term demand for hydrocarbons. The products and services the group provides are designed to help discover, develop and produce hydrocarbons. The customers for this segment are major oil companies, national oil companies and independent oil and gas companies.

          The Engineering and Construction Group segment provides engineering, procurement, construction, project management, and facilities operation and maintenance for hydrocarbon processing and other industrial and governmental customers. The Engineering and Construction Group has two business units:
Kellogg Brown & Root and Brown & Root Services. Both business units are engaged in the delivery of engineering and construction services.

          The Dresser Equipment Group segment designs, manufactures and markets highly engineered products and systems for oil and gas producers, transporters, processors, distributors and petroleum users throughout the world. Dresser Equipment Group operates as one business unit.

          Halliburton's equity in pretax income or losses of related companies is included in revenues and operating income of the applicable segment. Intersegment revenues included in the revenues of the other business segments and sales between geographic areas are immaterial. General corporate assets not included in a business segment are primarily comprised of receivables, deferred tax assets, and certain other investments including the investment in Halliburton's enterprise-wide information system.

     The tables below represent Halliburton's adoption of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."

  Operations by Business Segment
                                                     Years Ended December 31
                                               -----------------------------------
  Millions of dollars                             1998         1997         1996
  ----------------------------------------     ---------    ---------    ---------
  Revenues:
     Energy Services Group                     $ 9,009.5    $ 8,504.7    $ 6,515.4
     Engineering and Construction Group          5,494.8      4,992.8      4,720.7
     Dresser Equipment Group                     2,848.8      2,774.1      2,710.5
                                               ---------    ---------    ---------
        Total                                  $17,353.1    $16,271.6    $13,946.6
                                               =========    =========    =========
  Operating income:
     Energy Services Group                     $   971.0    $ 1,019.4    $   698.0
     Engineering and Construction Group            237.2        219.0        134.0
     Dresser Equipment Group                       247.8        248.3        229.3
     Special charges and credits                  (980.1)       (16.2)       (85.8)
     General corporate                             (79.4)       (71.8)       (72.3)
                                               ---------    ---------    ---------
        Total                                  $   396.5    $ 1,398.7    $   903.2
                                               =========    =========    =========
  Capital expenditures:
     Energy Services Group                     $   707.6    $   682.9    $   493.9
     Engineering and Construction Group             33.5         61.5        105.6
     Dresser Equipment Group                        72.9         76.4        119.0
     General corporate                             100.3         59.3         12.6
                                               ---------    ---------    ---------
        Total                                  $   914.3    $   880.1    $   731.1
                                               =========    =========    =========
  Depreciation and amortization:
     Energy Services Group                     $   405.4    $   395.0    $   338.5
     Engineering and Construction Group             48.8         63.3         58.7
     Dresser Equipment Group                        86.8         98.6         92.8
     General corporate                              46.0          7.4          7.7
                                               ---------    ---------    ---------
        Total                                  $   587.0    $   564.3    $   497.7
                                               =========    =========    =========
  Total assets:
     Energy Services Group                     $ 6,618.1    $ 6,050.5    $ 4,999.2
     Engineering and Construction Group          1,404.7      1,645.8      1,490.7
     Dresser Equipment Group                     1,944.2      2,115.3      2,126.8
     General corporate                           1,098.9        892.7        970.1
                                               ---------    ---------    ---------
        Total                                  $11,065.9    $10,704.3    $ 9,586.8
                                               =========    =========    =========
  Research and development:
     Energy Services Group                     $   220.0    $   173.8    $   150.1
     Engineering and Construction Group              3.9          2.1          4.0
     Dresser Equipment Group                        84.2         83.3         63.9
                                               ---------    ---------    ---------
        Total                                  $   308.1    $   259.2    $   218.0
                                               =========    =========    =========
  Special charges and credits:
     Energy Services Group                     $   721.1    $   (13.8)   $    43.1
     Engineering and Construction Group             39.6          2.8         42.7
     Dresser Equipment Group                        21.1         27.2           --
     General corporate                             198.3           --           --
                                               ---------    ---------    ---------
        Total                                  $   980.1    $    16.2    $    85.8
                                               =========    =========    =========

  Operations By Geographic Area

                                              Years Ended December 31
                                         ---------------------------------
   Millions of dollars                      1998       1997        1996
   -----------------------------------   ---------   ---------   ---------
   Revenues:
     United States                       $ 6,132.2   $ 6,506.5   $ 5,730.0
     United Kingdom                        2,246.7     2,315.0     1,504.6
     Other areas (over 120 countries)      8,974.2     7,450.1     6,712.0
                                         ---------   ---------   ---------
       Total                             $17,353.1   $16,271.6   $13,946.6
                                         =========   =========   =========
   Long-lived assets:
     United States                       $ 2,400.5   $ 2,518.9   $ 2,432.9
     United Kingdom                          594.5       775.0       626.9
     Other areas (numerous countries)      1,053.1       980.9       956.6
                                         ---------   ---------   ---------
       Total                             $ 4,048.1   $ 4,274.8   $ 4,016.4
                                         =========   =========   =========

Note 3.  Inventories

  Inventories at December 31, 1998 and 1997 are comprised of the following:

   Millions of dollars                     1998        1997
   -----------------------------------   ---------   ---------
   Finished products and parts           $   621.2   $   665.8
   Raw materials and supplies                250.3       213.7
   Work in process                           561.4       535.8
   Progress payments                        (148.2)     (121.2)
                                         ---------   ---------
     Total                               $ 1,284.7   $ 1,294.1
                                         =========   =========

     Inventories on the last-in, first-out (LIFO) method were $167.9 million and $195.9 million at December 31, 1998 and December 31, 1997, respectively. If the average cost or FIFO methods had been in use for inventories on the LIFO basis, total inventories would have been about $110.6 million and $100.8 million higher than reported at December 31, 1998 and 1997, respectively.

Note 4.  Property, Plant and Equipment

     Property, plant and equipment at December 31, 1998 and 1997 is comprised of the following:

   Millions of dollars                      1998       1997
   -----------------------------------   ---------   ---------
   Land                                  $   142.2   $   136.0
   Buildings and property improvements     1,131.6     1,055.9
   Machinery, equipment and other          5,550.6     5,454.1
                                         ---------   ---------
     Total                               $ 6,824.4   $ 6,646.0
                                         =========   =========

     At December 31, 1998 and 1997, machinery, equipment and other property includes oil and gas investments of approximately $223.7 million and $101.7 million, respectively and software developed for Halliburton's enterprise wide information system of $132.7 million and $59.5 million, respectively.

Note 5.  Related Companies

     Halliburton conducts some of its operations through various joint ventures which are in partnership, corporate and other business forms, which are principally accounted for using the equity method.

     The larger unconsolidated entities include European Marine Contractors, Limited (EMC), Bredero-Shaw and Ingersoll-Dresser Pump (IDP). EMC which is 50% owned by a subsidiary of Halliburton and part of the Energy Services Group, specializes in engineering, procurement and construction of marine pipelines. Bredero-Shaw, which is 50% owned by a subsidiary of Halliburton and part of the Energy Services Group, specializes in pipe coating. Effective February 29, 1996, a subsidiary of Halliburton entered into an agreement to form Bredero-Shaw, a strategic pipe-coating joint venture, with Shaw Industries Ltd. (Shaw) by contributing its Bredero Price assets and Shaw contributing its Shaw Pipe Protection assets on a worldwide basis. From formation until the fourth quarter of 1997, Halliburton fully consolidated Bredero-Shaw as its ownership interest in this joint venture exceeded 50%. During the fourth quarter of 1997, Halliburton and Shaw agreed to a long-term extension of the joint venture and decreased Halliburton's interest to 50%. In connection with the new agreement, Shaw agreed to pay a subsidiary of Halliburton $50 million over a four-year period. This transaction resulted in a fourth quarter pretax gain of $41.7 million which is reported in the consolidated statements of income in the caption "special charges and credits." For balance sheet purposes, at year-end 1997 the subsidiary of Halliburton deconsolidated Bredero-Shaw and accounted for its 50% interest in the joint venture as an equity investment. The subsidiary of Halliburton includes its share of equity earnings in the results of operations beginning January 1, 1998 under the equity method. IDP which is 49% owned by a subsidiary of Halliburton and part of the Dresser Equipment Group, manufactures a broad range of pump products and services.

     In the second quarter of 1996, M-I, formerly a 36% owned joint venture, purchased Anchor Drilling Fluids. Halliburton's share of the purchase price was $41.3 million and is included in cash flows from other investing activities. Halliburton sold its 36% ownership interest in M-I to Smith International, Inc. (Smith) on August 31, 1998. This transaction completed Halliburton's commitment to the U.S. Department of Justice to sell its M-I interest in connection with its merger with Dresser. The purchase price of $265 million was paid by Smith in the form of a non-interest bearing promissory note due April 1999. This receivable is included in "Notes and accounts receivable" on the consolidated balance sheets. All of M-I's debt remains an obligation of M-I.

     Summarized financial statements for all combined jointly-owned operations which are not consolidated are as follows:

  Combined Operating Results
  Millions of dollars              1998       1997       1996
  -----------------------------  --------   --------   --------
  Revenues                       $5,244.0   $3,958.9   $3,505.5
                                 ========   ========   ========
  Operating income               $  478.3   $  407.3   $  325.7
                                 ========   ========   ========
  Net income                     $  341.0   $  316.2   $  236.3
                                 ========   ========   ========

  Combined Financial Position
  Millions of dollars              1998       1997
  -----------------------------  --------   --------
  Current assets                 $1,854.2   $1,779.5
  Noncurrent assets                 322.3      576.0
                                 --------   --------
     Total                       $2,176.5   $2,355.5
                                 ========   ========

  Current liabilities            $1,074.6   $  859.6
  Noncurrent liabilities            118.2      245.3
  Minority interests                  3.9        8.1
  Shareholders' equity              979.8    1,242.5
                                 --------   --------
     Total                       $2,176.5   $2,355.5
                                 ========   ========

Note 6.  Income Taxes

     The components of the (provision) benefit for income taxes are:

   Millions of dollars                             1998       1997       1996
   --------------------------------------------  --------   --------   --------
   Current income taxes:
      Federal                                    $ (301.8)  $ (167.2)  $  (82.0)
      Foreign                                      (228.5)    (306.1)    (169.8)
      State                                          (7.5)     (15.5)     (10.0)
                                                 --------   --------   --------
      Total                                        (537.8)    (488.8)    (261.8)
                                                 --------   --------   --------
   Deferred income taxes:
      Federal                                       291.8        5.4       61.2
      Foreign and state                               1.6       (8.0)     (47.8)
                                                 --------   --------   --------
        Total                                       293.4       (2.6)      13.4
                                                 --------   --------   --------
   Total                                         $ (244.4)  $ (491.4)  $ (248.4)
                                                 ========   ========   ========

     Included in federal income taxes are foreign tax credits of $182.2 million in 1998, $154.0 million in 1997 and $109.2 million in 1996. The United States and foreign components of income (loss) before income taxes and minority interests are as follows:

   Millions of dollars                             1998       1997      1996
   --------------------------------------------  --------   --------   --------
   United States                                 $ (306.4)  $  736.8   $  484.2
   Foreign                                          585.2      576.3      346.8
                                                 --------   --------   --------
      Total                                      $  278.8   $1,313.1   $  831.0
                                                 ========   ========   ========

     The primary components of Halliburton's deferred tax assets and liabilities and the related valuation allowances are as follows:

   Millions of dollars                             1998       1997
   --------------------------------------------  --------   --------
   Gross deferred tax assets
      Employee benefit plans                     $  314.9   $  334.4
      Special charges                               135.3         --
      Accrued liabilities                            93.5       79.4
      Insurance accruals                             74.8       71.5
      Construction contract accounting methods       93.0       70.6
      Inventory                                      59.8       37.4
      Intercompany profit                            38.5       39.3
      Net operating loss carryforwards               38.5       46.7
      Intangibles                                    30.5         --
      Foreign tax credits                              --       21.2
      Alternative minimum tax carryforward           15.1       15.1
      All other                                     125.7       80.1
                                                 --------   --------
               Total                              1,019.6      795.7
                                                 --------   --------

   Gross deferred tax liabilities
      Depreciation and amortization                  85.0      124.5
      Unrepatriated foreign earnings                 25.5       35.6
      Safe harbor leases                             10.4       11.0
      All other                                      99.6       85.0
                                                 --------   --------
               Total                                220.5      256.1
                                                 --------   --------

   Valuation allowances
      Net operating loss carry forwards              26.3       30.7
      All other                                       3.7       33.3
                                                 --------   --------
               Total                                 30.0       64.0
                                                 --------   --------

   Net deferred income tax asset                 $  769.1   $  475.6
                                                 ========   ========

          Halliburton has provided for the potential repatriation of certain undistributed earnings of its foreign subsidiaries and considers earnings above the amounts on which tax has been provided to be permanently reinvested. While these additional earnings could become subject to additional tax if repatriated, such a repatriation is not anticipated. Any additional amount of tax is not practicable to estimate.

          Halliburton has net operating loss carryforwards which expire as follows: 1999 through 2003, $49.3 million; 2004 through 2008, $18.8 million; 2009 through 2010, $1.9 million. Halliburton also has net operating loss carryforwards of $43.6 million with indefinite expiration dates. Reconciliations between the actual provision for income taxes and that computed by applying the U.S. statutory rate to income from continuing operations before income taxes and minority interest are as follows:

Millions of dollars                                           1998        1997       1996
----------------------------------------------------------   -------    -------    -------
Provision computed at statutory rate                         $ (97.6)   $(459.6)   $(290.9)
Reductions (increases) in taxes resulting from:
             Tax differentials on foreign earnings             (19.8)      (4.3)      14.2
             State income taxes, net of federal
               income tax benefit                               (7.8)     (12.0)      (7.0)
             Net operating losses                                 --         --       22.7
             Special charges                                  (109.0)      (3.0)      (3.0)
             Federal income tax settlement                        --         --       16.1
             Nondeductible goodwill                            (12.2)     (12.5)      (8.9)
             Other items, net                                    2.0         --        8.4
                                                             -------    -------    -------
               Total                                         $(244.4)   $(491.4)   $(248.4)
                                                             =======    =======    =======

          Halliburton has received statutory notices of deficiency for the 1990 and 1991 tax years from the Internal Revenue Service (IRS) of $92.9 million and $16.8 million, respectively, excluding any penalties or interest. Halliburton believes it has meritorious defenses and does not expect that any liability resulting from the 1990 or 1991 tax years will result in a material adverse effect on its results of operations or financial position. In 1996, Halliburton reached settlements with the IRS for certain matters including the 1989 taxable year. As a result of the settlement for the 1989 taxable year, Halliburton recognized tax benefits and net income was increased by $16.1 million in 1996.

Note 7.   Special Charges and Credits

          Halliburton has incurred various non-recurring transactions resulting from acquisitions, profit initiatives, and industry downturns as summarized below:

          Asset Related Charges. Asset related charges include impairments and write-offs of intangible assets and excess and/or duplicate machinery, equipment, inventory and capitalized software. Charges also include write-offs and lease cancellation costs related to acquired information technology equipment replaced with Halliburton's standard common office equipment and exit costs on other leased assets.

          Personnel Charges. Personnel charges include severance and related costs incurred to action announced employee reductions and personnel costs related to change of control.

          Facility Consolidation Charges. Facility consolidation charges include costs to dispose of owned properties or exit leased facilities.

          Merger Transaction Charges. Merger transaction costs include investment banking, filing fees, legal and professional fees and other merger related costs.

          Other Charges. Other charges include eliminating duplicate agents, contract cancellation costs and eliminating other duplicate capabilities.

1998 Special Charges

                                      Asset                   Facility        Merger
                                     Related   Personnel   Consolidation   Transaction    Other
Millions Of Dollars                  Charges    Charges       Charges        Charges     Charges     Total
---------------------------------    -------   ---------   -------------   -----------   -------    -------
1998 Charges to Expense
Business Segment
Energy Services Group                $ 452.7   $   156.7   $        93.3   $        --   $  18.4    $ 721.1
Engineering & Construction Group         7.9        19.1             7.9            --       4.7       39.6
Dresser Equipment Group                 18.1         1.4             1.6            --        --       21.1
General corporate                       30.7        57.5            23.4          64.0      22.7      198.3
                                     -------   ---------   -------------   -----------   -------    -------
    Total                            $ 509.4   $   234.7   $       126.2   $      64.0   $  45.8    $ 980.1
Utilized                             $(509.4)  $   (44.5)  $        (3.4)  $     (59.5)  $  (4.2)   $(621.0)
                                     -------   ---------   -------------   -----------   -------    -------
Balance - December 31, 1998          $   -0-   $   190.2   $       122.8   $       4.5   $  41.6    $ 359.1
                                     =======   =========   =============   ===========   =======    =======

          The third quarter of 1998 financial results include a pretax charge of $945.1 million ($722.0 million after tax) to provide for costs associated with the Merger and industry downturn due to declining oil and gas prices. During the fourth quarter, an additional charge of $35.0 million ($24.0 million after tax) was taken to provide $30.0 million for additional personnel reduction costs covering approximately 2,750 employees within the Energy Services Group and $5.0 million for additional facility consolidations within the Energy Services Group.



     The above charges were reflected in the following captions of the consolidated statements of income:

Millions of dollars
-----------------------------

Cost of services                $ 68.2
Cost of sales                     24.4
Special charges and credits      887.5
                                ------
     Total                      $980.1


          Most restructuring activities accrued for in the 1998 special charges are expected to be completed and expended by the end of 1999. The exceptions are reserves for losses on facilities to be disposed of and any other actions, which may require negotiations with outside parties extending past the end of the year. Through December 31, 1998 Halliburton used $111.5 million in cash for items associated with the 1998 special charges. The unutilized special charge reserve balance at December 31, 1998 is expected to result in future cash outlays of approximately $330.0 million during 1999 and possibly into 2000.

Asset Related Charges

          As a result of the Merger, Halliburton and Dresser's completion products operations and its formation evaluation businesses have been combined, excluding Halliburton's logging-while-drilling (LWD) business and a portion of its measurement-while-drilling (MWD) business which were required to be disposed of in connection with a Department of Justice Consent Decree. See Note 14. Based on the change in strategic direction, the outlook for the industry, the decision to standardize equipment product offerings and the expected loss on the disposition of the LWD business, Halliburton recorded impairments based upon anticipated future cash flows in accordance with SFAS 121. This resulted in write-downs of excess of cost over net assets acquired and associated long-lived assets associated to the directional drilling and formation evaluation businesses acquired in 1993 from Smith International Inc., the formation evaluation business acquired in the 1988 acquisition of Gearhart Industries, Inc., and Mono Pumps and AVA acquired in 1990 and 1992 as follows:

                                                       Excess of Cost Over   Related Long-
Millions of dollars                                         Net Assets       Lived Assets      Total
-----------------------------------------------------  -------------------   -------------    -------
Drilling operations of pre-merger Halliburton Energy
  Services                                             $             125.2   $        95.7    $ 220.9
Logging operations of pre-merger Halliburton Energy
  Services                                                            51.2            53.8      105.0
Mono industrial and oilfield pump operations of
  Dresser                                                             43.6              --       43.6
AVA completion products business of Dresser Oil Tools                 33.5             3.5       37.0
Abandonment of a trademark                                             0.7              --        0.7
                                                       -------------------   -------------    -------
                                                       $             254.2   $       153.0    $ 407.2
                                                       ===================   =============    =======

          As discussed below, the merger caused Halliburton to reevaluate the realizability of excess cost over net assets acquired and related long-lived assets of these product service lines. Each business was considered to be impaired under SFAS No. 121 guidance.

          The overall market assumptions on which the impairment computations were made assumed that 1999 calendar year drilling activity as measured by worldwide rig count would be 1900 rigs which was up from the 1700 level in the third quarter of 1998. Rig count for calendar year 2000 and beyond was assumed to increase approximately 3% per year based upon estimated long-term growth in worldwide demand for oil and gas. These assumptions were based on market data available at the time of the merger.

          In addition to these assumptions, management utilized a 10 year timeframe for future projected cash flows, a discount rate that approximates its average cost of capital, and specific assumptions for the future performance of each product service line, the most significant of which are discussed below. In each case, these analyses represented management's best estimate of future results for these product service lines.

          Drilling Operations of pre-merger Halliburton Energy Services. Our pre-merger drilling business consisted of logging-while-drilling ("LWD"), measurement-while-drilling ("MWD") and directional drilling services. The majority of the pre-merger LWD business and a portion of the pre-merger MWD business ("Pathfinder") were required to be sold under the Department of Justice Consent Decree. We plan to integrate the remaining drilling business with the Sperry Sun operations of Dresser. Our strategy will focus generally on operating under the Sperry Sun name and using Sperry Sun's superior technology, tools and industry reputation. Our remaining pre-merger drilling assets and technology are to be de-emphasized as they wear out or become obsolete. These tools will not be replaced resulting in significant decreases in future cash flows and an impairment of the excess of cost over net assets and related long-lived assets.

          Significant forecast assumptions included a revenue decline in the remaining pre-merger drilling business due to the Pathfinder sale in the first year. Related revenue and operating income over the following 10 years were expected to decline due to reduced business opportunities resulting from our shift in focus toward Sperry Sun's tools and technologies. In addition to the $125.2 million impairment of excess of cost over net assets acquired, related long-lived asset impairments consisted of $61.0 million of property and equipment and $13.7 million of related spare parts, the value of which was estimated using the held for use model during the forecast period. In addition, an impairment of $3.0 million was recorded related to property and equipment and $18.0 million of spare parts sold in the Pathfinder sale using the held for sale model.

          Logging Operations of pre-merger Halliburton Energy Services. The merger of Halliburton and Dresser enabled the acceleration of a formation evaluation strategy. This strategy takes advantage of Sperry Sun's LWD competitive position and reputation for reliability combined with our Magnetic Resonance Imaging Logging ("MRIL") technology acquired with the NUMAR Corporation acquisition in 1997. Prior to the merger, we were focused on growing the traditional logging business while working toward development of new systems to maximize the MRIL technology. The merger allows us to implement the new strategy and place the traditional logging business in a sustaining mode. This change in focus and strategy will result in a shift of operating cash flows away from our traditional logging business creating an impairment of the excess of cost over net assets and related long-lived assets related to our logging business.

          Significant forecast assumptions included revenues decreasing slowly over the 10-year period, reflecting the decline in the traditional logging markets. Operating income initially was forecasted to increase due to cost cutting activity, and then decline as revenue decreased due to the significant fixed costs in this product service line. In addition to the $51.2 million impairment of the excess of cost over net assets acquired, related long-lived asset impairments consisted of $22.0 million of property and equipment and $31.8 million of spare parts which management estimated using the held for use model during the forecast period.

          Mono Pump operations of pre-merger Dresser. The amount of the impairment is $43.6 million, all of which represents excess of cost over net assets acquired associated with the business.

          Our strategy for Mono Pump going forward from the merger is to focus primarily on the oilfield business including manufacturing power sections for drilling motors. The prior strategy included emphasis on non-oilfield related applications of their pumping technology and the majority of Mono Pump revenues were related to non-oilfield sales. The change in strategy will result in reduced future cash flows resulting in an impairment of the excess of costs over net assets acquired.

          Significant forecast assumptions included stable revenue for several years and then slowly declining due to decreasing emphasis of industrial market applications. Operating income was forecasted to initially be even with current levels but then decline over the period as revenues declined and fixed costs per unit increased.

          AVA Operations of Dresser Oil Tools. The amount of the impairment is $37.0 million of which $33.5 million relates to excess of costs over net assets acquired.

          The plan for Dresser's AVA business line (which supplies subsurface safety valves and other completion equipment) is to rationalize product lines which overlap with Halliburton's pre-existing completion equipment business line. The vast majority of the AVA product lines will be de-emphasized except for supporting the installed base of AVA equipment and specific special order requests from customers. AVA products are generally aimed at the high-end custom completion products market. Our strategy will be to focus on standardized high-end products based upon pre-merger Halliburton designs thus reducing future AVA cash flows and impairing its assets and related excess of costs over net assets acquired.

          Additional Asset Related Charges. Additional asset related charges include:

          . $37.3 million for various excess fixed assets as a result of merging similar product lines. Halliburton has no future use for these assets and plans to scrap them in the near future.

          . $33.7 million for other assets related to capitalized software, which became redundant with the merger. Major components included redundant computer aided design systems and capitalized costs related to a portion of Halliburton's enterprise-wide information system abandoned due to changed requirements of the post merger company. The redundant computer aided design systems were in both the energy services group and the engineering and construction group and were immediately abandoned and replaced by superior systems required to meet the needs of the merged company.

          . $25.6 million for the inventory charge relates to excess inventory as a result of merging similar product lines and/or industry downturn. This included approximately $16.7 million related to overlapping product lines and excess inventory in the completion products business and $8.9 million related to various Dresser Equipment Group divisions due to excess inventory related to industry downturn. Inventory that was overlapping due to the merger was segregated and has been scrapped. Inventory reserves were increased to cover the estimated write-down to market for inventory determined to be excess as a result of the industry downturn. The inventory will be used in the future. Any future sales are expected to approximate the new lower carrying value of the inventory.

          . $4.6 million for the impairment of excess of cost over net assets acquired related to well construction technology that became redundant once the merger was complete due to similar but superior technology offered by Sperry Sun. This technology will no longer be used as part of our Integrated Service offerings, thus reducing future cash flows. Halliburton will, however, continue to market this technology individually to third parties. An impairment based on a "held for use" model was calculated using a ten year discounted cash flow model with a discount rate which approximates our average cost of capital.

          . $1.0 million write-off of excess cost over net assets acquired related to the Steamford product line in the Dresser Equipment Group Valve & Control Division. Management made the strategic decision to exit this product line.

Personnel Charges

          Personnel charges in 1998 reflect announced headcount reductions of 10,850 affecting all segments, corporate and shared service functions. In total, approximately 75% of the reductions will occur within the Energy Services Group. During 1998, Halliburton reduced employment levels, primarily operations personnel by approximately 5,000 (approximately 3,000 within North America and 1,100 within Latin America), including 4,700 within the Energy Services Group. The remainder will be incurred over the balance of 1999, primarily during the first and second quarter of the year.

Facility Consolidation Charge

          As a result of the Merger and the industry downturn, Halliburton plans to vacate, sell or close over 400 service, manufacturing and administrative facilities throughout the world. Until the properties included in the facility consolidation charges are vacated, Halliburton plans to continue its normal depreciation, lease costs and operating expenses which will be charged against Halliburton's results of operations. The majority of these facilities are within the Energy Services Group. The liability accrual of $126.2 million included:

          . $85.5 million write-down of owned facilities for anticipated losses on planned disposals based upon the difference between the assets' net book value and anticipated future net realizable value based upon the to be disposed of method.

          . $37.2 million lease buyout costs or early lease termination cost including:

               .    estimated costs to buy out leases;

               . facility refurbishment/restoration expenses as required by the lease in order to exit property;

               .    sublease differentials, as applicable; and

               . related broker/agent fees to negotiate and close buyouts.

          . $3.5 million facility maintenance costs to maintain vacated facilities between the abandonment date and the expected disposition date. Maintenance costs include lease expense, depreciation, maintenance, utilities, and third party administrative costs.

          During the fourth quarter of 1998, Halliburton sold or returned 33 service and administrative facilities. As of December 31, 1998, Halliburton had an additional 100 vacated properties which it is in the process of selling, subleasing or returning to the owner.

Merger Transaction Charges

          Halliburton and Dresser merger transaction costs amounted to $64.0 million. At December 31, 1998, $4.5 million in estimated merger transaction costs remain to be paid.

Other Charges

          Other charges of $45.8 million include the estimated contract exit costs associated with the elimination of duplicate agents and suppliers in various countries throughout the world. These costs will occur during 1999 in connection with, Halliburton's renegotiation of these contractual agreements.

          At December 31, 1998, no adjustments or reversals to the remaining accrued special charges are planned.

1997 Special Charges

          During 1997, Halliburton's results of operations reflect various non-recurring transactions resulting from acquisitions and restructuring activities incurred by Halliburton, Dresser, NUMAR and Landmark, as follows:




                                                          Merger
 1997 Special                   Personnel   Facility   Transaction
   Charges      Asset Charges    Charges     Charges      Costs       Other     Total
-------------   -------------   ---------   --------   -----------    ------   ------
Charges                $ 32.7       $ 5.6      $11.0         $ 8.6    $(41.7)  $ 16.2
Utilized                (32.7)       (5.6)      (4.9)         (8.6)     41.7    (10.1)
12/31/97               $  0.0       $ 0.0      $ 6.1         $ 0.0    $  0.0   $  6.1
Utilized                   --          --       (6.1)           --        --     (6.1)
                       ------       -----      -----         -----    ------   ------
12/31/98               $  -0-       $ -0-      $ -0-         $ -0-    $  -0-   $  -0-
                       ======       =====      =====         =====    ======   ======

          The above charges were reflected in the following captions of the consolidated statements of income:

Millions of dollars
-------------------------------------------------

Equity in earnings of unconsolidated affiliates     $ 4.9
Cost of sales                                         5.1
Special charges and credits                           6.2
                                                    -----
     Total                                          $16.2


          Net special charges for 1997 of $16.2 million related to various acquisition and restructuring activities consisted of the following:

          . other credits include a $41.7 million pretax gain paid to Dresser by Shaw Industries as consideration to terminate a call option provision held by Dresser under the Bredero-Shaw pipe-coating joint venture agreement,

          . $13.1 million for restructuring activities at Dresser-Rand to close a European manufacturing facility and discontinue a product line along with associated support locations. The total includes $7.0 million of asset related charges and $6.1 million in facility related charges,

          . facility charges include $4.9 million for our 49% share of a facility restructuring at Ingersoll-Dresser Pump, a joint venture accounted for on the equity basis,

          .    asset charges, including:

               - $6.7 million write-off of an investment in an oil and gas field in the former Soviet Union which was deemed worthless,
               - $6.4 million write-off of excess of cost over net assets acquired associated with a UK manufacturing operation which was substantially reduced in scope, and
               - $12.6 million loss on the sale of certain assets of Dresser's SubSea operation to Global Industries, Ltd.,

          . merger transaction costs include $8.6 million of professional fees associated with the acquisition of NUMAR Corporation, and

          . personnel charges include a $5.6 million charge for negotiated early retirement incentives for two Dresser executives.

          Additionally, Halliburton recorded its share of personnel reduction charges of $30.2 million during the two-month period ended December 31, 1997 to reduce employment levels by approximately 1,000 at Dresser-Rand and Ingersoll-Dresser Pump. The $30.2 million of personnel reduction charges is comprised of $23.3 million for Dresser-Rand and $6.9 million for Ingersoll-Dresser Pump. These costs have been recorded in the consolidated statements of shareholders' equity as part of conforming the fiscal year of Dresser to Halliburton's calendar year. See Note 1.

1996 Special Charges

          1996 Special Charges of $85.8 million consisted of the following categories:

                          Restructuring -
                           Engineering &                           Landmark Acquisition
                         Construction and         Landmark        of Assets from Western
 1996 Special Charge      Shares Services    Acquisition Costs   Atlas International Inc.    Total
---------------------    ----------------    -----------------   ------------------------   ------
Charges                            $ 61.2              $  12.4                     $ 12.2   $ 85.8
Utilized                             (3.5)               (12.4)                     (12.2)   (28.1)
12/31/96                             57.7                   --                         --     57.7
Utilized                            (32.3)                  --                         --    (32.3)
Transferred to other
accounts (1)                        (25.4)                  --                         --    (25.4)
                         ----------------    -----------------   ------------------------   ------
12/31/97                           $   --              $    --                     $   --   $   --
                         ================    =================   ========================   ======

____________
(1) Items of a longer-term nature were reclassified to other liabilities at the end of 1997.

          Components of the charge were as follows:

          . $61.2 million in relation to reorganization of the Engineering and Construction Group and implementation of Shared Services across Halliburton, including:

               - $41.0 million related to 1,200 planned personnel reductions to reorganize the Engineering and Construction Group and combine administrative functions into a shared service organization. This amount includes estimated severance, vesting of restricted stock, outplacement services and employee legal claims,
               - Asset related charges of $7.5 million for lease exit costs on excess space,
               - Asset related charges of $9.6 million to exit Engineering and Construction Group businesses as follows:

                    . $2.5 million to write-down fixed assets to estimated realizable value in a product line being exited, and

                    . $7.1 million write-off of investment in and receivables from an eastern European engineering joint venture which was terminated, and

               - $3.1 million write-off of capitalized costs associated with an abandoned system,

          . merger transaction costs of $12.4 million for professional fees incurred in relation to the merger with Landmark Graphics Corporation, including investment banking, legal and other professional fees, and

          . $12.2 million charge related to Landmark's acquisition of certain assets and liabilities from Western Atlas International, Inc. in the first quarter of 1996:

               - Other charges of $11.3 million for the write-off of acquired in-process research and development activities that had not reached technological feasibility or were deemed to have no alternative future use, and

               - Asset charges of $0.9 million recorded by Landmark to write-off redundant assets.

          The special charges to net income in the third quarter of 1996 were offset by tax credits during the same quarter of $43.7 million due to the recognition of net operating loss carryforwards and the settlement during the quarter of various issues with the Internal Revenue Service (IRS). Halliburton reached agreement with the IRS and recognized net operating loss carryforwards of $62.5 million ($22.5 million in tax benefits) from the 1989 tax year. The net operating loss carryforwards were utilized in the 1996 tax year. In addition, Halliburton also reached agreement with the IRS on issues related to intercompany pricing of goods and services for the tax years 1989 through 1992 and entered into an advanced pricing agreement for the tax years 1993 through 1998. As a result of these agreements with the IRS, Halliburton recognized tax benefits of $16.1 million. Halliburton also recognized net operating loss carryforwards of $14.0 million ($5.1 million in tax benefits) in certain foreign areas due to improving profitability and restructuring of foreign operations.

Note 8.   Lines of Credit, Notes Payable and Long-Term Debt

          Short-term notes payable and current maturities consist of:

Millions of dollars                       1998     1997
---------------------------------------   ----     ----
Short-term notes payable                 $515.0   $50.5
Current maturities of long-term debt       58.5     7.4
                                         ------   -----
     Total                               $573.5   $57.9
                                         ======   =====

          At year-end 1998, Halliburton had committed short-term lines of credit totaling $550.0 million available and unused, and other short-term lines of credit totaling $315.0 million. There were no borrowings outstanding under these facilities. The remaining short-term debt consists primarily of $462.9 million in commercial paper with an effective interest rate of 5.30% and $52.1 million in foreign bank loans and overdraft facilities with varying rates of interest.

     Long-term debt at the end of 1998 and 1997 consists of the following:

Millions of dollars                                                          1998       1997
------------------------------------------------------------------------   --------   --------
6.25% notes due June 2000                                                  $  300.0   $  300.0
7.6% debentures due August 2096                                               300.0      300.0
8.75% debentures due February 2021                                            200.0      200.0
8% senior notes due April 2003                                                138.6      149.5
Medium-term notes due 1999 through 2027                                       450.0      300.0
Term loans at LIBOR (GBP) plus 0.75% payable in semi-annual installments       29.4       45.9
 through March 2002
Other notes with varying interest rates                                        10.2        8.9
                                                                           --------   --------
                                                                            1,428.2    1,304.3
Less current portion                                                           58.5        7.4
                                                                           --------   --------
   Total long-term debt                                                    $1,369.7   $1,296.9
                                                                           ========   ========

          Halliburton has issued notes under its medium-term note program as follows:

    Amount       Issue Date     Due      Rate   Prices   Yield
--------------   ----------  ----------  ----   ------   -----
$  125 million     02/11/97  02/01/2027  6.75%   99.78%   6.78%
$   50 million     05/12/97  05/12/2017  7.53%   Par      7.53%
$   50 million     07/08/97  07/08/1999  6.27%   Par      6.27%
$   75 million     08/05/97  08/05/2002  6.30%   Par      6.30%
$  150 million     11/24/98  12/01/2008  5.63%   99.97%   5.63%

     Halliburton's 8.75% debentures due February 2021 do not have sinking fund requirements and are not redeemable prior to maturity. The medium-term notes may not be redeemed at the option of Halliburton prior to maturity. There is no sinking fund applicable to the notes. Each holder of the 6.75% medium-term notes has the right to require Halliburton to repay such holder's notes, in whole or in part, on February 1, 2007. The net proceeds from the sale of the notes were used for general corporate purposes.

     During March 1997, a subsidiary of Halliburton incurred $56.3 million of term loans in connection with the acquisition of the Royal Dockyard in Plymouth, England (the Dockyard Loans). The Dockyard Loans are denominated in pounds sterling and bear interest at LIBOR (GBP) plus 0.75% payable in semi-annual installments through March 2002. Pursuant to certain terms of the Dockyard Loans, a subsidiary of Halliburton was initially required to provide a compensating balance of $28.7 million which is restricted as to use by the subsidiary. The compensating balance amount decreases in proportion to the outstanding debt related to the Dockyard Loans and earns interest at a rate equal to that of the Dockyard Loans. At December 31, 1998, the compensating balance of $14.9 million is included in other assets in the consolidated balance sheets.

     Long-term debt matures over the next five years as follows: $58.5 million in 1999; $308.3 million in 2000; $8.3 million in 2001; $85.3 million in 2002;
and $138.8 million in 2003.

Note 9.  Dresser Financial Information

     Since becoming a wholly-owned subsidiary of Halliburton Company, Dresser Industries Inc. has ceased filing periodic reports with the Securities and Exchange Commission. Dresser's 8% senior notes (the Notes) remain outstanding and the Notes are fully and unconditionally guaranteed by Halliburton. See Note
8. As long as the Notes remain outstanding, summarized financial information of Dresser will be presented in periodic reports filed by Halliburton on Form 10-K and Form 10-Q. Halliburton has not presented separate financial statements and other disclosures concerning Dresser because management has determined such information is not material to holders of the Notes.

     In January 1999, as part of the legal reorganization associated with the Merger, Halliburton Delaware, Inc., a first tier holding company subsidiary, was merged into Dresser Industries, Inc. As a result of this action, the majority of the operating assets and activities of the combined company in 1999 will be included within the legal structure of Dresser Industries, Inc.

  Dresser Industries, Inc.
  Financial Position          December 31  October 31
                              -----------  ----------
  Millions of dollars            1998         1997
  --------------------------- -----------  ----------
  Current assets              $   2,417.2  $  2,471.6
  Noncurrent assets               2,613.7     2,627.2
                              -----------  ----------
       Total                  $   5,030.9  $  5,098.8
                              ===========  ==========
  Current liabilities         $   1,388.6  $  1,687.4
  Noncurrent liabilities          1,544.4     1,535.5
  Minority interest                 153.5       143.7
  Shareholders' equity            1,944.4     1,732.2
                              -----------  ----------
  Total                       $   5,030.9  $  5,098.8
                              ===========  ==========


  Dresser Industries, Inc.            Twelve months ended
                              -----------------------------------
  Operating Results           December 31  October 31  October 31
                              -----------  ----------  ----------
  Millions of dollars             1998        1997        1996
  --------------------------- -----------  ----------  ----------
  Revenues                    $   8,135.7  $  7,453.0  $  6,561.5
                              ===========  ==========  ==========
  Operating income            $     677.1  $    600.6  $    485.3
                              ===========  ==========  ==========
  Net income                  $     343.8  $    318.0  $    257.5
                              ===========  ==========  ==========

Note 10. Commitments and Contingencies

     Leases. At year end 1998, Halliburton and its subsidiaries were obligated under noncancelable operating leases, expiring on various dates through 2021, principally for the use of land, offices, equipment, field facilities, and warehouses. Aggregate rentals charged to operations for such leases totaled $207.1 million in 1998, $202.8 million in 1997 and $177.8 million in 1996.
Future aggregate rentals on noncancelable operating leases are as follows: 1999, $147.3 million; 2000, $121.0 million; 2001, $96.6 million; 2002, $83.1 million;
2003, $60.9 million; and thereafter, $150.7 million.

     Asbestosis Litigation. Since 1976, Dresser and its former divisions or subsidiaries have been involved in litigation resulting from allegations that third parties had sustained injuries and damage from the inhalation of asbestos fibers contained in certain products manufactured by Dresser and its former divisions or subsidiaries or companies acquired by Dresser. In addition, the Engineering and Construction Group businesses are involved in litigation resulting from allegations that third parties sustained injuries and damage from the inhalation of asbestos fibers contained in certain materials which were used in various construction and renovation projects in the past.

     Dresser and its former divisions or subsidiaries have entered into agreements with insurance carriers which cover, in whole or in part, indemnity payments, legal fees and expenses for certain categories of claims. Dresser and its former divisions or subsidiaries are in negotiation with carriers over coverage for the remaining categories of claims. Because these agreements are governed by exposure dates, payment type and the product involved, the covered amount varies by individual claim. In addition, lawsuits are pending against several carriers seeking to recover additional amounts related to these claims. Engineering and Construction Group businesses are also involved in negotiations with carriers over coverage of their claims.

     Since 1976, approximately 190,000 claims have been filed against various current and former divisions and subsidiaries of Halliburton. Most of these claims relate to Dresser and its former divisions or subsidiaries. Approximately 120,000 of these claims have been settled or disposed of at a gross cost of approximately $89 million with insurance carriers responsible for all but approximately $30 million. Claims continue to be filed with 36,400 new claims filed in 1998. Provision has been made for the estimated exposure, based on historical experience and settlements and expected recoveries from insurance carriers based upon the agreements in place with the carriers or estimated recoveries where agreements are still under negotiation. Management has no reason to believe that the insurance carriers will not be able to meet their share of future obligations under the agreements. At the end of 1998, there were 70,500 open claims including 14,000 for which settlements are pending. This compares with 66,300 open claims at the end of 1997. The accrued liabilities for these claims and corresponding receivables from carriers were as follows:

                                          Years ended December 31
                                          -----------------------
 Millions of dollars                        1998           1997
 ---------------------------------------  --------       --------
 Accrued liability                        $     48       $     32
 Receivables from Insurance Companies          (34)           (22)
                                          --------       --------
 Net asbestos liability                   $     14       $     10
                                          ========       ========


     Management recognizes the uncertainties of litigation and the possibility that a series of adverse rulings could materially impact operating results. However, based upon Halliburton's historical experience with similar claims, the time elapsed since Dresser and its former divisions or subsidiaries discontinued sale of products containing asbestos, and management's understanding of the facts and circumstances that gave rise to such claims, management believes that the pending asbestos claims will be resolved without material effect on Halliburton's financial position or results of operations.

     Dispute with Global Industrial Technologies, Inc. Pursuant to an agreement entered into at the time of the spin-off, Global Industrial Technologies, Inc. ("Global" formerly INDRESCO, Inc.) assumed liability for asbestos related claims filed against Dresser after July 31, 1992 relating to refractory products manufactured or marketed by the Harbison-Walker Refractories Division of Dresser Industries, Inc. These asbestos claims are subject to certain agreements with insurance carriers that cover expense and indemnity payments. However, the insurance coverage is incomplete and Global has to date paid any uncovered portion of those asbestos claims with its own funds. Global now disputes that it assumed liability for any of these asbestos claims based upon Dresser's negligence, the acts of Harbison-Walker prior to its merger with Dresser in 1967, or punitive damages. In order to resolve these assertions, Global has invoked the dispute resolution provisions of the 1992 agreement, which require binding arbitration. We expect that Global's claim for reimbursement will be in excess of $40 million. In addition, Global is seeking relief from responsibility for pending claims based upon Dresser's negligence, the acts of

Harbison-Walker prior to its merger with Dresser in 1967, punitive damages, and for all similar future claims. Halliburton believes that these new assertions by Global are without merit and intends to vigorously defend itself against them.

     Environmental. Halliburton is involved through its subsidiaries as a potential responsible party (PRP) in remedial activities to clean up various "Superfund" sites under applicable federal law which imposes joint and several liability, if the harm is indivisible, on certain persons without regard to fault, the legality of the original disposal, or ownership of the site. Although it is very difficult to quantify the potential impact of compliance with environmental protection laws, management of Halliburton believes that any liability of Halliburton with respect to all but one of such sites will not have a material adverse effect on the results of operations of Halliburton.

     With respect to a site in Jasper County, Missouri (Jasper County Superfund
Site), sufficient information that would enable management to quantify Halliburton's potential liability has not been developed and management believes the process of determining the nature and extent of remediation at this site and the total costs thereof will be lengthy. Brown & Root, Inc., now Kellogg Brown & Root, Inc. (KBR), a subsidiary of Halliburton, has been named as a PRP with respect to the Jasper County Superfund Site by the Environmental Protection Agency (EPA). The Jasper County Superfund Site includes areas of mining activity that occurred from the 1800s through the mid 1950s in the southwestern portion of Missouri. The site contains lead and zinc mine tailings produced from mining activities. KBR is one of nine participating PRPs that have agreed to perform a Remedial Investigation/Feasibility Study (RI/FS), which, due to various delays, is not expected to be completed until late 1999. Although the entire Jasper County Superfund Site comprises 237 square miles as listed on the National Priorities List, in the RI/FS scope of work, the EPA has only identified seven areas, or subsites, within this area that need to be studied and then possibly remediated by the PRPs. Additionally, the Administrative Order on Consent for the RI/FS only requires KBR to perform RI/FS work at one of the subsites within the site, the Neck/Alba subsite, which only comprises 3.95 square miles. KBR's share of the cost of such a study is not expected to be material. In addition to the Superfund issues, the State of Missouri has indicated that it may pursue natural resource damage claims against the PRPs. At the present time KBR cannot determine the extent of its liability, if any, for remediation costs or natural resource damages on any reasonably practicable basis.

     The accrued liabilities for environmental liabilities were $28.9 million as of December 31, 1998 and $32.2 million as of December 31, 1997. Amounts accrued in 1998 were $2.8 million and amounts paid out were $6.1 million.

     General Litigation. The purchasers of Dresser's former hand tool division sued Dresser for fraud in connection with the October 1983 transaction. In May 1994, the jury returned a verdict awarding the plaintiffs $4.0 million in compensatory damages and $50.0 million in punitive damages. On October 13, 1994, the Court ordered a reduction of damages from $54.0 to $12.0 million. On October 15, 1996, the Court of Appeals issued its decision reversing the trial court's decision as to compensatory and punitive damages and remanding the case for a new trial on damages. On remand, the trial court ordered that the new trial contemplated by the appellate decision be limited to compensatory damages only, despite the express statement that punitive damages were also reversed, and decided that the court would review the original punitive damages verdict after the retrial on compensatory damages.

     As of October, 1998 the trial was held on compensatory damages and concluded with a jury award of $1. Following that, a hearing was held in January, at which the judge reduced the punitive damage award from $50 million to $650,000. The sum of $650,001 was paid during the first week of February 1999, and this case is now concluded.

     Merger. In connection with the Merger, Dresser and its directors have been named as defendants in three lawsuits filed in late February of 1998 and early March of 1998 in the Delaware Court of Chancery. The lawsuits each purport to be a class action filed on behalf of Dresser's stockholders and alleges that the consideration to be paid to Dresser's stockholders in the Merger is inadequate and does not reflect the true value of Dresser. Each complaint also alleges that the directors of Dresser have breached their fiduciary duties in approving the Merger. One of the actions further alleges self-dealing on the part of the individual defendants and asserts that the directors are obliged to conduct an auction to assure that stockholders receive the maximum realizable value for their shares. All three actions seek preliminary and permanent injunctive relief as well as damages. On June 10, 1998 the court issued an order consolidating the three lawsuits which requires the plaintiffs to file an amended consolidated complaint "as soon as practicable." To date, plaintiffs have not filed an amended complaint. Halliburton believes that the lawsuits are without merit and intends to defend the lawsuits vigorously.

     Other. Halliburton and its subsidiaries are parties to various other legal proceedings. Although the ultimate dispositions of such proceedings are not presently determinable, in the opinion of Halliburton any liability that may ensue will not be material in relation to the consolidated financial position and results of operations of Halliburton.

Note 11. Income Per Share

  Millions of dollars and shares
  except per share data                   1998       1997      1996
  ------------------------------------  --------   --------  --------
  Net income (loss)                     $  (14.7)  $  772.4  $  557.9
                                        ========   ========  ========
  Basic weighted average shares            438.8      431.1     429.2
  Effect of common stock equivalents          --        5.0       2.9
                                        --------   --------  --------
  Diluted weighted average shares          438.8      436.1     432.1
                                        ========   ========  ========

  Income (loss) per common share:
          Basic                         $  (0.03)  $   1.79  $   1.30
                                        ========   ========  ========
          Diluted                       $  (0.03)  $   1.77  $   1.29
                                        ========   ========  ========

     Basic income per share amounts are based on the weighted average number of common shares outstanding during the period. Diluted income per share includes additional common shares that would have been outstanding if potential common shares with a dilutive effect had been issued. Diluted earnings per share for 1998 excludes 3.3 million potential common shares which were antidilutive for earnings per share purposes. Also excluded from the computation of diluted earnings per share are options to purchase 1.4 million shares of common stock in 1998; 1.1 million shares in 1997; and 2.6 million shares in 1996. These options were outstanding during these respective years, but were excluded because the option exercise price was greater than the average market price of the common shares.

Note 12. Common Stock

     On June 25, 1998, Halliburton's shareholders voted to increase Halliburton's number of authorized shares from 400.0 million to 600.0 million.

     On May 20, 1997, Halliburton's shareholders voted to increase Halliburton's number of authorized shares from 200.0 million shares to 400.0 million shares. On June 9, 1997, Halliburton's board of directors approved a two-for-one stock split effected in the form of a stock dividend distributed on July 21, 1997 to shareholders of record on June 26, 1997. The par value of Halliburton's common stock of $2.50 per share remained unchanged. As a result of the stock split, $556.3 million was transferred from paid-in capital in excess of par value to common stock. Historical share and per share amounts presented on the supplemental consolidated statements of income and in the discussion below concerning stock options and restricted stock have been restated to reflect the stock split.

     Halliburton's 1993 Stock and Long-Term Incentive Plan (1993 Plan) provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights, in tandem with stock options or freestanding; (3) restricted stock; (4) performance share awards; and (5) stock value equivalent awards. Under the terms of the 1993 Plan as amended, 27 million shares of Halliburton's Common Stock have been reserved for issuance to key employees. At December 31, 1998, 14.6 million shares were available for future grants under the 1993 Plan.

     In connection with the acquisitions of Dresser, Landmark Graphics Corporation (Landmark) and NUMAR Corporation (NUMAR) (see Note 14), outstanding stock options under the stock option plans maintained by Dresser, Landmark and NUMAR were assumed by Halliburton. Stock option transactions summarized below include amounts for the 1993 Plan, the Dresser plans using the acquisition exchange rate of 1 share for each Dresser share, the Landmark plans using the acquisition exchange rate of 1.148 shares for each Landmark share, and the NUMAR plans using the acquisition exchange rate of .9664 shares for each NUMAR share. The period from December 1997 to December 1998 includes Dresser's activities from its fiscal year-end of October 1997 to December 1997 in order to conform Dresser's fiscal year-end to Halliburton's calendar year-end.

                                                                     Weighted
                                                                      Average
                                                         Exercise    Exercise
                                           Number of    Price per     Price
           Stock Options                    Shares        Share      per Share
---------------------------------------  -----------   ------------  ---------
Outstanding at December 31, 1995          12,289,650   $ 2.90-29.73  $   18.53
     Granted                               4,295,409    14.48-29.57      27.49
     Exercised                            (2,722,828)    2.90-23.88      16.72
     Forfeited                              (445,660)    8.71-28.09      18.81
                                         -----------
Outstanding at December 31, 1996          13,416,571     3.49-29.73      21.77
     Options assumed in acquisition          854,050     3.10-22.12      12.22
     Granted                               2,194,972    30.69-61.50      46.18
     Exercised                            (3,684,923)    3.10-29.56      17.95
     Forfeited                              (395,833)    9.15-39.88      22.69
                                         -----------
Outstanding at December 31, 1997          12,384,837     3.10-61.50      26.55
     Granted                               4,273,368    26.19-46.50      33.07
     Exercised                            (2,435,393)    3.10-37.88      20.84
     Forfeited                              (397,610)    5.40-54.50      33.64
                                         -----------
Outstanding at December 31, 1998          13,825,202   $ 3.10-61.50  $   29.37
                                         ===========

     Options outstanding at December 31, 1998 are composed of the following:

                                 Outstanding                 Exercisable
                   -----------------------------------  ----------------------
                                  Weighted
                    Number of      Average    Weighted   Number of    Weighted
                    Shares at     Remaining   Average    Shares at    Average
    Range of       December 31,  Contractual  Exercise  December 31,  Exercise
 Exercise Prices       1998         Life       Price        1998       Price
 ---------------   ------------  -----------  --------  ------------  --------
 $    3.10-14.38        354,189         3.81  $  10.36       354,189  $  10.36
     14.48-18.13      1,806,304         6.12     16.68     1,660,940     16.71
     18.24-29.19      5,519,919         7.88     25.28     2,943,534     23.11
     29.56-61.50      6,144,790         8.30     37.87     2,885,151     35.46
                   ------------                         ------------
 $    3.10-61.50     13,825,202         7.73  $  29.37     7,843,814  $  25.72
                   ============                         ============

     There were 6.9 million options exercisable with a weighted average exercise price of $21.17 at December 31, 1997, and 6.5 million options exercisable with a weighted average exercise price of $18.57 at December 31, 1996.

     All stock options under the 1993 Plan, including options granted to employees of Dresser, Landmark and NUMAR since the acquisition of such companies, are granted at the fair market value of the Common Stock at the grant date. Landmark, prior to its acquisition by Halliburton, had provisions in its plans that allowed Landmark to set option exercise prices at a defined percentage below fair market value.

     The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. The weighted average assumptions and resulting fair values of options granted are as follows:

                                                                             Weighted
                                   Assumptions                                Average
          --------------------------------------------------------------   -------------
                                                                           Fair Value of
            Risk-free        Expected         Expected        Expected        Options
   Year   Interest Rate   Dividend Yield   Life (In Years)   Volatility       Granted
  ------  -------------   --------------   ---------------  ------------   -------------
  1998        4.3 - 5.3%       1.2 - 2.7%          5 - 6.5   20.1 - 38.0%  $       11.63
  1997        6.0 - 6.4%       1.0 - 2.7%          5 - 6.5   22.8 - 43.3%  $       17.29
  1996        5.8 - 5.9%       1.6 - 2.7%          5 - 6.5   23.1 - 39.7%  $        9.44

     Stock options generally expire ten years from the grant date. Stock options vest over a three-year period, with one-third of the shares becoming exercisable on each of the first, second and third anniversaries of the grant date.

     Halliburton accounts for its option plans in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock option awards. Had compensation cost for Halliburton's stock option programs been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SAS
123), Halliburton's pro forma net income (loss) for 1998, 1997 and 1996 would have been $(42.6) million, $750.3 million and $547.1 million, respectively, resulting in diluted earnings (loss) per share of $(0.10), $1.72 and $1.27, respectively.

     Restricted shares awarded under the 1993 Plan for 1998, 1997 and 1996 were 414,510; 515,650; and 363,800, respectively. The shares awarded are net of forfeitures of 136,540; 34,900; and 34,600 shares in 1998, 1997 and 1996, respectively. The weighted average fair market value per share at the date of grant of shares granted in 1998, 1997 and 1996 was $34.77, $45.29 and $28.24,
respectively.

     Halliburton's Restricted Stock Plan for Non-Employee Directors (Restricted Stock Plan) allows for each non-employee director to receive an annual award of 400 restricted shares of Common Stock as a part of compensation. Halliburton reserved 100,000 shares of Common Stock for issuance to non-employee directors. Halliburton issued 3,200; 3,200 and 3,600 restricted shares in 1998, 1997 and 1996, respectively, under this plan. At December 31, 1998, 20,400 shares have been issued to non-employee directors under this plan. The weighted average fair market value per share at the date of grant of shares granted in 1998, 1997 and 1996 was $36.31, $46.06 and $26.57, respectively.

     Halliburton's Employees' Restricted Stock Plan was established for employees who are not officers, for which 200,000 shares of Common Stock have been reserved. At December 31, 1998, 170,300 shares (net of 26,700 shares forfeited) have been issued. Forfeitures were 1,900; 14,600 and 8,400 in 1998, 1997 and 1996, respectively, and no further grants are being made under this plan.

     Under the terms of Halliburton's Career Executive Incentive Stock Plan, 15 million shares of Halliburton's Common Stock were reserved for issuance to officers and key employees at a purchase price not to exceed par value of $2.50 per share. At December 31, 1998, 11.7 million shares (net of 2.2 million shares forfeited) have been issued under the plan. No further grants will be made under the Career Executive Incentive Stock Plan.

     Restricted shares issued under the 1993 Plan, Restricted Stock Plan, Employees' Restricted Stock Plan and the Career Executive Incentive Stock Plan are limited as to sale or disposition with such restrictions lapsing periodically over an extended period of time not exceeding ten years. The fair market value of the stock, on the date of issuance, is being amortized and charged to income (with similar credits to paid-in capital in excess of par value) generally over the average period during which the restrictions lapse. Compensation costs recognized in income for 1998, 1997 and 1996 were $7.6 million, $7.1 million and $6.9 million, respectively. At December 31, 1998, the unamortized amount is $50.6 million.

Note 13. Series A Junior Participating Preferred Stock

     Halliburton has previously declared a dividend of one preferred stock purchase right (a right) on each outstanding share of its common stock. This dividend is also applicable to each share of Halliburton common stock that was issued subsequent to adoption of the Rights Agreement entered into with ChaseMellon Shareholder Services, L.L.C. (the Rights Agent). Each right entitles its holder to buy one two-hundredth of a share of Halliburton's Series A Junior Participating Preferred Stock, without par value, at an exercise price of $75. These rights are subject to certain antidilution adjustments, which have been set out in the Rights Agreement entered into with the Rights Agent. The rights do not have any voting rights and are not entitled to dividends.

     The rights become exercisable in certain limited circumstances involving a potential business combination. After the rights become exercisable, each right will entitle its holder to an amount of common stock of Halliburton, or in certain circumstances, securities of the acquirer, having in the aggregate, a market value equal to two times the exercise price of the right. The rights are redeemable at Halliburton's option at any time before they become exercisable. The rights expire on December 15, 2005. No event during 1998 made the rights exercisable.

Note 14. Acquisitions and Dispositions

     Dresser Merger. On September 29, 1998 Halliburton completed the acquisition of Dresser Industries, Inc. (the Merger), by converting the outstanding Dresser common stock into an aggregate of approximately 176 million shares of common stock of Halliburton. Halliburton has also reserved approximately 7.3 million shares of common stock for outstanding Dresser stock options and other employee and directors plans. The Merger qualified as a tax-free exchange to Dresser's shareholders for U.S. federal income tax purposes and was accounted for using the pooling of interests method of accounting for business combinations. Accordingly, Halliburton's financial statements have been restated to include the results of Dresser for all periods presented. Beginning in 1998, Dresser's year-end of October 31 has been conformed to Halliburton's calendar year-end. Periods through December 1997 contain Dresser's information on a fiscal year-end basis combined with Halliburton's information on a calendar year-end basis. For the two months ended December 31, 1997, Dresser had revenues of $1,110.2 million, operating income of $53.2 million, and net income of $35.8 million. Operating income for the two-month period includes a pretax special charge of $30.2 million ($12.0 million after tax and minority interest) related to Dresser's share of profit improvement initiatives at the Dresser-Rand and Ingersoll-Dresser Pump joint ventures.

     The $30.2 million pre-tax special charge is comprised of $23.3 million for Dresser-Rand and $6.9 million for Ingersoll-Dresser Pump.

     Results for the two-month period have been included in retained earnings, and dividends of $33.2 million paid in December 1997 have been deducted from retained earnings in the consolidated statements of shareholders' equity at December 31, 1998 as conforming fiscal years. The change to Dresser's cumulative translation adjustment account for the period between October 31, 1997 and December 31, 1997 of $14.8 million is also included in the consolidated statements of shareholders' equity as conforming fiscal years. There were no material transactions between Halliburton and Dresser prior to the Merger.

     Combined and separate companies results of Halliburton and Dresser for the periods preceding the merger are as follows:

                                        Nine Months
                                           Ended            Years Ended
                                        September 30        December 31
                                        ------------  ------------------------
  Millions of dollars                        1998         1997        1996
  ------------------------------------  ------------  -----------  -----------
  Revenues:
       Halliburton                      $    7,044.5  $   8,818.6  $   7,385.1
       Dresser                               6,019.5      7,453.0      6,561.5
                                        ------------  -----------  -----------
             Combined                   $   13,064.0  $  16,271.6  $  13,946.6
                                        ============  ===========  ===========
  Net income (loss):
       Halliburton                      $      359.3  $     454.4  $     300.4
       Dresser                                 282.3        318.0        257.5
       1998 Special charge, net of tax        (722.0)          --           --
                                        ------------  -----------  -----------
             Combined                   $      (80.4) $     772.4  $     557.9
                                        ============  ===========  ===========

     LWD Divestiture. In January 1999, in accordance with the consent decree Halliburton entered into with the U.S. Department of Justice on September 29, 1998, an agreement was reached with W-H Energy Services, Inc. (W-H) for the sale of Halliburton's logging-while-drilling (LWD) and related measurement-while-drilling (MWD) business known as PathFinder and currently a part of the Energy Services Group.

     Completion of the sale of the PathFinder business was approved by the Department of Justice on March 3, 1999. Halliburton expects to incur a loss on the sale which is expected to be completed in March 1999. Halliburton will provide separate LWD services through its Sperry Sun business unit, which was acquired as part of the merger with Dresser and is now a part of Halliburton Energy Services. In addition, Halliburton will continue to provide sonic LWD serv ices using its existing technologies, which it will share with PathFinder.

     M-I L.L.C. Drilling Divestiture. In August 1998, Halliburton sold its 36% interest in M-I L.L.C. (M-I) with no significant effect on net income for the year. M-I was previously a part of the Energy Services Group. See Note 5.

     Acquisition of Devonport Royal Dockyard. During March 1997, the Devonport management consortium, Devonport Management Limited (DML), which is 51% owned by a subsidiary of Halliburton, completed the acquisition of Devonport Royal Dockyard plc, which owns and operates the Government of the United Kingdom's Royal Dockyard in Plymouth, England, for approximately $64.9 million. Concurrent with the acquisition of the Royal Dockyard, Halliburton's ownership interest in DML increased from about 30% to 51% and DML borrowed $56.3 million under term loans. The dockyard principally provides repair and refitting services for the British Royal Navy's fleet of submarines and surface ships. DML is a part of the Engineering and Construction Group.

     Acquisition of OGC International and Kinhill. During April 1997, Halliburton completed its acquisition of the outstanding common stock of OGC International plc (OGC) for approximately $118.3 million. OGC is engaged in providing a variety of engineering, operations and maintenance services, primarily to the North Sea oil and gas production industry and is a part of the Energy Services Group.

     During July 1997, Halliburton acquired all of the outstanding common stock and convertible debentures of Kinhill Holdings Limited (Kinhill) for approximately $34 million. Kinhill, headquartered in Australia, provides engineering in mining and minerals processing, petroleum and chemicals, water and wastewater, transportation and commercial and civil infrastructure. Kinhill markets its services primarily in Australia, Indonesia, Thailand, Singapore, India and the Philippines. Kinhill is a part of the Engineering and Construction Group.

     In 1997, Halliburton recorded approximately $99.1 million excess of cost over net assets acquired primarily related to the purchase acquisitions of OGC and Kinhill.

     Acquisition of NUMAR. On September 30, 1997, Halliburton completed its acquisition of NUMAR through the merger of a subsidiary of Halliburton with and into NUMAR, the conversion of the outstanding NUMAR common stock into an aggregate of approximately 8.2 million shares of common stock of Halliburton and the assumption by Halliburton of the outstanding NUMAR stock options (for the exercise of which Halliburton has reserved an aggregate of approximately 0.9 million shares of common stock of Halliburton). The merger qualified as a tax-free exchange and was accounted for using the pooling of interests method of accounting for business combinations. Halliburton has not restated its financial statements to include NUMAR's historical operating results because they were not material to Halliburton.

     NUMAR's assets and liabilities on September 30, 1997 were included in Halliburton's accounts of the same date, resulting in an increase in net assets of $21.3 million. Headquartered in Malvern, Pennsylvania, NUMAR designs, manufactures and markets the Magnetic Resonance Imaging Logging (MRIL(R)) tool which utilizes magnetic resonance imaging technology to evaluate subsurface rock formations in newly drilled oil and gas wells. NUMAR is a part of the Energy Services Group.

     Subsea Asset Sale. In June 1997, a subsidiary of Halliburton sold certain assets of its subsea operations to Global Industries, Ltd. for $102.0 million and recognized a loss of $6.3 million (net of tax of $3.4 million) on the sale. SubSea is a part of the Energy Services Group.

     Environmental Services Divestiture. On December 31, 1997, a subsidiary of Halliburton sold its environmental services business to Tetra Tech, Inc. for approximately $32 million. The sale was prompted by Halliburton's desire to divest non-core businesses and had no significant effect on the net income for the year. The environmental services business was previously a part of the Engineering and Construction Group.

     Landmark Graphics. In October 1996, Halliburton completed its acquisition of Landmark through the merger of Landmark with and into a subsidiary of Halliburton, the conversion of the outstanding Landmark common stock into an aggregate of approximately 20.4 million shares of common stock of Halliburton (after giving effect to Halliburton's two-for-one stock split) and the assumption by Halliburton of the outstanding Landmark stock options. The merger qualified as a tax-free exchange and was accounted for using the pooling of interests method of accounting for business combinations. Halliburton's financial statements have been restated to include the results of Landmark for all periods presented prior to the date of completion. Landmark is now a part of the Energy Services Group.

     Prior to its acquisition by Halliburton, Landmark had a fiscal year-end of June 30. Landmark's results have been restated to conform with Halliburton's calendar year-end. Combined and separate results of Halliburton and Landmark for the periods preceding the merger are as follows:

                                                                   Nine Months
                                                                       Ended
                                                                   September 30,
  Millions Of Dollars                                                  1996
  ---------------------------------------------------------------  -------------
  Revenues:
         Halliburton                                                 $5,251.5
         Landmark                                                       143.9
                                                                     --------
                Combined                                             $5,395.4
                                                                     ========

  Net income (loss):
         Halliburton                                                 $  201.2
         Landmark                                                        (8.4)
                                                                     --------
                Combined                                             $  192.8
                                                                     ========

     Halliburton acquired other businesses in 1998, 1997 and 1996 for $42.0 million, $3.6 million and $32.2 million, respectively. These businesses did not have a significant effect on revenues or earnings.

Note 15. Financial Instruments and Risk Management

     Foreign Exchange Risk. Techniques in managing foreign exchange risk include, but are not limited to, foreign currency borrowing and investing and the use of currency derivative instruments. Halliburton selectively hedges significant exposures to potential foreign exchange losses considering current market conditions, future operating activities and the cost of hedging the exposure in relation to the perceived risk of loss. The purpose of Halliburton's foreign currency hedging activities is to protect Halliburton from the risk that the eventual dollar cash flows resulting from the sale and purchase of products in foreign currencies will be adversely affected by changes in exchange rates. Halliburton does not hold or issue derivative financial instruments for trading or speculative purposes.

     Halliburton hedges its currency exposure through the use of currency derivative instruments. Such contracts generally have an expiration date of two years or less. Forward exchange contracts (commitments to buy or sell a specified amount of a foreign currency at a specified price and time) are generally used to hedge identifiable foreign currency commitments. Losses of $1.4 million for identifiable foreign currency commitments were deferred at December 31, 1998. Forward exchange contracts and foreign exchange option contracts (which convey the right, but not the obligation, to sell or buy a specified amount of foreign currency at a specified price) are generally used to hedge foreign currency commitments with an indeterminable maturity date. None of the forward or option contracts are exchange traded.

     While hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying exposures being hedged. The use of some contracts may limit Halliburton's ability to benefit from favorable fluctuations in foreign exchange rates. The notional amounts of open forward contracts and options were $595.9 million and $697.2 million at year-end 1998 and 1997, respectively. The notional amounts of Halliburton's foreign exchange contracts do not generally represent amounts exchanged by the parties, and thus, are not a measure of the exposure of Halliburton or of the cash requirements relating to these contracts. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as exchange rates. Halliburton actively monitors its foreign currency exposure and adjusts the amounts hedged as appropriate.

     Exposures to certain currencies are generally not hedged due primarily to the lack of available markets or cost considerations (non-traded currencies). Halliburton attempts to manage its working capital position to minimize foreign currency commitments in non-traded currencies and recognizes that pricing for the services and products offered in such countries should cover the cost of exchange rate devaluations. Halliburton has historically incurred transaction losses in non-traded currencies.

     Credit Risk. Financial instruments that potentially subject Halliburton to concentrations of credit risk are primarily cash equivalents, investments and trade receivables. It is Halliburton's practice to place its cash equivalents and investments in high quality securities with various investment institutions. Halliburton derives the majority of its revenues from sales and services to, including engineering and construction for, the energy industry. Within the energy industry, trade receivables are generated from a broad and diverse group of customers. There are concentrations of receivables in the United States and the United Kingdom. Halliburton maintains an allowance for losses based upon the expected collectibility of all trade accounts receivable.

     There are no significant concentrations of credit risk with any individual counterparty or groups of counterparties related to Halliburton's derivative contracts. Counterparties are selected by Halliburton based on creditworthiness, which Halliburton continually monitors, and on the counterparties' ability to perform their obligations under the terms of the transactions. Halliburton does not expect any counterparties to fail to meet their obligations under these contracts given their high credit ratings and, as such, considers the credit risk associated with its derivative contracts to be minimal.

     Fair Value of Financial Instruments. The estimated fair value of long-term debt at year-end 1998 and 1997 was $1,577.6 million and $1,380.8 million, respectively, as compared to the carrying amount of $1,428.2 million at year-end 1998 and $1,304.3 million at year-end 1997. The fair value of fixed rate long-term debt is based on quoted market prices for those or similar instruments. The carrying amount of variable rate long-term debt and restricted cash (see Note 8) approximates fair value because such instruments reflect market changes to interest rates. The carrying amount of short-term financial instruments (cash and equivalents, receivables, short-term notes payable and accounts payable) as reflected in the consolidated balance sheets approximates fair value due to the short maturities of these instruments. The fair value of currency derivative instruments which generally approximates their carrying amount based upon third party quotes was $4.4 million receivable and $4.7 million payable at December 31, 1998.

Note 16. Retirement Plans

     Halliburton and its subsidiaries have various plans which cover a significant number of their employees. These plans include defined contribution plans, which provide retirement contributions in return for services rendered, provide an individual account for each participant and have terms that specify how contributions to the participant's account are to be determined rather than the amount of pension benefits the participant is to receive. Contributions to these plans are based on pre-tax income and/or discretionary amounts determined on an annual basis. Halliburton's expense for the defined contribution plans totaled $151.8 million, $213.2 million, and $156.0 million in 1998, 1997 and 1996. Other retirement plans include defined benefit plans, which define an amount of pension benefit to be provided, usually as a function of age, years of service or compensation. These plans are funded to operate on an actuarially sound basis. Plan assets are primarily invested in cash, short-term investments, real estate, equity and fixed income securities of entities domiciled in the country of the plan's operation.

                                                             1998                         1997
                                                   ------------------------     ------------------------
  Millions of Dollars                                 U.S.    International       U.S.     International
  --------------------------------------------     --------   -------------     --------   -------------
  Change in benefit obligation:
  Benefit obligation at beginning of year          $  377.6        $1,569.9       $386.6        $1,361.8
  Service cost                                          5.4            57.3          8.1            44.6
  Interest cost                                        27.3           111.2         29.1           102.7
  Plan participants' contributions                       --            14.0           --            12.7
  Effect of business combinations                        --            20.7           --              --
  Amendments                                           13.6              --        (16.6)             --
  Settlements/curtailments                             (2.3)           (9.2)          --            (1.9)
  Currency fluctuations                                  --            (1.7)          --            (1.6)
  Actuarial gain/(loss)                                37.8            (5.2)         1.9            88.0
  Benefits paid                                       (29.1)          (41.2)       (31.5)          (36.4)
                                                   --------        --------     --------        --------
  Benefit obligation at end of year                $  430.3        $1,715.8     $  377.6        $1,569.9
                                                   ========        ========     ========        ========

  Change in plan assets:
  Fair value of plan assets at beginning of year   $  421.4        $1,775.4     $  351.0        $1,617.6
  Actual return on plan assets                         38.8            28.4         81.8           158.6
  Employer contribution                                17.4            25.2         20.1            25.5
  Settlements                                          (3.0)             --           --            (1.9)
  Plan participants' contributions                       --            14.0           --            12.7
  Effect of business combinations                        --            20.7           --              --
  Currency fluctuations                                  --            (5.1)          --            (0.7)
  Benefits paid                                       (29.1)          (41.2)       (31.5)          (36.4)
                                                   --------        --------     --------        --------
  Fair value of plan assets at end of year         $  445.5        $1,817.4     $  421.4        $1,775.4
                                                   ========        ========     ========        ========

  Funded status:                                   $   15.2        $  101.6     $   43.8        $  205.5
  Unrecognized transition obligation                    3.0            (8.1)         0.9           (10.2)
  Unrecognized actuarial (gain)/loss                    5.1           (59.2)       (34.9)         (162.7)
  Unrecognized prior service cost                       1.1             1.5        (17.0)            4.1
                                                   --------        --------     --------        --------
  Net amount recognized                            $   24.4        $   35.8     $   (7.2)       $   36.7
                                                   ========        ========     ========        ========


     Halliburton recognized an additional minimum pension liability for underfunded defined benefit plans. The additional minimum liability is equal to the excess of the accumulated benefit obligation over plan assets and accrued liabilities. A corresponding amount is recognized as either an intangible asset or a reduction of shareholders' equity.

                                                           1998                         1997
                                                 ------------------------     ------------------------
Millions of Dollars                                 U.S.    International       U.S.     International
--------------------------------------------     --------   -------------     --------   -------------
Amounts recognized in the consolidated
balance sheet consist of:
Prepaid benefit cost                             $   30.9        $   67.4     $   21.2        $   73.7
Accrued benefit liability                           (33.7)          (33.1)       (38.2)          (38.3)
Intangible asset                                     17.0             0.4          4.4             0.7
Deferred tax asset                                    3.7             0.2          1.9             0.2
Accumulated other comprehensive income                6.5             0.9          3.5             0.4
                                                 --------        --------     --------        --------
Net amount recognized                            $   24.4        $   35.8     $   (7.2)       $   36.7
                                                 ========        ========     ========        ========

     Assumed long-term rates of return on plan assets, discount rates for estimating benefit obligations and rates of compensation increases vary for the different plans according to the local economic conditions. The rates used are as follows:

  Weighted-average assumptions as of December 31             1998                1997                1996
  -----------------------------------------------        ------------        ------------        ------------
  Expected return on plan assets:
       United States plans                                8.5% to  9.0%       8.5% to  9.0%       8.0% to  9.0%
       International plans                                7.0% to 11.0%       7.0% to 13.5%       7.0% to 13.5%
  Discount rate:
       United States plans                               7.25% to  8.0%      7.25% to  8.0%       7.0% to  8.0%
       International plans                                2.0% to 12.5%       7.0% to 12.5%       7.0% to 12.5%
  Rate of compensation increase:
       United States plans                                4.5% to  5.0%       4.0% to  5.5%       4.0% to  5.5%
       International plans                                2.0% to 11.0%       4.0% to 11.0%       4.0% to 11.0%

                                                             1998                     1997
                                                    ----------------------   ----------------------
  Millions of Dollars                                U.S.    International    U.S.    International
  ---------------------------------------------     ------   -------------   ------   -------------
  Components of net periodic benefit cost:
  Service cost                                      $  5.4         $  57.3   $  8.1         $  44.6
  Interest cost                                       27.3           111.2     29.1           102.7
  Expected return on plan assets                     (30.0)         (123.0)   (31.4)         (127.6)
  Transition amount                                    0.6            (1.9)    (0.7)           (1.8)
  Amortization of prior service cost                  (4.0)           (7.1)    (1.1)           (7.1)
  Settlements/curtailments loss/(gain)                (3.9)           (2.1)     0.4              --
  Recognized actuarial (gain)/loss                     0.2             0.1     (0.5)           (1.8)
                                                    ------         -------   ------         -------
  Net periodic benefit cost                         $ (4.4)        $  34.5   $  3.9         $   9.0
                                                    ======         =======   ======         =======

     In 1996 the pension plans had a net service cost of $31.3 million; a net interest cost of $73.5 million; a net actual return on plan assets of ($109.8 million); and net amortization and deferral of $10.0 million, resulting in net periodic pension cost of $5 million.

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $201 million, $193 million, and $123 million, respectively, as of December 31, 1998, and $103 million, $97 million, and $51 million, respectively, as of December 31, 1997.

     Postretirement Medical Plan. Halliburton offers postretirement medical plans to certain eligible employees. In some plans Halliburton's liability is limited to a fixed contribution amount for each participant or dependent. The plan participants share the total cost for all benefits provided above the fixed Company contribution and participants' contributions are adjusted as required to cover benefit payments. Halliburton has made no commitment to adjust the amount of its contributions; therefore, the computed accumulated postretirement benefit obligation amount is not affected by the expected future healthcare cost inflation rate.

     Other postretirement medical plans are contributory but Halliburton generally absorbs the majority of the costs. In these plans Halliburton may elect to adjust the amount of its contributions. As a result the computed accumulated postretirement benefit obligation amount is affected by the expected future healthcare cost inflation rate. These plans have assumed health care trend rates (weighted based on the current year benefit obligation) for 1998 of 7% which are expected to decline to 5% by 2002.

     During 1997, Halliburton adopted amendments to eliminate certain postretirement medical benefit programs. These amendments resulted in a curtailment gain of $11.2 million.

  Millions of dollars                                   1998           1997
  ----------------------------------------------     -----------   ------------
  Change in benefit obligation
  Benefit obligation at beginning of year            $     373.0   $      394.6
  Service cost                                               3.9            4.5
  Interest cost                                             28.4           29.3
  Plan participants' contributions                          12.0           13.8
  Amendments                                                (4.4)           3.0
  Settlements/curtailments                                  (6.3)            --
  Actuarial gain/(loss)                                     36.8          (30.1)
  Benefits paid                                            (40.3)         (42.1)
                                                     -----------   ------------
  Benefit obligation at end of year                  $     403.1   $      373.0
                                                     ===========   ============

  Change in plan assets
  Fair value of plan assets at beginning of year     $        --   $         --
  Employer contribution                                     28.3           28.3
  Plan participants' contributions                          12.0           13.8
  Benefits paid                                            (40.3)         (42.1)
                                                     -----------   ------------
  Fair value of plan assets at end of year           $        --   $         --
                                                     ===========   ============

  Funded status                                      $    (403.1)  $     (373.0)
  Unrecognized actuarial (gain)/loss                       (66.0)         (98.7)
  Unrecognized prior service cost                           (5.4)          (6.3)
  Unamortized gains from plan amendments                  (140.2)        (155.5)
                                                     -----------   ------------
  Net amount recognized                              $    (614.7)  $     (633.5)
                                                     ===========   ============

  Millions of dollars                                    1998          1997
  ----------------------------------------------     -----------   ------------
  Amounts recognized in the consolidated
  balance sheets consist of:
  Accrued benefit liability                          $    (614.7)  $     (633.5)
                                                     -----------   ------------
  Net amount recognized                              $    (614.7)  $     (633.5)
                                                     ===========   ============

  Weighted-average assumptions as of December 31         1998          1997
  ----------------------------------------------     -----------   ------------
  Discount rate                                      7.0% to 8.0%  7.25% to 8.0%
  Expected return on plan assets                             N/A            N/A
  Rate of compensation increase                              5.0%           5.0%

  Millions of dollars                                    1998          1997
  ----------------------------------------------     -----------   ------------
  Components of net periodic benefit cost
  Service cost                                       $       3.9   $        4.5
  Interest cost                                             28.4           29.3
  Amortization of prior service cost                       (10.3)         (10.2)
  Settlements/curtailments loss/(gain)                        --          (11.2)
  Recognized actuarial (gain)/loss                          (7.8)          (8.8)
                                                     -----------   ------------
  Net periodic benefit cost                          $      14.2   $        3.6
                                                     ===========   ============

     In 1996, the postretirement medical plans had net service cost of $4.7 million; net interest cost of $30.9 million; and net amortization and deferral of ($20.4 million), resulting in net periodic postretirement medical cost of $15.2 million.

     Assumed healthcare cost trend rates have a significant effect on the amounts reported for the total of the healthcare plans. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

                                                                   1-Percentage-       1-Percentage-
                                                                       Point               Point
  Millions of dollars                                                Increase             Decrease
  ----------------------------------------------------------       -------------       -------------
  Effect on total of service and interest cost components          $         2.7       $        (2.5)
  Effect on the postretirement benefit obligation                           28.5               (26.9)


Note 17. Sale of Joint Ventures

     On October 4, 1999, we announced we will sell our interests in Dresser-Rand and Ingersoll-Dresser Pump to Ingersoll-Rand Company for total cash consideration of approximately $1.1 billion. The transaction will result in an after-tax gain of approximately $380 million or $0.84 per diluted share. The sale is being made based upon elections triggered by Ingersoll-Rand. We expect to close the sale on December 30, 1999. After paying off intercompany accounts with the joint ventures, we expect to receive net cash of approximately $630 million. This cash will initially be used to reduce short-term borrowings and for other general corporate purposes.

     Revenues, operating income and net income from Dresser-Rand and Ingersoll-Dresser Pump included in our results for the first six months of 1999 and 1998 were as follows:

                                           Six Months           Twelve Months
                                             Ended                 Ended
                                     ---------------------------------------------
  Millions of dollars                     June 30, 1999       December 31, 1998
  --------------------------------------------------------------------------------
  Revenues                                 $   577.4             $   1,287.5
  --------------------------------------------------------------------------------
  Operating income                         $    42.2             $     120.6
  --------------------------------------------------------------------------------
  Net income                               $    15.8             $      49.4
  --------------------------------------------------------------------------------

                              HALLIBURTON COMPANY
             Notes to June 30, 1999 Quarterly Financial Statements
                                  (Unaudited)

Note 1. Management Representations

     We employ accounting policies that are in accordance with generally accepted accounting principles in the United States. In preparing financial statements in conformity with generally accepted accounting principles our management must make estimates and assumptions that affect:

     .    the reported amounts of assets and liabilities,

     . the disclosure of contingent assets and liabilities at the date of the financial statements, and

     . the reported amounts of revenues and expenses during the reporting period.

Ultimate results could differ from those estimates.

     The accompanying unaudited consolidated financial statements were prepared using generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and applicable rules of Regulation S-X. Accordingly, these financial statements do not include all information or footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with our 1998 Annual Report on Form 10-K.

     In our opinion, the consolidated financial statements present fairly our financial position as of June 30, 1999 and 1998, and the results of our operations for the six months ended June 30, 1999 and 1998 and our cash flows for the six months then ended. The results of operations for the six months ended June 30, 1999 and 1998 may not be indicative of results for the full year. Additionally, prior year amounts have been reclassified to conform to the current year presentation.

Note 2. Business Segment Information

     We have three business segments. The Energy Services Group contains Halliburton Energy Services, Brown & Root Energy Services and Landmark Graphics Corporation. Halliburton Energy Services provides pressure pumping equipment and services, logging and perforating, drilling systems and services, drilling fluids systems, drill bits, specialized completion and production equipment and services, and well control. Brown & Root Energy Services provides upstream oil and gas engineering, construction and maintenance services, specialty pipe coating, insulation, and underwater engineering services. Landmark Graphics Corporation provides integrated exploration and production information systems and related professional services to the petroleum industry.

     The Engineering and Construction Group includes Kellogg Brown & Root and Brown & Root Services. This group provides engineering, procurement, construction, project management, and facilities operation and maintenance for hydrocarbon processing and other industrial and governmental customers.

     The Dresser Equipment Group designs, manufactures and markets highly engineered products and systems. These include compressors, valves, motors, engines, pumps, generators, blowers, fuel dispensing systems, and instrumentation equipment principally for oil and gas producers, transporters, processors, distributors and petroleum users throughout the world.

     Our equity in pretax income or losses of related companies is included in revenues and operating income of each applicable segment. Intersegment revenues included in the revenues of the other business segments are immaterial.

     The table below presents revenues and operating income by segment.

                                                   Three Months                   Six Months
                                                  Ended June 30                  Ended June 30
                                               ------------------             ----------------------
 Millions of dollars                            1999        1998               1999           1998
 -------------------------------------------   -----      -------             -----           ------
Revenues:
    Energy Services Group                      $1,681      $2,381             $3,434          $4,666
    Engineering and Construction Group          1,372       1,438              2,880           2,785
    Dresser Equipment Group                       617         766              1,280           1,389
                                               ------      ------             ------          ------
      Total                                    $3,670      $4,585             $7,594          $8,840
                                               ======      ======             ======          ======
  Operating income:
    Energy Services Group                          49         304                106             587
    Engineering and Construction Group             64          74                122             133
    Dresser Equipment Group                        53          77                107             116
    Special charge credits                         47          --                 47              --
    General corporate                             (17)        (19)               (34)            (39)
                                               ------      ------             ------          ------
      TOTAL                                    $  196      $  436             $  348          $  797
                                               ======      ======             ======          ======

Note 3. Acquisitions and Dispositions

     On September 29, 1998, we completed the acquisition of Dresser Industries, Inc. The outstanding Dresser common stock was converted into our common stock. The merger qualified as a tax-free exchange to Dresser's shareholders for U.S. federal income tax purposes and was accounted for using the pooling of interests method of accounting for business combinations. Accordingly, our financial statements have been restated to include the results of Dresser for all periods presented. Beginning in 1998, Dresser's year-end of October 31 was changed to Halliburton's calendar year-end.

     The results of operations for Halliburton and Dresser prior to the merger and the combined amounts are presented below:

                           Three Months         Six Months
                          Ended June 30       Ended June 30
Millions Of Dollars           1998               1998
--------------------      -------------       -------------
Revenues:
  Halliburton                    $2,476              $4,831
  Dresser                         2,109               4,009
                                 ------              ------
    Combined                     $4,585              $8,840
                                 ======              ======

Net income:
  Halliburton                    $  136              $  254
  Dresser                           107                 192
                                 ------              ------
    Combined                     $  243              $  446
                                 ======              ======

     In connection with the Dresser merger, we sold our worldwide logging-while-drilling business and related measurement-while-drilling business in March 1999. The sale was in compliance with a consent decree with the United States Department of Justice. The financial impact of the sale was reflected in the third quarter 1998 special charge. This business was previously a part of the Energy Services Group.

     We sold our 36% interest in M-I L.L.C. in August, 1998. This sale completed our commitment to the U.S. Department of Justice to sell our interest in M-I in connection with the merger with Dresser. The purchase price of $265 million was paid with a non-interest bearing promissory note due and collected in April, 1999. M-I was previously a part of the Energy Services Group and was accounted for using the equity method.

Note 4. Inventories


                                  June 30,   December 31,
Millions of dollars                 1999         1998
-----------------------------     -------   ------------
  Finished products and parts      $  631         $  621
  Raw materials and supplies          314            250
  Work in process                     405            562
  Progress payments                  (126)          (148)
                                   ------         ------
    Total                          $1.224         $1.285
                                   ======         ======


     The cost of U.S. manufacturing and U.S. field service inventories is determined using the last-in, first-out method. If the last-in, first-out method had not been used, the cost of total inventories would have been about $110 million higher than reported at June 30, 1999, and $111 million higher than reported at December 31, 1998.

Note 5.  Dresser Financial Information

     Since becoming a wholly-owned subsidiary, Dresser has ceased filing periodic reports with the Securities and Exchange Commission. Dresser's 8% senior notes remain outstanding and are fully and unconditionally guaranteed by Halliburton. As long as these notes remain outstanding, summarized financial information of Dresser will be presented in our periodic reports filed on Form 10-K and Form 10-Q. We have not presented separate financial statements and other disclosures concerning Dresser because management has determined this information is not material to holders of these notes.

     In January 1999, as part of a reorganization associated with the merger, Halliburton Delaware, Inc., a first tier holding company subsidiary, was merged into Dresser. The majority of our operating assets and activities are now included within Dresser Industries, Inc. and its subsidiaries.


  Dresser Industries, Inc.
  Financial Position                       June 30      December 31
  Millions Of Dollars                       1999            1998
  -----------------------                ----------   ------------
  Current assets                            $ 5,320         $2,417
  Noncurrent assets                           5,718          2,614
                                         ----------         ------
     Total                                  $11,038         $5,031
                                         ===========        ======
  Current liabilities                         2,910          1,389
  Noncurrent liabilities                      1,896          1,544
  Minority interest                             162            154
  Shareholders' equity                        6,070          1,944
                                         ----------      ---------
          Total                             $11,038         $5,031
                                         ==========      =========


 Dresser Industries, Inc.                           Three Months             Six Months
 Operating Results                                 Ended June, 30           Ended June 30
  Millions of dollars                             1999         1998         1999        1998
-----------------------------------------      ----------   ----------    ---------    --------
Revenues                                           $3,670      $ 2,109       $7,594      $4,009
                                                   ======       ======       ======      ======
  Operating income                                 $  154       $  198       $  311      $  355
                                                   ======       ======       ======      ======
  Income before taxes and minority interest        $   79       $  180       $  215      $  320
  Income taxes                                        (31)         (65 )        (87)       (115)
  Minority interest                                   (10)          (9 )        (18)        (13)
  Change in accounting method                          --           --          (19)         --
                                                   ------       ------       ------      ------
  Net income                                       $   38       $  106       $   91      $  192
                                                   ======       ======       ======      ======

Note 6. Commitments and Contingencies

     Asbestosis Litigation. Since 1976, Dresser has been involved in litigation with people who allege that they have sustained injuries and damage from the inhalation of asbestos fibers. The injuries and damages are alleged to arise from products manufactured by Dresser and its former divisions or subsidiaries or companies acquired by Dresser. We have additional asbestos claims pending which have arisen as a result of construction and renovation work performed by the Engineering and Construction Group segment.

     At June 30, 1999, we have approximately 84,200 pending claims. Settlements, previously reported, covering approximately 12,500 claims, are carried as pending until releases are signed. During the first six months of 1999, approximately 20,500 claims were filed and approximately 6,800 claims against us were settled or otherwise resolved. The settlements reached during the first six months of 1999 were consistent with our historical experience. Based on our experience, we continue to believe that provisions recorded are adequate to cover the estimated loss from asbestosis litigation.

     We have entered into agreements with insurance carriers to cover portions of the expenses associated with asbestos litigation arising from products manufactured by Dresser and its former divisions or subsidiaries. These agreements are governed by exposure dates, payment type or product involved so the covered amount varies by individual claim. We have filed lawsuits against several insurance carriers to recover additional amounts related to these claims. The Engineering and Construction Group segment is also involved in negotiations with carriers over coverage of its claims.

                                       June 30,   December 31,
Millions of dollars                      1999         1998
-------------------------             ---------   -----------
Accrued liability                         $  40          $  48
Receivables from insurance carriers         (32)           (34)
                                          -----          -----
     Net Asbestos Liability               $   8          $  14
                                          =====          =====


     Dispute with Global Industrial Technologies, Inc. An agreement was entered into at the time of the spin-off of Global Industrial Technologies, Inc., formerly INDRESCO, Inc., with Dresser. Under the agreement, Global assumed liability for all asbestos related claims filed against Dresser after July 31, 1992 relating to refractory products manufactured or marketed by the former Harbison-Walker Refractories Division of Dresser. Those business operations were transferred to Global in the spin-off. These asbestos claims are subject to agreements with Dresser's insurance carriers that cover expense and indemnity payments. However, the insurance coverage is incomplete and Global has to date paid any uncovered portion of those asbestos claims with its own funds.

     Global now disputes that it assumed liability for any of these asbestos claims based on Dresser's negligence, the acts of Harbison-Walker prior to its merger with Dresser in 1967, or punitive damages.

     In order to resolve this dispute, Global invoked the dispute resolution provisions of the 1992 agreement, which require binding arbitration. Global has not claimed a specific amount of damages. We expect that Global's claim for reimbursement will be in excess of $40 million. In addition, Global is seeking relief from responsibility for pending claims based on Dresser's negligence, the pre-1967 acts of Harbison-Walker, punitive damages, and for all similar future claims.

     Dresser and Global are selecting an arbitrator. We expect the arbitration to start in late 1999. We believe that the assertions by Global are without merit and Dresser intends to vigorously defend against them. On February 19, 1999 Dresser filed suit in the Delaware Chancery Court seeking an injunction to restrain the arbitration as being barred by the statute of limitation. On July 13, 1999 the Delaware Chancery Court dismissed the lawsuit and found that the Court had no jurisdiction to hear the lawsuit. Separately Dresser learned that Global had threatened to sue Continental Insurance Company, one of Dresser's insurers, over insurance proceeds. Dresser filed a lawsuit in Texas state court on April 9, 1999 seeking an injunction to prevent Global from suing Continental. The Texas court granted a temporary injunction on April 29, 1999. A trial date of December 6, 1999 has been set to hear arguments regarding a permanent injunction. Global has appealed the temporary injunction. A submission date of September 21, 1999 has been set for oral argument before the appellate court.

     Environmental. Some of our subsidiaries are involved as potentially responsible parties in remedial activities to clean up various Superfund sites under federal law. Federal law imposes joint and several liability, if the harm is indivisible, without regard to fault, the legality of the original disposal, or ownership of the site. Although it is very difficult to quantify the potential impact of compliance with environmental protection laws, our management believes that any liability of our subsidiaries for all but one site will not have a material adverse effect on the results of operations. The Environmental Protection Agency has named our subsidiary Kellogg Brown & Root, Inc. as a potentially responsible party for the Jasper County Superfund Site. Regarding this site, sufficient information has not been developed to permit our management to make a liability determination. Management believes the process of determining the nature and extent of remediation at the Jasper County Superfund Site and the total costs will be lengthy. In addition to the Superfund issues, the State of Missouri has indicated that it may claim natural resource damage against the potentially responsible parties at the Jasper County Superfund Site. We cannot determine the extent of Kellogg Brown & Root's liability, if any, for remediation costs or natural resource damages on any reasonably practicable basis.

     The accrued liabilities for environmental contingencies were $33.0 million at June 30, 1999 and $29.0 million at December 31, 1998.

     Other. We, along with our subsidiaries, are parties to various other legal proceedings. We believe any liabilities we may owe will not be material to our consolidated financial position and results of operations.

Note 7. Income Per Share

     Basic income per share amounts are based on the weighted average number of common shares outstanding during the period. Diluted income per share includes additional common shares that would have been outstanding if potential common shares with a dilutive effect had been issued. Options to purchase 3.0 million shares of common stock which were outstanding during the six months ended June 30, 1999 were not included in the computation of diluted net income per share because the option exercise price was greater than the average market price of the common shares.

  Millions of dollars and shares                   Three Months        Six Months
  except per share data                            Ended June 30      Ended June 30
  -----------------------------------------       ----------------   ----------------
                                                  1999      1998      1999       1998
                                                  -----     -----    -----      -----
Income before accounting change                   $  83     $ 243    $ 164      $ 446
                                                  =====     =====    =====      =====
  Basic weighted average shares                     440       438      440        438
  Effect of common stock equivalents                  4         5        3          5
                                                  -----     -----    -----      -----
  Diluted weighted average shares                   444       443      443        443
                                                  =====     =====    =====      =====
  Income per common share before change in
   accounting method:
   Basic                                          $0.19     $0.55    $0.37      $1.02
                                                  =====     =====    =====      =====
   Diluted                                        $0.19     $0.55    $0.37      $1.01
                                                  =====     =====    =====      =====

Note 8. Comprehensive Income

                                                         Three Months          Six Months
                                                         Ended June 30        Ended June 30
                                                      -----------------   -----------------
Millions of dollars                                     1999     1998      1999        1998
------------------------------------------            ------    -----     -----       -----
    Net income                                        $  83     $ 243     $ 145       $ 446
    Cumulative translation
      adjustment, net of tax                            (15)       (7)      (39)        (16)
    Minimum pension liability adjustment                 --        --        (7)         --
                                                      -----     -----     -----       -----
   Total comprehensive income                         $  68     $ 236     $  99       $ 430
                                                      =====     =====     =====       =====

     The cumulative translation adjustment of certain foreign entities and minimum pension liability adjustment are the only comprehensive income adjustments recorded.

     Accumulated other comprehensive income at June 30, 1999 and December 31, 1998 consisted of the following:

                                                  June 30,     December 31,
  Millions of dollars                               1999          1998
  -----------------------------------             --------     -----------
  Cumulative translation adjustment               $   (181)    $      (142)
  Minimum pension liability                            (14)             (7)
                                                  --------     -----------
  Total accumulated other comprehensive income    $   (195)    $      (149)
                                                   =======     ===========

Note 9. Special Charges

     During the third and fourth quarters of 1998, we incurred special charges totaling $980 million to provide for costs associated with the merger and industry downturn due to declining oil and gas prices. During the second quarter of 1999, we reversed $47 million of the 1998 charge based on the most recent assessment of total costs to be incurred associated with the merger and industry downturn.

     The table below includes the components of the pretax special charge and the amounts utilized and adjusted through June 30, 1999.

                                                        Asset                     Facility         Merger
                                                       Related      Personnel    Consolidation   Transaction     Other
Millions of dollars                                    Charges       Charges        Charges        Charges      Charges    Total
----------------------------------                   ---------     ----------    -------------   -----------   --------   ------
1998 Charges to Expense by
Business Segment:
Energy Services Group                                $   453         $  157          $   93         $   --     $   18     $  721
Engineering & Construction Group                           8             19               8             --          5         40
Dresser Equipment Group                                   18              1               2             --         --         21
General corporate                                         30             58              23             64         23        198
                                                     -------         ------          ------         ------     ------     ------
Total                                                    509            235             126             64         46        980
Utilized in 1998                                        (509)           (45)             (3)           (60)        (4)      (621)
                                                     -------         ------          ------         ------     ------     ------
Balance December 31, 1998                                 --            190             123              4         42        359
Utilized in 1999                                          --           (119)            (40)            (3)        (8)      (170)
Adjustments to 1998 charges                               --            (30)            (16)            (1)        --        (47)
                                                     -------         ------          ------         ------     ------     ------
Balance June 30, 1999                                $    --          $  41            $ 67         $   --     $   34      $ 142
                                                     =======         ======          ======         ======     ======     ======




     The following summarizes reductions of employees, consultants and contract personnel related to the 1998 special charge through June 30, 1999:

     . 1998   4,400 including 3,800 within the Energy Services Group

     . 1999   4,400 including 3,500 within the Energy Services Group

     We now estimate 10,100 personnel reductions will occur as accrued for in the 1998 special charge. Of this amount, 1,300 have not yet taken place. These reductions will occur in the second half of 1999 as projects are completed and facilities are closed. During the second quarter we reversed $30 million in personnel charges primarily due to a reduction in estimated legal costs associated with employee layoffs, lower than anticipated average severance per person and fewer than expected terminations due to voluntary employee resignations.

     Through June 30, 1999, we have sold or returned to the owner 145 service and administrative facilities related to the 1998 special charge. As of June 30, 1999, we had vacated an additional 123 properties which we are in the process of selling, subleasing or returning to the owner. The majority of the sold, returned or vacated properties are located within North America. Until the properties included in the facility consolidation charges are vacated, we plan to continue normal depreciation, lease costs and operating expenses, which will be charged against our results of operations. The majority of these facilities are within the Energy Services Group. We have scheduled these properties to be vacated by the end of this year. Our most recent assessment of facilities consolidation activities indicates that fewer facilities than initially estimated will be exited in conjunction with the 1998 special charge resulting in an estimated $7 million reduction in facilities consolidation costs. This revised estimate combined with other factors including more favorable exit costs than anticipated resulted in a $16 million adjustment to facility consolidation charges during the second quarter.

     Halliburton and Dresser merger transaction costs were estimated to be $64 million. During the second quarter, we determined that $1 million of the estimated merger transaction costs would not be utilized, primarily as a result of lower than previously estimated legal and other professional costs. We included this amount in our second quarter special charge adjustments.

     During the first six months of 1999, we incurred $8 million in other special charge costs. The balance will be utilized during 1999 and possibly 2000 in connection with our renegotiation of agency agreements, supplier and other contracts and elimination of other duplicate capabilities.

     Most restructuring activities accrued for in the 1998 special charges are expected to be completed and expended by the end of 1999. The exceptions are reserves for losses on facilities to be disposed of and any other actions, which may require negotiations with outside parties extending past the end of the year. From inception through June 30, 1999 Halliburton used $266 million in cash for items associated with the 1998 special charges. The unutilized special charge reserve balance at June 30, 1999 is expected to result in future cash outlays of approximately $128 million during 1999 and possibly into 2000.

Note 10. Change in Accounting Method

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities." This Statement requires costs of start-up activities and organization costs to be expensed as incurred. We adopted Statement of Position 98-5 effective January 1, 1999 and recorded expense of $30 million pretax or $19 million after tax or $0.04 per diluted share. The components of the $30 million pretax cost, all contained within the Energy Services Group, that were previously deferred include:

     . $23 million for mobilization costs associated with specific contracts and for installation of offshore cementing equipment onto third party marine drilling rights or vessels; and

     . $7 million for costs incurred opening a new manufacturing facility in the United Kingdom.

Note 11. Investment in Bufete

     Kellogg Brown & Root, Inc., a subsidiary within the Engineering and Construction Group, has a net investment of $26 million in Bufete Industriale, S.A. de C.V., a large firm in Mexico specializing in engineering, procurement and construction. This investment is accounted for using the cost method and reported on the equity in and advances to related companies' line of our consolidated balance sheets. Bufete's financial condition deteriorated in 1999. On July 13, 1999, Bufete announced it would default on $100 million in Eurobonds due July 15, 1999. We believe our investment is impaired and consequently wrote off the entire amount in the second quarter of 1999. The expense for Bufete was reported on the "Other nonoperating, net" line of the consolidated income statement.

                              HALLIBURTON COMPANY
                  Quarterly Data and Market Price Information
                                  (Unaudited)

                  (Millions of dollars except per share data)

                                                                     Quarter
                                                   -------------------------------------------
                                                     First     Second      Third      Fourth       Year
                                                   ---------  ---------  ---------   ---------  ----------
1998 (1)
Revenues                                            $4,254.8   $4,585.2   $4,224.0    $4,289.1   $17,353.1
Operating income (loss)                                361.1      436.1     (577.5)      176.8       396.5
Net income (loss) (7), (8)                             203.4      243.2     (527.0)       65.7       (14.7)
Earnings per share:
   Basic net income (loss) per share (7), (8)           0.46       0.55      (1.20)       0.15       (0.03)
   Diluted net income (loss) per share (7), (8)         0.46       0.55      (1.20)       0.15       (0.03)
Cash dividends paid per share (3)                      0.125      0.125      0.125       0.125        0.50
Common stock prices (3), (4)
   High                                                52.44      56.63      45.00       38.56       56.63
   Low                                                 42.38      42.06      26.25       26.19       26.19
1997 (1)
Revenues                                            $3,602.0   $4,002.4   $4,177.0    $4,490.2   $16,271.6
Operating income (5), (6)                              242.5      321.6      372.2       462.4     1,398.7
Net income (5), (6)                                    135.1      176.7      202.6       258.0       772.4
Earnings per share: (2)
   Basic net income per share (5), (6)                  0.32       0.41       0.47        0.59        1.79
   Diluted net income per share (5), (6)                0.31       0.41       0.47        0.58        1.77
Cash dividends paid per share (3)                      0.125      0.125      0.125       0.125        0.50
Common stock prices (2), (3), (4)
   High                                                36.69      41.00      52.88       62.69       62.69
   Low                                                 30.00      32.06      42.00       47.25       30.00

(1) Amounts for revenues, operating income, net income, and earnings per share have been restated to reflect the merger with Dresser which was accounted for using the pooling of interests method of accounting for business combinations.

(2) Amounts presented reflect the two-for-one common stock split declared on June 9, 1997, and effected in the form of a stock dividend paid on July 21, 1997.

(3) Represents Halliburton amounts prior to the merger with Dresser.

(4) New York Stock Exchange - composite transactions high and low closing stock price.

(5) Includes pretax special charge $18.3 million ($14.9 million after tax or $0.03 per diluted share) in the third quarter of 1997.

(6) Includes pretax special charge net gain of $2.1 million ($5.6 million after tax and minority interest or $0.01 per diluted share) in the fourth quarter of 1997.

(7) Includes pretax special charge of $945.1 million ($722.0 million after tax or $1.64 per diluted share) in the third quarter of 1998.

(8) Includes pretax special charge of $35.0 million ($24.0 million after tax or $0.05 per diluted share) million in the fourth quarter of 1998.

                          PES (INTERNATIONAL) LIMITED
                   DIRECTORS' REPORT AND FINANCIAL STATEMENTS
                                 31 MARCH 1997

DIRECTORS' REPORT FOR THE YEAR ENDED 31 MARCH 1997

     The directors present their report and audited financial statements for the year ended 31 March 1997.

PRINCIPAL ACTIVITY AND REVIEW OF THE BUSINESS

     The principal activity of the company is that of a parent company. The group has been heavily focused on product development and expect to start to see the benefit of this investment in the coming year. Additional emphasis has been placed on setting up and developing systems to equip the group for its continued growth.

     The results of the company's subsidiary undertakings are reflected in the group profit and loss account. During the year the company acquired the whole of the issued share capital of Well Equip Limited in order to strengthen the group's market position (Note 24).

RESULT AND DIVIDEND

     The group's loss for the year amounted to (Pounds)503,145 (1996 - profit (Pounds)1,015,198) which will be transferred from reserves. The company's profit for the year amounted to (Pounds)614,903 (1996 - profit (Pounds)301,813). A dividend of (Pounds)45,000 has been paid during the year and no further dividend is proposed and the balance has been transferred to reserves.

DIRECTORS AND THEIR INTERESTS

     The directors who held office during the year were as follows:

L. W. Kinch
S. J. Littleford    (Resigned 19 March 1997)
D. W. Whiteford
M. L. Bowyer
G. M. McLellan      (Resigned 5 April 1997)
P. Kirton           (Appointed 31 July 1996, Resigned 31 March 1997)
D. Rubbo            (Appointed 21 August 1996)
C. Smith            (Appointed 21 August 1996)
M. Fleming          (Appointed 14 November 1996)
S. Owens            (Appointed 21 April 1997)
J. Renfroe          (Appointed 22 April 1997)
M. McCurley         (Appointed 22 April 1997)

     The interests of the directors, together with connected persons, at the beginning and the end of the year in the issued share capital of the company was as follows:

                           ORDINARY SHARES OF (Pounds)1 EACH
                    -----------------------------------------------
                    31 MARCH 1997  31 MARCH 1996    UNDER OPTION
                                                    31 MARCH 1997
                                                  AND 31 MARCH 1996
L. W. Kinch                35,379         35,379               --
S. J. Littleford            3,900          3,900               --
D. W. Whiteford            17,721         17,721               --
M. L. Bowyer                  870            780            1,560
D. Rubbo                      974            880            1,560
C. Smith                    1,109          1,000              400
S. Owens                       --             --              390

     No share options were granted to or exercised by any director during the year.

FIXED ASSETS

     Details of movements in tangible fixed assets are shown in Note 11 of the financial statements.

POST BALANCE SHEET EVENTS

     During April 1997 the group was reorganized in order that all trading subsidiary undertakings became 100% owned or call options were put in place such that PES (International) Limited could exchange the minority shareholdings in subsidiaries for its own shares at its discretion. Details are set out in Note 12.

     On 22 April 1997, Halliburton Holdings Limited acquired 26% of the company's ordinary share capital. As part of the transaction, 20,572 additional shares were issued to Halliburton Holdings Limited for a consideration of (Pounds)16.04 million. This resulted in a capital injection into the business which significantly improved the financial strength of the Group.

     On the same date the company granted 6,673 further share options and sufficient funds were made available to the employee share option plan (ESOP) to enable it to acquire shares to meet the obligations of all share options outstanding. This allowed the company to further enhance the incentivization programme for key members of staff.

STATEMENT OF DIRECTORS' RESPONSIBILITIES

     Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and group and of the profit or loss of the group for that period. In preparing those financial statements, the directors are required to:

     .    select suitable accounting policies and then apply them consistently;

     .    make judgements and estimates that are reasonable and prudent;

     . state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

     . prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

     The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

AUDITORS

     The auditors, Price Waterhouse, have indicated their willingness to continue in office and a resolution concerning their reappointment will be proposed at the Annual General Meeting.

By Order of the Board


Stronachs
SECRETARIES                                                       11 August 1997

AUDITORS' REPORT TO THE SHAREHOLDERS OF
PES (INTERNATIONAL) LIMITED

     We have audited the financial statements on pages 166 through 187 which have been prepared under the historical cost convention and the accounting policies set out on pages 170 and 171.

Respective responsibilities of directors and auditors

     As described on page 163 the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board, which are substantially similar to U.S. Generally Accepted Auditing Standards. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

     In our opinion the financial statements give a true and fair view of the state of the group and company's affairs as at 31 March 1997 and of the loss and cashflows of the group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.



PRICE WATERHOUSE
Chartered Accountants
and Registered Auditors                               11 August 1997

Aberdeen, U.K.

PES (INTERNATIONAL) LIMITED
GROUP PROFIT AND LOSS ACCOUNT
FOR THE YEAR ENDED 31 MARCH 1997

                                                                   1997         1996
                                                                 (Pounds)     (Pounds)
TURNOVER (Note 2)
Continuing operations                                           14,971,608   10,580,699
Acquisitions                                                     1,017,000           --
                                                                ----------   ----------

                                                                15,988,608   10,580,699
Cost of sales                                                   (8,541,187)  (5,311,261)
                                                                ----------   ----------
GROSS PROFIT
Continuing operations                                            6,927,421    5,269,438
Acquisitions                                                       520,000           --
                                                                ----------   ----------

                                                                 7,447,421    5,269,438

Administrative expenses                                         (7,389,948)  (5,206,968)
Other operating income                                             229,189      897,225
Other income                                                       121,483           --
                                                                ----------   ----------

OPERATING PROFIT (Note 3)                                          408,145      959,695

Loss on partial disposal of subsidiary undertakings (Note 6)      (153,978)          --

Interest receivable and similar income                              11,766        4,480

Income from interests in associated undertakings                    20,002       11,477

Interest payable and similar charges (Note 5)                     (440,219)    (225,458)
                                                                ----------   ----------

(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION              (154,284)     750,194

Tax on (loss)/profit on ordinary activities (Note 7)              (175,292)    (300,140)
                                                                ----------   ----------

(LOSS)/PROFIT ON ORDINARY ACTIVITIES AFTER TAX                    (329,576)     450,054

Minority Interests - equity                                       (173,569)     565,144
                                                                ----------   ----------

(LOSS)/PROFIT FOR THE FINANCIAL YEAR                              (503,145)   1,015,198

Dividends (Note 9)                                                 (45,000)     (45,516)
                                                                ----------   ----------

AMOUNT TRANSFERRED (FROM)/TO RESERVES (Note 19)                   (548,145)     969,682
                                                                ==========   ==========

     The group had no recognized gains or losses other than those shown in the profit and loss account above.

     There is no difference between the profit on ordinary activities before taxation and the amount transferred (from)/to reserves stated above, and their historical cost equivalents.

     No indication can be given of the contribution to operating profit from the acquisition during the year. This is because the business and assets were integrated into the group's operations and it is not now possible to identify the separate contribution to operating profit of each part of the business.

(These statements were prepared in accordance with generally accepted accounting principles of the United Kingdom. Please see pages 86 through 88 of the S-4 for reconciliation between generally accepted accounting principles of the United Kingdom and United States for these statements.)

PES (INTERNATIONAL) LIMITED

GROUP BALANCE SHEET - 31 MARCH 1997

                                                       1997                      1996
                                            ------------------------   -----------------------
                                             (Pounds)      (Pounds)     (Pounds)     (Pounds)
FIXED ASSETS
Intangible assets (Note 10)                                2,470,337                   900,372
Tangible assets (Note 11)                                  3,246,630                 2,129,524
Investments (Note 12)                                        146,498                    11,322
                                                          ----------                ----------

                                                           5,863,465                 3,041,218
CURRENT ASSETS
Stock (Note 13)                               2,737,967                 1,854,941
Debtors (Note 14)                             6,412,388                 4,861,780
Cash at bank and in hand (including cash
held by ESOP)                                   258,665                   101,406
                                            -----------                ----------
CREDITORS - Amounts falling due
within one year (Note 15)                     9,409,020                 6,818,127

                                            (10,122,582)               (6,670,912)
                                            -----------                ----------

NET CURRENT (LIABILITIES)/                                  (713,562)                  147,215
ASSETS                                                     ---------                ----------

TOTAL ASSETS LESS CURRENT
LIABILITIES                                                5,149,903                 3,188,433

CREDITORS - Amounts falling due after
more than one year (Note 16)                              (2,040,719)               (1,071,067)

PROVISIONS FOR LIABILITIES AND
CHARGES (Note 17)                                            (54,239)                  (73,947)
                                                          ----------                 ---------

                                                           3,054,945                 2,043,419
                                                          ==========                ==========

CAPITAL AND RESERVES

Called up share capital (Note 18)                             84,664                    78,078
Share premium account (Note 19)                            2,459,350                 1,200,336
Capital redemption reserve (Note 19)                           9,505                     9,505
Profit and loss account (Note 19)                            (20,821)                  569,214
Reserves arising on consolidation (Note 19)                 (927,461)                 (927,461)
Acquisition reserve (Note 19)                              1,779,190                 1,779,190
                                                          ----------                ----------

TOTAL SHAREHOLDERS' FUNDS                                  3,384,427                 2,708,862
Equity minority interests                                   (329,482)                 (665,443)
                                                          ----------                ----------

                                                           3,054,945                 2,043,419
                                                          ==========                ==========

The full amounts of shareholders' funds and minority interests are attributable to equity interests.

PES (INTERNATIONAL) LIMITED

COMPANY BALANCE SHEET - 31 MARCH 1997

                                                       1997                      1996
                                            -------------------------  -----------------------
                                             (Pounds)      (Pounds)     (Pounds)     (Pounds)
FIXED ASSETS
Investments (Note 12)                                       2,767,579                 610,600

CURRENT ASSETS
Debtors (Note 14)                               2,645,763               1,554,394
Cash (including cash held by ESOP)                    820                      --
                                               ----------               ---------

                                                2,646,583               1,554,394
CREDITORS - Amounts falling due within one
year  (Note 15)                                (1,719,429)               (584,764)
                                              -----------               ---------
NET CURRENT ASSETS                                            927,154                 969,630
                                                            ---------               ---------

TOTAL ASSETS LESS CURRENT                                   3,694,733               1,580,230
LIABILITIES

CREDITORS - Amounts falling due  after more                  (234,000)                     --
than one year (Note 16)                                     ---------               ---------

                                                            3,460,733               1,580,230
                                                            =========               =========

CAPITAL AND RESERVES
Called up share capital (Note 18)                              84,664                  78,078
Share premium account (Note 19)                             2,459,350               1,200,336
Capital redemption reserves (Note 19)                           9,505                   9,505
Profit and loss account (Note 19)                             907,214                 292,311
                                                            ---------               ---------

TOTAL SHAREHOLDERS' FUNDS (Note 20)                         3,460,733               1,580,230
                                                            =========               =========

The full amount of shareholders' funds is attributable to equity interests.


APPROVED BY THE BOARD
ON 11 AUGUST 1997


M L Bowyer
DIRECTOR

(These statements were prepared in accordance with generally accepted accounting principles of the United Kingdom. Please see pages 86 through 88 of the S-4 for reconciliation between generally accepted accounting principles of the United Kingdom and United States for these statements.)

PES (INTERNATIONAL) LIMITED

GROUP CASH FLOW STATEMENT FOR THE YEAR ENDED 31 MARCH 1997

                                                                               1997                      1996
                                                                    ------------------------   ---------------------
                                                                     (Pounds)      (Pounds)     (Pounds)     (Pounds)
NET CASH INFLOW/(OUTFLOW) FROM OPERATING                                             789,434                (767,853)
 ACTIVITIES (Note 22)

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                        11,766                   4,480
Interest paid                                                          (375,045)               (181,436)
Interest element of finance lease rental and hire purchase payments     (65,174)                (44,022)
                                                                       --------                --------

NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS
 AND SERVICING OF FINANCE                                                           (428,453)               (220,978)

TAXATION                                                                             (87,679)               (482,749)

CAPITAL EXPENDITURE AND
  FINANCIAL INVESTMENT
Purchase of tangible fixed assets                                      (902,248)               (493,172)
Receipts from sale of tangible fixed assets                             594,638                 167,841
Development expenditure capitalized                                          --                (730,000)
Investment in ESOP                                                     (120,663)                     --
                                                                       --------                --------

NET CASH OUTFLOW FOR CAPITAL
  EXPENDITURE AND FINANCIAL INVESTMENT                                              (428,273)             (1,055,331)

ACQUISITIONS AND DISPOSALS
Acquisition of subsidiary (Note 24)                                    (299,650)               (109,023)
Net overdraft acquired with subsidiary                                 (192,430)                     --
Investment in associated undertaking                                         --                  (5,417)
Partial disposal of subsidiaries                                          8,408                      --
                                                                       --------                --------

NET CASH OUTFLOW FROM
  ACQUISITIONS AND DISPOSALS                                                        (483,672)               (114,440)

EQUITY DIVIDENDS PAID                                                                (45,000)                (45,516)
                                                                                  ----------              ----------

NET CASH OUTFLOW BEFORE FINANCING                                                   (683,643)             (2,686,867)

FINANCING
Loan from pension fund                                                       --                 385,333
Loan from directors                                                     (71,084)                248,503
Capital element of finance lease rental and hire purchase payments     (554,169)               (286,264)
Repayment of bank loans                                                 (50,792)                     --
                                                                       --------                --------

NET CASH (OUTFLOW)/INFLOW FROM FINANCING                                            (676,045)                347,572
                                                                                  ----------              ----------

DECREASE IN CASH IN THE PERIOD (Note 25)                                          (1,359,688)             (2,339,295)
PES (INTERNATIONAL) LIMITED                                                       ==========              ==========


NOTES TO THE FINANCIAL STATEMENTS - 31 MARCH 1997

1    ACCOUNTING POLICIES

(1)  Accounting convention

     The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

(2)  Consolidation

     The financial statements consolidate the results of the company and its subsidiary undertakings. The group eliminates goodwill arising on consolidation from the consolidated financial statements on different acquisitions either directly by immediate write off against reserves, or by capitalization and amortization through the consolidated profit and loss account by equal annual instalments over the estimated useful economic life of the consolidation goodwill.

(3)  Associated undertakings

     The group's share of profits and tax of associated undertakings is included in the consolidated profit & loss account, and the group's share of their net assets is included in the consolidated balance sheet.

(4)  Fixed assets and depreciation

     All tangible fixed assets are stated at cost less depreciation. Depreciation has been provided on the straight line basis at rates which amortize fixed assets over their estimated useful lives. The depreciation rates are as follows:

     Plant and machinery                                 10% to 25%
     Office equipment                                           25%
     Motor vehicles                                             25%
     Buildings                                                   5%

     Intangible assets are written off on a straight line basis over their estimated useful lives. Details are given in Note 10 to the financial statements.

(5)  Deferred taxation

     Provision is made for deferred taxation using the liability method where there is a reasonable probability that a liability will arise in the foreseeable future.

(6)  Foreign currencies

     Assets and liabilities denominated in foreign currencies are expressed in sterling at the rate of exchange ruling at the balance sheet date. Exchange gains and losses arising on trading transactions are dealt with through the profit and loss account.

     The profit and loss accounts of overseas subsidiary undertakings are translated into sterling at an average exchange rate for the year. The balance sheets are translated at the closing rate. Exchange differences arising on these transactions are taken to reserves.

(7)  Stocks

     Stocks and work in progress are stated at the lower of cost and net realizable value.

(8)  Finance leases and hire purchase agreements

     Assets purchased under finance leases or hire purchase agreements are capitalized in the balance sheet and are depreciated over their useful lives. The interest element of the rental obligations is charged to the profit and loss account over the period of the contract on a straight line basis.

(9)  Operating leases

     Expenditure on operating leases is charged to the profit and loss account on a basis representative of the benefit derived from the asset, normally on a straight line basis over the lease period.

(10) Pension costs

     Contributions to the company's defined contribution pension scheme are charged to the profit and loss account as incurred.

(11) Government grants

     Government and local authority grants of a capital nature are credited to a deferred income account in the balance sheet and an amount released to profit and loss account each year over the life of the asset to which the grant relates. Revenue grants are credited to the profit and loss account in the period in which they are received.

(12) Research and development expenditure

     Development expenditure relating to specific projects intended for commercial exploitation is carried forward. Such expenditure is amortized over the period expected to benefit. Expenditure on pure and applied research is written off as incurred.

(13) Employee Share Ownership (ESOP) Plan

     As recommended in UITF Abstract 13, the company's and group's accounts include the employee share ownership plan. The plan holds shares for the employee share option scheme and the directors consider that the company has control of the shares held by the plan and bears the benefits and risks. Shares held by the plan are shown as "own shares" within fixed asset investments. The main features of the plan are detailed in Note 12 to the financial statements.

2    TURNOVER

     Turnover represents the total invoiced value of goods supplied and services provided excluding value added tax.

     The geographical analysis of the group's turnover, which is derived from the supply of oil and gas well subsurface engineering, is as follows:

                                                      1997         1996
                                                    (Pounds)     (Pounds)

     United Kingdom                                 9,120,608    7,976,117
     Norway                                         2,421,000      805,006
     Other Europe                                   1,934,000    1,093,050
     Africa                                           558,000        8,000
     Middle East                                      390,000      130,964
     Far East & Australia                             999,000      187,000
     North & South America                            566,000      380,562
                                                   ----------   ----------
                                                   15,988,608   10,580,699
                                                   ==========   ==========

3    OPERATING PROFIT

                                                                    1997       1996
                                                                  (Pounds)   (Pounds)
        Operating profit is stated after charging/(crediting):
        Depreciation on owned assets                               668,766    418,499
        Depreciation on assets held under finance lease and hire   319,205    216,162
         purchase agreements
        Amortization of goodwill and intangible assets             101,129     35,283
        Auditors' remuneration:
         audit fees                                                 31,500     20,040
         non audit fees                                             75,120     90,675
        Hire of plant and equipment                                 93,943     38,458
        Release of local authority grants (Note 17)                 (1,400)    (1,400)
        Grant income                                              (229,189)  (252,453)
        Research and development grant                                  --   (625,000)
        Non recurring legal and professional fees                  293,139         --
        (Gain)/loss on disposal of fixed assets                   (165,236)     6,576
        Other income - employee share ownership plan (Note 12)    (121,483)        --
                                                                  ========   ========

     Auditors' remuneration in respect of the company amounted to (Pounds)6,000 (1996 - (Pounds)5,000).

4    STAFF COSTS

(1)
                                             1997        1996
                                           (Pounds)    (Pounds)

        Wages and salaries                5,458,897   3,955,619
        Social security costs               685,818     417,520
        Other pensions costs (Note 27)      230,096     206,907
                                          ---------   ---------

                                          6,374,811   4,580,046
                                          =========   =========

     During the year (Pounds)Nil (1996 - (Pounds)1,000) was paid into an employee share ownership plan and is included in wages and salaries above.

(2) The average number of employees of the group during the year was as follows:

                                            1997        1996
                                           Number      Number

        Production                              176         112
        Distribution and marketing               27          25
        Administration                           18          17
                                          ---------   ---------

                                                221         154
                                          =========   =========

(3)  Details of directors' emoluments are as follows:

                                                                     1997      1996
                                                                   (Pounds)  (Pounds)
        Aggregate emoluments                                        500,717   271,160
        Group pension contributions to money purchase schemes        54,217    63,075
                                                                    -------   -------

                                                                    554,934   334,235
        Sums paid to third parties for directors'
        services (Note 30)                                           15,200     9,600
                                                                    =======   =======

        Highest paid director

        Aggregate emoluments                                         94,563    87,151
                                                                    =======   =======

     In addition, pension contributions of (Pounds)17,500 were paid to money purchase schemes on behalf of the highest paid director.

5    INTEREST PAYABLE AND SIMILAR CHARGES

                                                                      1997      1996
                                                                    (Pounds)  (Pounds)
        Bank overdraft and other bank borrowings                    283,901   165,942
        Directors' loans                                             91,144    15,494
        Finance lease and hire purchase interest                     65,174    44,022
                                                                    -------   -------

                                                                    440,219   225,458
                                                                    =======   =======

6    LOSS ON PARTIAL DISPOSAL OF SUBSIDIARY UNDERTAKINGS

     During the year the group sold or gifted minority stakes in certain subsidiary undertakings to local management. This resulted in a loss on disposal. The group still holds a majority stake in all of the undertakings concerned. Details of the partial disposals are as follows:



                                       Net assets
                                        disposed    Proceeds   Loss on disposal
                                        (Pounds)    (Pounds)       (Pounds)
        PES Norge A/S

        13% gifted 1 April 1996            16,615         --            (16,615)
        6% gifted 31 January 1997          33,495         --            (33,495)

        PES de France

        30% sold at 31 December 1996      112,276      8,408           (103,868)
                                                                       --------

                                                                       (153,978)
                                                                       ========

     Subsequent to the year end the group was reorganized as set out in Note 12.

7    TAX ON (LOSS)/PROFIT ON ORDINARY ACTIVITIES

                                                                1997      1996

        The tax charge/(credit) for the year comprises the (Pounds) (Pounds) following:
        UK corporation tax at 33%
        - current year                                        (92,190)  314,628
        - prior year                                           16,166      (172)
        Overseas tax                                          275,737    19,603
        Deferred tax at 33% (Note 17)                         (27,424)  (34,522)
        Overseas deferred tax (Note 17)                        (2,487)   (2,151)
                                                              -------   -------

                                                              169,802   297,386
        Associated undertaking                                  5,490     2,754
                                                              -------   -------

                                                              175,292   300,140
                                                              =======   =======

8    PROFIT FOR THE FINANCIAL YEAR

     As permitted by section 230 of the Companies Act 1985, the parent company's profit and loss account has not been included in these financial statements. The parent company's profit for the financial year was (Pounds)614,903 (1996 -profit (Pounds)301,813).

9    DIVIDENDS


                                                                1997      1996
                                                              (Pounds)  (Pounds)

        Dividends on equity shares
        'A' ordinary shares paid of (Pounds)384.22 per share   45,000    45,516
                                                               ======    ======


10   INTANGIBLE FIXED ASSETS

     The company has no intangible fixed assets. Details relating to the group are as follows:

                                                Goodwill
                      Development              arising on   Purchased
                         costs     Patents    consolidation goodwill    Total
                        (Pounds)   (Pounds)    (Pounds)     (Pounds)   (Pounds)

        Cost
        At 1 April
        1997              730,000  167,095             --     38,560    935,655
        Exchange               --  (26,858)            --     (6,198)   (33,056)
        Additions              --       --      1,667,861         --  1,667,861
        Acquisitions           --  161,528             --         --    161,528
          (Note 24)
                          -------  -------      ---------     ------  ---------

        At 31 March
        1997              730,000  301,765      1,667,861     32,362  2,731,988
                          =======  =======      =========     ======  =========

        Amortization
        At 1 April
        1996               25,000    8,355             --      1,928     35,283
        Charge for
        year                7,488   30,334         55,595      7,712    101,129
        Acquisitions
          (Note 24)            --  125,239             --         --    125,239
                          -------  -------      ---------     ------  ---------

                                               Goodwill
                       Development            arising on    Purchased
                         costs      Patents  consolidation   goodwill   Total
                        (Pounds)   (Pounds)    (Pounds)     (Pounds)   (Pounds)
        At 31 March
        1997               32,488  163,928         55,595      9,640    261,651
                          =======  =======      =========     ======  =========
        Net book value

        At 31 March
        1997              697,512  137,837      1,612,266     22,722  2,470,337
                          =======  =======      =========     ======  =========

        At 31 March
        1996              705,000  158,740             --     36,632    900,372
                          =======  =======      =========     ======  =========

     Development costs relate to a specific project undertaken by the group. Sales of the product commenced at the end of 1995/96 and the related development expenditure is being amortized over the estimated production and commercial life of the product. The directors consider that the product is commercially viable and that it will remain so over its estimated production life. Accordingly, they are of the opinion that this provides sufficient justification to defer costs and match them against future revenue.

     Purchased goodwill arose on the acquisition of assets by a subsidiary company, PES France SA. The goodwill in respect of this acquisition is being amortized over five years.

     Goodwill arising on consolidation represents the goodwill arising on the acquisition of Well-Equip Limited (Note 24). The goodwill is being amortized over a period of 20 years being the directors' estimate of the estimated useful economic life.

     Patents acquired during the year represent patent costs incurred to protect intellectual property and were transferred to the group upon the acquisition of Well-Equip Limited (Note 24). The costs are being written off over periods not exceeding two years. Other patents are amortized over their estimated useful life of eight years.

11   TANGIBLE ASSETS

     The company has no tangible fixed assets. Details relating to the group are as follows:

                                 Long                                       Assets in the
                              leasehold    Office    Plant and     Motor      course of
                              buildings  equipment   machinery   vehicles    construction     Total
                               (Pounds)   (Pounds)    (Pounds)   (Pounds)      (Pounds)      (Pounds)
        Cost
        At 1 April 1996         247,800    710,647   2,240,032    540,092          76,115   3,814,686
        Exchange                     --     (2,396)     (8,203)        --              --     (10,599)
        Additions                11,823    195,195   1,859,570    267,181              --   2,333,769
        Acquisitions
          (Note 24)                  --    157,038     569,244     36,565              --     762,847
        Disposals                    --         --    (752,855)  (146,924)        (76,115)   (975,894)
                                -------  ---------   ---------   --------   -------------   ---------

        At 31 March 1997        259,623  1,060,484   3,907,788    696,914              --   5,924,809
                                =======  =========   =========   ========   =============   =========


        Depreciation
        At 1 April 1996          54,523    359,557   1,075,190    195,892              --   1,685,162
        Exchange                     --       (391)     (2,712)        --              --      (3,103)
        Charge for the year      14,955    193,926     587,248    191,842              --     987,971
        Acquisitions (Note 24)       --     95,979     366,627     20,951              --     483,557
        Disposals                    --         --    (381,025)   (94,383)             --    (475,408)
                                -------  ---------   ---------   --------   -------------   ---------

        At 31 March 1997         69,478    649,071   1,645,328    314,302              --   2,678,179
                                =======  =========   =========   ========   =============   =========

        Net book amount

        At 31 March 1997        190,145    411,413   2,262,460    382,612              --   3,246,630
                                =======  =========   =========   ========   =============   =========

        At 31 March 1996        193,277    351,090   1,164,842    344,200          76,115   2,129,524
                                =======  =========   =========   ========   =============   =========

     The net book amount of plant and machinery includes (Pounds)1,781,901 (1996
- (Pounds)860,887) in respect of assets held under finance and hire purchase lease agreements.

12   INVESTMENTS

                                                 The Group   The Company
                                                  (Pounds)     (Pounds)

        At 31 March 1997

        Shares in subsidiary undertakings (1)           --     2,644,316
        Associated undertaking (2)                  25,835         2,600
        Own shares in ESOP (3)                     120,663       120,663
                                                   -------     ---------

                                                   146,498     2,767,579
                                                   =======     =========

(1)  Shares at cost in subsidiary undertakings


                                                                Company
                                                                (Pounds)

        At 1 April 1996                                          605,183
        Additions during the period                            2,039,133
                                                               ---------

        At 31 March 1997                                       2,644,316
                                                               =========

(2)  Investment in associated undertaking

                                                      Group      Company
                                                     (Pounds)    (Pounds)

        At 1 April 1996                               11,322       5,417
        Share of profit of associated undertaking     14,513          --
        Loan repaid during year                           --      (2,817)
                                                   ---------   ---------

        At 31 March 1997                              25,835       2,600
                                                   =========   =========

     Associated Undertaking
     ----------------------

     The group and the company hold a 26% interest in the ordinary shares of Cairntoul Well Equipment Services Limited, a company registered in Scotland which provides well equipment services.

(3)  Own shares in ESOP

                                                               Group and
                                                                Company
                                                                (Pounds)

        Own shares held by employee share ownership plan         120,663
                                                               =========

     The ESOP is funded by payments from group companies and these funds are used to acquire shares which have been conditionally granted to certain employees under the share option scheme. Proceeds from the disposal of such shares on exercising of the options will be charged to revenue as incurred by the ESOP in future years.

     At 31 March 1997, the ESOP held 1,107 shares acquired at market value over various dates. At 31 March 1997, the shares remained subject to option at (Pounds)109 per share. The investment in own shares has been recorded at this amount representing estimated realizable value.

     The company's principal subsidiary undertakings at 31 March 1997 were as follows:

                                                                                                 Percentage
                                                                                                 of nominal
                                                                                 Country of     share capital
                                                              Nature of         registration/    and voting
                              Name                           of Business        incorporation      rights
        -----------------------------------------------    ---------------      -------------   -------------
        Petroleum Engineering Services Limited             Oil Services         Scotland                  100%
        PES (Netherlands) Limited                          Dormant              Scotland                   75%
        PES (USA) Incorporated                             Oil Services         USA                        50%
        PES Norge A/S                                      Oil Services         Norway                     70%
        PES Italia SRL                                     Oil Services         Italy                      70%
        Petroleum Engineering Services Asia Pty Limited    Oil Services         Australia                  70%
        PES de France                                      Oil Services         France                     70%
        PES France                                         Oil Services         France                     70%
        PES Trustees Limited                               Trustee Company      Scotland                  100%
        PES Petroquip Limited                              Dormant              Scotland                  100%
        PES Petroserv Limited                              Dormant              Scotland                  100%
        PES Petrospec Limited                              Dormant              Scotland                  100%
        PES Petrotorq Limited                              Dormant              Scotland                  100%
        PES Petroturn Limited                              Dormant              Scotland                   76%
        PES Petroseal Limited                              Dormant              Scotland                  100%
        Well Equip Limited                                 Dormant              Scotland                  100%

     PES (USA) Incorporated has been consolidated on the basis of dominant influence.

     Well Equip Limited was acquired on 31 July 1996 and its trade, assets and liabilities were transferred to a fellow subsidiary, Petroleum Engineering Services Limited on the same date. Full details are provided in Note 24.

     A further investment of (Pounds)5,883 in PES de France was made during the year which when combined with additional investment by the minority shareholders, resulted in the company's investment in PES de France remaining at 70%.

     Subsequent to the year end the group was reorganized. PES (USA) Incorporated, PES Italia SRL, PES de France and PES France became 100% subsidiaries. PES Norge A/S and Petroleum Engineering Services Asia Pty Limited became fully under the control of PES (International) Limited because call options were put in place over the minority shareholdings. All changes to shareholdings were transacted by way of a share exchange for shares in the parent company, PES (International) Limited.

13   STOCK

                                                           Group
                                                  ------------------------
                                                     1997           1996
                                                   (Pounds)       (Pounds)

        Raw material                                171,811        138,928
        Work in progress                            939,257        226,265
        Finished goods                            1,626,899      1,489,748
                                                  ---------      ---------

                                                  2,737,967      1,854,941
                                                  =========      =========

     The company had no stock at either 31 March 1997 or 1996.

14   DEBTORS

                                                                1997                         1996
                                                       ----------------------      -----------------------
                                                        Group         Company       Group          Company
                                                       (Pounds)      (Pounds)      (Pounds)       (Pounds)
     Trade debtors                                     6,194,620            --      4,772,135            --
     Amounts owed by subsidiary undertakings                  --     1,994,015             --     1,372,316
     Amounts owed by associated undertakings                  --            --          2,817            --
     Other debtors                                       175,359            78         21,128            78
     Prepayments and accrued income                       42,409            --         65,700            --
     Dividend receivable                                      --       651,670             --       182,000
                                                      ---------      ---------      ---------     ---------

                                                       6,412,388     2,645,763      4,861,780     1,554,394
                                                       =========     =========      =========     =========

    Amounts owed by subsidiary undertakings relate to a loan made to Petroleum Engineering Services Limited on 24 March 1995. The loan is non interest bearing and is repayable on demand.

15   CREDITORS - AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                      1997                    1996
                                                              ---------------------    -------------------
                                                               Group       Company      Group     Company
                                                              (Pounds)     (Pounds)    (Pounds)   (Pounds)
     Bank overdraft (secured)                              4,592,370     1,081,400      3,075,423        500,000
     Bank loan (Note 16)                                      15,412            --         15,412             --
     Trade creditors                                       1,835,603            --      1,065,320             --
     Amounts owing to subsidiary  undertakings                    --           750             --         14,713
     Corporation tax                                         381,107        98,890        248,827         70,051
     Other taxation and social security                      671,586            --        371,529             --
     Accruals and deferred income                          1,698,856       293,139      1,330,158             --
     Finance lease and hire purchase obligations (Note       504,979            --        315,740             --
     21)
     Loans from directors                                    177,419            --        248,503             --
     ACT payable                                              11,250        11,250             --             --
     Loan notes (Note 16)                                    234,000       234,000             --             --
                                                          ----------     ---------      ---------       --------

                                                          10,122,582     1,719,429      6,670,912       584,764
                                                          ==========     =========      =========      ========

     The bank overdraft is secured by a Bond and Floating Charge over the assets of the group. The loans from the directors have no formal repayment terms, however, the loans were repaid in full subsequent to the year end. Interest is charged at 3% over base rates.

16   CREDITORS - AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                             1997                   1996
                                                      -------------------   -------------------
                                                       Group     Company     Group     Company
                                                      (Pounds)   (Pounds)   (Pounds)   (Pounds)
Finance lease and hire purchase obligations (Note    1,200,416        --     413,972        --
 21)
Loan from pension fund                                 490,000        --     490,000        --
Bank loan                                              116,303        --     167,095        --
Loan notes                                             234,000   234,000          --        --
                                                     ---------   -------   ---------   -------

                                                     2,040,719   234,000   1,071,067        --
                                                     =========   =======   =========   =======

     The loan from the pension fund is repayable after more than one year but thereafter has no formal repayment terms. Interest is charged at 3% over base rate.

     The loan notes were issued on 31 July 1996 as partial consideration for the Well-Equip acquisition (Note 24). The loan notes are charged interest at 2% over base rates. The first tranche of (Pounds)234,000 is repayable on 31 July 1997 but was repaid early subsequent to the year end. The Second tranche of (Pounds)234,000 is repayable on 6 April 1998.

     The bank loan is repayable as follows:

                                           1997                1996
                                    ------------------  ------------------
                                     Group     Company   Group     Company
                                    (Pounds)  (Pounds)  (Pounds)  (Pounds)
     Less than one year             15,412        --        --        --
     Between one and two years      16,358        --    18,317        --
     Between two and five years     55,347        --    65,819        --
     Five years or more             44,598        --    82,959        --
                                   -------   -------   -------   -------

                                   131,715        --   167,095        --
                                   =======   =======   =======   =======

17  PROVISIONS FOR LIABILITIES AND CHARGES

                                                            1997      1996
                                                           Group     Group
                                                          (Pounds)  (Pounds)
     Deferred tax                                          34,639    52,947
     Deferred income                                       19,600    21,000
                                                           ------    ------


                                                           54,239    73,947
                                                           ======    ======

     Deferred tax


     The full potential liability for deferred tax calculated at a rate of 33%, all of which has been provided, is as follows:

                                                             1997      1996
                                                            Group      Group
                                                          (Pounds)   (Pounds)
     Capital allowances                                   27,116     31,722
     Other timing differences                              7,523     21,225
                                                          -------   -------

                                                          34,639     52,947
                                                         =======    =======

     Balance at 1 April                                   52,947     89,620
     Acquisitions (Note 24)                               11,603         --
     Current year credit (Note 7)                        (29,911)   (36,673)
                                                          -------   -------

     Balance at 31 March                                  34,639     52,947
                                                          =======   =======

     Deferred income

                                       1997      1996
                                      Group     Group
                                     (Pounds)  (Pounds)
     Balance at 1 April               21,000    22,400
     Release during year (Note 3)     (1,400)   (1,400)
                                      ------    ------

     Balance at 31 March              19,600    21,000
                                      ======    ======

18   CALLED UP SHARE CAPITAL

                                                                                    Group and Company
                                                                                     1997       1996
                                                                                   (Pounds)   (Pounds)
     Authorized:
     88,288 Ordinary Shares of (Pounds)1 each (1996 - 88,288)                      88,288    88,288
     11,712 'A' ordinary shares of (Pounds)1 each (1996 - 11,712)                  11,712    11,712
                                                                                  -------   -------

                                                                                  100,000   100,000
                                                                                  =======   =======

     Allotted called up and fully paid:
     72,952 Ordinary Shares of (Pounds)1 each (1996 - 66,366)                      72,952    66,366
     11,712 'A' Ordinary Shares of (Pounds)1 each (1996 - 11,712)                  11,712    11,712
                                                                                  -------   -------

                                                                                   84,664    78,078
                                                                                  =======   =======

     The 'A' ordinary shares have the following rights:

     . A fixed cumulative preferential net cash dividend based on the Relevant Percentage of (Pounds)128.0738 -the Relevant Percentage being defined in the company's New Articles of Association.

     . A further cumulative preferential net cash dividend which, when added to the first dividend above, is a set percentage of Net Profit, the percentage and Net Profit being defined in the New Articles of Association.

     . A final cumulative preferential net cash dividend which, when added to the dividends described above, equals the aggregate of any Initial Ordinary Dividend and Excess Remuneration, these terms being defined in the New Articles of Association.

     On a return of assets on liquidation, capital reduction or otherwise, the assets of the company after payment of its liabilities shall be applied as follows:

     (1) To the holders of 'A' ordinary shares - (Pounds)128.0738 per share plus any arrears or accruals of dividend.

     (2)  To the holders of the ordinary shares, (Pounds)128.0738 per share.

     (3)  Any remaining assets distributed pari passu to all shareholders.

     Conversion rights
     -----------------

     The holders of the 'A' ordinary shares may at any time convert the whole of their shares into ordinary shares on a one for one basis.

     Voting rights
     -------------

     Every issued share has one voting right.

     On 31 July 1996 the company issued a further 6,586 ordinary shares as partial consideration for the acquisition of Well-Equip Limited (Note 24).

     On 22 April 1997 the company's issued share capital was increased to 126,654 ordinary shares of (Pounds)1 each with the 'A' ordinary shares being converted into ordinary shares. This was done as a result of the group reorganization and acquisition by Halliburton Holdings Limited of 26% of the issued share capital.

     6,745 options were granted in August 1995 to certain employees exercisable in August 1998 at an exercise price of (Pounds)109 per share. 1,107 shares were held in the ESOP at 31 March 1997 (Note 12). Subsequent to the year end as part of the group reorganization, the exercise date was changed such that the options could be exercised at any time. In addition, a further tranche of 6,673 options were granted and sufficient funds were paid into the ESOP to meet all outstanding share options.

19    RESERVES

      Group

                                           Share       Capital      Profit        Reserves
                                          premium    redemption   and loss       arising on     acquisition
                                          account      reserve     account     consolidation      reserve
                                         (Pounds)     (Pounds)    (Pounds)       (Pounds)        (Pounds)
     At 1 April 1996                     1,200,336        9,505     569,214        (927,461)    1,779,190
     Amount transferred from reserves           --           --    (548,145)             --            --
     Issue of new shares (Note 24)       1,259,014           --          --              --            --
     Exchange movement                          --           --     (41,890)             --            --
                                         ---------   ----------  ----------      ----------     ---------

     At 31 March 1997                    2,459,350        9,505     (20,821)       (927,461)    1,779,190
                                        ==========   ==========  ==========      ==========     =========

     The balance on acquisition reserve represents the excess of fair value of shares acquired in Petroleum Engineering Services Limited over the nominal value of the consideration.




                                             Share      Profit and     Capital
                                            premium     profit and    redemption
                                            account    loss account    reserve
     Company                               (Pounds)     (Pounds)      (Pounds)
     At 1 April 1996                     1,200,336        292,311        9,505
     Amount transferred to reserves             --        614,903           --
     Premium on share issue              1,259,014             --           --
                                         ---------        -------        -----

     At 31 March 1997                    2,459,350        907,214        9,505
                                         =========        =======        =====

20  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                 1997                   1996
                                                          -------------------------------------------
                                                           Group      Company      Group      Company
                                                          (Pounds)    (Pounds)    (Pounds)    (Pounds)

     (Loss) profit for the financial year                (503,145)    659,903     1,015,198    347,329
     Dividends                                            (45,000)    (45,000)      (45,516)   (45,516)
     Share capital issued at par                            6,586       6,586            --         --
     Premium on share issue                             1,259,014   1,259,014            --         --
     Exchange movement                                    (41,890)         --         7,032         --
                                                        ---------   ---------     ---------   --------

     Net addition to shareholders' funds                  675,565   1,880,503       976,714    301,813
     Opening shareholders' funds                        2,708,862   1,580,230     1,732,148  1,278,417
                                                        ---------   ---------     ---------  ---------

     Closing shareholders' funds                        3,384,427   3,460,733     2,708,862  1,580,230
                                                        =========   =========     =========  =========

21  FINANCE LEASE AND HIRE PURCHASE OBLIGATIONS


                                                               1997       1996
                                                              Group       Group
                                                             (Pounds)   (Pounds)
     Amounts payable within one year                        661,402     338,433
     In Second to fifth years inclusive                   1,435,919     517,155
                                                          ---------    --------

                                                          2,097,321     855,588
     Finance charges allocated to future periods           (391,926)   (125,876)
                                                          ---------    --------

                                                          1,705,395     729,712
                                                          =========    ========

     Falling due within one year (Note 15)                  504,979     315,740
     Falling due after more than one year (Note 16)       1,200,416     413,972
                                                          ---------    --------

                                                          1,705,395     729,712
                                                          =========    ========



    The amounts are secured over the assets to which they relate.


22    RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH FLOWS


                                                               1997        1996
                                                             (Pounds)    (Pounds)
     Operating profit                                        408,145      959,695
     (Gain) loss on disposal of fixed assets                 (94,152)       6,576
     Depreciation                                            987,971      634,661
     Amortization of intangible assets                       101,129       35,283
     Release of local authority grants                        (1,400)      (1,400)
     Increase in stock                                      (595,154)    (527,136)
     Increase in debtors                                    (862,481)  (3,097,423)
     Increase in creditors                                   846,709    1,214,859
     Exchange movement                                        (1,333)       7,032
                                                            --------   ----------

     Net cash inflow/(outflow) from operating activities     789,434     (767,853)
                                                            ========   ==========

23   ANALYSIS OF NET DEBT

(1)  Reconciliation of net cash flow to movement in net debt

                                                                   (Pounds)
       Decrease in cash in the period (Note 25)                     (1,359,688)
       Decrease in debt and lease financing                            676,045
                                                                 -------------

       Change in net debt resulting from cash flows                   (683,643)
       HP and finance leases acquired with subsidiary                  (98,331)
       New HP and finance leases                                    (1,431,521)
       Loan notes issued to finance acquisition                       (468,000)
                                                                 -------------

       Movement in net debt in the period                           (2,681,495)
       Net debt at 1 April 1996                                     (4,624,739)
                                                                 -------------

       Net debt at 31 March 1997                                    (7,306,234)
                                                                 =============

(2)  Analysis of net debt

                                                              Acquisition
                                                               (excluding      Other       At 31
                                    At 1 April                  cash and     non-cash      March
                                       1996       Cash flow   overdrafts)     changes       1997
                                     (Pounds)     (Pounds)     (Pounds)      (Pounds)     (Pounds)
 Cash in hand, at bank                 101,406      157,259                                 258,665
 Overdrafts                         (3,075,423)  (1,516,947)                             (4,592,370)
                                                 ----------

 Obligations under finance leases     (729,712)     554,169       (98,331)  (1,431,521)  (1,705,395)

 Debt due within one year             (263,915)      71,084      (234,000)                 (426,831)

 Debt due after one year              (657,095)      50,792      (234,000)                 (840,303)
                                                 ----------

                                    ----------   ----------      --------   ----------   ----------
                                    (4,624,739)    (683,643)     (566,331)  (1,431,521)  (7,306,234)
                                    ==========   ==========      ========   ==========   ==========

     During the year the group entered into HP and finance lease arrangements in respect of assets with a capital value at inception of the leases of (Pounds)1,431,521. These arrangements are described above as "other non-cash changes."

24   ACQUISITIONS

     On 31 July 1996, the company acquired the whole of the issued share capital of Well-Equip Limited for a total consideration of (Pounds)2,033,250. The consideration was satisfied by the issue of 6,586 ordinary shares of (Pounds)1 each having a value of (Pounds)192.17, the issue of (Pounds)468,000 of loan stock and the payment of (Pounds)266,400 in cash. (Pounds)300,000 was also loaned by the company to enable (Pounds)300,000 of 8% redeemable preference shares at par to be redeemed immediately prior to the acquisition. On the same date the trade, assets and liabilities of Well-Equip Limited were transferred to a fellow subsidiary company, Petroleum Engineering Services Limited.

     The assets and liabilities acquired are as follows:

                                                                    (Pounds)
     Fixed assets:
       at cost                                                       762,847
       accumulated depreciation                                     (483,557)
     Intangible assets - patents at net book value                    36,289
     Cash                                                                194
     Bank overdraft                                                 (192,624)
     Trade debtors                                                   654,794
     Other debtors                                                    33,333
     Stock and work in progress                                      287,872
     Trade creditors                                                (145,922)
     Corporation tax                                                 (31,496)
     Hire purchase and finance lease obligations                     (98,331)
     Other creditors                                                (146,407)
     Due to PES (International) Limited                             (300,000)
     Deferred taxation                                               (11,603)
                                                                 -----------

     Net assets                                                      365,389
     Goodwill (Note 10)                                            1,667,861
                                                                 -----------
     Total consideration                                           2,033,250
                                                                 ===========


     Satisfied by:
     Shares allotted                                               1,265,600
     Cash                                                            266,400
     Loan notes                                                      468,000
     Acquisition expenses                                             33,250
                                                                 -----------

                                                                   2,033,250
                                                                 ===========

     Goodwill arising on consolidation has been capitalized and is being written off over a 20 year period being the directors' estimate of expected useful life.

     In calculating the goodwill arising on acquisition, the directors have reviewed the book values of the net assets acquired and consider that they are a close approximation to the fair values of the net assets. Accordingly, no adjustment has been made to the book values.

     In the period from 1 July 1996, the beginning of the subsidiary's financial year, to the date of acquisition Well Equip Limited incurred a loss of (Pounds)8,623 and in its previous financial year, it earned a profit of (Pounds)11,996. Well Equip Limited had no other recognized gains and losses in either period.

25   ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS AS SHOWN IN BALANCE SHEET

                                            1997         1996       Change in
                                                                     Period
                                          (Pounds)     (Pounds)     (Pounds)
     Cash at bank and in hand               258,665      101,406      157,259
     Bank overdraft                      (4,592,370)  (3,075,423)  (1,516,947)
                                         ----------   ----------   ----------

                                         (4,333,705)  (2,974,017)  (1,359,688)
                                         ==========   ==========   ==========

26   OPERATING LEASE COMMITMENTS

     The group has commitments under operating leases to make payments in the following year as set out below:


                                                             1997      1996
                                                         (Pounds)   (Pounds)
     Plant and machinery and motor vehicles:
     Operating leases which expire:
     Within 1 year                                           1,117        --
     2-5 years                                              19,768     3,799
                                                         =========  ========

27   PENSION COMMITMENTS

     The group operates a defined contribution pension scheme for the directors and contributes to personal schemes on behalf of certain employees. The schemes are administered independently of the company and are funded through policies of assurance of annuity. The total pension cost which is charged against profit represents contributions payable by the group and amounted to (Pounds)230,096 (1996 - (Pounds)206,907).

28   CAPITAL COMMITMENTS

     At 31 March 1997, the group was committed to entering into a long term lease for land and buildings at an annual rental of (Pounds)53,500 per annum. The company was also committed to making a capital contribution toward the cost of the building of (Pounds)102,000 which was paid subsequent to the year end.

29   CONTINGENT LIABILITIES

     During the year an amount of (Pounds)11,471 has been credited to the profit and loss account. This relates to grant income from Scottish Enterprise in respect of a research and development project, the costs of which have been expensed. In the event the project becomes commercially viable, the amounts will become repayable by the company. Accordingly an amount of (Pounds)11,471 has been accrued. In addition, the company will be liable to pay a 2.5% royalty on all sales. As this future liability cannot be estimated with any degree of precision, no provision has been made.

     During 1994/95 a competitor company commenced a legal action against two group companies and five individuals employed by PES (USA) Inc. The case is ongoing and the directors, after taking legal advice, are confident that neither company nor the individuals concerned will suffer any significant liability.

30   RELATED PARTY TRANSACTIONS

     During the year the group incurred (Pounds)10,554 in respect of purchased well services from Cairntoul Well Equipment Services Limited, its associated undertaking. The balance with Cairntoul Well Equipment Services Limited at the balance sheet date is set out in Note 14 to the financial statements.

     In addition, (Pounds)15,200 was paid to Margens Business Consultancy Limited in respect of services provided by G.M. McLellan as a director of the company.

31   POST BALANCE SHEET EVENTS

     Details of post balance sheet events are given in the directors' report.

                          PES (INTERNATIONAL) LIMITED
                  DIRECTORS' REPORT AND FINANCIAL STATEMENTS
                                 31 MARCH 1998

DIRECTORS' REPORT FOR THE YEAR ENDED 31 MARCH 1998

     The directors present their report and audited financial statements for the year ended 31 March 1998.

PRINCIPAL ACTIVITY AND REVIEW OF THE BUSINESS

     The principal activity of the company is that of a parent company. The results of the company's subsidiary undertakings are reflected in the group profit and loss account.

     During April 1997 the group was reorganized in order that all trading subsidiary undertakings became 100% owned or call options were put in place such that PES (International) Limited could exchange the minority shareholdings in subsidiaries for its own shares at its discretion. Details are set out in Notes 5 and 12.

     On 22 April 1997, Halliburton Holdings Limited acquired 26% of the company's ordinary share capital. As part of the transaction, 20,572 additional shares were issued to Halliburton Holdings Limited for a consideration of (Pounds)16.04 million. This resulted in a capital injection into the business which significantly improved the financial strength of the Group.

     On the same date the company granted 6,673 further share options and sufficient funds were made available to the employee share option plan (ESOP) to enable it to acquire shares to meet the obligations of all share options outstanding. This allowed the company to further enhance the incentivization programme for key members of staff.

     As a result of the issue of share options through the above restructuring exercise, in accordance with the applicable U.K. accounting requirements, the value of the company's shares held by the ESOP was written down to the amount receivable on exercise of the outstanding options at the specified exercise prices. As a consequence, during the year the company charged to profit an amount of (Pounds)1,659,472.

RESULT AND DIVIDEND

     The group's loss for the year amounted to (Pounds)2,079,479 (1997 - loss (Pounds)503,145) which will be transferred from reserves. The company's loss for the year amounted to (Pounds)2,379,108 (1997 - profit (Pounds)614,903). A dividend of (Pounds)4,521 has been paid during the year and no further dividend is proposed and the balance has been transferred to reserves.

DIRECTORS AND THEIR INTERESTS

     The directors who held office during the year were as follows:

L. W. Kinch
D. W. Whiteford
M. L. Bowyer
G. M. McLellan      (Resigned 5 April 1997)
D. Rubbo            (Appointed 21 August 1997)
C. Smith            (Appointed 21 August 1997)
M. Fleming          (Appointed 14 November 1997)
S. Owens            (Appointed 21 April 1998)
J. Renfroe          (Appointed 22 April 1998)
M. McCurley         (Appointed 22 April 1998)

     The interests of the directors, together with connected persons, at the beginning and the end of the year in the issued share capital of the company was as follows:

                                         Ordinary shares of each
                             -----------------------------------------------
                                                  Under option  Under option
                             31 March  31 March     31 March       31 March
                                1998      1997         1998          1997
L. W. Kinch                    30,000    35,379           --            --
D. W. Whiteford                14,691    17,721           --            --
M. L. Bowyer                      782       870        2,161         1,560
D. Rubbo                       10,075       974        1,560         1,560
C. Smith                        1,624     1,109        1,522           400
S. Owens                        3,757        --          390           390

     No share options were exercised by any director during the year.

FIXED ASSETS

     Details of movements in tangible fixed assets are shown in Note 11 of the financial statements.

STATEMENT OF DIRECTORS' RESPONSIBILITIES

     Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and group and of the profit or loss of the group for that period. In preparing those financial statements, the directors are required to:

 .    select suitable accounting policies and then apply them consistently;

 .    make judgements and estimates that are reasonable and prudent;

 .    state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

 .    prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

     The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

PES (INTERNATIONAL) LIMITED

AUDITORS

     Our auditors, Price Waterhouse, have merged with Coopers & Lybrand on 1 July 1998 and accordingly Price Waterhouse have resigned as auditors. A resolution to appoint the new firm, PricewaterhouseCoopers, as auditors to the company will be proposed at the Annual General Meeting.

By Order of the Board


Stronachs
SECRETARIES                                                     5 February 1999

AUDITORS' REPORT TO THE SHAREHOLDERS OF
PES (INTERNATIONAL) LIMITED

     We have audited the financial statements on pages 191 through 208 which have been prepared under the historical cost convention and the accounting policies set out on pages 195 through 196.

Respective responsibilities of directors and auditors

     As described on page 164, the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board, which are substantially similar to U.S. Generally Accepted Auditing Standards. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

     In our opinion the financial statements give a true and fair view of the state of the group and company's affairs as at 31 March 1998 and of the loss and cashflows of the group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.



PricewaterhouseCoopers
Chartered Accountants
and Registered Auditors

Aberdeen, U.K.                                                  5 February 1999

PES (INTERNATIONAL) LIMITED

GROUP PROFIT AND LOSS ACCOUNT
FOR THE YEAR ENDED 31 MARCH 1998

                                                                1998              1997
                                                               (Pounds)          (Pounds)
 TURNOVER (Note 2)
 Continuing operations                                          22,672,857        14,971,608
 Acquisitions                                                           --         1,017,000
                                                            --------------     -------------

                                                                22,672,857        15,988,608
 Cost of sales                                                 (12,719,157)       (8,541,187)
                                                            --------------     -------------
 GROSS PROFIT
 Continuing operations                                           9,953,700         6,927,421
 Acquisitions                                                           --           520,000
                                                            --------------     -------------

                                                                 9,953,700         7,447,421

 Administrative expenses                                       (10,191,140)       (7,389,948)
 Other operating income                                            279,388           229,189
 Other income                                                           --           121,483
                                                            --------------     -------------

 OPERATING PROFIT (Note 3)                                          41,948           408,145
 Continuing operations:
 - Fundamental group restructuring (Note 5)                     (1,659,472)               --
 Discontinued operations:
 - Loss on partial disposal of subsidiary undertakings                  --          (153,978)
                                                            --------------     -------------

 (LOSS)/PROFIT BEFORE INTEREST                                  (1,617,524)          254,167

 Interest receivable and similar income                            172,482            11,766
 Income from interests in associated undertakings                   48,314            20,002
 Interest payable and similar charges (Note 6)                    (309,719)         (440,219)
                                                            --------------     -------------

 LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION                    (1,706,447)         (154,284)

 Tax on loss on ordinary activities (Note 7)                      (373,032)         (175,292)
                                                            --------------     -------------

 LOSS ON ORDINARY ACTIVITIES AFTER TAX                          (2,079,479)         (329,576)

 Minority Interests - equity                                            --          (173,569)
                                                            --------------     -------------

 LOSS FOR THE FINANCIAL YEAR                                    (2,079,479)         (503,145)

 Dividends (Note 9)                                                 (4,521)          (45,000)
                                                            --------------     -------------

 AMOUNT TRANSFERRED FROM RESERVES (Note 19)                     (2,084,000)         (548,145)
                                                            ==============     =============

     The group had no recognized gains or losses other than those shown in the profit and loss account above.

     There is no difference between the loss on ordinary activities before taxation and the amount transferred from reserves stated above, and their historical cost equivalents.

(These statements were prepared in accordance with generally accepted accounting principles of the United Kingdom. Please see pages 86 through 88 of the S-4 for reconciliation between generally accepted accounting principles of the United Kingdom and United States for these statements.)

PES (INTERNATIONAL) LIMITED

GROUP BALANCE SHEET - 31 MARCH 1998

                                                              1998                                1997
                                                  -----------------------------     ------------------------------
                                                     (Pounds)         (Pounds)          (Pounds)         (Pounds)
FIXED ASSETS
Intangible assets (Note 10)                                           2,301,594                          2,470,337
Tangible assets (Note 11)                                             5,098,931                          3,246,630
Investments (Note 12)                                                 3,431,950                            146,498
                                                                   ------------                       ------------
                                                                     10,832,475                          5,863,465
CURRENT ASSETS
Stock (Note 13)                                      6,549,627                          2,737,967
Debtors (Note 14)                                    6,294,354                          6,412,388
Cash at bank and in hand (including cash
 held by ESOP)                                       1,131,984                            258,665
                                                  ------------                      -------------

                                                    13,975,965                          9,409,020
CREDITORS - Amounts falling due
  within one year (Note 15)                         (5,592,339)                       (10,122,582)
                                                  ------------                      -------------

NET CURRENT ASSETS/
  (LIABILITIES)                                                       8,383,626                           (713,562)
                                                                   ------------                       ------------

TOTAL ASSETS LESS CURRENT
  LIABILITIES                                                        19,216,101                          5,149,903

CREDITORS - Amounts falling due after
 more than one year (Note 16)                                        (1,471,406)                        (2,040,719)

PROVISIONS FOR LIABILITIES
  AND CHARGES (Note 17)                                                (851,831)                           (54,239)
                                                                   ------------                       ------------

                                                                     16,892,864                          3,054,945
                                                                   ============                       ============
CAPITAL AND RESERVES
Called up share capital (Note 18)                                       128,601                             84,664
Share premium account (Note 19)                                      26,961,449                          2,459,350
Capital redemption reserve (Note 19)                                      9,505                              9,505
Profit and loss account (Note 19)                                    (2,217,748)                           (20,821)
Reserves arising on consolidation (Note 19)                          (9,768,383)                          (927,461)
Acquisition reserve (Note 19)                                         1,779,190                          1,779,190
                                                                   ------------                       ------------

TOTAL SHAREHOLDERS' FUNDS
  (Note 20)                                                          16,892,614                          3,384,427
Equity minority interests                                                   250                           (329,482)
                                                                   ------------                       ------------

                                                                     16,892,864                          3,054,945
                                                                   ============                       ============

The full amounts of shareholders' funds and minority interests are attributable to equity interests.

PES (INTERNATIONAL) LIMITED

COMPANY BALANCE SHEET - 31 MARCH 1998

                                                              1998                            1997
                                                 ------------------------------    -----------------------------
                                                     (Pounds)         (Pounds)       (Pounds)        (Pounds)
FIXED ASSETS
Investments (Note 12)                                                14,527,788                        2,767,579

CURRENT ASSETS
Debtors (Note 14)                                   11,405,249                         2,645,763
Cash (including cash held by ESOP)                          --                               820
                                                 -------------                     -------------

                                                    11,405,249                         2,646,583
CREDITORS - Amounts falling due
 within one
  year (Note 15)                                      (305,376)                       (1,719,429)
                                                 -------------                     -------------

NET CURRENT ASSETS                                                   11,099,873                          927,154
                                                                  -------------                     ------------

TOTAL ASSETS LESS CURRENT                                            25,627,661                        3,694,733
  LIABILITIES

CREDITORS - Amounts falling due after
 more than one year (Note 16)                                                --                         (234,000)
                                                                  -------------                     ------------

                                                                     25,627,661                        3,460,733
                                                                  =============                     ============

CAPITAL AND RESERVES
Called up share capital (Note 18)                                       128,601                           84,664
Share premium account (Note 19)                                      26,961,449                        2,459,350
Capital redemption reserves (Note 19)                                     9,505                            9,505
Profit and loss account (Note 19)                                    (1,471,894)                         907,214
                                                                  -------------                     ------------

TOTAL SHAREHOLDERS' FUNDS
  (Note 20)                                                          25,627,661                        3,460,733
                                                                  =============                     ============

The full amount of shareholders' funds is attributable to equity interests.

APPROVED BY THE BOARD
ON 5 FEBRUARY 1999


M. L. Bowyer
DIRECTOR

(These statements were prepared in accordance with generally accepted accounting principles of the United Kingdom. Please see pages 86 through 88 of the S-4 for reconciliation between generally accepted accounting principles of the United Kingdom and United States for these statements.)

PES (INTERNATIONAL) LIMITED
GROUP CASH FLOW STATEMENT FOR THE YEAR ENDED 31 MARCH 1998

                                                                   1998                         1997
                                                      --------------------------   ---------------------------
                                                        (Pounds)       (Pounds)       (Pounds)       (Pounds)
 NET CASH (OUTFLOW)/INFLOW) FROM                                       (2,000,571)                      789,434
  OPERATING ACTIVITIES (Note 22)

 RETURNS ON INVESTMENTS AND
   SERVICING OF FINANCE
 Interest received                                         172,482                       11,766
 Interest paid                                            (158,433)                    (375,045)
 Interest element of finance lease
  rental and hire purchase payments                       (151,286)                     (65,174)
                                                      ------------                  -----------

 NET CASH OUTFLOW FROM RETURNS ON
  INVESTMENTS AND SERVICING OF
  FINANCE                                                                (137,237)                     (428,453)

 TAXATION                                                                (522,992)                      (87,679)

 CAPITAL EXPENDITURE AND FINANCIAL
  INVESTMENT
 Purchase of tangible fixed assets                      (2,607,684)                    (902,248)
 Receipts from sale of tangible fixed assets               707,359                      594,638
 Investment in ESOP                                     (4,908,491)                    (120,663)
                                                      ------------                  -----------

 NET CASH OUTFLOW FOR CAPITAL
  EXPENDITURE AND FINANCIAL
  INVESTMENT                                                           (6,808,816)                     (428,273)

 ACQUISITIONS AND DISPOSALS
 Acquisition of subsidiary                                      --                     (299,650)
 Net overdraft acquired with subsidiary                         --                     (192,430)
 Partial disposal of subsidiaries                               --                        8,408
                                                      ------------                  -----------

 NET CASH OUTFLOW FROM                                                         --                      (483,672)
 ACQUISITIONS AND DISPOSALS

 EQUITY DIVIDENDS PAID                                                     (4,521)                      (45,000)
                                                                     ------------                  ------------

 NET CASH OUTFLOW BEFORE FINANCING                                     (9,474,137)                     (683,643)

 FINANCING
 Issue of new shares                                    16,037,846                           --
 Loan from directors                                      (667,419)                     (71,084)
 Capital element of finance lease rental and hire
  purchase payments                                       (753,009)                    (554,169)
 Repayment of other loans                                 (236,711)                     (50,792)
                                                      ------------                  -----------

 NET CASH INFLOW/(OUTFLOW)
 FROM FINANCING                                                        14,380,707                      (676,045)
                                                                     ------------                  ------------
 INCREASE/(DECREASE) IN CASH IN
 THE PERIOD (Note 24)                                                   4,906,570                    (1,359,688)
                                                                     ============                  ============

PES (INTERNATIONAL) LIMITED

NOTES TO THE FINANCIAL STATEMENTS - 31 MARCH 1998

1    ACCOUNTING POLICIES

(1)  Accounting convention

     The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

(2)  Consolidation

     The financial statements consolidate the results of the company and its subsidiary undertakings. The group eliminates goodwill arising on consolidation from the consolidated financial statements on different acquisitions either directly by immediate write off against reserves, or by capitalization and amortization through the consolidated profit and loss account by equal annual instalments over the estimated useful economic life of the consolidation goodwill.

(3)  Associated undertakings

     The group's share of profits and tax of associated undertakings is included in the consolidated profit & loss account, and the group's share of their net assets is included in the consolidated balance sheet.

(4)  Fixed assets and depreciation

     All tangible fixed assets are stated at cost less depreciation. Depreciation has been provided on the straight line basis at rates which amortize fixed assets over their estimated useful lives. The depreciation rates are as follows:

     Plant and machinery                                              10% to 25%
     Office equipment                                                        25%
     Motor vehicles                                                          25%
     Buildings                                                                5%

Intangible assets are written off on a straight line basis over their estimated useful lives. Details are given in Note 10 to the financial statements.

(5)  Deferred taxation

     Provision is made for deferred taxation using the liability method where there is a reasonable probability that a liability will arise in the foreseeable future.

(6)  Foreign currencies

     Assets and liabilities denominated in foreign currencies are expressed in sterling at the rate of exchange ruling at the balance sheet date. Exchange gains and losses arising on trading transactions are dealt with through the profit and loss account.

     The profit and loss accounts of overseas subsidiary undertakings are translated into sterling at an average exchange rate for the year. The balance sheets are translated at the closing rate. Exchange differences arising on these transactions are taken to reserves.

(7)  Stocks

     Stocks and work in progress are stated at the lower of cost and net realizable value.

(8)  Finance leases and hire purchase agreements

     Assets purchased under finance leases or hire purchase agreements are capitalized in the balance sheet and are depreciated over their useful lives. The interest element of the rental obligations is charged to the profit and loss account over the period of the contract on a straight line basis.

(9)  Operating leases

     Expenditure on operating leases is charged to the profit and loss account on a basis representative of the benefit derived from the asset, normally on a straight line basis over the lease period.

(10) Pension costs

     Contributions to the company's defined contribution pension scheme are charged to the profit and loss account as incurred.

(11) Government grants

     Government and local authority grants of a capital nature are credited to a deferred income account in the balance sheet and an amount released to profit and loss account each year over the life of the asset to which the grant relates. Revenue grants are credited to the profit and loss account in the period in which they are received.

(12) Research and development expenditure

     Development expenditure relating to specific projects intended for commercial exploitation is carried forward. Such expenditure is amortized over the period expected to benefit. Expenditure on pure and applied research is written off as incurred.

(13) Employee Share Ownership Plan (ESOP)

     As recommended in UITF Abstract 13, the company's and group's accounts include the employee share ownership plan. The plan holds shares for the employee share option scheme and the directors consider that the company has control of the shares held by the plan and bears the benefits and risks. Shares held by the plan are shown as "own shares" within fixed asset investments. The main features of the plan are detailed in Note 12 to the financial statements.

2    TURNOVER

     Turnover represents the total invoiced value of goods supplied and services provided excluding value added tax.

     The geographical analysis of the group's turnover, which is derived from the supply of oil and gas well subsurface engineering, is as follows:

                                                                                1998           1997
                                                                              (Pounds)       (Pounds)
     United Kingdom                                                           10,374,413      9,120,608
     Norway                                                                    4,394,148      2,421,000
     Other Europe                                                              3,780,459      1,934,000
     Africa                                                                      330,000        558,000
     Middle East                                                                 907,045        390,000
     Far East & Australia                                                      1,687,663        999,000
     North & South America                                                     1,199,129        566,000
                                                                            ------------   ------------

                                                                              22,672,857     15,988,608
                                                                            ============   ============

3  OPERATING PROFIT

                                                                                  1998           1997
                                                                                (Pounds)       (Pounds)
     Operating profit is stated after charging/(crediting):
     Depreciation on owned assets                                                834,358        668,766
     Depreciation on assets held under finance lease and hire purchase
     agreements                                                                  569,290        319,205
     Amortization of goodwill and intangible assets                              154,456        101,129
     Auditors' remuneration:
     audit fees                                                                   40,536         31,500
     non audit fees                                                               70,091         75,120
     Hire of plant and equipment                                                 146,781         93,943
     Release of local authority grants (Note 17)                                  (1,400)        (1,400)
     Grant income                                                               (279,388)      (229,189)
     Non recurring legal and professional fees                                   108,394        293,139
     Gain on disposal of fixed assets                                            (86,252)      (165,236)
     Other income - employee share ownership plan                                     --       (121,483)
                                                                            ============   ============

     Auditors' remuneration in respect of the company amounted to (Pounds)6,000 (1997 - (Pounds)6,000).

4    STAFF COSTS

(1)

                                                                                 1998            1997
                                                                               (Pounds)        (Pounds)
     Wages and salaries                                                        8,920,653      5,458,897
     Social security costs                                                     1,047,919        685,818
     Other pensions costs (Note 26)                                              306,643        230,096
                                                                            ------------   ------------

                                                                              10,275,215      6,374,811
                                                                            ============   ============

(2) The average number of employees of the group during the year was as follows:

                                                              1998        1997
                                                             Number      Number
     Production                                                   242         176
     Distribution and marketing                                    38          27
     Administration                                                35          18
                                                            ---------   ---------

                                                                  315         221
                                                            =========   =========

(3)  Details of directors' emoluments are as follows:

                                                               1998        1997
                                                             (Pounds)    (Pounds)

     Aggregate emoluments                                     656,337     500,717
     Group pension contributions to money purchase schemes     55,052      54,217
                                                            ---------   ---------

                                                              711,389     554,934
                                                            =========   =========

     Sums paid to third parties for directors' services            --      15,200
                                                            =========   =========

     Highest paid director

     Aggregate emoluments                                     106,146      94,563
                                                            =========   =========

     In addition, pension contributions of (Pounds)17,500 were paid to money purchase schemes on behalf of the highest paid director.

5    EXCEPTIONAL ITEM

     During April 1997, the group underwent a fundamental restructuring exercise under which the company bought out all minority interests in its subsidiary undertakings and Halliburton Holdings Limited acquired a 26% interest in the ordinary shares of the company.

     As part of this restructuring exercise, a number of additional options over the company's shares were issued by the company's Employee Share Ownership Plan
(ESOP). In accordance with the requirements of UITF Abstract 13, the value of the company's shares held by the ESOP is shown on the company and group balance sheets as part of "investments." As result of the issue of share options in connection with the restructuring during the year, the carrying value of the company's shares held by ESOP was written down by (Pounds)1,659,472 in accordance with the requirements of UITF Abstract 13.

6    INTEREST PAYABLE AND SIMILAR CHARGES

                                                                1998      1997
                                                              (Pounds)  (Pounds)
     Bank overdraft and other bank borrowings                 140,686     283,901
     Directors' loans                                           2,900      91,144
     Finance lease and hire purchase interest                 151,286      65,174
     Other interest                                            14,847          --
                                                            ---------   ---------

                                                              309,719     440,219
                                                            =========   =========

7    TAX ON (LOSS)/PROFIT ON ORDINARY ACTIVITIES

                                                                          1998        1997
     The tax charge/(credit) for the year comprises the following:      (Pounds)    (Pounds)
     UK corporation tax at 31% (1997 - 33%)
     - current year                                                           --      (92,190)
     - prior year                                                        (53,678)      16,166
     Overseas tax                                                        359,051      275,737
     Deferred tax at 31% (1997 - 33%) (Note 17)                           58,710      (27,424)
     Overseas deferred tax (Note 17)                                      (2,932)      (2,487)
                                                                      ----------   ----------

                                                                         361,151      169,802
     Associated undertaking                                               11,881        5,490
                                                                      ----------   ----------

                                                                         373,032      175,292
                                                                      ==========   ==========

8    PROFIT FOR THE FINANCIAL YEAR

     As permitted by section 230 of the Companies Act 1985, the parent company's profit and loss account has not been included in these financial statements.
The parent company's loss for the financial year was (Pounds)2,379,108 (1997 - profit (Pounds)614,903).

9    DIVIDENDS

                                                                         1998         1997
                                                                       (Pounds)     (Pounds)
     Dividends on equity shares
     `A' ordinary shares paid of (Pounds)384.22 per share                  4,521       45,000
                                                                      ==========   ==========

10   INTANGIBLE FIXED ASSETS

     The company has no intangible fixed assets. Details relating to the group are as follows:


                                                           Goodwill
                              Development                arising on    Purchased
                                costs       Patents    consolidation    goodwill     Total
                               (Pounds)     (Pounds)      (Pounds)      (Pounds)    (Pounds)
Cost
At 1 April 1997                  730,000     301,765       1,667,861      32,362     2,731,988
Exchange                              --     (11,222)             --      (3,065)      (14,287)
Additions                             --          --              --          --            --
                              ----------   ---------   -------------   ---------   -----------

At 31 March 1998                 730,000     290,543       1,667,861      29,297     2,717,701
                              ==========   =========   =============   =========   ===========

Amortization
At 1 April 1997                   32,488     163,928          55,595       9,640       261,651
Charge for year                   27,947      35,404          83,393       7,712       154,456
                              ----------   ---------   -------------   ---------   -----------

At 31 March 1998                  60,435     199,332         138,988      17,352       416,107
                              ==========   =========   =============   =========   ===========

Net book value
At 31 March 1998                 669,565      91,211       1,528,873      11,945     2,301,594
                              ==========   =========   =============   =========   ===========

At 31 March 1997                 697,512     137,837       1,612,266      22,722     2,470,337
                              ==========   =========   =============   =========   ===========

     Development costs relate to a specific project undertaken by the group. Sales of the product commenced at the end of 1995/96 and the related development expenditure is being amortized over the estimated production and commercial life of the product. The directors consider that the product is commercially viable and that it will remain so over its estimated production life. Accordingly, they are of the opinion that this provides sufficient justification to defer costs and match them against future revenue.

     Purchased goodwill arose on the acquisition of assets by a subsidiary company, PES France SA. The goodwill in respect of this acquisition is being amortized over five years.

     Goodwill arising on consolidation represents the goodwill arising on the acquisition of Well-Equip Limited. The goodwill is being amortized over a period of 20 years being the directors' estimate of the estimated useful economic life.

     Patent costs are amortized over their estimated useful life of two to eight years.

11   TANGIBLE ASSETS

     The company has no tangible fixed assets. Details relating to the group are as follows:

                                     Long
                                  leasehold       Office       Plant And        Motor
                                  buildings     equipment      machinery      vehicles        Total
                                   (Pounds)      (Pounds)       (Pounds)      (Pounds)       (Pounds)
     Cost
     At 1 April 1997                259,623      1,060,484      3,907,788       696,914       5,924,809
     Exchange                            --         (8,150)       (31,123)           --         (39,273)
     Additions                      264,075        449,091      3,040,676       148,823       3,902,665
     Disposals                       (5,843)       (18,032)      (679,451)     (453,077)     (1,156,403)
                                 ----------    -----------    -----------    ----------   -------------

     At 31 March 1998               517,855      1,483,393      6,237,890       392,660       8,631,798
                                 ==========    ===========    ===========    ==========   =============

     Depreciation
     At 1 April 1997                 69,478        649,071      1,645,328       314,302       2,678,179
     Exchange                            --         (2,351)       (11,313)           --         (13,664)
     Charge for the year             23,645        231,580      1,011,659       136,764       1,403,648
     Disposals                         (449)        (4,708)      (245,977)     (284,162)       (535,296)
                                 ----------    -----------    -----------    ----------   -------------

     At 31 March 1998                92,674        873,592      2,399,697       166,904       3,532,867
                                 ==========    ===========    ===========    ==========   =============

     Net book amount

     At 31 March 1998               425,181        609,801      3,838,193       225,756       5,098,931
                                 ==========    ===========    ===========    ==========   =============

     At 31 March 1997               190,145        411,413      2,262,460       382,612       3,246,630
                                 ==========    ===========    ===========    ==========   =============

     The net book amount of plant and machinery includes (Pounds)2,467,973 (1997 - (Pounds)1,781,901) in respect of assets held under finance and hire purchase lease agreements.

12   INVESTMENTS

                                                                            The
                                                          The Group       Company
                                                           (Pounds)       (Pounds)
     At 31 March 1998
     Shares in subsidiary undertakings (1)                       --      11,155,506
     Associated undertaking (2)                              62,268           2,600
     Own shares in ESOP (3)                               3,369,682       3,369,682
                                                       ------------   -------------

                                                          3,431,950      14,527,788
                                                       ============   =============

(1)  Shares at cost in subsidiary undertakings

                                                                        Company
                                                                       (Pounds)
     At 1 April 1997                                                      2,644,316
     Additions during the period                                          8,511,190
                                                                      -------------

     At 31 March 1998                                                    11,155,506
                                                                      =============

(2)  Investment in associated undertaking

                                                          Group         Company
                                                         (Pounds)       (Pounds)
     At 1 April 1997                                         25,835           2,600
     Share of profit of associated undertaking               36,433              --
                                                       ------------   -------------

     At 31 March 1998                                        62,268           2,600
                                                       ============   =============

     Associated Undertaking
     ----------------------

     The group and the company hold a 26% interest in the ordinary shares of Cairntoul Well Equipment Services Limited, a company registered in Scotland which provides well equipment services.

(3)  Own shares in ESOP

                                                                       Group and
                                                                        Company
                                                                        (Pounds)

     Own shares held by employee share ownership plan                     3,369,682
                                                                      =============

     Own shares held by the ESOP are stated at the lower of cost and the exercise price of the various options outstanding over those shares at the balance sheet date.

     The ESOP is funded by payments from group companies and these funds are used to acquire shares which have been conditionally granted to certain employees under the share option scheme. Proceeds from the disposal of such shares on exercising of the options will be charged to profit when distributed by the ESOP in future years.

     The company's principal subsidiary undertakings at 31 March 1998 were as follows:

                                                                                         Percentage
                                                                                         of nominal
                                                                        Country of     share capital
                                                           Nature      registration/     and voting
                           Name                         of Business    incorporation      rights
     ------------------------------------------------   ------------   -------------   -------------
     Petroleum Engineering Services Limited             Oil Services   Scotland                  100%
     PES (Netherlands) Limited                          Dormant        Scotland                   75%
     PES (USA) Incorporated                             Oil Services   USA                       100%
     PES Norge A/S                                      Oil Services   Norway                    100%
     PES Italia SRL                                     Oil Services   Italy                     100%
     Petroleum Engineering Services Asia Pty Limited    Oil Services   Australia                 100%
     PES de France                                      Oil Services   France                    100%
     PES France                                         Oil Services   France                    100%
     PES Trustees Limited                               Trustee        Scotland                  100%
                                                        Company
     PES Petroquip Limited                              Dormant        Scotland                  100%
     PES Petroserv Limited                              Dormant        Scotland                  100%
     PES Petrospec Limited                              Dormant        Scotland                  100%
     PES Petrotorq Limited                              Dormant        Scotland                  100%
     PES Petroturn Limited                              Dormant        Scotland                   76%
     PES Petroseal Limited                              Dormant        Scotland                  100%
     Well Equip Limited                                 Dormant        Scotland                  100%

     Well Equip Limited was acquired on 31 July 1996 and its trade, assets and liabilities were transferred to a fellow subsidiary, Petroleum Engineering Services Limited on the same date.

     In April 1997 the group was reorganized. PES (USA) Incorporated, PES Italia SRL, PES de France and PES France became 100% subsidiaries. PES Norge A/S and Petroleum Engineering Services Asia Pty Limited became fully under the control of PES (International) Limited because call options were put in place over the minority shareholdings. All changes to shareholdings were transacted by way of a share exchange for shares in the parent company, PES (International) Limited.

13   STOCK

                                                               Group
                                                    ---------------------------
                                                        1998           1997
                                                      (Pounds)       (Pounds)
     Raw material                                        131,674        171,811
     Work in progress                                  2,011,843        939,257
     Finished goods                                    4,406,110      1,626,899
                                                    ------------   ------------

                                                       6,549,627      2,737,967
                                                    ============   ============

     The company had no stock at either 31 March 1998 or 1997.

14   DEBTORS

                                                                 1998                     1997
                                                         ----------------------   ---------------------
                                                           Group       Company      Group      Company
                                                          (Pounds)    (Pounds)     (Pounds)    (Pounds)
     Trade debtors                                       5,857,883           --   6,194,620          --
     Amounts owed by subsidiary undertakings                    --   11,405,171          --   1,994,015
     Other debtors                                         274,287           78     175,359          78
     Prepayments and accrued income                        162,184           --      42,409          --
     Dividend receivable                                        --           --          --     651,670
                                                         ---------   ----------   ---------   ---------

                                                         6,294,354   11,405,249   6,412,388   2,645,763
                                                         =========   ==========   =========   =========

     Amounts owed by subsidiary undertakings relate to loans made to Petroleum Engineering Services Limited. The loans are non interest bearing and are repayable on demand.

15   CREDITORS - AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                 1998                       1997
                                                        ----------------------    -------------------------
                                                           Group       Company        Group        Company
                                                          (Pounds)     (Pounds)     (Pounds)       (Pounds)
Bank overdraft (secured)                                   559,119          --      4,592,370     1,081,400
Bank loan (Note 16)                                         46,875          --         15,412            --
Trade creditors                                          1,911,967          --      1,835,603            --
Amounts owing to subsidiary  undertakings                       --          --             --           750
Corporation tax payable                                    174,738      10,136        381,107        98,890
Other taxation and social security                         451,244      43,403        671,586            --
Accruals and deferred income                             1,356,306      17,837      1,698,856       293,139
Finance lease and hire purchase obligations (Note 21)      858,090          --        504,979            --
Loans from directors                                            --          --        177,419            --
ACT payable                                                     --          --         11,250        11,250
Loan notes (Note 16)                                       234,000     234,000        234,000       234,000
                                                        ----------   ---------    -----------    ----------

                                                         5,592,339     305,376     10,122,582     1,719,429
                                                        ==========   =========    ===========    ==========

     The bank overdraft is secured by a Bond and Floating Charge over the assets of the group.

16   CREDITORS - AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                   1998                    1997
                                                          ----------------------  ----------------------
                                                            Group      Company      Group      Company
                                                           (Pounds)    (Pounds)    (Pounds)    (Pounds)
     Finance lease and hire purchase obligations (Note
     21)                                                  1,389,277           --   1,200,416          --
     Loan from pension fund                                      --           --     490,000          --
     Bank loan                                               82,129           --     116,303          --
     Loan notes                                                  --           --     234,000     234,000
                                                          ---------   ----------  ----------   ---------

                                                          1,471,406           --   2,040,719     234,000
                                                         ==========   ==========  ==========   =========

     The loan notes were issued on 31 July 1996 as partial consideration for the Well-Equip acquisition. The loan notes are charged interest at 2% over base rates. The second tranche of (Pounds)234,000 was repaid on 6 April 1998.

     The bank loan is repayable as follows:

                                             1998              1997
                                       Group    Company    Group    Company
                                      ------------------  ------------------
                                      (Pounds)  (Pounds)  (Pounds)  (Pounds)

        Less than one year              46,875        --    15,412        --
        Between one and two years       33,043        --    16,358        --
        Between two and five years      49,086        --    55,347        --
        Five years or more                  --        --    44,598        --
                                       -------   -------   -------   -------

                                       129,004        --   131,715        --
                                       =======   =======   =======   =======

17   PROVISIONS FOR LIABILITIES AND CHARGES

                                                             1998      1997
                                                            Group     Group
                                                           (Pounds)  (Pounds)

        Deferred tax                                        90,417    34,639
        Deferred income                                    761,414    19,600
                                                           -------   -------

                                                           851,831    54,239
                                                           =======   =======

     Deferred tax

     The full potential liability for deferred tax calculated at a rate of 31% (1997 - 33%), all of which has been provided, is as follows:

                                                             1998      1997
                                                            Group     Group
                                                           (Pounds)  (Pounds)

        Capital allowances                                  90,417    27,116
        Other timing differences                                --     7,523
                                                           -------   -------

                                                            90,417    34,639
                                                           =======   =======

        Balance at 1 April                                  34,639    52,947
        Acquisitions                                            --    11,603
        Current year charge/(credit)                        30,692   (29,911)
        Prior year charge                                   25,086        --
                                                           -------   -------

        Balance at 31 March                                 90,417    34,639
                                                           =======   =======

     Deferred income

                                                             1998      1997
                                                            Group     Group
                                                           (Pounds)  (Pounds)

        Balance at 1 April                                  19,600    21,000
        Additions                                          743,214        --
        Release during year (Note 3)                        (1,400)   (1,400)
                                                           -------   -------

        Balance at 31 March                                761,414    19,600
                                                           =======   =======

18   CALLED UP SHARE CAPITAL


                                                           Group and Company
                                                            1998       1997
                                                          (Pounds)   (Pounds)

        Authorized:
             Ordinary Shares of (Pounds)1 each             150,000    88,288
             'A' ordinary shares of (Pounds)1 each              --    11,712
                                                           -------   -------

                                                           150,000   100,000
                                                           =======   =======

        Allotted called up and fully paid:
             Ordinary Shares of (Pounds)1 each             126,654    72,952
             'A' Ordinary Shares of (Pounds)1 each              --    11,712
                                                           -------   -------

                                                           126,654    84,664
        Called up share capital not paid:
        Ordinary shares of (Pounds)1 each                    1,947        --
                                                           -------   -------

                                                           128,601    84,664
                                                           =======   =======


     On 22 April 1998 the company's issued share capital was increased to 126,654 ordinary shares of (Pounds)1 each with the 'A' ordinary shares being converted into ordinary shares. This was done as a result of the group reorganization and acquisition by Halliburton Holdings Limited of 26% of the issued share capital.

     Subsequent to the year end, on 27 October 1998, the company undertook a share split exercise, issuing 10 shares of (Pounds)1 each for every share held.

19   RESERVES

Group

                                               Share       Capital      Profit        Reserves
                                              premium    redemption    and loss      arising on    Acquisition
                                              account      reserve      account    consolidation     reserve
                                             (Pounds)     (Pounds)     (Pounds)       (Pounds)       (Pounds)
        At 1 April 1997                      2,459,350        9,505      (20,821)       (927,461)    1,779,190
        Amount transferred from reserves            --           --   (2,084,000)             --            --
        Issue of new shares                 24,502,099           --           --              --            --
        Exchange movement                           --           --     (112,927)             --            --
        Goodwill written off                        --           --           --      (8,840,922)           --
                                            ----------   ----------   ----------   -------------   -----------

        At 31 March 1998                    26,961,449        9,505   (2,217,748)     (9,768,383)    1,779,190
                                            ==========   ==========   ==========   =============   ===========

     During April 1997 the group was restructured in order that all trading subsidiary undertakings became 100% owned. As part of this restructuring shares in the company were issued to minority shareholders in subsidiary undertakings which resulted in the write off of goodwill on consolidation of approximately (Pounds)8.8 million and the creation of additional share premium of approximately (Pounds)8.5 million.

     Also in April 1997, Halliburton Holdings Limited acquired 26% of the company's ordinary share capital. As part of this transaction, 20,572 additional ordinary shares were issued to Halliburton Holdings Limited for a consideration of (Pounds)16.04 million, creating additional share premium of approximately (Pounds)16.0 million.

     The balance on acquisition reserve represents the excess of fair value of shares acquired in Petroleum Engineering Services Limited over the nominal value of the consideration.

Company

                                             Share     Profit and     Capital
                                            premium       Loss      redemption
                                            account     account       reserve
                                           (Pounds)     (Pounds)     (Pounds)

        At 1 April 1997                    2,459,350      907,214        9,505
        Amount transferred to reserves            --   (2,379,108)          --
        Premium on share issue            24,502,099           --           --
                                          ----------   ----------    ---------

        At 31 March 1998                  26,961,449   (1,471,894)       9,505
                                          ==========   ==========    =========

20   RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                         1998                    1997
                                               -----------------------   ---------------------
                                                  Group       Company      Group      Company
                                                (Pounds)      (Pounds)    (Pounds)    (Pounds)
       (Loss)/profit for the financial year    (2,079,479)  (2,374,587)   (503,145)    659,903
       Dividends                                   (4,521)      (4,521)    (45,000)    (45,000)
       Share capital issued at par                 43,937       43,937       6,586       6,586
       Premium on share issue                  24,502,099   24,502,099   1,259,014   1,259,014
       Exchange movement                         (112,927)          --     (41,890)         --
       Goodwill written off                    (8,840,922)          --          --          --
                                               ----------   ----------   ---------   ---------

       Net addition to shareholders' funds     13,508,187   22,166,928     675,565   1,880,503
       Opening shareholders' funds              3,384,427    3,460,733   2,708,862   1,580,230
                                               ----------   ----------   ---------   ---------

       Closing shareholders' funds             16,892,614   25,627,661   3,384,427   3,460,733
                                               ==========   ==========   =========   =========

21   FINANCE LEASE AND HIRE PURCHASE OBLIGATIONS

                                                           1998        1997
                                                           Group       Group
                                                          (Pounds)    (Pounds)

        Amounts payable within one year                     962,236     661,402
        In second to fifth years inclusive                1,706,577   1,435,919
                                                          ---------   ---------

                                                          2,668,813   2,097,321
        Finance charges allocated to future periods        (421,446)   (391,926)
                                                          ---------   ---------

                                                          2,247,367   1,705,395
                                                          =========   =========

        Falling due within one year (Note 15)               858,090     504,979
        Falling due after more than one year (Note 16)    1,389,277   1,200,416
                                                          ---------   ---------

                                                          2,247,367   1,705,395
                                                          =========   =========

     The amounts are secured over the assets to which they relate.

22   RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH FLOWS

                                                         1998         1997
                                                       (Pounds)     (Pounds)

        Operating profit                                  41,948       408,145
        Gain on disposal of fixed assets                 (86,252)      (94,152)
        Depreciation                                   1,403,648       987,971
        Amortization of intangible assets                154,456       101,129
        Receipt of local authority grants                743,213            --
        Release of local authority grants                 (1,400)       (1,400)
        Increase in stock                             (3,811,660)     (595,154)
        Decrease/(increase) in debtors                   118,034      (862,481)
        (Decrease)/increase in creditors                (489,527)      846,709
        Exchange movement                                (73,031)       (1,333)
                                                      ----------    ----------
        Net cash (outflow)/inflow from operating
          activities                                  (2,000,571)      789,434
                                                      ==========    ==========

23   ANALYSIS OF NET DEBT

(1)  Reconciliation of net cash flow to movement in net debt

                                                                     (Pounds)

        Increase in cash in the period (Note 24)                     4,906,570

        Decrease in debt and lease financing                         1,657,139
                                                                    ----------

        Change in net debt resulting from cash flows                 6,563,709

        New HP and finance leases                                   (1,294,981)
                                                                    ----------

        Movement in net debt in the period                           5,268,728

        Net debt at 1 April 1997                                    (7,306,234)
                                                                    ----------

        Net debt at 31 March 1998                                   (2,037,506)
                                                                    ==========

(2)  Analysis of net debt

                                                                     Other         At 31
                                          At 1 April      Cash      non-cash       March
                                             1997         flow       changes       1998
                                           (Pounds)     (Pounds)    (Pounds)     (Pounds)
        Cash in hand, at bank                258,665     873,319           --    1,131,984
        Overdrafts                        (4,592,370)  4,033,251           --     (559,119)

        Obligations under finance leases  (1,705,395)    753,009   (1,294,981)  (2,247,367)

        Debt due within one year            (426,831)    145,956           --     (280,875)

        Debt due after one year             (840,303)    758,174           --      (82,129)
                                          ----------   ---------   ----------   ----------

                                          (7,306,234)  6,563,709   (1,294,981)  (2,037,506)
                                          ==========   =========   ==========   ==========


     During the year the group entered into HP and finance lease arrangements in respect of assets with a capital value at inception of the leases of (Pounds)1,294,981. These arrangements are described above as "other non-cash changes."

24   ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS AS SHOWN IN BALANCE SHEET

                                                                      Change in
                                                1998        1997       period
                                              (Pounds)    (Pounds)    (Pounds)

        Cash at bank and in hand             1,131,984      258,665     873,319
        Bank overdraft                        (559,119)  (4,592,370)  4,033,251
                                             ---------   ----------   ---------

                                               572,865   (4,333,705)  4,906,570
                                             =========   ==========   =========

25   OPERATING LEASE COMMITMENTS

     The group has commitments under operating leases to make payments in the following year as set out below:

                                                            1998        1997
                                                          (Pounds)    (Pounds)

        Plant and machinery and motor vehicles:
        Operating leases which expire:
        Within 1 year                                         6,050       1,117
        2-5 years                                            59,804      19,768
                                                         ==========   =========

26   PENSION COMMITMENTS

     The group operates a defined contribution pension scheme for the directors and contributes to personal schemes on behalf of certain employees. The schemes are administered independently of the company and are funded through policies of assurance of annuity. The total pension cost which is charged against profit represents contributions payable by the group and amounted to (Pounds)306,643 (1997 - (Pounds)230,096).

27   CONTINGENT LIABILITIES

     During the year an amount of (Pounds)11,471 has been credited to the profit and loss account. This relates to grant income from Scottish Enterprise in respect of a research and development project, the costs of which have been expensed. In the event the project becomes commercially viable, the amounts will become repayable by the company. Accordingly an amount of (Pounds)11,471 has been accrued. In addition, the company will be liable to pay a 2.5% royalty on all sales. As this future liability cannot be estimated with any degree of precision, no provision has been made.

28   RELATED PARTY TRANSACTIONS

     During the year the group incurred (Pounds)10,542 in respect of purchased well services from Cairntoul Well Equipment Services Limited, its associated undertaking.

29   POST BALANCE SHEET EVENTS

     Details of post balance sheet events are given in the directors' report.

                          PES (INTERNATIONAL) LIMITED
                  DIRECTORS' REPORT AND FINANCIAL STATEMENTS
                                 31 MARCH 1999

DIRECTORS' REPORT FOR THE YEAR ENDED 31 MARCH 1999

     The directors present their report and audited financial statements for the year ended 31 March 1999.

PRINCIPAL ACTIVITY AND REVIEW OF THE BUSINESS

     The principal activity of the company is that of a parent company. The results of the company's subsidiary undertakings are reflected in the group profit and loss account.

RESULT AND DIVIDEND

     The group's profit for the year amounted to (Pounds)772,186 (1998 - loss (Pounds)2,079,479) which will be transferred from reserves. The company's profit for the year amounted to (Pounds)271,954 (1998 - loss (Pounds)2,379,108). No dividend has been paid during the year (1998 (Pounds)4,521), no dividend is proposed and the balance has been transferred to reserves.

DIRECTORS AND THEIR INTERESTS

     The directors who held office during the year were as follows:

L W Kinch
D W Whiteford
M L Bowyer
R Rubbo
C Smith
M Fleming
S Owens        (Appointed 21 April 1997)
J Renfroe      (Appointed 22 April 1997)
M McCurley     (Appointed 22 April 1997)

     The interests of the directors, together with connected persons, at the beginning and the end of the year in the issued share capital of the company was as follows:

                         Ordinary shares of (Pounds)0.10 each (1998 - (Pounds)1 each
                         -----------------------------------------------------------
                                                         Under         Under
                                                        Option         Option
                            31 March    31 March       31 March       31 March
                              1999        1998           1999           1998
                           --------     --------       --------       --------
L W Kinch                    300,000      30,000             --             --
D W Whiteford                146,910      14,691             --             --
M L Bowyer                     7,820         782         21,610          2,161
R Rubbo                      100,750      10,075         15,600          1,560
C Smith                        8,690       1,624         15,220          1,522
S Owens                       37,570       3,757          3,900            390
M Fleming                         --          --          2,500             --
                             =======     =======        =======        =======

     During the year the company undertook a share split exercise, issuing 10 shares of (Pounds)0.10 each for every (Pounds)1 share previously held. No share options were exercised by any director during the year.

FIXED ASSETS

     Details of movements in tangible fixed assets are shown in Note 11 of the financial statements.

YEAR 2000 COMPLIANCE

     As is well known, many computer and digital storage systems express dates using only the last two digits of the year and will thus require modification or replacement to accommodate the year 2000 and beyond in order to avoid malfunctions and resulting widespread commercial disruption. This is a complex and pervasive issue. The operation of the business depends not only on computer systems, but also to some degree on those of suppliers and customers. This could expose the company to further risk in the event that there is a failure by external parties to remedy their year 2000 issues.

     A significant risk analysis has been performed to determine the impact of the issue on all activities. From this, prioritised action plans have been developed which are designed to address the key risks in advance of critical dates and without disruption to the underlying business activities. Priority is given to those systems which could cause a significant financial or legal impact on the company business if they were to fail. The plan also includes a requirement for the testing of systems changes, involving the participation of users. The risk analysis also considers the impact of year 2000 related failures by significant suppliers and customers. In appropriate cases formal communication has been initiated with these other parties.

     Given the complexity of the problem, it is not possible for any organization to guarantee that no year 2000 problems will remain, because at least some level of failure may still occur. However, the directors believe that it will achieve an acceptable state of readiness and have also provided resources to deal promptly with significant subsequent failures or issues that might arise.

     Much of the cost of implementing the action plans will be subsumed into the recurring activities of the departments involved. The total cost of modifications to computer hardware and software has been included in administrative expenses.

STATEMENT OF DIRECTORS' RESPONSIBILITIES

     Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and group and of the profit or loss of the group for that period. In preparing those financial statements, the directors are required to:

 .    select suitable accounting policies and then apply them consistently;

 .    make judgements and estimates that are reasonable and prudent;

 .    state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

 .    prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

     The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

AUDITORS

     A resolution to reappoint PricewaterhouseCoopers as auditors to the company will be proposed at the Annual General Meeting.

By Order of the Board

Stronachs
SECRETARIES                                                    30 September 1999

AUDITORS' REPORT TO THE SHAREHOLDERS OF
PES (INTERNATIONAL) LIMITED

     We have audited the financial statements on pages 212 through 232 which have been prepared under the historical cost convention and the accounting policies set out on pages 216 through 217.

Respective responsibilities of directors and auditors

     The directors are responsible for preparing the Directors' Report, including as described on page __ the financial statements. Our responsibilities, as independent auditors, are established by statute, the Auditing Practices Board and our profession's ethical guidance.

     We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and transactions is not disclosed.

     We read the other information contained in the Directors' Report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements.

Basis of audit opinion

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

     In our opinion the financial statements give a true and fair view of the state of affairs of the company and the group at 31 March 1999 and of the profit and cash flows of the group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.


PricewaterhouseCoopers
Chartered Accountants
and Registered Auditors                                        30 September 1999

PES (INTERNATIONAL) LIMITED

GROUP PROFIT AND LOSS ACCOUNT
FOR THE YEAR ENDED 31 MARCH 1999

                                                           1999         1998
                                                         (Pounds)     (Pounds)
                                                       -----------  -----------
  TURNOVER - Continuing operations (Note 2)             29,599,581   22,672,857

  Cost of sales                                        (17,532,853) (12,719,157)
                                                       -----------  -----------

  GROSS PROFIT - Continuing operations                  12,066,728    9,953,700

  Administrative expenses                              (10,733,562) (10,191,140)
  Other operating income                                   224,604      279,388
                                                       -----------  -----------

  OPERATING PROFIT - Continuing operations (Note 3)      1,557,770       41,948
  - Fundamental group restructuring (Note 5)                    --   (1,659,472)
                                                       -----------  -----------

  PROFIT/(LOSS) BEFORE INTEREST                          1,557,770   (1,617,524)

  Interest receivable and similar income                    43,838      172,482
  Income from interests in associated undertakings              --       48,314
  Interest payable and similar charges (Note 6)           (336,953)    (309,719)
                                                       -----------  -----------

  PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE
    TAXATION                                             1,264,655   (1,706,447)

  Tax on profit/(loss) on ordinary activities (Note 7)    (492,469)    (373,032)
                                                       -----------  -----------

  PROFIT/(LOSS) ON ORDINARY ACTIVITIES AFTER TAX           772,186   (2,079,479)

  Dividends (Note 9)                                            --       (4,521)
                                                       -----------  -----------

  AMOUNT TRANSFERRED TO/(FROM) RESERVES (Note 19)          772,186   (2,084,000)
                                                       ===========  ===========

     The group had no recognised gains or losses other than those shown in the profit and loss account above.

     There is no difference between the loss on ordinary activities before taxation and the amount transferred from reserves stated above, and their historical cost equivalents.

(These statements were prepared in accordance with generally accepted accounting principles of the United Kingdom. Please see pages 86 through 88 of the S-4 for reconciliation between generally accepted accounting principles of the United Kingdom and United States for these statements.)

PES (INTERNATIONAL) LIMITED

GROUP BALANCE SHEET - 31 MARCH 1999

                                                       1999                      1998
                                              -----------------------   -----------------------
                                               (Pounds)     (Pounds)     (Pounds)     (Pounds)
  FIXED ASSETS
  Intangible assets (Note 10)                               2,000,833                 2,301,594
  Tangible assets (Note 11)                                 7,453,590                 5,098,931
  Investments (Note 12)                                     3,369,682                 3,431,950
                                                           ----------                ----------

                                                           12,824,105                10,832,475
  CURRENT ASSETS
  Stock (Note 13)                              8,091,941                 6,549,627
  Debtors (Note 14)                            7,128,503                 6,294,354
  Cash at bank and in hand
    (including cash held by ESOP)              1,260,339                 1,131,984
                                              ----------                ----------

                                              16,480,783                13,975,965
  CREDITORS - Amounts falling due
    within one year (Note 15)                 (9,791,251)               (5,592,339)
                                              ----------                ----------

  NET CURRENT ASSETS                                        6,689,532                 8,383,626
                                                           ----------                ----------

  TOTAL ASSETS LESS CURRENT
    LIABILITIES                                            19,513,637                19,216,101

  CREDITORS - Amounts falling due
    after more than one year (Note 16)                     (1,451,891)               (1,471,406)

  PROVISIONS FOR LIABILITIES
    AND CHARGES (Note 17)                                    (422,415)                 (851,831)
                                                           ----------                ----------

                                                           17,639,331                16,892,864
                                                           ==========                ==========
  CAPITAL AND RESERVES
  Called up share capital (Note 18)                           128,601                   128,601
  Share premium account (Note 19)                          26,961,449                26,961,449
  Capital redemption reserve (Note 19)                          9,505                     9,505
  Profit and loss account (Note 19)                        (1,471,281)               (2,217,748)
  Reserves arising on consolidation (Note 19)              (9,768,383)               (9,768,383)
  Acquisition reserve (Note 19)                             1,779,190                 1,779,190
                                                           ----------                ----------

  TOTAL SHAREHOLDERS' FUNDS
    (Note 20)                                              17,639,081                16,892,614
  Equity minority interests                                       250                       250
                                                           ----------                ----------

                                                           17,639,331                16,892,864
                                                           ==========                ==========

     The full amounts of shareholders' funds and minority interests are attributable to equity interests.

PES (INTERNATIONAL) LIMITED

COMPANY BALANCE SHEET - 31 MARCH 1999

                                                  1999                      1998
                                          ---------------------     ---------------------
                                          (Pounds)     (Pounds)     (Pounds)     (Pounds)

FIXED ASSETS
Investments (Note 12)                                 14,525,188                14,527,788

CURRENT ASSETS
Debtors (Note 14)                        11,438,914                11,405,249
                                         ----------

                                         11,438,914                11,405,249
CREDITORS - Amounts falling due
  within one year (Note 15)                 (64,487)                 (305,376)
                                         ----------                ----------

NET CURRENT ASSETS                                    11,374,427                11,099,873
                                                      ----------                ----------

TOTAL ASSETS LESS CURRENT
  LIABILITIES                                         25,899,615                25,627,661
                                                      ==========                ==========

CAPITAL AND RESERVES
Called up share capital (Note 18)                        128,601                   128,601
Share premium account (Note 19)                       26,961,449                26,961,449
Capital redemption reserves (Note 19)                      9,505                     9,505
Profit and loss account (Note 19)                     (1,199,940)               (1,471,894)
                                                      ----------                ----------

TOTAL SHAREHOLDERS' FUNDS
  (Note 20)                                           25,899,615                25,627,661
                                                      ==========                ==========


     The full amount of shareholders' funds is attributable to equity interests.


APPROVED BY THE BOARD
ON 30 SEPTEMBER 1999



M. L. Bowyer
DIRECTOR

(These statements were prepared in accordance with generally accepted accounting principles of the United Kingdom. Please see pages 86 through 88 of the S-4 for reconciliation between generally accepted accounting principles of the United Kingdom and United States for these statements.)

PES (INTERNATIONAL) LIMITED

GROUP CASH FLOW STATEMENT FOR THE YEAR ENDED 31 MARCH 1999

                                                         1999                      1998
                                                 ---------------------     ---------------------
                                                 (Pounds)     (Pounds)     (Pounds)     (Pounds)
NET CASH INFLOW/(OUTFLOW) FROM                                1,130,232                   (2,000,571)
  OPERATING ACTIVITIES (Note 22)

RETURNS ON INVESTMENTS AND
 SERVICING OF FINANCE
Interest received                                   43,838                   172,482
Interest paid                                     (213,154)                 (158,433)
Interest element of finance lease
  rental and hire purchase payments               (123,799)                 (151,286)
                                                 ---------                ----------

NET CASH OUTFLOW FROM RETURNS
ON INVESTMENTS AND SERVICING OF
FINANCE                                                        (293,115)                    (137,237)

TAXATION                                                       (291,470)                    (522,992)

CAPITAL EXPENDITURE AND
FINANCIAL INVESTMENT
Purchase of fixed assets                        (3,520,397)               (2,607,684)
Receipts from sale of tangible                     581,550                   707,359
  fixed assets
Receipts from sale of intangible assets            202,588
Investment in ESOP                                      --                (4,908,491)
                                                ----------                ----------

NET CASH OUTFLOW FOR CAPITAL
EXPENDITURE AND FINANCIAL
INVESTMENT                                                   (2,736,259)                  (6,808,816)

ACQUISITIONS AND DISPOSALS
Sale of investment in associated undertaking       140,000                        --
                                                ----------                ----------

NET CASH INFLOW FROM
ACQUISITIONS AND DISPOSALS                                      140,000                           --

EQUITY DIVIDENDS PAID                                                --                       (4,521)
                                                             ----------                   ----------

NET CASH OUTFLOW BEFORE
FINANCING                                                    (2,050,612)                  (9,474,137)

FINANCING
Issue of new shares                                     --                16,037,846
Loan from directors                                     --                  (667,419)
Capital element of finance lease
  rental and hire purchase payments               (961,607)                 (753,009)
New bank loans                                     832,552                        --
Repayment of other loans                          (234,000)                 (236,711)
                                                ----------                ----------

NET CASH (OUTFLOW)/INFLOW FROM
FINANCING                                                      (363,055)                  14,380,707
                                                             ----------                   ----------

(DECREASE)/INCREASE IN CASH IN THE
PERIOD (Note 24)                                             (2,413,667)                   4,906,570
                                                             ==========                   ==========

     PES (INTERNATIONAL) LIMITED


     NOTES TO THE FINANCIAL STATEMENTS - 31 MARCH 1999


1    ACCOUNTING POLICIES

(1)   Accounting convention

      The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

(2)   Consolidation

      The financial statements consolidate the results of the company and its subsidiary undertakings. The group eliminates goodwill arising on consolidation from the consolidated financial statements on different acquisitions either directly by immediate write off against reserves, or by capitalisation and amortisation through the consolidated profit and loss account by equal annual instalments over the estimated useful economic life of the consolidation goodwill.

(3)   Associated undertakings

      The group's share of profits and tax of associated undertakings is included in the consolidated profit & loss account, and the group's share of their net assets is included in the consolidated balance sheet.

(4)   Fixed assets and depreciation

      All tangible fixed assets are stated at cost less depreciation. Depreciation has been provided on the straight line basis at rates which amortise fixed assets over their estimated useful lives. The depreciation rates are as follows:

      Plant and machinery                                 10% to 25%
      Office equipment                                           25%
      Motor vehicles                                             25%
      Buildings                                                   5%

      Intangible assets are written off on a straight line basis over their estimated useful lives. Details are given in Note 10 to the financial statements.

(5)   Deferred taxation

      Provision is made for deferred taxation using the liability method where there is a reasonable probability that a liability will arise in the foreseeable future.

(6)   Foreign currencies

      Assets and liabilities denominated in foreign currencies are expressed in sterling at the rate of exchange ruling at the balance sheet date. Exchange gains and losses arising on trading transactions are dealt with through the profit and loss account.

      The profit and loss accounts of overseas subsidiary undertakings are translated into sterling at an average exchange rate for the year. The balance sheets are translated at the closing rate. Exchange differences arising on these transactions are taken to reserves.

(7)   Stocks

      Stocks and work in progress are stated at the lower of cost and net realisable value.

(8)   Finance leases and hire purchase agreements

      Assets purchased under finance leases or hire purchase agreements are capitalised in the balance sheet and are depreciated over their useful lives. The interest element of the rental obligations is charged to the profit and loss account over the period of the contract on a straight line basis.

(9)   Operating leases

      Expenditure on operating leases is charged to the profit and loss account on a basis representative of the benefit derived from the asset, normally on a straight line basis over the lease period.

(10)  Pension costs

      Contributions to the company's defined contribution pension scheme are charged to the profit and loss account as incurred.

(11)  Government grants

      Government and local authority grants of a capital nature are credited to a deferred income account in the balance sheet and an amount released to profit and loss account each year over the life of the asset to which the grant relates. Revenue grants are credited to the profit and loss account in the period in which they are received.

(12)  Research and development expenditure

      Development expenditure relating to specific projects intended for commercial exploitation is carried forward. Such expenditure is amortised over the period expected to benefit. Expenditure on pure and applied research is written off as incurred.

(13)  Employee Share Ownership Plan (ESOP)

      As recommended in UITF Abstract 13, the company's and group's accounts include the employee share ownership plan. The plan holds shares for the employee share option scheme and the directors consider that the company has control of the shares held by the plan and bears the benefits and risks. Shares held by the plan are shown as "own shares" within fixed asset investments. The main features of the plan are detailed in Note 12 to the financial statements.

2     TURNOVER

      Turnover represents the total invoiced value of goods supplied and services provided excluding value added tax.

      The geographical analysis of the group's turnover, which is derived from the supply of oil and gas well subsurface engineering, is as follows:

                                                                       1999         1998
                                                                     --------     --------
                                                                     (Pounds)     (Pounds)

     United Kingdom                                                  9,559,383   10,374,413
     Norway                                                         10,959,066    4,394,148
     Other Europe                                                    1,808,795    3,780,459
     Africa                                                            724,822      330,000
     Middle East                                                       583,532      907,045
     Far East & Australia                                            3,043,509    1,687,663
     North & South America                                           2,920,474    1,199,129
                                                                    ----------   ----------

                                                                    29,599,581   22,672,857
                                                                    ==========   ==========


3    OPERATING PROFIT

                                                                             1999       1998
                                                                           --------   --------
                                                                           (Pounds)   (Pounds)

     Operating profit is stated after charging/(crediting):
     Depreciation on owned assets                                         1,072,799    834,358
     Depreciation on assets held under finance lease and hire
      purchase agreements                                                   578,621    569,290
     Amortisation of goodwill and intangible assets                         233,622    154,456
     Auditors' remuneration:
        audit fees                                                           54,820     40,536
        non audit fees                                                      168,124     70,091
     Hire of plant and equipment                                            341,272    146,781
     Release of local authority grant                                        (1,400)    (1,400)
     Grant income                                                           (23,292)  (279,388)
     Non recurring legal and professional fees                                   --    108,394
     Loss/(gain) on disposal of fixed assets                                  1,848    (86,252)
                                                                          =========   ========

   Auditors' remuneration in respect of the company amounted to (Pounds)6,000
    (1998 - (Pounds)6,000).

4    STAFF COSTS

(1)

                                                          1999         1998
                                                        --------     --------
                                                        (Pounds)     (Pounds)
     Wages and salaries                                10,691,736    8,920,653
     Social security costs                              1,059,330    1,047,919
     Other pensions costs (Note 26)                       344,134      306,643
                                                       ----------   ----------

                                                       12,095,200   10,275,215
                                                       ==========   ==========

(2) The average number of employees of the group during the year was as follows:

                                                        1999    1998
                                                       Number  Number
                                                       ------  ------
     Production                                           263     242
     Distribution and marketing                            39      38
     Administration                                        54      35
                                                         ----    ----

                                                          356     315
                                                         ====    ====

(3)  Details of directors' emoluments are as follows:

                                                           1999      1998
                                                         --------  --------
                                                         (Pounds)  (Pounds)

     Aggregate emoluments                                665,594   656,337
     Group pension contributions to money purchase
      schemes                                             13,299    55,052
                                                         -------   -------

                                                         678,893   711,389
                                                         =======   =======


     Highest paid director

     Aggregate emoluments                                123,269   106,146
                                                         =======   =======


5     EXCEPTIONAL ITEM

      During April 1997, the group underwent a fundamental restructuring exercise under which the company bought out all minority interests in its subsidiary undertakings and Halliburton Holdings Limited acquired a 26% interest in the ordinary shares of the company.

      As part of this restructuring exercise, a number of additional options over the company's shares were issued by the company's Employee Share Ownership Plan (ESOP). In accordance with the requirements of UITF Abstract 13, the value of the company's shares held by the ESOP is shown on the company and group balance sheets as part of "investments". As result of the issue of share options in connection with the restructuring during 1997/98, the carrying value of the company's shares held by ESOP was written down by (Pounds)1,659,472 in accordance with the requirements of UITF Abstract
  13.

6     INTEREST PAYABLE AND SIMILAR CHARGES

                                                    1999          1998
                                                   (Pounds)      (Pounds)

     Bank overdraft and other bank borrowings      182,906       140,686
     Directors' loans                                   --         2,900
     Finance lease and hire purchase interest      123,799       151,286
     Other interest                                 30,248        14,847
                                                   -------       -------

                                                   336,953       309,719
                                                   =======       =======

7    TAX ON (LOSS)/PROFIT ON ORDINARY ACTIVITIES

                                                                        1999            1998
                                                                      --------       -------
     The tax charge/(credit) for the year comprises the following:     (Pounds)      (Pounds)
     UK corporation tax at 30% (1998 - 31%)
     - current year                                                         --            --
     - prior year                                                       (3,187)      (53,678)
     Overseas tax                                                      650,836       359,051
     Deferred tax at 30% (1998 - 31%) (Note 17)                       (150,930)       58,710
     Overseas deferred tax (Note 17)                                    (4,250)       (2,932)
                                                                      --------       -------
                                                                       492,469       361,151
     Associated undertaking                                                 --        11,881
                                                                      --------       -------
                                                                       492,469       373,032
                                                                      ========       =======

8    PROFIT FOR THE FINANCIAL YEAR

     As permitted by section 230 of the Companies Act 1985, the parent company's profit and loss account has not been included in these financial statements. The parent company's profit/(loss) for the financial year was (Pounds)271,954 (1998 - loss (Pounds)2,379,108) .


9    DIVIDENDS
                                                              1999       1998
                                                             -----       -----
                                                            (Pounds)    (Pounds)

     Dividends on equity shares                                          4,521
                                                            =====        =====

10    INTANGIBLE FIXED ASSETS

      The company has no intangible fixed assets. Details relating to the group are as follows:

                                              Goodwill
                                             Arising On
                    Development             Consolidatio   Purchased
                       Costs      Patents        n          Goodwill     Total
                    -----------   -------   ------------   ---------   --------
                      (Pounds)    (Pounds)    (Pounds)      (Pounds)    (Pounds)

Cost
At 1 April 1998         730,000   290,543      1,667,861      29,297   2,717,701
Exchange                     --     3,233             --       1,221       4,454
Additions                    --   130,424             --          --     130,424
Disposals                    --        --       (202,588)         --    (202,588)
                        -------   -------      ---------      ------   ---------

At 31 March 1999        730,000   424,200      1,465,273      30,518   2,649,991
                        =======   =======      =========      ======   =========

Amortisation
At 1 April 1998          60,435   199,332        138,988      17,352     416,107
Exchange                     --      (571)            --          --        (571)
Charge for year          48,827    24,196        152,887       7,712     233,622
                        -------   -------      ---------      ------   ---------

At 31 March 1999        109,262   222,957        291,875      25,064     649,158
                        =======   =======      =========      ======   =========
Net book value

At 31 March 1999        620,738   201,243      1,173,398       5,454   2,000,833
                        =======   =======      =========      ======   =========
At 31 March 1998        669,565    91,211      1,528,873      11,945   2,301,594
                        =======   =======      =========      ======   =========

     Development costs relate to a specific project undertaken by the group. Sales of the product commenced at the end of 1995/96 and the related development expenditure is being amortised over the estimated production and commercial life of the product. The directors consider that the product is commercially viable and that it will remain so over its estimated production life. Accordingly, they are of the opinion that this provides sufficient justification to defer costs and match them against future revenue.

     Purchased goodwill arose on the acquisition of assets by a subsidiary company, PES France SA. The goodwill in respect of this acquisition is being amortised over five years.

     Goodwill arising on consolidation represents the goodwill arising on the acquisition of Well-Equip Limited. The goodwill is being amortised over a period of 10 years being the directors' estimate of the estimated useful economic life.

     Patent costs are amortised over their estimated useful life of two to eight years.

11   TANGIBLE ASSETS

     The company has no tangible fixed assets. Details relating to the group are as follows:

                       Long
                    Leasehold     Office    Plant And     Motor
                    Buildings   Equipment   Machinery   Vehicles      Total
                    ---------   ---------   ---------   --------    --------
                     (Pounds)    (Pounds)    (Pounds)   (Pounds)    (Pounds)

Cost
At 1 April 1998       517,855   1,483,393   6,237,890    392,660    8,631,798
Exchange                   --       2,863       1,764       (381)       4,246
Additions           1,463,781     243,990   2,710,904     77,393    4,496,068
Disposals             (35,043)    (24,271)   (522,559)  (111,659)    (693,532)
                    ---------   ---------   ---------   --------   ----------

At 31 March 1999    1,946,593   1,705,975   8,427,999    358,013   12,438,580
                    =========   =========   =========   ========   ==========

Depreciation
At 1 April 1998        92,674     873,592   2,399,697    166,904    3,532,867
Exchange                   --         888         360       (165)       1,083
Charge for the year    46,302     281,080   1,191,991    132,047    1,651,420
Disposals              (2,258)     (5,366)   (107,583)   (85,173)    (200,380)
                    ---------   ---------   ---------   --------   ----------

At 31 March 1999      136,718   1,150,194   3,484,465    213,613    4,984,990
                    =========   =========   =========   ========   ==========


Net book amount

At 31 March 1999    1,809,875     555,781   4,943,534    144,400    7,453,590
                    =========   =========   =========   ========   ==========

At 31 March 1998      425,181     609,801   3,838,193    225,756    5,098,931
                    =========   =========   =========   ========   ==========

     The net book amount of plant and machinery includes (Pounds) 2,464,275 (1998 - (Pounds)2,467,973) in respect of assets held under finance and hire purchase lease agreements.

12   INVESTMENTS

                                                        Group         Company
                                                       ---------     ----------
                                                        (Pounds)      (Pounds)

     At 31 March 1999

     Shares in subsidiary undertakings (1)                    --     11,155,506
     Associated undertaking (2)                               --             --
     Own shares in ESOP (3)                            3,369,682      3,369,682
                                                       ---------     ----------

                                                       3,369,682     14,525,188
                                                       =========     ==========

                                                                      Company
                                                                     ----------
                                                                      (Pounds)
     (1)  Shares at cost in subsidiary undertakings
          At 1 April 1998 and 31 March 1999                          11,155,506
                                                                     ==========

                                                        Group         Company
                                                       ---------     ----------
                                                       (Pounds)      (Pounds)
     (2)  Investment in associated undertaking
          At 1 April 1998                                 62,268          2,600
          Disposal                                       (62,268)        (2,600)
                                                         -------         ------
          At 31 March 1999                                    --             --
                                                         =======         ======

     Associated Undertaking
     ----------------------

     The group and the company sold their 26% interest in Cairntoul Well Equipment Services Limited during the year.

(3)  Own Shares in ESOP
                                                                      Group and
                                                                       Company
                                                                   -------------
                                                                      (Pounds)

     Own shares held by employee share ownership plan                 3,369,682
                                                                      =========

       Own shares held by the ESOP are stated at the lower of cost and the exercise price of the various options outstanding over those shares at the balance sheet date.

       The ESOP is funded by payments from group companies and these funds are used to acquire shares which have been conditionally granted to certain employees under the share option scheme. Proceeds from the disposal of such shares on exercising of the options will be charged to profit when distributed by the ESOP in future years.

     The company's principal subsidiary undertakings at 31 March 1998 were as follows:

                                                                                                      Percentage
                                                                                                      of nominal
                                                                                 Country of         share capital
                                                              Nature            registration/         and voting
                              Name                           of Business        incorporation          rights
        -----------------------------------------------    ---------------      -------------       -------------
        Petroleum Engineering Services Limited             Oil Services         Scotland                      100%
        PES (Netherlands) Limited                          Dormant              Scotland                       75%
        PES (USA) Incorporated                             Oil Services         USA                           100%
        PES Norge A/S                                      Oil Services         Norway                        100%
        PES Italia SRL                                     Oil Services         Italy                         100%
        Petroleum Engineering Services Asia Pty Limited    Oil Services         Australia                     100%
        PES de France                                      Oil Services         France                        100%
        PES France                                         Oil Services         France                        100%
        PES Trustees Limited                               Trustee Company      Scotland                      100%
        PES Petroquip Limited                              Dormant              Scotland                      100%
        PES Petroserv Limited                              Dormant              Scotland                      100%
        PES Petrospec Limited                              Dormant              Scotland                      100%
        PES Petrotorq Limited                              Dormant              Scotland                      100%
        PES Petroturn Limited                              Dormant              Scotland                       76%
        PES Petroseal Limited                              Dormant              Scotland                      100%
        Well Equip Limited                                 Dormant              Scotland                      100%

13   STOCK

                                                               Group
                                                       ---------------------
                                                         1999         1998
                                                       ---------   ---------
                                                        (Pounds)    (Pounds)

        Raw materials                                  1,154,159     131,674
        Work in progress                               3,033,399   2,011,843
        Finished goods                                 3,904,383   4,406,110
                                                       ---------   ---------

                                                       8,091,941   6,549,627
                                                       =========   =========

     The company had no stock at either 31 March 1999 or 1998.

14   DEBTORS

                                                 1999                  1998
                                        ---------------------  ---------------------
                                          Group      Company     Group      Company
                                        ---------  ----------  ---------  ----------
                                         (Pounds)   (Pounds)    (Pounds)   (Pounds)
        Trade debtors                   6,676,752          --  5,857,883          --
        Amounts owed by subsidiary
         undertakings                          --  11,113,614         --  11,405,171
        Corporation tax recoverable            --     325,222         --          --
        Other debtors                     322,497          78    274,287          78
        Prepayments and accrued income    129,254          --    162,184          --
                                        ---------  ----------  ---------  ----------

                                        7,128,503  11,438,914  6,294,354  11,405,249
                                        =========  ==========  =========  ==========

     Amounts owed by subsidiary undertakings relate to loans made to Petroleum Engineering Services Limited. The loans are non interest bearing and are repayable on demand.

15   CREDITORS - AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                  1999               1998
                                           -----------------  -----------------
                                             Group   Company    Group   Company
                                           --------- -------  --------- -------
                                            (Pounds) (Pounds)  (Pounds) (Pounds)

        Bank overdraft (secured)           3,101,141      --    559,119      --
        Bank loans (Note 16)                 910,183      --     46,875      --
        Trade creditors                    2,521,895      --  1,911,967      --
        Corporation tax payable              507,112      --    174,738  10,136
        Other taxation and social security   547,508      --    451,244  43,403
        Accruals and deferred income       1,212,075  64,487  1,356,306  17,837
        Finance lease and hire purchase
          obligations (Note 21)              991,337      --    858,090      --
        Loan notes                                --      --    234,000 234,000
                                           --------- -------  --------- -------

                                           9,791,251  64,487  5,592,339 305,376
                                           ========= =======  ========= =======

     The bank overdraft is secured by a Bond and Floating Charge over the assets of the group.

16   CREDITORS - AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                  1999               1998
                                           -----------------  -----------------
                                             Group   Company    Group   Company
                                           --------- -------  --------- -------
                                            (Pounds) (Pounds)  (Pounds) (Pounds)

        Finance lease and hire purchase
          obligations (Note 21)            1,400,518      --  1,389,277      --
        Bank loans (Note 16)                  51,373      --     82,129      --
                                           --------- -------  --------- -------

                                           1,451,891      --  1,471,406      --
                                           ========= =======  ========= =======

     The bank loans are repayable as follows:

        Less than one year                   910,183       -     46,875       -
        Between one and two years             17,701       -     33,043       -
        Between two and five years            33,672       -     49,086       -
        Five years or more                        --       -         --       -
                                           --------- -------  --------- -------

                                             961,556       -    129,004       -
                                           ========= =======  ========= =======

17   PROVISIONS FOR LIABILITIES AND CHARGES

                                                                1999      1998
                                                               Group     Group
                                                              --------  -------
                                                              (Pounds)  (Pounds)

        Deferred tax                                           (40,958)  90,417
        Deferred income                                        463,373  761,414
                                                              --------  -------

                                                               422,415  851,831
                                                              ========  =======

     Deferred tax

          The full potential (asset)/liability for deferred tax calculated at a rate of 30% (1998 - 31%), all of which has been recognised/provided, is as follows:

                                                                1999      1998
                                                                Group    Group
                                                              --------  -------
                                                              (Pounds)  (Pounds)

        Capital allowances                                     (99,222)  90,417
        Other timing differences                                58,264       --
                                                              --------  -------

                                                               (40,958)  90,417
                                                              ========  =======

        Balance at 1 April                                      90,417   34,639
        Reclassification                                        19,555       --
        Current year charge                                    135,903   30,692
        Prior year (credit)/charge                            (286,833)  25,086
                                                              --------  -------

        Balance at 31 March                                    (40,958)  90,417
                                                              ========  =======

     Deferred income

                                                                1999      1998
                                                                Group    Group
                                                              --------  -------
                                                              (Pounds)  (Pounds)

        Balance at 1 April                                     761,414   19,600
        Additions                                              275,839  743,214
        Release during year                                   (573,880)  (1,400)
                                                              --------  -------

        Balance at 31 March                                    463,373  761,414
                                                              ========  =======

18   CALLED UP SHARE CAPITAL

                                                                         Group and Company
                                                                        -------------------
                                                                          1999       1998
                                                                        --------   --------
                                                                        (Pounds)   (Pounds)
        Authorised:
        Ordinary Shares of (Pounds)0.10 each (1998 - (Pounds)1 each)     150,000    150,000
                                                                        ========   ========

        Allotted called up and fully paid:
        Ordinary Shares of (Pounds)0.10 each (1998 - (Pounds)1 each)     126,654    126,654

        Called up share capital not paid:
        Ordinary shares of (Pounds)0.10 each (1998 - (Pounds)1 each)       1,947      1,947
                                                                        --------   --------

                                                                         128,601    128,601
                                                                        ========   ========

          On 27 October 1998 the company undertook a share split exercise, issuing 10 shares of (Pounds)0.10 each for every (Pounds)1 share previously held.

19   RESERVES

     Group

                                 Share       Capital      Profit       Reserves
                                premium    redemption    and loss     arising on    Acquisition
                                account      reserve      account    consolidation    reserve
                              ----------   ----------   ----------   -------------  -----------
                               (Pounds)     (Pounds)     (Pounds)      (Pounds)       (Pounds)
        At 1 April 1998       26,961,449        9,505   (2,217,748)    (9,768,383)    1,779,190
        Amount transferred
          to reserves                 --           --      772,186             --            --
        Exchange
          movement                    --           --      (25,719)            --            --
                              ----------   ----------   ----------   -------------  -----------

        At 31 March 1999      26,961,449        9,505   (1,471,281)    (9,768,383)    1,779,190
                              ==========   ==========   ==========   ============   ===========

          Reserves arising on consolidation represents the cumulative amount of goodwill on consolidation written off direct to reserves in prior years. The balance on acquisition reserve represents the excess of fair value of shares acquired in Petroleum Engineering Services Limited over the nominal value of the consideration.

     Company

                                            Share                      Capital
                                           premium     Profit and    redemption
                                           account    Loss account     reserve
                                         ----------   ------------   ----------
                                          (Pounds)      (Pounds)      (Pounds)

       At 1 April 1998                   26,961,449     (1,471,894)       9,505
       Amount transferred to reserves            --        271,954           --
                                         ----------   ------------   ----------

       At 31 March 1999                  26,961,449     (1,199,940)       9,505
                                         ==========   ============   ==========

20   RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                          1999                     1998
                                                -----------------------   -----------------------
                                                  Group       Company       Group      Company
                                                ----------   ----------   ----------   ----------
                                                 (Pounds)     (Pounds)     (Pounds)    (Pounds)

        Profit/(loss) for the financial year       772,186      271,954   (2,079,479)  (2,374,587)
        Dividends                                       --           --       (4,521)      (4,521)
        Share capital issued at par                     --           --       43,937       43,937
        Premium on share issue                          --           --   24,502,099   24,502,099
        Exchange movement                          (25,719)          --     (112,927)          --
        Goodwill written off                            --           --   (8,840,922)          --
                                                ----------   ----------   ----------   ----------

        Net addition to shareholders' funds        746,467      271,954   13,508,187   22,166,928
        Opening shareholders' funds             16,892,614   25,627,661    3,384,427    3,460,733
                                                ----------   ----------   ----------   ----------

        Closing shareholders' funds             17,639,081   25,899,615   16,892,614   25,627,661
                                                ==========   ==========   ==========   ==========

21   FINANCE LEASE AND HIRE PURCHASE OBLIGATIONS

                                                             1999        1998
                                                          ---------   ---------
                                                            Group       Group
                                                          ---------   ---------
                                                           (Pounds)    (Pounds)


        Amounts payable within one year                   1,092,608     962,236
        In second to fifth years inclusive                1,674,716   1,706,577
                                                          ---------   ---------

                                                          2,767,324   2,668,813
        Finance charges allocated to future periods        (375,469)   (421,446)
                                                          ---------   ---------

                                                          2,391,855   2,247,367
                                                          =========   =========

        Falling due within one year (Note 15)               991,337     858,090
        Falling due after more than one year (Note 16)    1,400,518   1,389,277
                                                          ---------   ---------

                                                          2,391,855   2,247,367
                                                          =========   =========

     The amounts are secured over the assets to which they relate.

22   RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH FLOWS

                                                           1999         1998
                                                        ----------   ----------
                                                         (Pounds)     (Pounds)

        Operating profit                                 1,557,770       41,948
        Loss/(gain) on disposal of fixed assets              1,848      (86,252)
        (Gain) on sale of investment                       (77,732)          --
        Depreciation                                     1,561,174    1,403,648
        Amortisation of intangible assets                  233,622      154,456
        (Decrease)/increase in deferred income            (296,641)     743,213
        Release of local authority grants                   (1,400)      (1,400)
        Increase in stock                               (1,542,314)  (3,811,660)
        (Increase)/decrease in debtors                    (834,149)     118,034
        Increase/(decrease) in creditors                   561,961     (489,527)
        Exchange movement                                  (33,907)     (73,031)
                                                        ----------   ----------
        Net cash inflow/(outflow) from operating
          activities                                     1,130,232   (2,000,571)
                                                        ==========   ==========
23   ANALYSIS OF NET DEBT

(1)  Reconciliation of net cash flow to movement in net debt

                                                                      (Pounds)

        Decrease in cash in the period (Note 24)                     (2,413,667)

        Increase in debt and lease financing                         (1,849,135)
                                                                     ----------

        Change in net debt resulting from cash flows                 (4,262,802)

        New HP and finance leases                                    (1,106,095)
                                                                     ----------

        Movement in net debt in the period                           (3,156,707)

        Net debt at 1 April 1998                                     (2,037,506)
                                                                     ----------

        Net debt at 31 March 1999                                    (5,194,213)
                                                                     ==========

(2)  Analysis of net debt

                                                                         Other
                                            At 1 April                 non-cash    At 31 March
                                               1998       Cash Flow     Changes        1999
                                            ----------   ----------   ----------   -----------
                                             (Pounds)     (Pounds)     (Pounds)      (Pounds)
        Cash in hand, at bank                1,131,984      128,355           --     1,260,339
        Overdrafts                            (559,119)  (2,542,022)          --    (3,101,141)

        Obligations under finance leases    (2,247,367)     961,607   (1,106,095)   (2,391,855)

        Debt due within one year              (280,875)    (629,308)          --      (910,183)

        Debt due after one year                (82,129)      30,756           --       (51,373)
                                            ----------   ----------   ----------   -----------

                                            (2,037,506)  (2,050,612)  (1,106,095)   (5,194,213)
                                            ==========   ==========   ==========   ===========

          During the year the group entered into HP and finance lease arrangements in respect of assets with a capital value at inception of the leases of (Pounds)1,106,095. These arrangements are described above as "other non-cash changes".

24   ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS AS SHOWN IN BALANCE SHEET

                                                                  Change
                                           1999         1998     in period
                                        ----------   ---------   ----------
                                         (Pounds)     (Pounds)    (Pounds)

        Cash at bank and in hand         1,260,339   1,131,984      128,355
        Bank overdraft                  (3,101,141)   (559,119)  (2,542,022)
                                        ----------   ---------   ----------

                                        (1,840,802)    572,865   (2,413,667)
                                        ==========   =========   ==========
25   OPERATING LEASE COMMITMENTS

          The group has commitments under operating leases to make payments in the following year as set out below:

                                                       1999         1998
                                                     ---------   ----------
                                                     (Pounds)     (Pounds)

        Plant and machinery and motor vehicles:
        Operating leases which expire:
        Within 1 year                                  160,133        6,050
        2-5 years                                      267,672       59,804
                                                     =========   ==========

26   PENSION COMMITMENTS

          The group operates a defined contribution pension scheme for the directors and contributes to personal schemes on behalf of certain employees. The schemes are administered independently of the company and are funded through policies of assurance of annuity. The total pension cost which is charged against profit represents contributions payable by the group and amounted to (Pounds)344,134 (1998 - (Pounds)306,643).

                                                                         ANNEX I


                         TERMS OF THE OFFER RELATING TO

                    CONDITIONS AND CONTINGENT CONSIDERATION


     The following terms (the "Terms") relate to that certain offer (the "Offer") by Halliburton Company, a Delaware corporation ("Halliburton") dated __________, 1999 to exchange shares of its common stock for all the issued ordinary shares of PES (International) Limited, a limited company incorporated under the laws of Scotland ("PES"), not already owned by it. The Offer is contained in Halliburton's Offer Document which constitutes a part of its Registration Statement on Form S-4 (File No. 333-79975) (the "Registration Statement") filed by it with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the U.S. Securities Act of 1933. The Terms are an integral part of and shall be construed as one with the Offer. In the event of any conflict between the Terms and the remainder of the Offer Document, the Terms shall prevail. The Offer and all acceptances are governed by and shall be construed in accordance with English law.

1.   Conditions to the Offer

     1.1  The Offer is conditional upon:

          1.1.1 valid acceptances having been received by the time of expiration of the initial offer period at 3:00 p.m. (London time) or 10:00 a.m. (New York City time) on . . 1999 (or such later time(s) and/or date(s) as Halliburton may decide) in respect of not less than 90% of the PES Shares to which the Offer relates (within the meaning of sections 428 to 430F of the UK Companies Act 1985), or such lesser percentage above 33% as Halliburton may decide, prior to the time the Offer becomes or is declared unconditional. If this threshold is satisfied before the Offer becomes or is declared unconditional in all respects, this condition (subject to any permitted reduction in the acceptance threshold) must continue to be satisfied on the actual date the Offer becomes or is declared unconditional in all respects, by reference to the facts then subsisting;

          1.1.2 the Halliburton shares to be issued pursuant to the Offer being approved for listing on the New York Stock Exchange, subject to official notice of issuance;

          1.1.3 no stop order suspending the effectiveness of the Registration Statement being issued or threatened by the Commission;

          1.1.4 no order having been made or, as the case may be, obtained or action or proceeding having been commenced or, by written notice to Halliburton or PES, threatened by any government authority, court, competent regulatory body or agency which has or could have the effect of:

              (a)   making the Offer illegal;

              (b) prohibiting the acquisition of the PES ordinary shares by Halliburton or a subsidiary of Halliburton pursuant to the Offer;

              (c) in any material respect, prohibiting the normal conduct by PES of its business or any material part of it; or

              (d) requiring Halliburton or PES to sell all or any material portion of its assets;

          1.1.5 all authorizations necessary or appropriate for the Offer being obtained from all appropriate governmental and regulatory authorities;


                                   Annex I-1

          1.1.6 other than by disclosure in the disclosure letter as defined in the Warranty Agreement, no fact, matter or the occurrence of any event (whether existing or occurring on or before the date of the Offer or arising or occurring thereafter) coming to the notice of Halliburton at any time prior to completion (whether by reason of any disclosure made pursuant to Clause 5 of the Warranty Agreement or otherwise) which:

               (a) constitutes a material breach of any warranty contained in the Warranty Agreement (a "warranty") by reference to the facts and circumstances then subsisting or if the warranties were to be repeated on or at any time before the Offer being declared unconditional by reference to the facts and circumstances then subsisting or constitutes a breach by a party other than Halliburton of clause 5 of the Warranty Agreement;

               (b) affects or is likely to affect in a material adverse manner the business, assets, trading or financial position or profits or prospects of PES (whether or not the same would constitute a material breach of any warranty);

               (c) renders or makes the business, trading or financial (including tax) information concerning PES provided by PES or any of its employees, agents, or advisers to Halliburton, in the reasonable opinion of Halliburton, materially misleading or shows, in the reasonable opinion of Halliburton, such information to contain any material misrepresentation(s) or omissions; or

               (d) constitutes a matter referred to in clause 5.4 of the Warranty Agreement or a breach of clause 5.2 thereof;

          1.1.7 no breach having occurred of any of the terms of any of the irrevocable undertakings;

          1.1.8 PES not, prior to completion (except pursuant to obligations existing on the date hereof and disclosed to Halliburton or to the extent previously agreed in writing by Halliburton) having issued or allotted or agreed to issue or allot any shares in its capital, having granted or agreed to grant any options over any shares (issued or unissued) in its capital and having issued or agreed to issue any debt or other securities convertible into shares in its capital;

          1.1.9 neither PES nor any of its subsidiary undertakings engaging in any activity that is out of the ordinary course of its business, including PES and its subsidiary undertakings not issuing additional shares or shares of its subsidiary undertakings, paying dividends, merging with any other person, disposing of its assets, increasing its indebtedness, or entering into contracts or arrangements that are likely to restrict the business of Halliburton or the PES Group;

          1.1.10 there not being instituted or continued any litigation the effect of which is or is likely to be material to PES or any of its subsidiary undertakings but excluding any disclosure made in the disclosure letter as defined in the Warranty Agreement;

          1.1.11 the passing at an extraordinary general meeting of a special resolution in a form approved by Halliburton suspending the pre-emption rights on transfer in the articles of association of PES and suspending the requirement that a person who has acquired a majority of PES's shares in issue must make a cash offer to acquire the remaining shares;

          1.1.12    no member of the PES Group being insolvent as defined by
                    section 123 Insolvency Act 1986 or having entered into any scheme of arrangement or voluntary or other arrangement with any of its creditors other than as disclosed in the disclosure letter as defined in the Warranty Agreement;

                                   Annex I-2

          1.1.13 no order having been made or resolution passed for the winding up of any member of the PES Group and there not being outstanding any petition for the winding up of a member of the PES Group or any petition applying for an administration order to be made in relation to a member of the PES Group or any receivership of the whole or any part of the undertaking or assets of a member of the PES Group or the equivalent of any of the fo foregoing in any jurisdiction outside the United Kingdom;

          1.1.14 none of the executive warrantors (as defined in the Warranty Agreement) having been declared bankrupt, having made any composition or entered into any deed of arrangement with his creditors, or having had a petition for bankruptcy presented against any of them;

          1.1.15    none of the executive warrantors and neither B. Bouldin nor
                    N. Arizmendi (the "Key Employees") having ceased to be employed by the PES Group and neither a member of the PES Group nor any such executive warrantor nor any such Key Employee having issued any notice terminating or purporting to terminate any such employment; and

          1.1.16 PES having exercised the outstanding Call Options in accordance with their terms.

     1.2 The Offer will lapse unless these conditions are fulfilled or waived, by Halliburton, on or before the latest time for acceptance of the Offer, being . . 1999 or such later date as Halliburton may determine being not later than . . 1999. Halliburton reserves the right to waive, in whole or in part, only conditions 1.1.6, 1.1.7, 1.1.8, 1.1.9, 1.1.10, 1.1.12, 1.1.13, 1.1.14, 1.1.15 and 1.1.16 above. Upon the satisfaction or waiver of the conditions, the Offer will be declared unconditional. The Offer will then be extended for a subsequent period of 10 days, during which time PES shareholders will be able to continue to accept the Offer.

2.   Contingent and Delayed Issuance:

     2.1 The consideration payable pursuant to the Offer comprises an initial, fixed element and two deferred, contingent elements ("Deferred Elements").

     2.2 Upon Completion of the Offer, Halliburton will issue up to ________ shares of Halliburton common stock for each PES ordinary share as to which the Offer has been accepted. These shares of Halliburton common stock will be issued as follows:

          2.2.1 ________ shares will be issued promptly after Completion of to the Offer; and

          2.2.2 ________ shares (the "First Deferred Element") will be issued promptly after a date 12 months after Completion of the Offer ("First Determination Date"), subject to potential reduction or delay, or both, as provided herein; and

          2.2.3 ________ shares (the "Second Deferred Element") will be issued promptly after a date up to 36 months after Completion of the Offer ("Second Determination Date"), subject to potential reduction or delay, or both, as provided herein.

     2.3 The First Deferred Element and the Second Deferred Element are subject to two contingencies as provided in sections 2.4 and 2.5 below, either of which could cause a reduction in the number of shares of Halliburton common stock to be issued pursuant to the First or Second Deferred Element or both.

     2.4 The shares of Halliburton common stock comprising the First and Second Deferred Elements will be reduced as provided below if either
          Laurence Kinch or Richard Rubbo, or both, are not then employed by the Halliburton Group as a result of Voluntary Resignation or Termination for Cause:

          2.4.1 if neither of them is so employed on the First Determination Date as a result of Voluntary Resignation or Termination for Cause, the numbers of shares comprising the First

                                   Annex I-3

                    Deferred Element and the Second Deferred Element, as set forth in section 2.2, will be reduced by 60%;

          2.4.2 if either one of them is not so employed on the First Determination Date as a result of Voluntary Resignation or Termination for Cause but the other is so employed on the First and Second Determination Dates, the numbers of shares comprising the First Deferred Element and the Second Deferred Element, as set forth in section 2.2, will be reduced by 30%;

          2.4.3 if either one of them is not so employed on the First Determination Date as a result of Voluntary Resignation or Termination for Cause but neither is so employed on the Second Determination Dates as a result of Voluntary Resignation or Termination for Cause, the number of shares comprising the First Deferred Element, as set forth in section 2.2, will be reduced by 30% and the number of shares comprising the Second Deferred Element, as set forth in section 2.2, will be reduced by 60%;

          2.4.4 if both of them are so employed on the First Determination Date but, as a result of Voluntary Resignation or Termination for Cause, either one of them is not so employed on the Second Determination Date, the First Deferred Element, as set forth in section 2.2, will comprise the full number of shares but the number of shares comprising the Second Deferred Element, as set forth in section 2.2, will be reduced by 30%; or

          2.4.5 if both of them are so employed on the First Determination Date but neither of them is so employed on the Second Determination Date as a result of Voluntary Resignation or Termination for Cause, the First Deferred Element, as set forth in section 2.2, will comprise the full number of shares but the number of shares comprising the Second Deferred Element, as set forth in section 2.2, will be reduced by 60%.

          2.4.6 The Second Determination Date will be the third anniversary of Completion of the Offer unless before that date Halliburton decides (in its sole discretion) that PES has achieved the milestones specified in the technology transfer and development plan, in which event the Second Determination Date will be accelerated to the date 30 months following Completion of the Offer or, if later, the date of such achievement.

          2.4.7 If the employment of Mr. Kinch or Mr. Rubbo or both with Halliburton shall have been terminated prior to a particular Determination Date but as at that Determination Date there is an unresolved dispute as to whether such termination constituted a Voluntary Resignation or a Termination for Cause, then the number of shares of Halliburton common stock to be issued on that Determination Date shall be reduced by 30% (or 60%, as appropriate) with any further Halliburton common stock that should have been issued on that Determination Date pursuant to the Offer being issued within seven days of that dispute being finally resolved in accordance with the procedures set out in sections 5.11 and
                    5.12 of these Terms.

     2.5 The shares of Halliburton common stock comprising the First and Second Deferred Elements will be reduced as provided below if Richard Rubbo shall not be employed by a member of the Halliburton Group on the First or Second Determination Date, or both, as a result of his Death or Disappearance in Suspicious Circumstances:

          2.5.1 if Mr. Rubbo shall not be so employed on the First Determination Date as a result of his Death or Disappearance in Suspicious Circumstances, the number of shares comprising the First Deferred Element and the Second Deferred Element, as set forth in section 2.2, will be reduced by 30%;

          2.5.2 if Mr. Rubbo shall be so employed on the First Determination Date but shall not be employed on the Second Determination Date as a result of his Death or Disappearance in

                                   Annex I-4

                    Suspicious Circumstances, the First Deferred Element, as set forth in section 2.2, will comprise the full number of shares, but the number of shares comprising the Second Deferred Element, as set forth in section 2.2, will be reduced by 30%; and

          2.5.3 if the full number of shares of Halliburton common stock comprising either or both of the First and Second Deferred Elements, as set forth in section 2.2, is reduced because the employment by Halliburton of Mr. Rubbo has been terminated because of his Death or Disappearance in Suspicious Circumstances, a number of shares of Halliburton common stock equal to the reduction shall be issued by Halliburton in accordance with the provisions of section 3 of these Terms.

     2.6 Each of the PES shareholders who accepts the Offer thereby waives any claims such shareholder may have (at the date of such acceptance or at any time thereafter) against either of Mr. Kinch and Mr. Rubbo as a consequence of the loss of any part of the consideration due to them hereunder as a result of the Voluntary Resignation or Termination for Cause of Mr. Kinch or Mr. Rubbo or the Death or Disappearance in Suspicious Circumstances of Mr. Rubbo and agrees that each of Mr. Kinch and Mr. Rubbo may rely upon and enforce such waiver as though they were party to the contract constituted by this Offer and such acceptance.

3.   Delayed Issuance of Halliburton Common Stock

     3.1 If the issue of Halliburton common stock in terms of the Offer is delayed as a consequence of the Death or Disappearance in Suspicious Circumstances of Mr. Rubbo and at any time in the Holding Period any person is brought to trial and subsequently criminally convicted in connection with such Death or Disappearance in Suspicious Circumstances and during the Holding Period or during such trial no Allegation of Connection is made, then all of the shares of Halliburton common stock which would but for the Death or Disappearance in Suspicious Circumstances have been issued in terms of this Offer shall be issued as soon as practicable following such conviction to the persons entitled thereto in terms of the Offer; provided, however, that, if the Holding Period shall have expired prior to the Second Determination Date, those shares that would otherwise have been included in the Second Deferred Element shall be issued following the Second Determination Date.

     3.2 If the issue of Halliburton common stock in terms of the Offer is delayed as a consequence of the Death or Disappearance in Suspicious Circumstances of Mr. Rubbo and at any time in the Holding Period any person is brought to trial and subsequently criminally convicted in connection with such Death or Disappearance in Suspicious Circumstances and any Allegation of Connection is made at such trial, then:

          3.2.1 all of the shares of Halliburton common stock that would, but for the said Death or Disappearance in Suspicious Circumstances, have been issued to the Implicated Person and/or his Associates shall be issued by Halliburton to such person or persons as may be nominated by Mr. Rubbo's personal representatives and shall not be issued to that Implicated Person or his Associates; and

          3.2.2 the remainder of such shares of Halliburton common stock shall be issued to the persons entitled thereto in terms of the Offer,

          provided, however, that, if the Holding Period shall have expired prior to the Second Determination Date, those shares that would otherwise have been included in the Second Deferred Element, but for Mr. Rubbo's Death or Disappearance in Suspicious Circumstances, shall be issued following the Second Determination Date in the same manner as though issued in respect of the First Deferred Element by virtue of this Section 3.2.

     3.3 If the number of shares of Halliburton common stock to be issued in terms of the Offer is delayed as a consequence of the Death or Disappearance in Suspicious Circumstances of Mr. Rubbo and by the

                                   Annex I-5
          end of the Holding Period neither of the events specified in paragraph
          3.1 or 3.2 above has occurred, then:

          3.3.1 all of the shares of Halliburton common stock that would, but for the said Death or Disappearance in Suspicious Circumstances, have been issued to Mr. Rubbo, his Associates, or a limited partnership in which Mr. Rubbo and his spouse are limited partners shall be so issued; and

          3.3.2 all such remaining shares of Halliburton common stock shall be issued to such charity as shall be nominated by the board for the time being of PES,

          provided, however, that, if the Holding Period shall have expired prior to the Second Determination Date, those shares that would otherwise have been included in the Second Deferred Element, but for Mr. Rubbo's Death or Disappearance in Suspicious Circumstances, shall be issued following the Second Determination Date in the same manner as though issued in respect of the First Deferred Element by virtue of this Section 3.3.

     3.4 Mr. Rubbo has, by irrevocable undertaking issued to Halliburton on the date of the Offer, authorized Halliburton to obtain copies of all documents and other information under the control of Mr. Rubbo's personal representatives necessary in the opinion of Halliburton to enable Halliburton to determine to whom Halliburton is obliged to issue shares in terms of this section 3.

     3.5 Any decision taken by Halliburton pursuant to this section 3 shall be taken in Halliburton's sole discretion and shall be conclusive and binding on all persons for the purposes of the Offer.

4.   Recapitalization and Similar Events.

     4.1 If there is, at any time on or after the date of this Offer, any subdivision or consolidation of all or any of the common stock of Halliburton, or the number of shares of common stock of Halliburton in issue increases as a result of the making of a stock dividend or similar capitalization of reserves, the number of shares of Halliburton common stock to be issued in terms of this Offer (and not issued as at the date of such subdivision, consolidation, stock dividend or similar capitalization) shall be adjusted so as to ensure that the proportion of the entire issued common stock of Halliburton to be issued in terms of this Offer (and then remaining unissued) shall be the same as it would have been but for such subdivision, consolidation, stock dividend or similar capitalization.

     4.2 If there shall be at any time after the date of this Offer (i) any merger of any corporation with Halliburton in which the outstanding Halliburton common stock is converted into shares or securities of any other corporation or into cash, property or rights, (ii) any consolidation of Halliburton with one or more other corporations or
          (iii) any sale of all or substantially all of the assets of Halliburton in a single transaction or a series of transactions followed by a distribution in complete liquidation and dissolution of Halliburton, then, from and after the declaration of the Offer as unconditional, the rights of a PES Shareholder to receive shares of Halliburton common stock pursuant to the Offer (to the extent not theretofore received) shall be converted into rights to receive the same consideration (to the extent not theretofore received), subject to the conditions imposed with respect to receipt of the specified consideration after the First and Second Determination Dates, that such a shareholder would have received if such shareholder held, on the day such merger, consolidation or sale was completed, the number of shares of Halliburton common stock that such shareholder would have received on Completion of the Offer or on such Determination Date pursuant to the Offer.

     4.3 If there shall be at any time after the date of this Offer (i) any sale of all or substantially all of the assets of Halliburton in a single transaction or a series of transactions followed by a distribution in partial liquidation of Halliburton or (ii) any spinoff of a part of the business of Halliburton where, as part of the spinoff transaction, stock or other securities of any other corporation, cash or other property is distributed to the holders of Halliburton common stock, then, from and after the

                                   Annex I-6
                    declaration of the Offer as unconditional, the rights of a PES Shareholder to receive at any time after the effective date of such sale or spinoff shares of Halliburton common stock pursuant to the Offer shall (to the extent such shares have not theretofore been received) be increased by the addition of rights to receive the same consideration, subject to the conditions imposed with respect to receipt of the specified consideration after the First and Second Determination Dates, that such a shareholder would have received if such shareholder held, on the day such sale or spinoff was completed, the number of shares of Halliburton common stock that such shareholder would have received on Completion of the Offer or on such Determination Date pursuant to the Offer.

     5. Definitions. As used in these Terms, the following terms shall have the following meanings:

          5.1 "Allegation of Connection" shall mean the making of any allegation, whether or not proven (in a court of law, coroner's inquiry or like forum), that a named person (in the Offer, an "Implicated Person") entitled to receive shares in terms of this Offer or options in terms of the Halliburton stock option plan to be established for PES optionholders or an Associate of such person was responsible for or otherwise implicated in the unlawful death of Mr. Rubbo.

          5.2 "Associates" shall mean, when used in connection with any individual, any spouse, dependent or beneficiary to the estate of such individual.

          5.3 "Call Options" shall mean the option agreements between PES and minority shareholders of Petroleum Engineering Services Asia Pty Limited, a subsidiary of PES, pursuant to which PES may call for the transfer to itself of shares in that subsidiary in exchange for the issuance to such minority shareholders of 5,480 PES Shares.

          5.4 "Completion" shall mean the circumstance of the Offer becoming unconditional.

          5.5 "Death or Disappearance in Suspicious Circumstances" shall mean

                    (a) the death of Mr. Rubbo resulting from anything other
                        than:

                        (i)   natural causes; or

                        (ii) accident (unless any report into that accident suggests the possibility of foul play) as evidenced by the relevant death certificate, coroner's report, police report or other written evidence acceptable to Halliburton; or

                    (b) the disappearance (without a subsequent reappearance
                        during the Holding Period) of Mr. Rubbo for a continuous period in excess of four weeks,

                    in each case at any time in the period prior to the Second Determination Date; provided, however, that the question whether Mr. Rubbo has ceased to be employed by reason of his Death or Disappearance in Suspicious Circumstances shall be decided by Halliburton in its sole discretion and such decision shall be conclusive and binding on all persons for the purposes of the Offer.

          5.6 "Halliburton Group" shall mean Halliburton and all its subsidiaries.

          5.7 "Holding Period" shall mean the period of two years commencing on the date of death of Mr. Rubbo or, in the event of his disappearance, the period of two years commencing on the date upon which he last attended any office of the Halliburton Group.

          5.8 "Implicated Person" shall have the meaning set out in the definition of "Allegation of Connection" above.

          5.9  "PES" shall mean PES (International) Limited.

                                   Annex I-7

     5.10 "PES Group" shall mean PES and its subsidiaries.

     5.11 "Termination for Cause" (or like expressions) shall mean termination of employment (either summarily or on notice) of a person where the ground for such termination is that the relevant person:

          (i) has committed any act of gross misconduct or repeated or continued any other material breach of his obligations under his service agreement;

          (ii) has engaged in any conduct which, in the reasonable opinion of the PES Board, is causing his continued employment to be detrimental to a material extent to the interests of the Halliburton Group;

          (iii) has been convicted of any criminal offense that is punishable with six months or more imprisonment (save for any motoring offense, unless that motoring offense has been punished with a term of actual (not suspended) imprisonment);

          (iv) has committed any deliberate and material act of dishonesty, whether or not relating to his employment which is detrimental to a material extent to the interests of the Halliburton Group;

          (v) is, in the reasonable opinion of the PES Board, incompetent in the performance of his duties (provided that failure to meet any business plan shall not, of itself, be the sole determinant when assessing competency); or

          (vi) has committed any act (amounting to gross misconduct) which materially violates the "Halliburton Company Code of Business Conduct" (as in force at May 18, 1999),

          provided always that such termination shall have been agreed in writing with the relevant employee or approved in writing as constituting Termination for Cause in accordance with this definition by an arbiter appointed in accordance with his service agreement. The agreement of the relevant employee or the approval of such an arbiter appointed in accordance with such service agreement shall be conclusive and binding on all persons that such person has been Terminated for Cause for the purposes of the Offer.

     5.12 "Voluntary Resignation" or "Voluntarily Resigns" shall mean (in the context of the termination of employment of any person) any circumstance in which that person (the "Relevant Employee") terminates his employment with a member of the Halliburton Group (other than by reason of his death) either summarily or by the giving of notice without remaining employed by another member of the Halliburton Group for any reason whatsoever other than (a) in circumstances where his employing company has agreed his service agreement is terminable by the Relevant Employee without notice by reason of the conduct of his employing company or the arbiter appointed in accordance with the service agreement of the Relevant Employee has decided that the relevant service agreement is terminable by the Relevant Employee without notice by reason of the conduct of his employing company; or
          (b) where the Relevant Employee resigns as a consequence of illness, mental disorder or injury which prevents him from properly performing his duties under his service agreement (as certified by the independent medical practitioner appointed in accordance with his service agreement). In the case of the Relevant Employee resigning or wishing to resign as a consequence of illness, mental disorder or injury Halliburton shall procure the appointment of such a practitioner and make his report available to the Relevant Employee. The written agreement of the Relevant Employee that he has Voluntarily Resigned or the written decision of the arbiter appointed in accordance with his service agreement that he has Voluntarily Resigned shall, in either case, be conclusive and binding on all persons that the Relevant Employee shall have ceased to be employed by the Halliburton Group as a result of his Voluntary Resignation for the purposes of the Offer. The certificate of an independent medical practitioner appointed in accordance with the service agreement of the Relevant Employee shall be conclusive and binding on all persons as to whether or

                                   Annex I-8
          not such Relevant Employee had resigned on grounds of illness, mental disorder or injury for the purposes of the Offer.

     5.13 "Warranty Agreement" shall mean that certain agreement dated _______, 1999 between Halliburton and the PES directors and key employees named therein.

                                   Annex I-9

                                                                        ANNEX II

              LETTER FROM THE CHAIRMAN OF PES TO PES SHAREHOLDERS
                                  [PES LOGO]

Directors:                                                    Registered Office:
L. W. Kinch                                                       34 Albyn Place
M. L. Bowyer                                                            Aberdeen
M. J. Fleming                                                      Aberdeenshire
S. C. Owens                                                             AB10 1FW
R. P. Rubbo
C. Smith
D. W. Whiteford
R. M. McCurley
J. B. Renfroe


To PES shareholders
and, for information only,
to the PES optionholders


                                                                        . . 1999


Dear Sir or Madam,

            Recommended Offer by Halliburton for the fully diluted ordinary share capital of PES not already owned by it or its subsidiaries


1.    Introduction

      It was announced today that the PES board has reached an agreement with the Directors of Halliburton on the terms of an offer to be made by Halliburton for all the issued share capital of PES not already held by its subsidiary, Halliburton Holdings Limited.

      The terms of the offer and further information on PES and Halliburton and their respective financial positions are set out in the offer document of which this letter forms an Annex.

      I am writing to explain the reasons for and background to the offer and why the PES board considers the terms of the offer to be fair and reasonable and is recommending that PES shareholders should accept the offer.

      The offer is conditional upon, amongst other things, the approval of a special resolution, as described in paragraph 3 below, facilitating the offer by the PES shareholders at the extraordinary general meeting.


2.    Background of and Reasons for the Offer

      For the background to the offer, see "Background of and Reasons for the Offer" in the offer document.

      The PES board (excluding Messrs. McCurley and Renfroe, being the members of the PES board nominated by Halliburton Holdings Limited and who did not participate in any proceedings of the PES board relating to the offer) is of the opinion that the terms of the offer are fair and reasonable to, and in the best interests of, PES. In making this determination, the PES board consulted with PES's management, as well as its legal advisers, and considered a number of factors, including the following:

                                   Annex II-1

- The belief of the PES board that PES's and Halliburton's respective businesses are complementary and that a range of economic, strategic and operational benefits could arise from combining them. The PES board also believes that the combination of PES and Halliburton would assist in the aim of becoming the leader in the provision of intelligent well completion products.

- The likelihood of the offer becoming unconditional, as well as the irrevocable undertakings given by the principal shareholders, as the holders of approximately 50.02% of PES's issued share capital, to accept the offer and to take such other actions as are set forth in the irrevocable undertakings.

- The terms of the offer, including the consideration and the terms of the warranty agreement and related documents.

- The PES board's knowledge of the business, operations, properties, assets, earnings and prospects of PES.

- Recent and historical trading prices for Halliburton shares. The PES board recognises that the offer will enable the PES shareholders to obtain shares that are tradeable on a recognised stock exchange yet offers the opportunity of continuing their equity interest in the combined enterprise. For information regarding the range of prices of the Halliburton Shares, see "Market Price and Dividend Information" on page ___ of the offer document. The PES board also considered the absence of any formal market for the PES shares.

- Halliburton's historical financial statements for the years ended December 31, 1997 and December 31, 1998.

In view of the wide variety of factors considered in connection with its evaluation of the offer, the PES board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors considered in its decision. Furthermore, the PES board did not articulate how each factor specifically supported its ultimate decision, except that substantial weight was placed on the fact that the principal shareholders, as the owners of approximately 50.02% of the outstanding PES Shares, will receive the same consideration per PES share as other PES Shareholders and that they were in favor of and executed the irrevocable undertakings to accept the offer.


3.    Extraordinary General Meeting of PES

      Accompanying this document there is a notice convening the extraordinary general meeting at which will be proposed a special resolution, to suspend, for the purposes of the offer, the pre-emption rights of the PES shareholders on transfers of PES shares which are conferred by article 10 of the articles of association of PES and to suspend the obligation of a person who has acquired a majority of the PES shares in issue, to make a cash offer to acquire the remaining PES shares. It is a condition of the offer that this resolution is passed. The principal shareholders and PES Trustees Limited have given irrevocable undertakings to vote, and Halliburton Holdings Limited will vote, in favor of such resolution in respect of their holdings of PES shares representing, in aggregate, 87.57% of the issued share capital of PES.


4.    Action to be taken

      PES shareholders' attention is drawn to the further information in the offer document and the form of acceptance. PES shareholders who wish to accept the offer should follow the procedure set out in the offer document and in the form of acceptance.

      PES optionholders are referred to the separate letter addressed to PES optionholders which sets out the procedure that they must follow and the alternative courses of action available to them.

                                   Annex II-2

5.    Recommendation

      The PES directors (other than Mark McCurley and James Renfroe who being PES directors appointed by Halliburton Holdings Limited have taken no part in the PES board's deliberations on this matter) consider that the offer is in the best interests of PES for the reasons set out in paragraph 2 above.

      The PES directors (other than Mark McCurley and James Renfroe who being PES Directors appointed by Halliburton Holdings Limited have taken no part in the PES board's deliberations on this matter) unanimously recommend that PES shareholders accept the offer by Halliburton to purchase their PES shares. Those PES directors (other than Mark McCurley and James Renfroe), who are PES shareholders have irrevocably undertaken to Halliburton to accept the offer in respect of their own beneficial holdings of PES shares, representing, in aggregate, approximately 37.4% of the issued share capital of PES at the date of this offer document.

6.    Presentation to PES Shareholders

      PES will be giving a presentation to its shareholders to explain the terms of the offer. This meeting will be attended and given by certain PES directors along with representatives from Halliburton and PricewaterhouseCoopers and will be held at _____________________ at ____ am/pm on _______ 1999. All PES shareholders are welcome to attend and you will be able to put your questions in relation to the offer and the offer document to the PES directors and representatives present. You should note, however, that neither the PES directors nor any of the representatives will be able to give any investment advice or any assistance or advice as to whether or not you should accept the offer.

                                          Yours faithfully,


                                          -------------------------------------
                                          Laurence Kinch
                                          Chairman

                                   Annex II-3

                                                                       ANNEX III


                   RELEVANT PROVISIONS OF COMPANIES ACT 1985


                                  PART XIII A

                                TAKEOVER OFFERS

428.  TAKEOVER OFFERS

      (1) In this Part of this Act "takeover offer" means an offer to acquire all the shares, or all the shares of any class or classes, in a company (other than shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, where those shares include shares of different classes, in relation to all the shares of each class.

      (2) In subsection (1) "shares" means shares which have been allotted on the date of the offer but a takeover offer may include among the shares to which it relates all or any shares that are subsequently allotted before a date specified in or determined in accordance with the terms of the offer.

      (3) The terms offered in relation to any shares shall for the purposes of this section be treated as being the same in relation to all the shares or, as the case may be, all the shares of a class to which the offers relates notwithstanding any variation permitted by subsection
           (4).

      (4)  A variation is permitted by this subsection where :

           (a) The law of a country or territory outside the United Kingdom precludes an offer of consideration in the form or any of the forms specified in the terms in question or precludes it except after compliance by the offeror with conditions with which he is unable to comply or which he regards as unduly onerous; and

           (b) the variation is such that the persons to whom an offer of consideration in that form is precluded are able to receive consideration otherwise than in that form but of substantially equivalent value.

      (5) The reference in subsection (1) to shares already held by the offeror includes a reference to shares which he has contracted to acquire but that shall not be construed as including shares which are the subject of a contract binding the holder to accept the offer when it is made, being a contract entered into by the holder either for no consideration and under seal or for no consideration other than a promise by the offeror to make the offer.

      (6) In the application of subsection (5) to Scotland the words "and under seal" shall be omitted.

      (7) Where the terms of an offer make provision for their revision and for acceptances on the previous terms to be treated as acceptances on the revised terms, the revision shall not be regarded for the purposes of this Part of this Act as the making of a fresh offer and references in this Part of this Act to the date of the offer shall accordingly be construed as references to the date on which the original offer was made.

      (8) In this Part of this Act "the offeror" means, subject to section 430D, the person making a takeover offer and "the company" means the company whose shares are the subject of the offer.

                                  Annex III-1

429.  RIGHT OF OFFEROR TO BUY OUT MINORITY SHAREHOLDERS

      (1) If, in a case in which a takeover offer does not relate to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates he may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

      (2) If, in a case in which a takeover offer relates to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, he may give notice to the holder of any shares of that class which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

      (3) No notice shall be given under subsection (1) or (2) unless the offeror has acquired or contracted to acquire the shares necessary to satisfy the minimum specified in that subsection before the end of the period of four months beginning with the date of the offer; and no such notice shall be given after the end of the period of two months beginning with the date on which he has acquired or contracted to acquire shares which satisfy that minimum.

      (4) Any notice under this section shall be given in the prescribed manner; and when the offeror gives the first notice in relation to an offer he shall send a copy of it to the company together with a statutory declaration by him in the prescribed form stating that the conditions for the giving of the notice are satisfied.

      (5) Where the offeror is a company (whether or not a company within the meaning of this Act) the statutory declaration shall be signed by a director.

      (6) Any person who fails to send a copy of a notice or a statutory declaration as required by subsection (4) or makes such a declaration for the purposes of that subsection knowing it to be false or without having reasonable grounds for believing it to be true shall be liable to imprisonment or a fine, or both, and for continued failure to send the copy or declaration, to a daily default fine.

      (7) If any person is charged with an offence for failing to send a copy of a notice as required by subsection (4) it is a defense for him to prove that he took reasonable steps for securing compliance with that subsection.

      (8) When during the period within which a takeover offer can be accepted the offeror acquires or contracts to acquire any of the shares to which the offer relates but otherwise than by virtue of acceptances of the offer, then, if:

           (a) the value of the consideration for which they are acquired or contracted to be acquired ("the acquisition consideration") does not at that time exceed the value of the consideration specified in the terms of the offer; or

           (b) those terms are subsequently revised so that when the revision is announced the value of the acquisition consideration, at the time mentioned in paragraph (a) above, no longer exceeds the value of the consideration specified in those terms, the offeror shall be treated for the purposes of this section as having acquired or contracted to acquire those shares by virtue of acceptances of the offer; but in any other case those shares shall be treated as excluded from those to which the offer relates.

                                  Annex III-2

430.  EFFECT OF NOTICE UNDER SECTION 429

      (1) The following provisions shall, subject to section 430C, have effect where a notice is given in respect of any shares under section 429.

      (2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer.

      (3) Where the terms of an offer are such as to give the holder of any shares a choice of consideration the notice shall give particulars of the choice and state:

           (a) that the holder of the shares may within six weeks from the date of the notice indicate his choice by a written communication sent to the offeror at an address specified in the notice; and

           (b) which consideration specified in the offer is to be taken as applying in default of his indicating a choice as aforesaid; and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

      (4) Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holder of the shares:

           (a)  is not cash and the offeror is no longer able to provide it; or

           (b) was to have been provided by a third party who is no longer bound or able to provide it, the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date of the notice is equivalent to the chosen consideration.

      (5) At the end of six weeks from the date of the notice the offeror shall forthwith:

           (a)  send a copy of the notice to the company; and

           (b) pay or transfer to the company the consideration for the shares to which the notice relates.

      (6) If the shares to which the notice relates are registered the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by an instrument of transfer executed on behalf of the shareholder by a person appointed by the offeror; and on receipt of that instrument the company shall register the offeror as the holder of those shares.

      (7) If the shares to which the notice relates are transferable by the delivery of warrants or other instruments the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by a statement to that effect; and the company shall on receipt of the statement issue the offeror with warrants or other instruments in respect of the shares and those already in issue in respect of the shares shall become void.

      (8)  Where the consideration referred to in paragraph (b) of subsection
           (5) consists of shares or securities to be allotted by the offeror the reference in that paragraph to the transfer or the consideration shall be construed as a reference to the allotment of the shares or securities to the company.

      (9) Any sum received by a company under paragraph (b) of subsection (5) and any other consideration received under that paragraph shall be held by the company on trust for the person entitled to the shares in respect of which the sum or other consideration was received.

                                  Annex III-3

      (10) Any sum received by a company under paragraph (b) of subsection (5), and any dividend or other sum accruing from any other consideration received by a company under that paragraph, shall be paid into a separate bank account, being an account the balance on which bears interest at an appropriate rate and can be withdrawn by such notice (if any) as is appropriate.

      (11) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up the consideration (together with any interest, dividend or other benefit that has accrued from it) shall be paid into court.

      (12) In relation to a company registered in Scotland, subsections (13) and
           (14) shall apply in place of subsection (11).

      (13) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up:

           (a)  the trust shall terminate;

           (b) the company or, as the case may be, the liquidator shall sell any consideration other than cash and any benefit other than cash that has accrued from the consideration; and

           (c)  a sum representing:

                (i)   the consideration so far as it is cash;

                (ii)  the proceeds of any sale under paragraph (b) above; and

                (iii) any interest, dividend or other benefit that has accrued from the consideration, shall be deposited in the name of the Accountant of Court in a bank account such as is referred to in subsection (10) and the receipt for the deposit shall be transmitted to the Accountant of Court.

      (14) Section 58 of the Bankruptcy (Scotland) Act 1985 (so far as consistent with this Act) shall apply with any necessary modifications to sums deposited under subsection (13) as that section applies to sums deposited under section 57(1)(a) of that Act.

      (15) The expenses of any such enquiry as is mentioned in subsection (11) or(13) may be defrayed out of the money or other property held on trust for the person or persons to whom the enquiry relates.

430A. RIGHT OF MINORITY SHAREHOLDER TO BE BOUGHT OUT BY OFFEROR

      (1) If a takeover offer relates to all the shares in a company and at any time before the end of the period within which the offer can be accepted:

           (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares to which the offer relates; and

           (b) those shares, with or without any other shares in the company which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares in the company, the holder of any shares to which the offer relates who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

                                  Annex III-4

      (2) If a takeover offer relates to shares of any class or classes and at any time before the end of the period within which the offer can be accepted:

           (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares of any class to which the offer relates; and

           (b) those shares, with or without any other shares of that class which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares of that class, the holder of any shares of that class who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

      (3) Within one month of the time specified in subsection (1) or, as the case may be, subsection (2) the offeror shall give any shareholder who has not accepted the offer notice in the prescribed manner of the rights that are exercisable by him under that subsection; and if the notice is given before the end of the period mentioned in that subsection it shall state that the offer is still open for acceptance.

      (4) A notice under subsection (3) may specify a period for the exercise of the rights conferred by this section and in that event the rights shall not be exercisable after the end of that period; but no such period shall end less than three months after the end of the period within which the offer can be accepted.

      (5) Subsection (3) does not apply if the offeror has given the shareholder a notice in respect of the shares in question under section 429.

      (6) If the offeror fails to comply with subsection (3) he and, if the offeror is a company, every officer of the company who is in default or to whose neglect the failure is attributable, shall be liable to a fine and for continued contravention, to a daily default fine.

      (7) If an offeror other than a company is charged with an offence for failing to comply with subsection (3) it is a defense for him to prove that he took all reasonable steps for securing compliance with that subsection.

430B. EFFECT OF REQUIREMENT UNDER SECTION 430A

      (1) The following provisions shall, subject to section 430C, have effect where a shareholder exercises his rights in respect of any shares under section 430A.

      (2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

      (3) Where the terms of an offer are such as to give the holder of shares a choice of consideration the holder of the shares may indicate his choice when requiring the offeror to acquire them and the notice given to the holder under section 430A(3):

           (a) shall give particulars of the choice and of the rights conferred by this subsection; and

           (b) may state which consideration specified in the offer is to be taken as applying in default of his indicating a choice; and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

      (4) Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holder of the shares:

                                  Annex III-5

           (a)  is not cash and the offeror is no longer able to provide it; or

           (b) was to have been provided by a third party who is no longer bound or able to provide it, the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date when the holder of the shares requires the offeror to acquire them is equivalent to the chosen consideration.

430C. APPLICATIONS TO THE COURT

      (1) Where a notice is given under section 429 to the holder of any shares the court may, on an application made by him within six weeks from the date on which the notice was given:

           (a) order that the offeror shall not be entitled and bound to acquire the shares; or

           (b)  specify terms of acquisition different from those of the offer.

      (2) If an application to the court under subsection (1) is pending at the end of the period mentioned in subsection (5) of section 430 that subsection shall not have effect until the application has been disposed of.

      (3) Where the holder of any shares exercises his rights under section 430A the court may, on an application made by him or the offeror, order that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.

      (4) No order for costs or expenses shall be made against a shareholder making an application under subsection (1) or (3) unless the court considers:

           (a)  that the application was unnecessary, improper or vexatious; or

           (b) that there has been unreasonable delay in making the application or unreasonable conduct on his part in conducting the proceedings on the application.

      (5) Where a takeover offer has not been accepted to the extent necessary for entitling the offeror to give notices under subsection (1) or (2) of section 429 the court may, on the application of the offeror, make an order authorizing him to give notices under that subsection if satisfied:

           (a) that the offeror has after reasonable enquiry been unable to trace one or more of the persons holding shares to which the offer relates;

           (b) that the shares which the offeror has acquired or contracted to acquire by virtue of acceptances of the offer, together with the shares held by the person or persons mentioned in paragraph (a), amount to not less than the minimum specified in that subsection; and

           (c) that the consideration offered is fair and reasonable; but the court shall not make an order under this subsection unless it considers that it is just and equitable to do so having regard, in particular, to the number of shareholders who have been traced but who have not accepted the offer.

430D. JOINT OFFERS

      (1) A takeover offer may be made by two or more persons jointly and in that event this Part of this Act has effect with the following modifications.

      (2) The conditions for the exercise of the rights conferred by sections 429 and 430A shall be satisfied by the joint offerors acquiring or contracting to acquire the necessary shares jointly

                                  Annex III-6

           (as respects acquisitions by virtue of acceptances of the offer) and either jointly or separately (in other cases); and, subject to the following provisions, the rights and obligations of the offeror under those sections and sections 430 and 430B shall be respectively joint rights and joint and several obligations of the joint offerors.

      (3) It shall be a sufficient compliance with any provisions of those sections requiring or authorizing a notice or other document to be given or sent by or to the joint offerors that it is given or sent by or to any of them; but the statutory declaration required by section 429(4) shall be made by all of them and, in the case of a joint offeror being a company, signed by a director of that company.

      (4) In sections 428, 430(8) and 430(E) references to the offeror shall be construed as references to the joint offerors or any of them.

      (5) In section 430(6) and (7) references to the offeror shall be construed as references to the joint offerors or such of them as they may determine.

      (6) In sections 430(4)(a) and 430B(4)(a) references to the offeror being no longer able to provide the relevant consideration shall be construed as references to none of the joint offerors being able to do so.

      (7) In Section 430C references to the offeror shall be construed as references to the joint offerors except that any application under subsection (3) or (5) may be made by any of them and the reference in subsection (5)(a) to the offeror having been unable to trace one or more of the persons holding shares shall be construed as a reference to none of the offerors having been able to do so.

430E. ASSOCIATES

      (1) The requirement in section 428(1) that a takeover offer must extend to all the shares, or all the shares of any class or classes, in a company shall be regarded as satisfied notwithstanding that the offer does not extend to shares which associates of the offeror hold or have contracted to acquire; but, subject to subsection (2), shares which any such associate holds or has contracted to acquire, whether at the time when the offer is made or subsequently, shall be disregarded for the purposes of any reference in this Part of this Act to the shares to which takeover offer relates.

      (2) Where during the period within which a takeover offer can be accepted any associate of the offeror acquires or contracts to acquire any of the shares to which the offer relates, then, if the condition specified in subsection(8)(a) or (b) of section 429 is satisfied as respects those shares they shall be treated for the purposes of that section as shares to which the offer relates.

      (3) In section 430A(1)(b) and (2)(b) the reference to shares which the offeror has acquired or contracted to acquire shall include a reference to shares which any associate of his has acquired or contracted to acquire.

      (4)  In this section "associate," in relation to an offeror means:

           (a)  a nominee of the offeror;

           (b) a holding company, subsidiary or fellow subsidiary of the offeror or a nominee of such a holding company, subsidiary or fellow subsidiary ;

           (c) a body corporate in which the offeror is substantially interested; or

                                  Annex III-7

           (d) any person who is, or is a nominee of, a party to an agreement with the offeror for the acquisition of, or of an interest in, the shares which are the subject of the takeover offer, being an agreement which includes provisions imposing obligations or restrictions such as are mentioned in section 204(2)(a).

      (5) For the purposes of subsection (4)(b) a company is a fellow subsidiary of another body corporate if both are subsidiaries of the same body corporate but neither is a subsidiary of the other.

      (6) For the purposes of subsection (4)(c) an offeror has a substantial interest in a body corporate if:

           (a) that body or its directors are accustomed to act in accordance with his directions or instructions; or

           (b) he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that body.

      (7)  Subsections (5) and (6) of section 204 shall apply to subsection
           (4)(d) above as they apply to that section and subsections (3) and
           (4) of section 203 shall apply for the purposes of subsection (6) above as they apply for the purposes of subsection (2)(b) of that section.

      (8) Where the offeror is an individual his associates shall also include his spouse and any minor child or step-child of his.

430F. CONVERTIBLE SECURITIES

      (1) For the purposes of this Part of this Act securities of a company shall be treated as shares in the company if they are convertible into or entitle the holder to subscribe for such shares; and references to the holder of shares or a shareholder shall be construed accordingly.

      (2) Subsection (1) shall not be construed as requiring any securities to be treated:

           (a) as shares of the same class as those into which they are convertible or for which the holder is entitled to subscribe; or

           (b) as shares of the same class as other securities by reason only that the shares into which they are convertible or for which the holder is entitled to subscribe are of the same class.

                                  Annex III-8

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware or DGCL, provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than an action by or in right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for:

          .    expenses, judgments, fines; and

          . amounts paid in settlement actually and reasonably incurred in the action, suit, or proceeding.

Article X of the Registrant's restated certificate of incorporation together with Section 39 of its by-laws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding because:

          .    the person is or was an officer or director of the Registrant; or

          . is a person who is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation or of a partnership, joint venture trust, or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Registrant's restated certificate of incorporation and the by-laws were adopted or as may be later amended. Section 39 of the Registrant's by-laws and Article X of its restated certificate of incorporation expressly provide that they are not the exclusive methods of indemnification.

          Section 39 of the by-laws provides that the Registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee, or agent of the Registrant or of another entity against any expense, liability, or loss. This insurance coverage may be maintained regardless of whether the Registrant would have the power to indemnify those persons against any expense, liability, or loss under the DGCL.

          Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, that provision shall not eliminate or limit the liability of a director:

          . for any breach of the director's duty of loyalty to the corporation or its stockholders;

          . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          . under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock); or

          . for any transaction from which the director derived an improper personal benefit.

Article XV of the Registrant's restated certificate of incorporation contains such a provision.

Item 21.    Exhibits and Financial Statement Schedules


Exhibit
Number                   Description of Exhibits
------                   -----------------------

1.1* Form of Warranty Agreement dated _________, 1999 between the Registrant and directors and key employees of PES (International) Limited.

1.2*        Form of Irrevocable Undertakings dated ________, 1999.

1.3* Form of Service Agreement between a member of the PES Group and directors of PES (International) Limited (U.K. form).

1.4** Form of Service Agreement between a subsidiary of the Registrant and directors of PES (International) Limited (U.S. form).

1.6+++      PES Technology Transfer and Development Plan.

1.7++       Halliburton Stock Option Plan for PES Employees.

5.1* Opinion of Vinson & Elkins L.L.P. as to the legality of the securities offered.

8.1**       Opinion of CMS Cameron McKenna as to U.K. taxation matters.

8.2+        Opinion of Vinson & Elkins L.L.P. as to U.S. taxation matters.

23.1+       Consent of Arthur Andersen LLP.

23.2+       Consent of PricewaterhouseCoopers (PES (International) Limited).

23.3+       Consent of PricewaterhouseCoopers (Dresser Industries, Inc.)

23.4*       Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

23.5**      Consent of CMS Cameron McKenna (contained in Exhibit 8.1).

______________

* Filed as an exhibit to Halliburton's registration statement on Form S-4 (SEC File No. 333-79975), dated June 4, 1999.
** Filed September 10, 1999, as an amendment to Halliburton's registration statement on Form S-4 (SEC File No. 333-79975), dated June 4, 1999.
+     Filed as of the date hereof.
++    To be filed by amendment.
+++ The PES Technology Transfer and Development Plan has been omitted from this filing and filed with the SEC pursuant to Rule 406 of the Securities Act of 1933.

Financial Statement Schedules:

      The financial statement schedules have previously been filed as part of Halliburton's annual report on Form 10-K for the fiscal year ended December 31, 1998.

Item 22.  Undertakings

          The Registrant undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

              (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

              (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

              (7) That every prospectus (a) that is filed pursuant to paragraph
          (6) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 12th day of November, 1999.



                                          HALLIBURTON COMPANY



                                          By:      /s/ Richard B. Cheney
                                              -------------------------------
                                                       Richard B. Cheney
                                                       Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of November, 1999:


                 Signature                           Title
                 ---------                           -----


        /s/ Richard B. Cheney               Chief Executive Officer
        ------------------------------
        Richard B. Cheney                   and Director


        /s/ Gary v. Morris                  Executive Vice President
        ------------------------------
        Gary V. Morris                      and Chief Financial Officer


        /s/ R. Charles Muchmore, Jr.        Vice President, Controller
        ------------------------------
        R. Charles Muchmore, Jr.            and Chief Accounting Officer


        /s/ Anne L. Armstrong        *      Director
        ------------------------------
        Anne L. Armstrong

        /s/ William E. Bradford      *      Chairman of the Board and
        ------------------------------
        William E. Bradford                 Director


        /s/ Lord Clitheroe           *      Director
        ------------------------------
        Lord Clitheroe


        /s/ Robert L. Crandall       *      Director
        ------------------------------
        Robert L. Crandall


        /s/ Charles J. DiBona        *      Director
        ------------------------------
        Charles J. DiBona


        /s/ Lawrence S. Eagleburger  *      Director
        ------------------------------

        Lawrence S. Eagleburger


        /s/ W. R. Howell             *      Director
--------------------------------------
        W. R. Howell


        /s/ Ray L. Hunt              *      Director
--------------------------------------
        Ray L. Hunt


        /s/ Delano E. Lewis          *      Director
--------------------------------------
        Delano E. Lewis


        /s/ J. Landis Martin         *      Director
--------------------------------------
        J. Landis Martin


        /s/ Jay A. Precourt          *      Director
--------------------------------------
        Jay A.  Precourt


        /s/ C. J. Silas              *      Director
--------------------------------------
        C. J. Silas


        /s/ Richard J. Stegemeier    *      Director
--------------------------------------
        Richard J. Stegemeier

*By:    /s/ Susan S. Keith
        ------------------------------
        Susan S. Keith,
        pursuant to powers of attorney